UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Genworth Financial, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Class A Common Stock, $0.001 par value per share, of Genworth Financial, Inc. (which we refer to as “Genworth common stock”)
(2)

Aggregate number of securities to which transaction applies:

586,814,568 shares of Genworth common stock, which consists of (i) 498,398,455 shares of Genworth common stock outstanding as of December 15, 2016, (ii) options to purchase an aggregate of 1,815,194 shares of Genworth common stock, (iii) stock appreciation rights with respect to an aggregate of 10,843,277 shares of Genworth common stock, (iv) restricted stock units representing an aggregate of 3,260,438 shares of Genworth common stock, (v) performance-based stock units representing an aggregate of 3,779,166 shares of Genworth common stock, and (vi) deferred stock units representing an aggregate of 1,161,551 shares of Genworth common stock awards, in each of (ii) thorough (vi) outstanding as of December 15, 2016.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11, the filing fee of $318,822 was determined by multiplying 0.0001159 by the proposed maximum aggregate value of the transaction. The proposed maximum aggregate value of the transaction was calculated as the sum of (i) 498,398,455 shares of Genworth common stock multiplied by $5.43 per share, (ii) options to purchase 1,815,194 shares of Genworth common stock, multiplied by $0 per share (which is the greater of $0 and the difference between $5.43 and the weighted average exercise price of such options of $11.84), (iii) stock appreciation rights with respect to 10,843,277 shares of Genworth common stock multiplied by $0 per share (which is the greater of $0 and the difference between $5.43 and the weighted average exercise price of such stock appreciated rights of $10.42), (iv) restricted stock units representing 3,260,438 shares of Genworth common stock multiplied by $5.43 per share, (v) performance-based stock units representing 3,779,166 shares of Genworth common stock multiplied by $5.43 per share and (vi) deferred stock units representing an aggregate of 1,161,551 shares of Genworth common stock awards multiplied by $5.43 per share.

	(4)	Proposed maximum aggregate value of transaction: $2,750,835,882
	(5)	Total fee paid: $318,822
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, DATED [●]

[●]

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Genworth Financial, Inc., a Delaware corporation (“Genworth”), which will be held on [●], at [●] Eastern Time, at [●] located at [●]. The purpose of the meeting is to consider and vote on proposals relating to the proposed acquisition of Genworth by China Oceanwide Holdings Group Co., Ltd., a limited liability company incorporated in the People’s Republic of China (“China Oceanwide”), through its subsidiary, Asia Pacific Global Capital Co., Ltd., a limited liability company incorporated in the People’s Republic of China (“Asia Pacific”).

On October 21, 2016, Genworth entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”) with Asia Pacific, Asia Pacific Global Capital USA Corporation, a Delaware corporation and an indirect, wholly owned subsidiary of Asia Pacific (“Merger Sub”), and an indirect subsidiary of China Oceanwide. Subject to the terms and conditions of the merger agreement, Merger Sub will merge with and into Genworth (the “merger”), with Genworth surviving the merger as an indirect, wholly owned subsidiary of Asia Pacific and an indirect subsidiary of China Oceanwide. If the merger is completed, you will be entitled to receive $5.43 in cash, without interest, and less any applicable withholding taxes, for each share of Genworth’s Class A common stock, par value $0.001 (“Genworth common stock”), you own as of the date of the merger (unless you have properly exercised your appraisal rights with respect to the merger). At the special meeting, Genworth will ask you to adopt the merger agreement.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.

After careful consideration, the board of directors of Genworth (the “Board”) unanimously determined that the merger is fair to, and in the best interests of, Genworth and its stockholders. Accordingly, the Board recommends that you vote “FOR” the proposal to adopt the merger agreement.

Your vote is very important, regardless of the number of shares of Genworth common stock you own. Genworth cannot complete the merger unless the holders of a majority of the outstanding shares of Genworth common stock entitled to vote on such matter at the special meeting vote in favor of the proposal to adopt the merger agreement. The failure to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

After reading the accompanying proxy statement, please make sure to vote your shares promptly by proxy by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by proxy by telephone or through the Internet. Instructions regarding all three methods of voting by proxy are provided on the accompanying proxy card. If you hold shares through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from it to vote your shares.

Thank you for your continued support and your consideration of this matter.

/s/ Thomas J. McInerney	/s/ James S. Riepe
Thomas J. McInerney	James S. Riepe
President and Chief Executive Officer	Non-Executive Chairman of the Board

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger, the merger agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●] and is first being mailed to Genworth’s stockholders on or about [●].

GENWORTH FINANCIAL, INC.

6620 West Broad Street

Richmond, Virginia 23230

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [●]

To our Stockholders:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Genworth Financial, Inc. (“Genworth”) will be held on [●], at [●] Eastern Time, at [●] located at [●], to address the following matters:

1)	Merger Agreement. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 21, 2016 (as it may be amended from time to time, the “merger agreement”), by and among Genworth, a Delaware corporation, Asia Pacific Global Capital Co., Ltd., a limited liability company incorporated in the People’s Republic of China (“Asia Pacific”), and Asia Pacific Global Capital USA Corporation, a Delaware corporation and an indirect, wholly owned subsidiary of Asia Pacific (“Merger Sub”), pursuant to which Merger Sub will merge with and into Genworth, subject to the terms and conditions of the merger agreement (the “merger”);

2)	Merger-Related Executive Compensation. To consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Genworth’s named executive officers that is based on or otherwise relates to the merger; and

3)	Adjournment of the Special Meeting. To consider and vote on a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Only holders of record of Genworth’s Class A common stock, par value $0.001 per share (“Genworth common stock”), as of the close of business on [●] are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. A list of stockholders entitled to vote at the special meeting will be available for inspection by stockholders of record during regular business hours at Genworth’s executive offices at 6620 Broad Street, Richmond, Virginia 23230 for 10 days prior to the date of the special meeting and will be available at the special meeting.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.

After careful consideration, the board of directors of Genworth (the “Board”) unanimously determined that the merger is fair to, and in the best interests of, Genworth and its stockholders and recommends that you vote “FOR” the proposal to adopt the merger agreement.

The Board also unanimously, by those directors present, recommends that you vote “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to Genworth’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

Regardless of whether you plan to attend the special meeting in person, please fill in your vote, sign and mail the enclosed proxy card (or voting instruction form, if you hold your shares through a broker, bank, trust or other nominee) as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. Alternatively, you may vote by proxy by telephone or through the Internet. Instructions regarding each of the methods of voting by proxy are provided on the enclosed proxy card. If you are voting by proxy by telephone or through the Internet, then your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting. Your proxy is being solicited by the Board.

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Georgeson LLC, toll-free at 888-877-5360.

Stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of Genworth common stock if the merger is completed, but only if they submit a written demand for appraisal of their shares before the taking of the vote on the merger agreement at the special meeting and they comply with all requirements under Section 262 of the General Corporation Law of the State of Delaware, which are summarized in greater detail in the accompanying proxy statement.

Your vote is very important. The merger cannot be completed unless the holders of a majority of the outstanding shares of Genworth common stock entitled to vote on such matter at the special meeting vote in favor of the proposal to adopt the merger agreement. Such adoption is a condition to the completion of the merger. If you fail to vote your shares by proxy by returning your proxy, by telephone or through the Internet, or fail to vote your shares at the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

By Order of the Board of Directors

/s/ Michael J. McCullough
Michael J. McCullough
Corporate Secretary

Richmond, Virginia

[●]

Please Submit Your Proxy—Your Vote is Important

i

ii

SUMMARY

The following summary highlights certain information in this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Genworth. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.” In this proxy statement, unless the context otherwise indicates, we refer to Genworth Financial, Inc. and its subsidiaries as “Genworth,” “we,” “us” or “our.”

The Parties to the Merger (see page [●])

Genworth is a financial services company dedicated to helping meet the homeownership and long-term care needs of its customers. Genworth operates its business through the following five operating segments: U.S. Mortgage Insurance; Canada Mortgage Insurance; Australia Mortgage Insurance; U.S. Life Insurance; and Runoff. Genworth’s principal executive offices are located at 6620 West Broad Street, Richmond, Virginia 23230 and our telephone number is (804) 281-6000.

Asia Pacific Global Capital Co., Ltd. (which we refer to as “Asia Pacific”) is a newly formed limited liability company incorporated in July 2016 in Tianjin, the People’s Republic of China (which we refer to as the “PRC”). Asia Pacific is a subsidiary of China Oceanwide Holdings Group Co., Ltd. (which we refer to as “China Oceanwide”), a limited liability company incorporated in the PRC, with well-established and diversified businesses, including insurance operations in China and real estate assets globally, including in the United States (which we refer to as the “U.S.”). Asia Pacific was established to hold China Oceanwide’s investment in Genworth and currently has no operations. Asia Pacific’s registered address is 1703E-130, Tower 1, Kuangshi International Building, Yingbin Avenue, Tianjin Free Trade Pilot Area (Central Business District), Tianjin, PRC and its telephone number is +86 10 85259639.

Asia Pacific Global Capital USA Corporation (which we refer to as “Merger Sub”) is a Delaware corporation that was formed in September 2016 by Asia Pacific Insurance USA Holdings Corporation, an indirect, wholly owned subsidiary of Asia Pacific, solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and Genworth will continue as the surviving corporation. Merger Sub’s principal place of business is located at 160 Greentree Drive, Suite 101, Dover, Delaware 19904 and its telephone number is (855) 685-3513.

The Merger (see page [●])

On October 21, 2016, Genworth, Asia Pacific and Merger Sub entered into an Agreement and Plan of Merger (which, as it may be amended from time to time, we refer to as the “merger agreement”). Pursuant to the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into Genworth (which we refer to as the “merger”). As a result of the merger, Merger Sub will cease to exist. Genworth will survive the merger as an indirect, wholly owned subsidiary of Asia Pacific (which we refer to as the “surviving corporation”).

Upon completion of the merger, each share of Class A common stock of Genworth, par value $0.001 per share (which we refer to as “Genworth common stock”), that is issued and outstanding immediately prior to the effective time (as defined below) of the merger (other than any excluded shares (as described in the section entitled “The Merger Agreement—Merger Consideration” beginning on page [●]), will cease to be outstanding, will be canceled and cease to exist and will be automatically converted into the right to receive $5.43 per share, in cash (which we refer to as the “per share merger consideration”), without interest and less any applicable withholding taxes. The merger will become effective at such time (which we refer to as the “effective time”) as the certificate of merger has been duly filed with the Delaware Secretary of State (or at such later time as may be agreed by the parties and as specified in the certificate of merger).

Following the completion of the merger, Genworth common stock will be delisted from the New York Stock Exchange (which we refer to as the “NYSE”), deregistered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”) and cease to be publicly traded.

The Special Meeting (see page [●])

The special meeting of Genworth’s stockholders will be held on [●], at [●] Eastern Time, at [●] located at [●] (which we refer to as the “special meeting”). At the special meeting, you will be asked, among other things, to vote for the proposal to adopt the merger agreement. See the section entitled “The Special Meeting,” beginning on page [●], for additional information on the special meeting, including how to vote your shares of Genworth common stock.

Stockholders Entitled to Vote; Vote Required to Adopt the Merger Agreement (see page [●])

You may vote at the special meeting if you were a holder of Genworth common stock as of the close of business on [●], 2016, which is the record date for the special meeting (which we refer to as the “record date”). Each share of Genworth common stock is entitled to one vote per share for the purposes of voting on all matters to be presented and voted upon at the special meeting. As of the record date, there were [●] shares of Genworth common stock issued and outstanding and entitled to vote at the special meeting. The adoption of the merger agreement by Genworth’s stockholders requires the affirmative vote of the holders of a majority of the outstanding shares of Genworth common stock entitled to vote on such matter at the special meeting (which we refer to as the “requisite company vote”).

Voting (see page [●])

In addition to voting in person at the special meeting, stockholders of record have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which of the alternative proxy submission methods are available to you. The telephone and Internet proxy facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Genworth common stock, your bank, broker, trust or other nominee will not be able to vote your shares at the special meeting with respect to any of the proposals. If you hold your shares of Genworth common stock through the Genworth Financial, Inc. Retirement and Savings Plan (which we refer to as the “Retirement and Savings Plan”), the Genworth Financial Canada Stock Savings Plan (which we refer to as the “Canada Plan”) or the Genworth Financial Share Participation Scheme in Ireland (which we refer to as the “Ireland Plan”), you will receive instructions about how to direct the trustee of your plan to vote your shares. If you hold your shares through the Retirement and Savings Plan and submit your voting instruction form but do not specify how to vote your shares, the shares credited to your account will be voted by the trustee in the same proportion that it votes shares in other accounts for which it received timely instructions.

If you wish to vote in person at the special meeting and your shares are held in the name of a bank, broker, trust or other nominee, you must obtain a legal proxy, executed in your favor, from the bank, broker, trust or other nominee authorizing you to vote at the special meeting.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Genworth common stock will be mailed to Genworth’s stockholders if the merger is completed.

For additional information regarding the procedure for delivering your proxy, see the section entitled “The Special Meeting—Voting, Proxies, Revocation of Proxies” beginning on page [●]. If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Georgeson LLC (which we refer to as “Georgeson”), toll-free at 888-877-5360.

Recommendation of the Board; Reasons for Recommending the Adoption of the Merger Agreement (see page [●])

The board of directors of Genworth (which we refer to as the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board has (i) unanimously determined that the merger is fair to, and in the best interests of, Genworth and its stockholders, approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement and resolved to recommend adoption of the merger agreement to the holders of Genworth common stock and (ii) unanimously directed that the merger agreement be submitted to the holders of Genworth common stock for their adoption. Accordingly, the Board unanimously recommends that at the special meeting Genworth’s stockholders vote “FOR” the proposal to adopt the merger agreement.

For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Merger—Reasons for the Board’s Recommendation,” beginning on page [●]. In addition, in considering the Board’s recommendation that Genworth’s stockholders adopt the merger agreement (which we refer to as the “Board recommendation”), you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Genworth’s stockholders generally. See the section entitled “The Merger—Interests of Certain Persons (Directors and Officers) in the Merger,” beginning on page [●], and related discussion in the section entitled “The Merger—Background of the Merger,” beginning on page [●].

Interests of Certain Persons (Directors and Officers) in the Merger

In considering the recommendation of the Board that you vote “FOR” the proposal to adopt the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Genworth’s stockholders generally. The Board was aware of these interests and considered and discussed potential conflicts related thereto at the time it approved the merger agreement and the other transactions contemplated thereby, including the merger and made its recommendation to Genworth’s stockholders that they vote in favor of the adoption of the merger agreement.

Opinions of Genworth’s Financial Advisors (see page [●])

Opinion of Goldman, Sachs & Co. (page [●] and Annex B)

Goldman, Sachs & Co. (which we refer to as “Goldman Sachs”) delivered its oral opinion to the Board on October 20, 2016, which opinion was subsequently confirmed in a written opinion dated October 21, 2016, that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the per share merger consideration to be paid to the holders (other than Asia Pacific and its affiliates) of shares of Genworth common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated October 21, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Genworth common stock should vote with respect to the merger or any other matter.

Opinion of Lazard Frères & Co. LLC (page [●] and Annex C)

Lazard Frères & Co. LLC (which we refer to as “Lazard”), delivered its oral opinion to the Board on October 20, 2016, which opinion was subsequently confirmed in a written opinion dated October 21, 2016, that, as of the date of such opinion and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in such written opinion, the per share merger consideration to be paid to the holders of shares of Genworth common stock (other than holders of the excluded shares, as defined in the section entitled “The Merger Agreement—Merger Consideration,” beginning on page [●]) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Lazard, dated October 21, 2016, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex C and is incorporated by reference herein in its entirety. The summary of Lazard’s opinion is qualified in its entirety by reference to the full text of the opinion, and Genworth’s stockholders are encouraged to read the opinion carefully and in its entirety. Lazard’s engagement and its opinion were for the benefit of the Board (in its capacity as such), and Lazard’s opinion was rendered to the Board in connection with its evaluation of the merger and addressed only the fairness as of the date of the opinion, from a financial point of view, to the holders of shares of Genworth common stock (other than holders of the excluded shares) of the per share merger consideration to be paid to such holders in the merger. Lazard’s opinion was not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating to the merger. Lazard expressed no view or opinion as to any terms or other aspects (other than the per share merger consideration to the extent expressly specified in the opinion) of the merger, including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the per share merger consideration or otherwise.

Treatment of Stock Options and Other Equity Incentive Awards (see page [●])

The merger agreement provides that, as of the effective time of the merger:

•

each option to purchase shares of Genworth common stock (each of which we refer to as a “company option”) and each Genworth stock appreciation right (each of which we refer to as a “company SAR”) that is outstanding as of the effective time of the merger, whether vested or unvested, will be automatically cancelled and converted into the right to receive a cash payment equal to the product of

(x) the number of shares underlying such company option or company SAR and (y) the excess, if any, of the per share merger consideration over the exercise price per share of such company option or company SAR, payable in a lump sum as soon as reasonably practicable after the effective time of the merger, less any applicable withholding taxes and without interest;

•	each restricted stock unit (each of which we refer to as a “company RSU”) under Genworth’s 2012 Omnibus Incentive Plan and 2004 Omnibus Incentive Plan (which we refer to as the “stock plans”) that is outstanding as of the effective time of the merger, whether vested or unvested, will be automatically cancelled and converted into the right to receive a cash payment equal to the number of shares of Genworth common stock subject to such company RSU immediately prior to the effective time of the merger multiplied by the per share merger consideration, which amount will vest and become payable at the time or times provided by and subject to the terms applicable to such company RSU, less any applicable withholding taxes and without interest; and

•	each outstanding performance stock unit or company RSU subject to performance vesting conditions (each of which we refer to as a “company PSU”) under stock plans that is outstanding as of the effective time of the merger, whether vested or unvested, will be automatically cancelled and converted into the right to receive a cash payment equal to the number of shares of Genworth common stock subject to such company PSU immediately prior to the effective time of the merger multiplied by the per share merger consideration, which amount will vest and become payable (x) in the case of the company PSUs granted during 2015, at the effective time of the merger and determined based on target performance, subject to proration for the portion of the performance period elapsed through the effective time of the merger, (y) in the case of the company PSUs granted during 2016 (but prior to the signing date of the merger agreement), in accordance with the original vesting schedule, subject to the holder’s continued employment through the applicable vesting date, determined based on the greater of target and actual performance as of the effective time of the merger and (z) in the case of any company PSUs granted on or after the date of the merger agreement, in accordance with the original vesting schedule, subject to the holder’s continued employment through the applicable vesting date, determined based on actual performance as of the date performance is measured as prescribed by the applicable award agreement, in each case, less any applicable withholding taxes and without interest.

Efforts to Complete the Merger (see page [●])

The merger agreement provides that each of Genworth, Asia Pacific and Merger Sub will cooperate and use their reasonable best efforts to consummate the merger and the other transactions contemplated by the merger agreement as promptly as practicable. The merger agreement further provides that, notwithstanding anything to the contrary contained therein, in no event shall (i) Genworth, Asia Pacific, Merger Sub or any of their respective subsidiaries or other affiliates be required to agree to any material term, condition, obligation, restriction, requirement, limitation, qualification, remedy or other action imposed, required or requested by a governmental entity in connection with its grant of any requisite approvals to Genworth or Asia Pacific that is not conditioned upon the consummation of the merger or (ii) Genworth or any of its subsidiaries or other affiliates agree to any term, condition, obligation, restriction, requirement, limitation, qualification, remedy or other action in connection with the obtaining of any requisite governmental approvals by Genworth or Asia Pacific without the prior written consent of Asia Pacific (which consent shall not be unreasonably withheld, delayed or conditioned). Further, the merger agreement provides that neither its terms nor “the reasonable best efforts” standard shall require, or be construed to require, that Asia Pacific or any of its affiliates, in order to obtain any of the requisite governmental approvals by Genworth or Asia Pacific, agree to or accept a burdensome condition (as defined below).

Pursuant to the merger agreement, a “burdensome condition” is any obligation, restriction, requirement, limitation, qualification, condition, remedy or other action imposed in connection with the regulatory approval process that (i) in the case of any such item that does not relate to a contribution of capital to Genworth or any of its subsidiaries, would, individually or in the aggregate, (x) reasonably be expected to result in a material adverse effect on the financial condition; properties, assets and liabilities (considered together); business; or results of operation of Asia Pacific and its affiliates, taken as a whole, or a company material adverse effect with respect to Genworth, or (y) reasonably be expected to materially impair the aggregate economic benefits that, as of the date of the merger agreement, Asia Pacific and its affiliates reasonably expect to derive from the consummation of the merger and other transactions contemplated by the merger agreement; or (ii) requires any contribution of capital to Genworth or any of its subsidiaries in excess of (x) the $600 million that Asia Pacific has committed to contribute to Genworth for the purpose of the retirement of the outstanding 6.515% senior notes of Genworth due 2018, or the $525 million that Asia Pacific has committed to contribute to Genworth for the purpose of facilitating the unstacking (see the section entitled “The Merger Agreement—Capital Support”) plus (y) $175 million that Genworth has committed to facilitate the unstacking.

Conditions to the Merger (see page [●])

Genworth, Asia Pacific and Merger Sub’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions, at or prior to the effective time of the merger:

•	the merger agreement shall have been adopted by the requisite company vote;

•	Asia Pacific and Genworth shall have received certain regulatory and other governmental approvals (references related to governmental approvals in this proxy statement include those related to the GSEs, as defined below), non-disapprovals or confirmations, as applicable from certain U.S. insurance regulators in Delaware, New York, North Carolina, South Carolina, Vermont and Virginia, the Committee on Foreign Investment in the U.S., the Federal National Mortgage Association (which we refer to as “Fannie Mae”) and the Federal Home Loan Mortgage Corporation (which we refer to as “Freddie Mac” and, together with Fannie Mae, as the “GSEs”) (as may be applicable), the Financial Industry Regulatory Authority, and certain Canadian, Australian and New Zealand regulators (each of which we refer to as a “non-PRC regulatory approval”) and any other governmental approval for which the failure to obtain such approval would subject Genworth, Asia Pacific or their respective affiliates or any of their respective directors, officers, other employees or representatives to any criminal liability;

•	all requisite filings, confirmations and approvals with or by the National Development and Reform Commission of the PRC, Ministry of Commerce of the PRC, the State Administration of Foreign Exchange of the PRC, or their respective competent local counterparts, as applicable, shall have been made or obtained (each of which we refer to as a “PRC regulatory approval”);

•	the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), shall have expired or been earlier terminated; and

•	the absence of any court or government order or other legal restraint enjoining or otherwise prohibiting the consummation of the merger.

The obligations of Asia Pacific and Merger Sub to complete the merger are also subject to the satisfaction or waiver by Asia Pacific of additional conditions at or prior to the effective time of the merger, including:

•	subject to certain materiality qualifiers and exceptions in certain cases, the accuracy of each of its representations and warranties in the merger agreement as of the closing of the merger;

•	Genworth’s performance in all material respects of all obligations required to be performed by Genworth under the merger agreement at or prior to the date of the closing of the merger;

•	the receipt by Asia Pacific and Genworth of certain requisite regulatory and other governmental approvals, including the non-PRC regulatory approvals and the PRC regulatory approvals, and the expiration or termination of the applicable waiting period under the HSR Act, in each case, without the imposition of any “burdensome condition” (as described in the section entitled “The Merger Agreement—Efforts to Complete the Merger,” beginning on page [●]);

•	the receipt of certain regulatory approvals necessary to consummate the transfer by Genworth Life Insurance Company (which we refer to as “GLIC”) of all of its ownership of Genworth Life and Annuity Insurance Company (which we refer to as “GLAIC”), in whole, to an intermediate holding company such that GLAIC is no longer a subsidiary of GLIC (which we refer to as the “unstacking”) and certain of the other reorganization transactions to be consummated by Genworth as provided in the merger agreement (such reorganization transactions, including the unstacking, are referred to as the “U.S. Life Restructuring”);

•	the absence of a company material adverse effect (as defined in “The Merger Agreement—Representations and Warranties,” beginning on page [●]) since the date of the merger agreement;

•	that Genworth Mortgage Insurance Australia Limited (which we refer to as “Genworth Australia”) and Genworth MI Canada Inc. (which we refer to as “Genworth Canada”), which are publicly traded majority owned subsidiaries of Genworth, and certain of their respective subsidiaries, abstain from certain material actions prior to the effective time of the merger; and

•	there not having occurred or be continuing a change or the public announcement of a change in the financial strength rating assigned to Genworth Mortgage Insurance Corporation to below “BB (negative outlook)” by Standard & Poor’s Corporation (which we refer to as “S&P”) that is primarily and directly attributable to (i) the actions or inactions of Genworth, its affiliates or their respective representatives that do not relate to an “excluded effect” (as described in the section entitled “The Merger Agreement—Conditions to the Merger,” beginning on page [●]) or (ii) an adverse change in the condition (financial or otherwise) of Genworth Mortgage Insurance Corporation and its businesses not resulting from or arising out of an excluded effect.

Genworth’s obligations to complete the merger are also subject to the satisfaction or waiver by Genworth of additional conditions, at or prior to the effective time of the merger, including:

•	subject to certain materiality qualifiers and exceptions, the accuracy of each of the representations and warranties of Asia Pacific and Merger Sub in the merger agreement as of the closing of the merger; and

•	each of Asia Pacific and Merger Sub’s performance in all material respects of all obligations required to be performed under the merger agreement at or prior to the date of the closing of the merger.

Regulatory Matters / Governmental Approvals Required for the Merger (see page [●])

Consummation of the merger is subject to the completion of certain governmental and regulatory clearance procedures, including the receipt of approvals from certain U.S. state insurance regulators in connection with the merger and the U.S. Life Restructuring, early termination or expiration of the waiting period under the HSR Act, completion of the process of review by the Committee on Foreign Investment in the United States (which we refer to as “CFIUS”), the receipt of approvals, non-disapprovals or confirmations from, or the making of notifications to, governmental authorities in the PRC, Australia, Canada and New Zealand, as applicable, and the receipt of any necessary approvals or non-disapprovals, as applicable, from Fannie Mae, Freddie Mac and the Financial Industry Regulatory Authority (which we refer to as “FINRA”).

The parties are required under the merger agreement to make all of these governmental and regulatory filings and use reasonable best efforts to obtain any required regulatory approvals as promptly as practicable. The merger agreement provides that neither its terms nor this “reasonable best efforts” standard will require Asia Pacific or any of its affiliates to agree to or accept any “burdensome condition” in order to obtain any of the requisite governmental approvals (as more fully described in the section entitled “The Merger— Regulatory Matters / Governmental Approvals Required for the Merger,” beginning on page [●]).

Capital Support (see page [●])

The merger agreement contains a covenant that requires Asia Pacific to contribute to Genworth aggregate cash amounts equal to $1.125 billion as follows: (i) on or prior to the maturity of the outstanding 6.515% senior notes of Genworth due in 2018, $600 million to retire such outstanding debt obligations and (ii) on or prior to the consummation of the unstacking, $525 million to facilitate the unstacking.

Restrictions on Solicitation of Other Offers; Ability to Terminate in Connection with a Superior Proposal (see page [●])

Subject to certain exceptions with respect to unsolicited proposals, the merger agreement generally prohibits Genworth, its subsidiaries and Genworth’s and its subsidiaries’ respective officers and directors from, and requires Genworth to use its reasonable best efforts to cause its representatives to refrain from, directly or indirectly, (i) initiating, soliciting or knowingly encouraging any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal (as defined in the section entitled “The Merger Agreement—Restrictions on Solicitation; Acquisition Proposals,” beginning on page [●]), (ii) engaging in or otherwise participating in any discussions or negotiations regarding an acquisition proposal, or providing any non-public information or data to any person that has made, or to the knowledge of Genworth is reasonably likely to make or is considering (in each case whether alone or as part of a group), an acquisition proposal, except to notify such person of the existence of the provisions of this section of the merger agreement, (iii) taking any action to exempt any third party from the restrictions on “business combinations” contained in Section 203 of the DGCL or any other applicable takeover statute or otherwise cause such restrictions not to apply, or (iv) otherwise knowingly facilitating any effort or attempt to make an acquisition proposal. However, Genworth may waive, and may choose not to enforce, any provision of any standstill or confidentiality agreement with any person that would prohibit such person from communicating confidentially an acquisition proposal to the Board. Further, at any time prior to the receipt of the requisite company vote, in certain circumstances and after following certain procedures set forth in the merger agreement, the Board may terminate the merger agreement in connection with an unsolicited acquisition proposal that the Board has concluded in good faith, after consultation with Genworth’s outside legal counsel and financial advisors, constitutes a “superior proposal” (as described in the section entitled “The Merger Agreement—No Change of Recommendation or Alternative Acquisition Agreement,” beginning on page [●]) and with respect to which Genworth enters into a definitive written agreement concurrently with, or immediately after, the termination of the merger agreement, if Genworth, as a condition to the effectiveness of such termination, pays to Asia Pacific the termination fee prescribed by the merger agreement (as described in the section entitled “The Merger Agreement—Termination Fees,” beginning on page [●]).

Restrictions on a Change of Board Recommendation (see page [●])

The merger agreement contains restrictions on the ability of the Board and any of its committees to (i) withhold, withdraw, qualify or modify, or publicly propose or resolve to withhold, withdraw, qualify or modify in a manner adverse to Asia Pacific, the Board recommendation, (ii) authorize, approve or recommend, or publicly propose to authorize, approve or recommend, any “acquisition proposal” (as defined in the section entitled “The Merger Agreement—Restrictions on Solicitation; Acquisition Proposals,” beginning on page [●]), (iii) fail to include the Board recommendation in this proxy statement; (iv) fail to recommend that Genworth’s stockholders reject any tender offer or exchange offer that has been publicly announced with respect to the outstanding shares of Genworth common stock prior to the earlier of (x) the date of the special meeting and (y) 11 business days after the commencement of such tender offer or exchange offer, or (v) fail to reaffirm the Board recommendation within two business days after receiving a written request to do so from Asia Pacific or approve, recommend or otherwise declare advisable, or publicly propose to approve or recommend, any acquisition proposal (we refer to each of the above as a “change of recommendation”), in each case, subject to certain exceptions.

The merger agreement further provides that, subject to Genworth’s termination right in connection with effectuating the change of recommendation as a result of the receipt of a superior proposal (as defined in the section entitled “The Merger Agreement—No Change of Recommendation or Alternative Acquisition Agreement”), Genworth shall not, and shall cause its subsidiaries not to, and the Board and each committee of Board shall not approve or recommend, or publicly propose to approve or recommend, or cause or permit Genworth or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement relating to any acquisition proposal (other than any confidentiality agreement entered into as permitted by the terms of the merger agreement). Further, no actions or omissions of the board of directors (or other governing bodies) of Genworth Australia or Genworth Canada will constitute a change of recommendation under the merger agreement.

At any time prior to the time the requisite company vote is obtained, if an intervening event (as defined in the section entitled “The Merger Agreement—No Change of Recommendation or Alternative Acquisition Agreement”) has occurred or if Genworth receives an unsolicited acquisition proposal that the Board has determined in good faith constitutes a superior proposal and the Board has determined in good faith, after consulting with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties, the Board may make a change of recommendation subject to the terms and conditions as described below.

Prior to the Board making such change of recommendation, the following requirements must be met:

•	in the case of a change of recommendation in connection with a superior proposal, the receipt of such proposal was not the result of a material breach of Genworth’s “no shop” obligations;

•	Genworth provides prior written notice to Asia Pacific of its intention to take such action at least five business days before making such change of recommendation (which we refer to as the “notice period”). In the case of a superior proposal, the notice shall specify its material terms and conditions (including the identity of the person making such superior proposal) and attach the most current unredacted version of any documents evidencing such superior proposal, and any material modifications to any of the foregoing. In the case of an intervening event, the notice shall include a reasonably detailed description of such intervening event;

•	during such notice period, Genworth must (and must cause its financial advisor and outside counsel to) negotiate in good faith with Asia Pacific if Asia Pacific proposes to amend the merger agreement such that, in the case of a superior proposal, such acquisition proposal no longer constitutes a superior proposal and, in the case of an intervening event, the failure to make such change of recommendation in light of such intervening event would no longer be inconsistent with the fiduciary duties of the Board (in each case as determined by the Board in good faith after taking into account any amendments agreed to by Asia Pacific prior to the end of the notice period); and

•	the Board takes into account any amendments to the merger agreement agreed to by Asia Pacific in writing prior to the end of the notice period.

Further, whenever there is a material amendment of any acquisition proposal, such amended proposal will be deemed to be a new acquisition proposal, except that following the initial notice period, the notice period with respect to any such amended acquisition proposal will be reduced to three business days and any additional notice period thereafter will be further reduced to one business day for any further amendments.

See the section entitled “The Merger Agreement—No Change of Recommendation or Alternative Acquisition Agreement,” beginning on page [●] for a description of such restrictions and exceptions in greater detail.

Termination of the Merger Agreement (see page [●])

Genworth and Asia Pacific may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger by mutual written consent. Genworth and Asia Pacific may also terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger if:

•	the merger shall not have been consummated by August 31, 2017 (which we refer to, as such date may be extended pursuant to the merger agreement, as the “end date”), provided that this termination right will not be available to any party if the failure of the closing of the merger to occur on or prior to the end date was principally caused by or is the result of a material breach of the merger agreement by such party;

•	the requisite company vote shall not have been obtained after a vote with respect to the adoption of the merger agreement shall have been taken at the stockholders meeting or at any adjournments or postponements thereof; or

•	any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable law or order, or shall have taken any other final and non-appealable actions, that have the effect of permanently restraining, enjoining or otherwise prohibiting the merger.

Genworth may also terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger if:

•	Genworth is not in material breach of its covenants under the merger agreement and there has been a breach of any representation, warranty, covenant or agreement by Asia Pacific or Merger Sub under the merger agreement or any such representation and warranty shall have become inaccurate after the date of the merger agreement, which failure to perform, breach or inaccuracy would give rise to the failure of Genworth’s closing conditions and such failure to perform, breach or inaccuracy is not curable or is not cured prior to the end date (or 30 days after notice of such breach or failure is given by Genworth to Asia Pacific, if earlier); or

•	prior to the receipt of the requisite company vote, Genworth effects a change of recommendation as a result of its receipt of a superior proposal when permitted to do so in accordance with the merger agreement and with respect to which Genworth enters into a definitive written agreement concurrently with, or immediately after, the termination of the merger agreement, if Genworth, as a condition to the effectiveness of such termination, pays to Asia Pacific the termination fee (as described in the section entitled “The Merger Agreement—Termination Fees,” beginning on page [●]).

Asia Pacific may also terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger if:

•	prior to the receipt of the requisite company vote, the Board or any of its committees has effected a change of recommendation; or

•

neither Asia Pacific nor Merger Sub is in material breach of its covenants under the merger agreement and there has been a breach of any representation, warranty, covenant or agreement of Genworth under the merger agreement or any such representation and warranty shall have become inaccurate after the date of the merger agreement, which failure to perform, breach or inaccuracy would give rise to the failure of Asia Pacific’s or Merger Sub’s closing conditions and such failure to perform, breach or inaccuracy is not curable or is not cured prior to the end date (or 30 days after notice of such breach or failure is given by Asia Pacific or Merger Sub to Genworth, if earlier).

Termination Fees (see page [●])

Genworth Termination Fee

Genworth is required to pay Asia Pacific a $105 million termination fee (which we refer to as the “Genworth termination fee”) if:

•	Genworth terminates the merger agreement, prior to the receipt of the requisite company vote, after Genworth effects an adverse change of recommendation as a result of its receipt of a superior proposal when permitted to do so in accordance with the merger agreement and enters into a definitive agreement providing for such superior proposal concurrently with or immediately following the termination of the merger agreement;

•	Asia Pacific terminates the merger agreement following an adverse change of recommendation by the Board or any committee of the Board;

•	Asia Pacific terminates the merger agreement pursuant to the “termination for breach” provisions of the merger agreement described above if Genworth willfully or intentionally breaches any of its “no shop” obligations, its covenants related to Genworth’s stockholders meeting or its obligations in connection with the regulatory filings, consents and approvals necessary to effect the merger;

•	either Asia Pacific or Genworth, as applicable, terminates the merger agreement because (x) the merger is not consummated by the end date (and the stockholders meeting to adopt the merger agreement has not yet been held prior to such termination), (y) prior to such termination, a bona fide acquisition proposal (for purposes of this provision, substituting “50%” for “10%” in all instances in which it appears in the definition of “acquisition proposal”) was made known to Genworth, the Board, any committee of the Board or Genworth’s senior management after the date of the merger agreement and was not withdrawn or rejected in writing by the Board, or was publicly proposed or publicly disclosed to Genworth’s stockholders and was not publicly withdrawn, prior to the time of such termination and (z) within 12 months after such termination, Genworth or any of its subsidiaries enters into a definitive agreement pursuant to which Genworth or any of its subsidiaries has agreed to undertake, solicit stockholder approval for, or consummate, or shall have consummated, a transaction of the type referred to in the definition of “acquisition proposal” or, in the case of an acquisition proposal made by way of a tender offer or exchange offer, shall have not recommended that Genworth’s stockholders reject such tender offer or exchange offer within the period specified in Rule 14e-2(a) under the Exchange Act; or

•	either Asia Pacific or Genworth terminates the merger agreement because (x) the requisite company vote shall not have been obtained after a vote with respect to adoption of the merger agreement shall have been taken at the stockholders meeting or at any adjournment or postponement thereof, (y) a bona fide acquisition proposal (for purposes of this provision, substituting “50%” for “10%” in all instances in which it appears in the definition of “acquisition proposal”) was publicly proposed or publicly disclosed to Genworth’s stockholders, and was not publicly withdrawn, prior to the taking of a vote to adopt the merger agreement at the stockholders meeting or any postponement or adjournment thereof and (z) within 12 months after such termination, Genworth or any of its subsidiaries enters into a definitive agreement pursuant to which Genworth or any of its subsidiaries has agreed to undertake, solicit stockholder approval for, or consummate, or shall have consummated, a transaction of the type referred to in the definition of “acquisition proposal” or, in the case of an acquisition proposal made by way of a tender offer or exchange offer, shall have not recommended that Genworth’s stockholders reject such tender offer or exchange offer within the period specified in Rule 14e-2(a) under the Exchange Act.

Asia Pacific Termination Fee

Asia Pacific is required to pay Genworth a $210 million termination fee (which we refer to as the “Asia Pacific termination fee”) when the merger agreement is terminated by either Asia Pacific or Genworth if:

•	the merger agreement is terminated by Genworth or Asia Pacific by reason of the merger not being consummated prior to the end date if, at the time of such termination, all of the conditions to Asia Pacific’s and Merger Sub’s obligations to consummate the merger shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, provided that each of such conditions is capable of being satisfied at the closing), except for one or more of the conditions relating to (x) Asia Pacific’s receipt of the PRC regulatory approvals, (y) the absence of law or orders that restrain, enjoin or otherwise prohibit the consummation of the merger (solely with the respect to an applicable law or order from a PRC governmental entity or any other governmental entity in the PRC, Hong Kong, Macau or Taiwan); or (z) the receipt by Asia Pacific of the PRC regulatory approvals without the imposition of any burdensome condition;

•	the merger agreement is terminated by Genworth or Asia Pacific because a governmental entity of competent jurisdiction enacted, issued, promulgated, enforced or entered any law or order that is in effect, or shall have taken any other action, in each case that is final and non-appealable and has the effect of permanently restraining, enjoining or otherwise prohibiting consummation by it of the merger (but solely with respect to a law or order from a PRC governmental entity or any governmental entity in the PRC, Hong Kong, Macau or Taiwan); or

•	the merger agreement is terminated by Genworth pursuant to the “termination for breach” provisions of the merger agreement described above.

Escrow of Asia Pacific Termination Fee (see page [●])

In connection with the execution of the merger agreement, Genworth and Asia Pacific entered into an escrow deposit agreement on October 21, 2016 (which we refer to as the “escrow deposit agreement”), pursuant to which on October 21, 2016, Asia Pacific paid to Genworth a cash amount of $210 million and Genworth agreed to hold and invest such amount in accordance with the terms of the escrow deposit agreement pending the opening of an escrow account by Asia Pacific in the United States with Citibank, N.A. as escrow agent (which we refer to as the “escrow agent”) for the escrow of such amount as described below (which we refer to as the “escrow account”). Under the terms of the merger agreement and the escrow deposit agreement, following the opening of the escrow account, Genworth was required to deposit into the escrow account all amounts held pursuant to the escrow deposit agreement and any earnings or interest on such amount, which amount would be used as collateral and security for the payment of, among other things, the termination fee that may be payable by Asia Pacific or its affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement, as further described in the section entitled “The Merger Agreement—Escrow of Asia Pacific Termination Fee,” beginning on page [●]. Such amounts were deposited by Genworth into the escrow account on October 26, 2016.

Equity Commitment Letter (see page [●])

Concurrently with the execution of the merger agreement, and as a condition to Genworth’s willingness to enter into the merger agreement, each of China Oceanwide, Oceanwide Capital Investment Management Group Co. Ltd., a limited liability company incorporated in the PRC and a wholly owned subsidiary of China Oceanwide (which we refer to as “Oceanwide Capital”), and Wuhan CBD Development & Investment Co., Ltd., a joint stock company incorporated in the PRC and an indirect subsidiary of China Oceanwide (which we refer to as ‘Wuhan”, and we refer to each of China Oceanwide, Oceanwide Capital and Wuhan, as an “investor”) executed and delivered to each of Asia Pacific and Genworth an equity commitment letter, dated as of October 21, 2016 (which we refer to as the “equity commitment letter”), pursuant to which, subject to the terms and conditions set forth therein, each investor committed to purchase or cause the purchase of equity securities of Asia Pacific for approximately $3.831 billion in cash in the aggregate, with the proceeds to be used to finance the payment of the aggregate per share merger consideration and Asia Pacific’s commitment to contribute to Genworth an aggregate cash amount equal to $1.125 billion as follows: (i) on or prior to the maturity of the outstanding 6.515% senior notes of Genworth due in 2018, $600 million to retire such outstanding debt obligations and (ii) on or prior to the consummation of the unstacking, $525 million to facilitate the unstacking. For more detailed description of the equity commitment letter, see the section entitled “Other Related Agreements—Equity Commitment Letter,” beginning on page [●].

Material U.S. Federal Income Tax Consequences of the Merger (see page [●])

The receipt of cash in exchange for shares of Genworth common stock pursuant to the merger generally will be a taxable transaction to a U.S. holder (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page [●]) for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares of Genworth common stock in the merger will recognize gain or loss equal to the difference, if any, between the cash received and the U.S. holder’s adjusted tax basis in the shares converted into the right to receive cash in the merger. Gain or loss will be determined separately for each block of shares of Genworth common stock (that is, shares acquired for the same cost in a single transaction). See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page [●], and consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of the merger.

Additional Information (see page [●])

You can find more information about Genworth in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information,” beginning on page [●].

Appraisal Rights

Under Delaware law, holders of record of shares of Genworth common stock are entitled to appraisal rights in connection with the merger, provided that such stockholders meet all of the conditions set forth in Section 262 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”). Holders of record of shares of Genworth common stock who do not vote in favor of the adoption of the merger agreement and have timely and properly demanded appraisal under Section 262 of the DGCL and have not withdrawn such demand or otherwise lost the right to appraisal pursuant to, and in accordance with, the applicable requirements under Section 262 of the DGCL (which we refer to as “dissenting stockholders”) will forego the per share merger consideration and instead will be entitled to receive a cash payment equal to the fair value of his, her or its shares of Genworth common stock in connection with the merger. Fair value will be determined by the Court of Chancery of the State of Delaware following an appraisal proceeding. Dissenting stockholders will not know the appraised fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more or less than, or the same as, the amount such holders would have received under the merger agreement. A detailed description of the appraisal rights available to holders of shares of Genworth common stock and procedures required to exercise statutory appraisal rights is described in the section entitled “Appraisal Rights,” beginning on page [●] and a copy of Section 262 of the DGCL is included in this proxy statement as Annex D.

To demand appraisal, a Genworth stockholder of record must deliver a written demand for appraisal to Genworth before the vote on the merger agreement at the Genworth special meeting, not vote in favor of the proposal to adopt the merger agreement, continuously hold the shares of Genworth common stock through the effective time of the merger, and otherwise fully comply with the procedures set forth in Section 262 of the DGCL. Failure to follow exactly the procedures specified under Section 262 of the DGCL will result in the loss of appraisal rights.

Market Price and Dividend Data (see page [●])

Genworth common stock is traded on the NYSE under the symbol “GNW.” On October 21, 2016, the last full trading day prior to the public announcement of the merger, the closing price for Genworth common stock on such date was $5.21 per share. On December 16, 2016, the most recent practicable date prior to the date of this proxy statement, the closing price for Genworth common stock was $4.24 per share.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETING

The following questions and answers are intended to briefly address some commonly asked questions you may have regarding the special meeting, the merger agreement or the merger. These questions and answers do not address all questions that may be important to you as a Genworth stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and all documents referred to or incorporated by reference in this proxy statement. See the section entitled “Where You Can Find More Information,” beginning on page [●].

Q:	Why am I receiving this proxy statement?

A:	On October 21, 2016, Genworth entered into the merger agreement with Asia Pacific and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to adopt the merger agreement and other related matters to be voted on at the special meeting.

Q:	As a stockholder, what will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $5.43 in cash, without interest, and less any applicable withholding taxes, for each share of Genworth common stock you own as of the effective time of the merger.

Q:	Will I have to pay taxes on the merger consideration I receive in the merger?

A:	The receipt of cash in exchange for shares of Genworth common stock pursuant to the merger generally will be a taxable transaction to a U.S. holder (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page [●]) for U.S. federal income tax purposes. See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page [●], for a more detailed description of the U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local and foreign taxes.

Q:	What will happen to outstanding Genworth equity compensation awards in the merger?

A:	For information regarding the treatment of outstanding Genworth equity awards, see the section entitled “The Merger Agreement—Treatment of Stock Options and Other Equity Incentive Awards,” beginning on page [●].

Q:	Where and when will the special meeting of stockholders be held?

A:	The special meeting of Genworth’s stockholders will be held at [●] located at [●] on [●], at [●] Eastern Time.

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of record of Genworth common stock as of the close of business on [●], the record date for the special meeting, are entitled to vote at the special meeting. Holders of Genworth common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the special meeting.

Q:	What proposals will be considered at the special meeting?

At the special meeting, you will be asked to consider and vote on:

•	a proposal to adopt the merger agreement;

•	a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Genworth’s named executive officers (which we refer to as “NEOs”) that is based on or otherwise relates to the merger, as described in the section entitled “The Merger—Interests of Certain Persons (Directors and Officers) in the Merger,” beginning on page [●]; and

•	a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	What vote is required to approve each of the proposals?

A:	The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Genworth common stock entitled to vote on such matter at the special meeting.

Abstentions and failures to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding executive compensation advisory proposal requires the affirmative vote of the holders of a majority in voting power of the shares of Genworth common stock which are present at the special meeting in person or by proxy and entitled to vote on such matter. Although the Board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on Genworth or Asia Pacific or any of their respective subsidiaries, and, if the merger agreement is adopted by Genworth’s stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our NEOs, even if this proposal is not approved.

The approval of the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies in favor of the adoption of the merger agreement, requires the affirmative vote of the holders of a majority in voting power of the shares of Genworth common stock which are present at the special meeting in person or by proxy and entitled to vote on such matter. Pursuant to the merger agreement, if a quorum is not present at the special meeting, such affirmative vote may adjourn the meeting to a date that is a business day and no more than 30 days after the previous meeting date.

Q:	Are there any voting agreements with existing Genworth stockholders relating to the proposals contained in this proxy statement?

A:	No. Genworth is not party to any voting agreements with existing Genworth stockholders relating to the vote on the proposals contained in this proxy statement.

Q:	How does the Board recommend that I vote on the proposals?

A:	The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board has (i) unanimously determined that the merger is fair to, and in the best interests of, Genworth and its stockholders, approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement and resolved to recommend adoption of the merger agreement to the holders of Genworth common stock and (ii) unanimously directed that the merger agreement be submitted to the holders of Genworth common stock for their adoption. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement. The Board also unanimously, by those directors present, recommends a vote “FOR” the non-binding executive compensation advisory proposal and a vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies.

For a discussion of the factors that the Board considered in determining to recommend the adoption of the merger agreement, see the section entitled “The Merger—Reasons for the Board’s Recommendation,” beginning on page [●]. In addition, in considering the Board recommendation with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Genworth’s stockholders generally. See the section entitled “The Merger—Interests of Certain Persons (Directors and Officers) in the Merger,” beginning on page [●], and related discussion in the section entitled “The Merger—Background of the Merger,” beginning on page [●].

Q:	Do I need to attend the special meeting in person?

A:	No. It is not necessary for you to attend the special meeting in order to vote your shares. You may vote by proxy by mail, by telephone or through the Internet, as described in more detail below.

Q:	How many shares need to be represented at the special meeting?

A:	The presence at the special meeting, in person or by proxy, of a majority in voting power of the outstanding shares of stock entitled to vote at the special meeting will constitute a quorum for the purpose of considering the proposals. As of the close of business on the record date, there were [●] shares of Genworth common stock issued and outstanding and no shares of any other class of stock were issued and outstanding. If you are a Genworth stockholder as of the close of business on the record date and you vote by proxy by mail, by telephone or through the Internet, or you vote in person at the special meeting, then your shares will be considered part of a quorum. If you hold your shares in the name of a bank, broker, trust or other nominee and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum; otherwise, your shares will not be counted in determining the presence of a quorum.

All shares of Genworth common stock held by stockholders that are present in person, or represented by proxy, and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Q:	Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to Genworth’s NEOs that is based on or otherwise relates to the merger?

A:	The SEC has adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their NEOs that is based on or otherwise relates to corporate transactions such as the merger. In accordance with these rules, Genworth is providing its stockholders with the opportunity to cast a non-binding advisory vote on compensation that may be paid or become payable to Genworth’s NEOs in connection with the merger. For additional information, see the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page [●].

Q:	What will happen if Genworth’s stockholders do not approve the non-binding compensation advisory proposal?

A:	The vote to approve the non-binding compensation advisory proposal is a vote separate and apart from the vote to adopt the merger agreement. Because an approval of the non-binding compensation advisory proposal is not a condition to completion of the merger and is advisory in nature only, it will not affect the merger and will not be binding on Genworth or Asia Pacific or any of their respective subsidiaries. Accordingly, if the merger agreement is adopted by Genworth’s stockholders and the merger is completed, the merger-related compensation may be paid or become payable to our NEOs even if this proposal is not approved.

Q:	Are Genworth’s stockholders eligible to assert appraisal rights?

A:

Yes. Under Section 262 of the DGCL, appraisal rights will be available to Genworth’s stockholders in connection with the merger, provided that they follow the procedures and satisfy the conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see the section entitled

“Appraisal Rights,” beginning on page [●], and a copy of Section 262 of the DGCL is attached as Annex D to this proxy statement. Failure to comply fully with Section 262 of the DGCL will result in the inability to exercise your appraisal rights.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, the Annexes attached to this proxy statement and other documents referred to or incorporated by reference in this proxy statement, please vote your shares of Genworth common stock using one of the alternative methods described below as soon as possible. You will be entitled to one vote for each share of Genworth common stock that you owned on the record date.

Q:	How do I vote my shares?

A:	Record Holders. Stockholders of record of Genworth common stock may vote their shares in person at the special meeting, or may submit a proxy to cause their shares to be represented and voted at the special meeting. Stockholders of record may grant a proxy with respect to their shares by mail, by telephone or by Internet. Granting a proxy by telephone or by Internet will be available through 11:59 p.m. Eastern Time on the day before the special meeting. Voting instructions appear on your proxy card. If you grant a proxy by telephone or by Internet, please have your proxy card available.

Beneficial Holders. If you are the beneficial owner, but not the record owner, of Genworth common stock because you hold your shares through your bank, broker, trust or other nominee, you will receive instructions about voting from the bank, broker, trust or other nominee that is the stockholder of record of your shares. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Genworth common stock, your bank, broker, trust or other nominee will not be able to vote your shares on the proposals. Your ability to vote by proxy over the Internet or by telephone depends on the voting procedures of your bank, broker, trust or other nominee. If you wish to attend the special meeting to vote in person, you will have to contact your bank, broker, trust or other nominee to obtain its proxy and bring that document with you to the meeting.

Retirement Plan Holders. If you hold shares of Genworth common stock through the Retirement and Savings Plan, the Canada Plan or the Ireland Plan, you will receive instructions about how to direct the trustee of your plan to vote your shares. Please review these voting instructions to determine your ability to vote by proxy over the Internet or by telephone.

Proxies or voting instruction forms submitted by holders of record of Genworth common stock by mail, telephone or Internet will be voted in the manner indicated by the individuals named on the proxy or the voting instruction form. If you submit your proxy by mail, by telephone or through the Internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on one or more of the proposals to be voted upon, your shares of Genworth common stock will be voted “FOR” each of those proposals. If you indicate “ABSTAIN” on a proposal to be voted upon, it will have the same effect as a vote “AGAINST” that proposal. If you do not submit a proxy or otherwise vote your shares of Genworth common stock using one of the alternative voting methods described above, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on approval of the non-binding compensation advisory proposal or the approval of the proposal to adjourn the special meeting if necessary or appropriate.

Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?

A:

Your bank, broker, trust or other nominee will NOT be able to vote your shares of Genworth common stock unless you have properly instructed your bank, broker, trust or other nominee on how to vote. If you hold your shares through the Retirement and Savings Plan and submit your voting instruction form but do not specify how to vote your shares, the shares credited to your account will be voted by the trustee in the same proportion that it votes shares in other accounts for which it received timely instructions. If, however, you hold shares through the Canada Plan or the Ireland Plan, and, in either case, you do not direct how to vote those shares, those shares will NOT be voted. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Genworth common stock entitled to vote at the special meeting, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:	May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the Internet?

A:	Yes, you may change or revoke your proxy at any time before the special meeting by:

•	subsequently granting a proxy by telephone or by Internet in accordance with the instructions on the proxy card;

•	returning a later-dated proxy card;

•	sending your notice of revocation to Genworth’s Corporate Secretary at 6620 West Broad Street, Richmond, Virginia 23230; or

•	attending the special meeting and voting in person.

If you hold your shares of Genworth common stock in the name of a bank, broker, trust or other nominee, you should contact such bank, broker, trust or other nominee to obtain instructions as to how to revoke or change proxies. If you submit your changed proxy or revocation by telephone or by Internet, it must be received by 11:59 p.m. Eastern Time on the day before the special meeting. If you submit your changed proxy or revocation by another method specified above, it must be received before the polls close for voting. Attendance at the meeting alone will not revoke a previously submitted proxy, you must also vote at the meeting to revoke or change a previously submitted proxy.

All properly submitted proxies received by Genworth before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it means that you hold shares of Genworth common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to submit your proxies by properly completing and mailing each proxy card you receive or by telephone or through the Internet by using the different voter control number(s) on each proxy card.

Q:	What happens if I sell my shares of Genworth common stock before the special meeting?

A:	The record date for the special meeting is earlier than the expected date of the closing of the merger. If you own shares of Genworth common stock as of the close of business on the record date but transfer your shares prior to the special meeting, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds your shares as of the effective time of the merger.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:	No. A letter of transmittal with instructions for the surrender of certificates representing shares of Genworth common stock will be mailed to Genworth’s stockholders if the merger is completed. You must return your stock certificates in accordance with such instructions in order to receive merger consideration after receiving such letter of transmittal. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATE(S) NOW.

Q:	When is the merger expected to be completed?

A:	We and Asia Pacific are working toward completing the merger as quickly as possible. We currently expect the closing of the merger to occur by mid 2017, but we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived. The merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the adoption of the merger agreement by Genworth’s stockholders and the receipt of certain regulatory approvals. For additional information, see the section entitled “The Merger Agreement—Conditions to the Merger,” beginning on page [●].

Q:	If the merger is completed, when can I expect to receive the merger consideration for my shares of Genworth common stock?

A:	Promptly after completion of the merger, you will be sent a letter of transmittal describing how you may exchange your certificated shares of Genworth common stock and/or your book-entry shares for the merger consideration. You should not send your Genworth common stock certificates, or in the case of book-entry shares, the customary “agent’s message,” to us or anyone else until you receive such instructions.

Q:	What happens if the merger is not completed?

A:	If the proposal to adopt the merger agreement does not receive the required approval from Genworth’s stockholders, or if the merger is not completed for any other reason, you will not receive any consideration from Asia Pacific or Merger Sub for your shares of Genworth common stock. Instead, Genworth will remain a public company and Genworth common stock will continue to be listed and traded on the NYSE and holders of shares of Genworth common stock will continue to be subject to risks and opportunities with respect to their ownership of publicly traded Genworth common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of our common stock, including the risk that the market price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the merger will be completed

In addition, if the merger agreement is terminated under specified circumstances, Genworth may be required to pay Asia Pacific a $105 million termination fee, and, upon termination of the merger agreement under other specified circumstances, Asia Pacific may be required to pay Genworth a $210 million termination fee. See the section entitled “The Merger Agreement—Termination Fees,” beginning on page [●].

Q:	Are there any requirements if I plan on attending the special meeting?

A:	If you wish to attend the special meeting, you should be prepared to present valid photo identification for admittance. If a bank, broker, trust or other nominee is the record holder of your shares, you will need to have proof that you are the beneficial owner to be admitted to the meeting. A recent statement or letter from your bank or broker confirming your ownership as of the record date, or presentation of a valid proxy from a bank, broker, trust or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership, but in order to vote such shares at the special meeting, you will need to provide a “legal proxy” from the bank, broker, trust or other nominee that is the stockholder of record for your shares of Genworth common stock giving you the right to vote the shares at the special meeting. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the special meeting without Genworth’s prior approval.

Q:	Where can I find more information about Genworth?

A:

Genworth files annual, quarterly and current reports, proxy statements and other information with the SEC. Genworth stockholders are urged to read the proxy statement (including all amendments and supplements thereto) and all other relevant documents which Genworth will file with the SEC when they become available, because they will contain important information about the proposed transaction and related matters. You may read and copy any document Genworth files with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Genworth’s SEC filings are also available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information,” beginning on page [●].

Q:	Who can help answer my questions?

A:	For additional questions about the merger, assistance in submitting proxies or voting shares of Genworth common stock, additional copies of the proxy statement, or the enclosed proxy card(s), please contact our proxy solicitor:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

888-877-5360

If your shares are held for you by a bank, broker, trust or other nominee, you should also call your bank, broker, trust or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes certain statements that may constitute “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for Genworth’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements, and factors that may cause such a difference include, but are not limited to, risks and uncertainties related to:

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect Genworth’s business and the price of Genworth common stock;

•	the ability of the parties to obtain stockholder or regulatory approvals, or the possibility that they may delay the merger or that materially burdensome regulatory conditions may be imposed in connection with any such regulatory approvals;

•	the risk that a condition to closing of the merger may not be satisfied;

•	potential legal proceedings that may be instituted against Genworth or our directors following announcement of the merger;

•	the risk that the announcement or consummation of the proposed merger disrupts Genworth’s current plans and operations;

•	potential adverse reactions or changes to Genworth’s business relationships with clients, employees, suppliers or other parties or other business uncertainties resulting from the announcement of the merger or during the pendency of the merger, including but not limited to such changes that could affect Genworth’s financial performance;

•	certain restrictions during the pendency of the merger that may impact Genworth’s ability to pursue certain business opportunities or strategic transactions;

•	continued availability of capital and financing to Genworth before the consummation of the merger;

•	further rating agency actions and downgrades in Genworth’s financial strength ratings;

•	changes in applicable laws or regulations;

•	the amount of the costs, fees, expenses and other charges related to the merger;

•	the risks related to diverting management’s attention from Genworth’s ongoing business operations;

•	the impact of changes in interest rates and political instability; and

•	other risks and uncertainties described in Genworth’s Annual Report on Form 10-K, filed with the SEC on February 26, 2016 for our fiscal year ended December 31, 2015, and Genworth’s Quarterly Reports on Form 10-Q filed with the SEC on April 29, 2016, August 3, 2016 and November 8, 2016, for our fiscal quarters ended March 31, 2016, June 30, 2016, and September 30, 2016, respectively.

Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Genworth’s consolidated financial condition, results of operations, credit rating or liquidity. Accordingly, forward-looking statements should not be relied upon as representing Genworth’s views as of any subsequent date, and Genworth does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PARTIES TO THE MERGER

Genworth

Genworth Financial, Inc. is a financial services company dedicated to helping meet the homeownership and long-term care needs of its customers. Genworth operates its business through the following five operating segments:

•	U.S. Mortgage Insurance. In the U.S., Genworth offers mortgage insurance products predominantly insuring prime-based, individually underwritten residential mortgage loans (which we refer to as “flow mortgage insurance”). Genworth selectively provides mortgage insurance on a bulk basis (which we refer to as “bulk mortgage insurance”) with essentially all of our bulk writings being prime-based.

•	Canada Mortgage Insurance. Genworth offers flow mortgage insurance and also provides bulk mortgage insurance that aids in the sale of mortgages to the capital markets and helps lenders manage capital and risk in Canada.

•	Australia Mortgage Insurance. In Australia, Genworth offers flow mortgage insurance and selectively provides bulk mortgage insurance that aids in the sale of mortgages to the capital markets and helps lenders manage capital and risk.

•	U.S. Life Insurance. Genworth offers long-term care insurance products as well as services traditional life insurance and fixed annuity products in the U.S.

•	Runoff. The Runoff segment includes the results of non-strategic products which are no longer actively sold but Genworth continues to service its existing blocks of business. Genworth’s non-strategic products primarily include our variable annuity, variable life insurance, institutional, corporate-owned life insurance and other accident and health insurance products. Institutional products consist of: funding agreements, funding agreements backing notes and guaranteed investment contracts.

In addition to its five operating business segments, Genworth also has Corporate and Other activities which include debt financing expenses, unallocated corporate income and expenses, eliminations of inter-segment transactions and the results of other businesses that are managed outside of its operating segments, including certain smaller international mortgage insurance businesses and discontinued operations (which we refer to as the “corporate and other activities”).

Shares of Genworth common stock are listed on the NYSE and trade under the symbol “GNW.”

Genworth’s principal executive offices are located at 6620 West Broad Street, Richmond, Virginia 23230, and its telephone number is (804) 281-6000. Its website address is www.genworth.com. Unless expressly incorporated by reference into this proxy statement, the information provided on Genworth’s website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to Genworth’s website in this proxy statement.

A detailed description of Genworth’s business is contained in its Annual Report on Form 10-K, filed with the SEC on February 26, 2016 for our fiscal year ended December 31, 2015, which is incorporated by reference into this proxy statement. See the section entitled “Where You Can Find More Information,” beginning on page [●], for more information.

Asia Pacific

Asia Pacific Global Capital Co., Ltd. is a newly formed limited liability company incorporated in July 2016 in Tianjin, PRC. Asia Pacific is a subsidiary of China Oceanwide, a privately held financial holding group headquartered in Beijing, China, with well-established and diversified businesses, including insurance operations in China and real estate assets globally, including in the U.S. Asia Pacific was established to hold China

Oceanwide’s investment in Genworth and currently has no operations. Asia Pacific’s registered capital is approximately $3.08 billion and it is directly owned by China Oceanwide (40%), Wuhan (25%) and Oceanwide Capital (35%).

Asia Pacific’s registered address is 1703E-130, Tower 1, Kuangshi International Building, Yingbin Avenue, Tianjin Free Trade Pilot Area (Central Business District), Tianjin, PRC and its telephone number is +86 10 85259639.

Merger Sub

Asia Pacific Global Capital USA Corporation is a Delaware corporation formed in September 2016 by Asia Pacific Insurance USA Holdings Corporation solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub is a wholly owned subsidiary of Asia Pacific Insurance USA Holdings Corporation and has not engaged in any business activities to date other than activities incidental to its formation and as contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and Genworth will continue as the surviving corporation. Merger Sub’s principal place of business is located at 160 Greentree Drive, Suite 101, Dover, Delaware 19904 and its telephone number is (855) 685-3513.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to Genworth’s stockholders as part of the solicitation of proxies by the Board for use at the special meeting and at any properly convened meeting following an adjournment or postponement of the special meeting. The special meeting will be held on [●], at [●] Eastern Time, at [●] located at [●].

Purpose of the Special Meeting

At the special meeting, Genworth’s stockholders as of the record date will be asked to consider and vote on the following proposals:

•	a proposal to adopt the merger agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Genworth, with Genworth continuing as the surviving corporation and a wholly owned subsidiary of Asia Pacific;

•	a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Genworth’s NEOs that is based on or otherwise relates to the merger; and

•	a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

For the merger to be consummated, Genworth’s stockholders must adopt the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Genworth common stock entitled to vote on such matter at the special meeting. If the stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A, and the material provisions of the merger agreement are described in the section entitled “The Merger Agreement,” beginning on page [●].

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote on executive compensation is only advisory in nature, it will not be binding on either Genworth or Asia Pacific. Accordingly, if the merger agreement is adopted by Genworth’s stockholders and the merger is completed, the merger-related compensation may be paid or become payable to Genworth’s NEOs in accordance with the terms of their compensation agreements or arrangements even if the stockholders fail to approve the proposal.

Genworth does not expect a vote to be taken on matters other than those specified above at the special meeting or any adjournment or postponement thereof.

Recommendation of the Board

The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board has (i) unanimously determined that the merger is fair to, and in the best interests of, Genworth and its stockholders, approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement and resolved to recommend adoption of the merger agreement to the holders of Genworth common stock and (ii) unanimously directed that the merger agreement be submitted to the holders of Genworth common stock for their adoption. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement.

The Board also unanimously, by those directors present, recommends a vote “FOR” the non-binding executive compensation advisory proposal and the vote “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

Required Vote

Merger Agreement. The proposal to adopt the merger agreement requires the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Genworth common stock entitled to vote on such matter.

Merger-Related Executive Compensation. The approval of the non-binding executive compensation advisory proposal requires the affirmative vote of the holders of a majority in voting power of the shares of Genworth common stock which are present at the special meeting in person or by proxy and entitled to vote on such matter.

Adjournment of the Special Meeting. The approval of the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies in favor of the adoption of the merger agreement, requires the affirmative vote of the holders of a majority in voting power of the shares of Genworth common stock which are present at the special meeting in person or by proxy and entitled to vote on such matter. Pursuant to the merger agreement, even if a quorum is not present at the special meeting, such affirmative vote may adjourn the meeting to a date that is a business day and no more than 30 days after the previous meeting date.

Record Date, Quorum

Only holders of record of Genworth common stock as of the close of business on the record date of [●] are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Holders of Genworth common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the special meeting.

A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of stock entitled to vote at the meeting are present in person or are represented by proxies. As of the close of business on the record date, there were [●] shares of Genworth common stock issued and outstanding and no shares of any other class of stock were issued and outstanding. If you are a Genworth stockholder as of the close of business on the record date and you vote by proxy by mail, by telephone, through the Internet or vote in person at the special meeting, then your shares will be considered part of a quorum. If you hold your shares in the name of a bank, broker, trust or other nominee and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum; otherwise, your shares will not be counted in determining the presence of a quorum.

All shares of Genworth common stock held by stockholders that are present in person, or represented by proxy, and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Voting by Directors and Officers

As of the close of business on the record date of [●], Genworth’s directors and executive officers were entitled to vote approximately [●] shares of Genworth common stock, or approximately [●]% of the total shares issued and outstanding as of such date. We currently expect that Genworth’s directors and executive officers will vote their shares in favor of the proposal to adopt the merger, and in favor of the other proposals to be considered at the special meeting, although they do not have an obligation to do so.

Voting, Proxies, Revocation of Proxies

Record Holders. Stockholders of record may vote their shares in person at the special meeting, or may submit a proxy to cause their shares to be represented and voted at the special meeting. Stockholders of record may grant a proxy with respect to their shares by mail, by telephone or by Internet. Granting a proxy by telephone or by Internet will be available through 11:59 p.m. Eastern Time on the day before the special meeting. Voting instructions appear on your proxy card. If you grant a proxy by telephone or by Internet, please have your proxy card available.

Beneficial Holders. If you are the beneficial owner, but not the record owner of Genworth common stock because you hold your shares through your bank, broker, trust or other nominee, you will receive instructions about voting from the bank, broker, trust or other nominee that is the stockholder of record of your shares. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Genworth common stock, your bank, broker, trust or other nominee will not be able to vote your shares on the proposals. Your ability to vote by proxy over the Internet or by telephone depends on the voting procedures of your bank, broker, trust or other nominee. If you wish to attend the special meeting to vote in person, you will have to contact your bank, broker, trust or other nominee to obtain its proxy and bring that document with you to the meeting.

Retirement Plan Holders. If you hold shares of Genworth common stock through the Retirement and Savings Plan, the Canada Plan or the Ireland Plan, you will receive instructions about how to direct the trustee of your plan to vote your shares. Please review these voting instructions to determine your ability to vote by proxy over the Internet or by telephone. If you hold your shares through the Retirement and Savings Plan and submit your voting instruction form but do not specify how to vote your shares, the shares credited to your account will be voted by the trustee in the same proportion that it votes shares in other accounts for which it received timely instructions. If you hold shares through the Canada Plan or the Ireland Plan, and, in either case, you do not direct how to vote those shares, those shares will not be voted.

Proxies or voting instruction forms submitted by holders of record of Genworth common stock by mail, telephone or Internet will be voted in the manner indicated by the individuals named on the proxy or the voting instruction form. If you submit your proxy by mail, by telephone or through the Internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on one or more of the proposals to be voted upon, your shares of Genworth common stock will be voted in favor of each of those proposals. If you indicate “ABSTAIN” on a proposal to be voted upon, it will have the same effect as a vote “AGAINST” that proposal. If you do not submit a proxy or otherwise vote your shares of Genworth common stock using one of the alternative voting methods described above, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on approval of the non-binding compensation advisory proposal or the approval of the proposal to adjourn the special meeting if necessary or appropriate.

YOU SHOULD NOT SEND IN YOUR SHARE CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Genworth common stock will be mailed to stockholders if the merger is completed.

Revocation of Proxies

Any proxy given by any Genworth stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	submitting another proxy by telephone or by Internet, in accordance with the instructions on the proxy card;

•	delivering a signed written notice of revocation bearing a date later than the date of the proxy to Genworth’s Corporate Secretary at 6620 West Broad Street, Richmond, Virginia 23230 stating that the proxy is revoked;

•	submitting a later-dated proxy card relating to the same shares of Genworth common stock; or

•	attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting).

If you hold your shares of Genworth common stock in the name of a bank, broker, trust or other nominee, you should contact such bank, broker, trust or other nominee to obtain instructions as to how to revoke or change proxies. If you submit your changed proxy or revocation by telephone or by Internet, it must be received by 11:59 p.m. Eastern Time on the day before the special meeting. If you submit your changed proxy or revocation by another method specified above, it must be received before the polls close for voting. Attendance at the meeting alone will not revoke a previously submitted proxy.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed one or more times to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement. Your shares will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy or, if no instructions were provided, “FOR” the proposal.

Effect of Abstentions

An abstention occurs when a stockholder attends a meeting, either in person or is represented by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of common stock present or represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” all of the proposals in this proxy statement, including the proposal to adopt the merger agreement.

If a bank, broker, trust or other nominee returns a proxy card indicating that it has not received voting instructions from the beneficial owner and does not have discretionary authority to vote as to a particular proposal because it is a non-routine matter (which we refer to as “broker non-votes”), those shares held by such bank, broker, trust or other nominee on behalf of such beneficial owner will be treated as not entitled to vote on that matter. Under applicable stock exchange rules, all of the proposals in this proxy statement are non-routine matters, so there can be no broker non-votes at the special meeting. Accordingly, if your shares are held in the name of a bank, broker, trust or other nominee, your shares will NOT be considered present for purposes of determining a quorum and such bank, broker, trust or other nominee will NOT be able to vote your shares of Genworth common stock on any of the proposals, unless you have properly instructed your bank, broker, trust or other nominee how to vote. The failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and will reduce the number of shares necessary to approve the other proposals in this proxy statement.

Solicitation of Proxies

Genworth is soliciting the enclosed proxy card on behalf of the Board and will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, Genworth and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. Genworth’s directors, officers and employees will not be paid additional remuneration for their efforts.

Genworth has engaged Georgeson LLC (which we refer to as “Georgeson”) to assist in the solicitation of proxies for the special meeting for a fee of approximately $25,000, plus distribution costs and other costs and expenses. Copies of proxy solicitation materials will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners of shares of Genworth’s common stock and Genworth will reimburse such record holders for their reasonable expenses.

Questions and Additional Information

If you have any questions about how to vote or direct a vote in respect of your shares of Genworth common stock, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Georgeson, toll-free at 888-877-5360.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, Genworth’s stockholders will consider and vote on a proposal to adopt the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the transactions contemplated thereby, including the merger. In particular, you should read the merger agreement, attached as Annex A to this proxy statement, in its entirety. See the sections entitled “The Merger,” beginning on page [●] and “The Merger Agreement,” beginning on page [●].

The Board unanimously recommends that Genworth stockholders vote “FOR” the proposal to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Genworth common stock represented by such proxy card will be voted “FOR” the proposal to adopt the merger agreement.

The approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Genworth common stock entitled to vote on such matter.

THE MERGER

Description of the Merger

Genworth is seeking the approval by Genworth’s stockholders of the adoption of the merger agreement that Genworth entered into on October 21, 2016, with Asia Pacific and Merger Sub, as it may be amended from time to time, pursuant to which, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into Genworth. As a result of the merger, Merger Sub will cease to exist and Genworth will survive as an indirect, wholly owned subsidiary of Asia Pacific. The Board has unanimously approved the merger agreement and the other transactions contemplated thereby, including the merger, and unanimously recommends that Genworth’s stockholders vote “FOR” the proposal to adopt the merger agreement.

Pursuant to the merger agreement, upon completion of the merger, each share of Genworth common stock that is issued and outstanding immediately prior to the effective time of the merger (other than excluded shares, as described under “The Merger Agreement—Merger Consideration” beginning on page [●]) will cease to be outstanding, will be canceled and cease to exist and will be automatically converted into the right to receive $5.43 per share, in cash, without interest and less any applicable withholding taxes.

Genworth common stock is currently registered under the Exchange Act and is listed on the NYSE under the symbol “GNW.” Following the consummation of the merger, Genworth common stock will be delisted from the NYSE, deregistered under the Exchange Act and cease to be publicly traded.

Background of the Merger

The Board and Genworth’s management regularly review and evaluate Genworth’s long-term strategic plans and competitive positioning in the marketplace with the goal of maximizing stockholder value.

2012 Stockholder Value Strategy

In October 2012, Genworth announced a strategy designed to enhance stockholder value. The strategic plan called for designating Genworth’s U.S. life insurance business (which includes its long-term care (which we refer to as “LTC”) insurance business, life insurance and fixed annuities businesses) and its global mortgage insurance business as core businesses, and designating the remaining businesses to be non-core. The core businesses would focus on their distinct strategic advantages, operating as independent businesses, and they would prioritize generating cash, achieving new business returns in excess of related cost of capital, and improving in-force performance. The non-core businesses, including Genworth’s lifestyle protection insurance business, its wealth management business and the businesses in its runoff segment, were to be monetized over time, generating cash that would be used to reduce holding company debt and to provide capital to support the core businesses.

From October 31, 2012 to October 31, 2014, Genworth’s closing stock price increased from $5.96 to $13.99.

Strategic Review of Businesses

During the second quarter of 2014, Genworth experienced meaningful increases in adverse claims experience for its LTC insurance products, particularly in older blocks of policies, resulting in significant deterioration in U.S. life insurance income. During the third quarter of 2014, Genworth completed its annual review of its LTC insurance claim reserves and determined it would be required to significantly increase its LTC insurance claim reserves, also referred to as disabled life reserves.

At an October 2014 Board meeting, Genworth’s management noted that while the global mortgage insurance business was close to performing as forecasted, the U.S. life insurance business was still underperforming from a commercial and financial perspective, primarily due to the LTC insurance business. Because of the expected reserve increases, among other things, the U.S. life insurance business would not be able to pay planned 2014 and 2015 dividends to Genworth Holdings Inc., a wholly-owned subsidiary of Genworth (which we refer to as “Genworth Holdings”).

Because Genworth Holdings is the obligor on a substantial amount of public unsecured debt and is a holding company that relies on dividends or other distributions from its insurance company subsidiaries to service, refinance and/or reduce that debt, the deterioration of the LTC insurance business and the risk of further future deterioration created several key concerns. Not only would Genworth’s life insurance subsidiaries that carry out Genworth’s LTC insurance business (including GLIC) be unable to pay the previously planned 2014 and 2015 dividends, but the negative capital impact of the LTC claim reserves on GLIC, also prevented GLAIC, a subsidiary of GLIC that is Genworth’s principal life insurance and annuity business insurance subsidiary, from paying dividends indirectly to Genworth Holdings, in effect trapping cash below GLIC. Therefore, Genworth Holdings would not be able to rely on those dividends to service, refinance and/or reduce Genworth Holdings’ debt. At the same time, US MI, although not a subsidiary of Genworth Holdings, but a potential source of credit support to Genworth for its part also required significant additional capital to satisfy the Private Mortgage Insurer Eligibility Requirements (“PMIERs”) established by Fannie Mae and Freddie Mac which were proposed to come into effect by the end of 2015. Genworth Holdings’ substantial debt, together with the inability of the U.S. life insurance business and US MI to help, at such time, service this debt, created refinancing risk for Genworth Holdings’ debt and the risk of negative ratings downgrades for Genworth, which in turn could lead to ratings downgrades for Genworth’s mortgage businesses and a corresponding negative impact on the performance of Genworth’s mortgage insurance businesses. As a result, reducing Genworth Holdings’ debt and strengthening the capital of Genworth’s subsidiaries, including through potential asset sales, were seen as key priorities.

On November 5, 2014, Genworth announced its third quarter 2014 results, which included (i) a reserve increase of $531 million and a related $345 million after-tax charge, resulting from its annual LTC insurance claim reserve review and (ii) a $517 million after-tax non-cash goodwill impairment charge resulting from the completion of life insurance and LTC insurance goodwill testing. Genworth also announced that during the fourth quarter of 2014, it would conduct its annual LTC margin review, and that it expected a material reduction in its margins.

Following the November 5, 2014, announcement, S&P downgraded Genworth Holdings from BBB- (investment grade) to BB+. S&P publicly announced that its downgrade was attributable to the downgrade of Genworth’s core life insurance companies and, because Genworth debt servicing relied on the dividend capacity from its primary subsidiaries globally, Genworth’s management’s intent to limit dividends from its U.S. life insurance subsidiaries to Genworth and US MI’s inability to pay dividends to Genworth further constricted Genworth Holdings’ already less-than-adequate financial flexibility. Similarly, on the same date, Moody’s Investor Services Inc. (which we refer to as “Moody’s”) publicly stated that it was placing Genworth Holdings under review because (i) the LTC insurance claims reserve charge was higher than expected, (ii) Moody’s believed Genworth Holdings remained exposed to further, significant deterioration in its legacy block of business, (iii) the recent goodwill impairment related to both the life insurance and LTC insurance businesses of $350 million and $200 million, respectively, indicated weaknesses within those businesses and (iv) over the past several years, Genworth had struggled to generate a consistent level of life insurance sales.

From November 5, 2014 to November 6, 2014, Genworth’s closing stock price decreased from $14.07 to $8.66.

In December 2014, following Genworth’s third quarter earnings release and the resulting adverse rating agency actions, the Board directed Genworth’s management to commence an evaluation of Genworth’s long-term strategies, including a review of potential divestitures and other strategic opportunities that might be available to Genworth. The Board directed Genworth’s management to focus on, among other things, reducing indebtedness and protecting the value of Genworth’s mortgage insurance businesses, including through the potential “separation” or “insulation” of the LTC insurance business, which had presented financial and operational challenges for Genworth and affected Genworth’s overall financial results, and with respect to which there were significant uncertainties regarding future performance, results of operations and capital adequacy levels. Genworth engaged Goldman Sachs and Lazard to act as financial advisors to Genworth in connection with Genworth’s evaluation of strategic alternatives. Each was engaged because of, among other factors, its substantial experience, knowledge of the insurance industry and familiarity with Genworth.

On January 7, 2015 and January 8, 2015, and in subsequent meetings thereafter, Genworth’s management, with the assistance of representatives of Goldman Sachs, Lazard, Willkie, Farr & Gallagher LLP (which we refer to as “Willkie”), counsel to Genworth, and Weil, Gotshal & Manges LLP (which we refer to as “Weil”), counsel to Genworth, met to review and discuss the strategic opportunities available to Genworth that could enhance value to stockholders. From time to time throughout January and early February 2015, members of Genworth’s management met to develop a strategic plan. During these meetings, members of Genworth’s management discussed with representatives of Goldman Sachs and Lazard the advantages and disadvantages of the various potential opportunities under consideration.

In January 2015, consistent with its earlier 2012 strategic plan, Genworth, with the assistance of Barclays Capital Inc., as its financial advisor, initiated an auction process to sell its lifestyle protection insurance business. As a result of the auction process, and after consideration and approval by the Board, on July 22, 2015, Genworth entered into a definitive agreement to sell its lifestyle protection insurance business to AXA S.A. The sale of that business closed on December 1, 2015 for a purchase price of €465 million.

On February 5, 2015, at a meeting of the Board, Genworth’s management reviewed with the Board the potential opportunities available to Genworth that had been evaluated by management, and presented management’s recommended long-term strategic plan. This strategic plan included:

•	the restructuring and integration of Genworth’s headquarters operations with its U.S. life insurance business to reduce costs;

•	the execution of its previously planned sale of Genworth’s lifestyle protection insurance business and the sale of the European mortgage insurance business which the Board had determined in February 2015 would be an appropriate means to exit the European mortgage insurance market, generate capital from a lower return business and support Genworth’s plan to be PMIERs compliant;

•	the “recapture” by GLAIC of certain U.S. life insurance blocks of business that it had ceded to Brookfield Life and Annuity Insurance Company Limited, Genworth’s primary Bermuda domiciled reinsurance subsidiary (which we refer to as “BLAIC”), and the subsequent “repatriation” of LTC insurance blocks of business and single premium deferred annuity blocks of business that GLIC had ceded to BLAIC (the “recapture” transactions were completed by July 1, 2016 and the “repatriation” transaction was completed on October 1, 2016);

•	the potential sale of all or part of the U.S. life insurance and annuity businesses excluding the LTC insurance business (which we refer to as the “L&A businesses”), in order to reduce the level of Genworth Holdings’ debt; and

•	the preservation of future options to separate the LTC insurance business from Genworth’s mortgage insurance businesses, with the goal, among other things, of preventing any potential future deterioration in the LTC insurance business from having a negative impact on the ratings, competitiveness in the market place and value of Genworth’s mortgage insurance businesses.

Genworth’s management noted that the plan was subject to further diligence related to regulatory matters, rating implications, legal considerations, tax analysis, LTC insurance financial projection analysis, and valuation considerations.

On February 10, 2015, Genworth announced a $478 million after-tax charge (among other LTC insurance related charges) related to an increase in LTC insurance acquired block reserves resulting from its fourth quarter reserve review. In connection with the fourth quarter reserve review, Genworth announced plans for additional LTC insurance in-force rate actions or benefit reductions.

On February 10, 2015, Genworth also publicly announced that it had commenced a broad strategic review of its businesses.

Following the February 10, 2015 announcement, S&P downgraded Genworth Holdings to BB- and Moody’s downgraded Genworth Holdings from Baa3 (investment grade) to Ba1. S&P publicly stated that its downgrade was largely attributable to the downgrade of Genworth’s core life insurance companies because (i) Genworth Holdings was highly reliant upon the dividend capacity of its subsidiaries to fund its debt servicing requirements of approximately $280 million annually and the repayment of Genworth’s next debt maturity of $300 million in December 2016, (ii) US MI was unlikely to pay dividends until at least 2016, (iii) Genworth’s management indicated a likely extension of its self-imposed dividend stoppage from its U.S. life insurance subsidiaries to Genworth and (iv) S&P determined that the constraint on Genworth’s financial flexibility was likely to persist, as Genworth Holdings would have to rely on Genworth Australia and Genworth Canada for dividends in 2015 and 2016. Moody’s publicly stated that its downgrade was attributable, among other things, to (i) Moody’s belief that Genworth Holdings remained highly concentrated in the LTC insurance business and exposed to further deterioration in its legacy block, (ii) Genworth’s being largely reliant on the continued approvals of LTC insurance rate increases by U.S. state insurance regulators to mitigate the financial impact of further adverse experience, (iii) over the past several years, Genworth’s struggle to generate a consistent level of life insurance sales, without which Genworth would become further concentrated in LTC insurance business, weakening Genworth Holdings’ risk profile and franchise, and (iv) the fourth quarter of 2014 goodwill impairment related to both the life insurance and LTC insurance businesses, which also indicated weaknesses within those businesses.

From November 6, 2014 to February 28, 2015, Genworth’s closing stock price declined from $8.66 to $7.75.

Life and Annuity Transaction Auction Process

At a meeting of the Board on February 20, 2015, the Board reviewed with Genworth’s management a planned auction process to sell Genworth’s L&A businesses together, or its life insurance business and certain term life insurance blocks separately (a potential transaction that we refer to as the “Life and Annuity Transaction”) and the criteria to evaluate potential proposals.

The Life and Annuity Transaction auction process resulted in Genworth’s receipt of 15 preliminary indications of interest. As part of the auction process, each of the parties who submitted a preliminary indication of interest was invited to submit a proposal to acquire the L&A businesses by April 3, 2015, after its further examination of the opportunity. In April 2015, Genworth received 7 preliminary non-binding proposals to acquire all or portions of its L&A businesses, including a bid from Company A, who submitted the proposal with the highest proposed purchase price, Company C, Company D, and four other bidders.

Between March 24, 2015 and April 17, 2015, Genworth provided all of the Life and Annuity Transaction bidders, including Company A, access to a secure online data room in order for them to conduct due diligence of Genworth’s L&A businesses. In addition, bidders attended in-person meetings with Genworth’s management between April 6, 2015 and April 10, 2015 and between June 1, 2015 and June 16, 2015.

At each of the seven separate meetings of the Board that were held between March 2015 and July 2015, Genworth’s management reviewed the status of the Life and Annuity Transaction auction process and, in certain instances, the material terms of, and key differences among, the various proposals. During these meetings, the directors, certain members of management and Genworth’s financial and legal advisors discussed, among other things, the criteria being used to evaluate the proposals, including net proceeds to Genworth Holdings, certainty of closing (including the likelihood of obtaining required regulatory approvals), counterparty risk, the scope of the assets to be sold, the legal, debt, tax, and ratings implications of each proposal, and the alternatives available to Genworth to a sale of the L&A businesses.

Potential Whole-Company Transaction with Company B

Genworth’s review of strategic alternatives, including the auction processes it commenced with respect to the sales of its lifestyle protection insurance business and its L&A businesses, and its public disclosures regarding its review, led to Genworth’s receipt of certain inquiries and indications of interest from third parties with respect to a sale of all of the outstanding capital stock of Genworth. The first of such inquiries Genworth received was from Company B, a non-U.S. entity. On April 14, 2015, Mr. Joseph Pehota, Genworth’s Senior Vice President—Corporate Development, was contacted by a representative of Company B, who requested a meeting to discuss a potential transaction with Genworth. On April 21, 2015, Genworth and Company B entered into a confidentiality agreement that contained a “standstill” provision that restricted Company B from acquiring or taking other specified actions with respect to Genworth’s equity securities unless invited to do so by the Board. On April 22, 2015, Mr. Thomas McInerney, Chief Executive Officer of Genworth, and Mr. Pehota met with representatives of Company B. At that meeting, representatives of Company B expressed an interest in a transaction involving Genworth, but did not make any proposal for Genworth.

From February 28, 2015 to May 4, 2015 Genworth’s closing stock price increased from $7.75 to $9.15.

On May 4, 2015, the Board received a written indication of interest from Company B to purchase all of the issued and outstanding shares of Genworth common stock for a purchase price of $12.50 per share, subject, among other things, to completion of its due diligence review of Genworth. After receiving this indication of interest, Genworth’s management provided Company B with certain company information it requested in connection with Company B’s due diligence review of Genworth.

At each of the three separate meetings of the Board held between May 5, 2015 and June 22, 2015, the directors discussed with Genworth’s management and representatives of Goldman Sachs, Lazard, and Willkie, among other things, the proposed terms of the potential transaction with Company B, including a reduction in price offered by Company B to $10-11 per share (as described below), Genworth’s management’s and the Board’s concerns regarding Company B’s relative lack of experience with U.S. state insurance regulators and the execution risk of the transaction proposed by Company B, particularly from a regulatory perspective.

On four separate occasions during that period, Mr. McInerney, alone or together with other members of management, met in person or by phone with representatives of Company B to discuss, among other things, further information required by Genworth from Company B to assess the likelihood that Company B could execute an acquisition of Genworth. Company B continued with its due diligence investigation of Genworth during that time, particularly with respect to Genworth’s LTC insurance business, which included in-person meetings with Genworth’s management on May 21, 2015, during which diligence matters were discussed.

On May 5, 2015, after receipt of Genworth’s management’s recommendations, the Board authorized Genworth to effectuate the sale of a 14.2% stake in Genworth Australia through a fully underwritten sale to equity market investors. On May 11, 2015, Genworth indirectly sold a 14.2% stake in Genworth Australia as contemplated by the Board, reducing its equity ownership in Genworth Australia to 52% of Genworth Australia’s outstanding capital stock. The sale generated approximately $226 million of net proceeds.

From May 4, 2015 to June 15, 2015, Genworth’s closing stock price declined from $9.15 to $7.87.

On June 15, 2015, Company B sent a letter to Genworth, pursuant to which it stated that it was reducing its potential offer price to $10-$11 per share and requesting that Genworth grant Company B exclusivity pursuant to an exclusivity agreement. Company B attributed this reduction to, among other things, the results of its diligence investigation and its analysis of the LTC insurance business.

Following receipt of Company B’s June 15, 2015 letter, representatives of Company B and Genworth discussed Company B’s interest in a transaction with Genworth. During this discussion, in response to indications that Company B might withdraw its offer to purchase all of Genworth, Mr. McInerney suggested to representatives of Company B that if Company B was not interested in acquiring all of Genworth, it should consider whether it would be interested in acquiring Genworth’s U.S. life insurance business (including the L&A businesses and LTC insurance business).

On June 22, 2015, certain members of Genworth’s management provided the Board with an update on the status of the various strategic alternatives currently under its review. During this update, Genworth’s management noted the continuing uncertainty regarding (i) Company B’s commitment to executing a transaction with Genworth and (ii) certain aspects of Company B’s proposal, including among other things with respect to valuation, certainty of closing and impact on ratings. After consulting with the Board and Genworth’s financial advisors, Genworth’s management determined to continue discussions with Company B on a non-exclusive basis while continuing to pursue other strategic alternatives.

Potential L&A and LTC Transaction with Company B and Life and Annuity Transaction with Company A

On July 1, 2015, Company B sent a letter to the Board in which it withdrew its proposal to purchase all of the outstanding capital stock of Genworth and proposed instead to purchase Genworth’s U.S. life insurance business (including the L&A businesses and LTC insurance business), and related run-off assets, for a purchase price of $3 billion (a potential transaction which we refer to as the “L&A and LTC Transaction”).

In July 2015, Mr. McInerney contacted a representative of Company A to discuss the status of Company A’s proposal with respect to the Life and Annuity Transaction. During that call, in an effort to generate competition with Company B, Mr. McInerney suggested that Company A revise its proposal to include the acquisition by Company A of the LTC insurance business.

On July 2, 2015, a representative of Willkie delivered a draft stock purchase agreement with respect to the potential L&A and LTC Transaction to Company B’s legal counsel.

By July 14, 2015, Genworth had received four definitive proposals in connection with the Life and Annuity Transaction, including proposals from Company A, Company C and Company D. Company A’s bid proposed the highest purchase price for Genworth’s L&A businesses but it did not include a proposal to acquire the LTC insurance business.

On July 16, 2015, at a meeting of the Board at which members of Genworth’s management and representatives of Goldman Sachs, Lazard, Willkie and Weil were present, Genworth’s management reviewed with the Board the material terms of, and key differences among, the bids received in connection with the Life and Annuity Transaction auction process. Management noted that each of the bidders had reduced its aggregate purchase price significantly from the price reflected in its first round proposals. Genworth’s management also reviewed with the Board the current status of Genworth’s discussions with Company B regarding the potential L&A and LTC Transaction. Following discussion, the Board instructed management to focus its attention on negotiations with Company B with respect to the potential L&A and LTC Transaction, but also to continue to negotiate with Company A with respect to the Life and Annuity Transaction.

On July 19, 2015, at a meeting of the Board, the directors, members of Genworth’s management and Genworth’s legal and financial advisors discussed Genworth’s proposed response to Company B’s July 1, 2015 proposal with respect to the L&A and LTC Transaction. Following that meeting, at the direction of the Board, Mr. McInerney delivered to Company B a letter in which, among other things, Genworth urged Company B to increase its price and provide greater clarity on the source of its financing.

Termination of Discussions with Company A and Company B and Pursuit of Other Transactions

On July 23, 2015, Mr. McInerney spoke with representatives of Company B. During that conversation, representatives of Company B informed Mr. McInerney that Company B would be willing to proceed with the L&A and LTC Transaction for a purchase price of $3 billion only if Genworth were willing to provide up to $2 billion of downside protection to Company B with respect to liabilities relating to the LTC insurance business through 2023. Mr. McInerney informed the representatives of Company B that Company B should present its revised proposal to Genworth in writing. Company B declined to do so.

At the July 29, 2015 portion of a meeting of the Board held on July 28 and 29, 2015, the directors, members of Genworth’s management and representatives of Goldman Sachs, Lazard, Willkie and Weil discussed Company B’s oral L&A and LTC Transaction proposal made to Mr. McInerney on July 23, 2015. After discussion, the Board directed management to cease discussions with Company B as a result of its requirement for Genworth to retain a large, long-term exposure to liabilities relating to its LTC insurance business and concerns regarding Company B’s commitment to completing a transaction with Genworth.

Also, at the portion of that meeting of the Board held on July 29, 2015, the Board discussed the status of the Life and Annuity Transaction auction process and related considerations. The Board noted, among other things, that the final proposals received by Genworth would not have provided Genworth Holdings with enough proceeds to reduce Genworth Holdings’ outstanding debt obligations to a level that would enable Genworth to avoid ratings downgrades of Genworth Holdings and/or its mortgage businesses without separating the LTC insurance business from the other businesses. Genworth’s management indicated that based on discussions with the relevant rating agencies, Genworth’s management believed that if Genworth consummated the proposed Life and Annuity Transaction, even at the price proposed by the highest Life and Annuity Transaction bidder, and did not concurrently sell or separate its LTC insurance business, Genworth Holdings and/or U.S. Mortgage Insurance (which we refer to as “US MI”) would incur significant ratings downgrades. After this discussion and as a result of the considerations discussed at that meeting, including the potential for the ratings downgrades to have a negative effect on the value and competitiveness of US MI, the Board directed management to terminate discussions with the bidders regarding the Life and Annuity Transaction but to proceed with other alternatives, including the sales of certain blocks of the term life insurance products written by GLAIC, GLIC and Genworth Life Insurance Company of New York, Genworth’s New York domiciled life insurance company, which is currently partially owned by GLAIC (which we refer to as “GLICNY”) that were reinsured by two Genworth subsidiaries, River Lake Insurance Company and River Lake Insurance Company II.

On July 29, 2015, Genworth received an indication of interest from AmTrust Financial Services, Inc. (which we refer to as “AmTrust”) for the purchase of Genworth’s European mortgage insurance business. After several months of negotiations with AmTrust and after consideration and approval of such transaction by the Board, on October 26, 2015, Genworth entered into an agreement to sell its European mortgage insurance business to AmTrust, which it announced on October 27, 2015. The sale of that business closed on May 9, 2016 for net proceeds of approximately $50 million.

From June 15, 2015 to August 4, 2015, Genworth’s closing stock price declined from $7.87 to $7.02.

On August 4, 2015, Genworth announced that as part of its review of strategic options, it had completed its evaluation of alternatives to sell all or part of its L&A businesses and had determined that a large scale transaction (including a legal entity sale) was not in the best interests of stockholders at that time, after considering, among other things, financial and ratings interdependencies across its businesses. However, Genworth stated it might pursue a couple of targeted smaller block transactions to improve its regulatory capital.

From August 4, 2015 to August 5, 2015, Genworth’s closing stock price decreased from $7.02 to $5.65.

On September 30, 2015, Genworth announced that it had entered into an agreement to sell certain blocks of term life insurance products that were reinsured by River Lake Insurance Company and River Lake Insurance Company II to Protective Life Insurance Company. This transaction became effective on January 1, 2016 and generated capital in excess of $150 million in aggregate to Genworth and tax benefits of approximately $175 million to Genworth Holdings, which were settled in July 2016 and which Genworth committed to the Virginia Bureau of Insurance would be used to execute the restructuring plan for its U.S. life insurance business.

Renewed Discussions with Company A

In September 2015, at the request of Company A, Mr. McInerney met with a representative of Company A. During this meeting, the representative of Company A indicated that Company A remained interested in exploring a potential transaction with Genworth and inquired as to whether Genworth would be interested in re-opening discussions regarding the sale of its L&A businesses to Company A. Mr. McInerney told the representative of Company A that, based on previous discussions with the Board, he believed the Board might be willing to consider a sale of the L&A businesses that also included a sale of the LTC insurance business and was structured in a manner that would result in Genworth Holdings receiving at least $1 billion in net proceeds to reduce outstanding debt to a level sufficient to enable Genworth—which, following such a transaction, would primarily be a mortgage insurance business—to successfully continue to operate as a public company including, among other things, from a commercial, ratings and regulatory perspective. Mr. McInerney relayed Company A’s interest in pursuing a strategic transaction with Genworth to the Board at a meeting of the Board held on October 14-15, 2015.

At the direction of the Board, from October 2015 to December 2015, members of Genworth’s management and representatives of Company A discussed the viability of a possible transaction involving the purchase by Company A of Genworth’s L&A businesses and LTC insurance businesses, and Genworth granted Company A access to certain non-public information to enable Company A to conduct due diligence on the LTC insurance business. Members of Genworth’s management also discussed the concept of such a transaction with the Delaware Department of Insurance in November 2015. During this time, Genworth’s management also continued to explore other strategic alternative opportunities, including informal discussions between representatives of Genworth and each of Company C and Company D regarding a potential transaction between Genworth, on the one hand, and Company C or Company D, on the other hand. During such discussions, representatives of Genworth informed representatives of each of Company C and Company D that if they had continued interest in a potential transaction with Genworth they should submit an indication of interest to Genworth for the Board’s consideration.

During the same time period, Genworth’s management and the Board began discussing a series of internal restructuring actions, which, subject to regulatory and other potential third-party approvals, aimed at separating and isolating its LTC insurance business. These actions would be part of a multi-phased plan that was intended to (i) align substantially all of Genworth’s in-force L&A businesses under GLAIC, Genworth’s Virginia domiciled life insurance company, and all LTC insurance business under GLIC, Genworth’s Delaware domiciled life insurance company; and (ii) separate GLAIC and GLIC ownership through the unstacking (which we define in the section entitled “Summary—Conditions to the Merger,” beginning on page [●]), so that both subsidiaries were wholly-owned by an intermediate holding company. To further isolate Genworth’s LTC insurance business from its other businesses and cause it to be excluded from Genworth’s public debt covenants, it was contemplated that GLIC and GLICNY might ultimately become direct subsidiaries of Genworth and no longer subsidiaries of Genworth Holdings.

On December 7, 2015, Mr. McInerney received a telephone call from a representative of Company A, during which the representative of Company A made a verbal indication of interest regarding two alternative transactions with Genworth (described below). On December 8, 2015, the Board received a written indication of interest from Company A, consistent with its verbal proposal, in which Company A offered Genworth two options:

The first option was for Company A to acquire Genworth’s L&A businesses (a transaction similar in substance to the previously considered Life and Annuity Transaction) for a cash purchase price of $1.7 billion, assuming that GLAIC’s total adjusted capital at closing and following the completion of various reinsurance transactions, was $1.985 billion (which was the amount of its total adjusted capital as of the reference valuation date of December 31, 2014). The proposal included a true-up mechanism that would cause the proposed purchase price to be adjusted based on changes in the total adjusted capital of GLAIC through the closing date. As a result of deterioration in GLAIC’s financial condition after December 31, 2014, and other assumptions underlying Company A’s bid, the projected purchase price represented by Company A’s offer to acquire the L&A businesses was estimated by Genworth and Company A to be approximately $1.347 billion. The transaction would also include an additional $565 million in ceding commissions that would be paid to GLIC in connection with certain related reinsurance transactions. That proposed price was conditioned on the ability of GLAIC to reinsure 100% of its variable annuity business to GLIC (a transaction that would require insurance regulatory approval). If GLAIC were required to keep the variable annuity business, the purchase price would be reduced by an additional $350 million to a projected amount of $997 million. The proposed transaction was contingent on Genworth obtaining regulatory approval for, and completing prior to the closing of the transaction, a “separation” of its LTC insurance business from its L&A businesses as a result of which (i) all of Genworth’s non-New York LTC insurance business would be insured and reinsured by GLIC, (ii) substantially all of the L&A business that was written by GLIC and GLICNY (other than the variable annuities business) would be reinsured by GLAIC and (iii) GLAIC would no longer be a subsidiary of GLIC (we refer to these transactions, collectively, as the “Restructuring”). The successful completion by Genworth of a consent solicitation from holders of its outstanding debt was potentially required to permit Genworth to complete the transaction with Company A and other potential strategic options being considered by the Board at that time.

The second option was for Company A to acquire Genworth’s L&A businesses for the same cash purchase price as in option one, and for two newly created affiliates of Company A to acquire Genworth’s LTC insurance business, as described below. Specifically, the first affiliate would acquire GLIC (which would by then have been restructured to hold directly or indirectly through its ownership of GLICNY all of the LTC insurance business, GLAIC’s variable annuities business and certain term life insurance business written during the year 2000). The consideration for the acquisition of GLIC would not include any cash at the closing, but instead would be three separate securities to be issued to Genworth: a surplus note; a “priority share” and a “performance share.” The surplus note and the priority share, collectively, would give Genworth the right to receive 100% of all dividend distributions from GLIC that were generated by GLIC’s in-force business as of the closing date until the aggregate of all such distributions equaled $1 billion, plus an additional 3.5% annually on the difference between $1 billion and the amount previously paid to Genworth under the surplus note and the priority share. The principal amount of the surplus note would be determined through discussions with U.S. state insurance regulators. The “performance share” would entitle Genworth to 50% of all additional dividend distributions made by GLIC with respect to the in-force business as of the closing date after GLIC’s obligations with respect to the surplus note and the priority share had been satisfied. Company A would receive the remaining 50% of such distributions, and also would receive an oversight and advisory fee and an asset management fee from GLIC, which would be paid to Company A regardless of whether GLIC made any payments in respect of the surplus note or made any dividend distributions with respect to its in-force business. The second affiliate would acquire Genworth North America Corporation and certain operational assets for nominal consideration. This affiliate would be paid a servicing fee from GLIC regardless of whether GLIC made any payments in respect of the surplus note or made any dividend distributions with respect to its in-force business. We refer to this collection of transactions, together with other related actions, agreements and transactions proposed by Company A in connection with such transactions, as the “L&A Plus LTC Separation Transaction.”

On December 9, 2015 and December 10, 2015, at a meeting of the Board at which members of Genworth’s management, Goldman Sachs and Lazard were present, members of management reviewed with the Board the written proposal received from Company A with respect to the L&A Plus LTC Separation Transaction and additional strategic transactions that management proposed to continue to pursue in addition to the L&A Plus LTC Separation Transaction. Among other things, management noted that Company A had requested that Genworth grant Company A exclusivity. During this meeting, management noted that Genworth expected to receive a separate proposal from Company D on December 14, 2015, although it was expected, based on Company D’s final bid submitted in July 2015, that such proposal would be inferior, from a financial point of view, to the current proposal from Company A. After discussion among the directors, management and representatives of Goldman Sachs and Lazard, the Board instructed management to review the expected proposal from Company D and, if and only if such proposal from Company D was confirmed by management to be financially inferior to Company A’s proposal, to execute a 45-day exclusivity agreement with Company A.

On December 14, 2015, the Board received an indication of interest from Company D to purchase Genworth’s L&A businesses. The proposal indicated that Company D was willing to consider an additional transaction in which it would reinsure the interest rate risk relating to the LTC insurance business. After discussions with financial advisors, Genworth’s management determined that the proposal from Company D was inferior, from a financial point of view, to that of Company A. On that same date, Genworth received an indication of interest from Company C to purchase Genworth’s U.S. life insurance and annuity businesses on substantially similar terms as its previous final proposal in connection with the Life and Annuity Transaction auction process and, in addition, it would consider reinsuring certain unspecified blocks of Genworth’s LTC insurance policies issued prior to 2002 for which significant experience data were available. After discussions with financial advisors, Genworth’s management determined that the proposal from Company C was inferior, from a financial point of view, to that of Company A.

On December 15, 2015, in connection with Genworth’s management’s delivery of a comparison of financial terms of the proposals received from Company A, Company B and Company C, Genworth’s management informed the Board that Company A’s proposal was superior to the proposals received from Company B and Company C. After giving the Board an opportunity to review, pursuant to the Board’s instructions, Genworth’s management confirmed that it would enter into a 45-day exclusivity agreement with Company A.

On December 16, 2015, Company A and Genworth entered into an exclusivity agreement, which provided for the parties to engage in exclusive negotiations regarding the L&A Plus LTC Separation Transaction for a period of 45 days. The exclusivity agreement provided that it would automatically extend for an additional 30 days if Company A and Genworth continued to engage in good faith negotiations with respect to a potential transaction and neither party had terminated such discussions or the exclusivity agreement by the end of such initial 45-day period. The exclusivity agreement also provided that Genworth could, in all cases, participate in discussions and negotiations with, and furnish information concerning Genworth and its subsidiaries and businesses to, any third party that submitted an unsolicited proposal to acquire all of the outstanding shares of Genworth common stock. It also permitted Genworth to enter into a definitive agreement with respect to such a transaction, subject to a requirement that Genworth reimburse Company A for a portion of its transaction expenses in certain circumstances. This exclusivity agreement was subsequently extended four separate times. It was extended on January 29, 2016 for an additional 30 days. On February 26, 2016, it was extended through March 21, 2016 pursuant to an agreement that also added an exception allowing Genworth to sell its term life new business platform to Pacific Life Insurance Company (which we refer to as “Pacific Life”). On April 1, 2016, it was extended through May 20, 2016, and on June 1, 2016, it was extended through June 30, 2016. The exclusivity agreement expired on June 30, 2016 without further extension.

Also on December 16, 2015, representatives of Company A and Genworth met with representatives of the Virginia Bureau of Insurance to introduce them to the concept of the L&A Plus LTC Separation Transaction.

On January 15, 2016, the Board engaged Richards, Layton & Finger, P.A. (which we refer to as “RLF”) to serve as its Delaware counsel with respect to the L&A Plus LTC Separation Transaction and Genworth’s review of strategic alternatives.

Also on January 15, 2016, representatives of Company A and Genworth met with representatives of the New York Department of Financial Services to introduce them to the concept of the L&A Plus LTC Separation Transaction.

On January 21, 2016 and January 22, 2016, representatives of Company A and Genworth met with representatives of the Virginia Bureau of Insurance and the Delaware Department of Insurance, respectively, to discuss with them the L&A Plus LTC Separation Transaction. Following these meetings, representatives of Company A and Genworth met again with representatives of the Virginia Bureau of Insurance and the Delaware Department of Insurance, individually and in groups, at various times while they were negotiating the proposed L&A Plus LTC Separation Transaction.

During the period from January 4, 2016 to June 21, 2016, Genworth and Company A remained engaged in negotiations regarding the proposed L&A Plus LTC Separation Transaction. Throughout this time, Company A and Genworth proposed many different iterations of the L&A Plus LTC Separation Transaction and the material terms of that transaction. During this time, the Board and, after it was established in March 2016, the Strategic Transactions Committee, comprised of independent directors (which we refer to as the “STC”) (the formation of which is described below), was kept apprised of material developments with respect to the discussions and negotiations relating to the L&A Plus LTC Separation Transaction. On several occasions, the Non-Executive Chairman of the Board, James S. Riepe, participated directly in discussions with representatives of Company A regarding the material terms of the proposed L&A Plus LTC Separation Transaction. Board or STC meetings at which the L&A Plus LTC Separation Transaction and the ongoing discussions with Company A were discussed among the directors and with management and the financial and legal advisors of Genworth and the Board or the STC, as applicable, were held 12 times between January 26, 2016 and June 6, 2016.

On January 12, 2016, Genworth’s management delivered to Genworth’s executives and employees working directly on the proposed L&A Plus LTC Separation Transaction guidelines prepared by Weil prohibiting any discussion between Genworth executives and Company A concerning post-closing employment by Company A or the terms thereof unless expressly permitted by the Board.

From August 5, 2015 to February 4, 2016, Genworth’s closing stock price declined from $5.65 to $2.79.

On February 4, 2016, Genworth announced its fourth quarter 2015 results, which included a $194 million after-tax charge associated with its universal life insurance products, following its annual review of life insurance assumptions during the fourth quarter. Genworth also announced its plans to initiate the U.S. Life Restructuring. Genworth indicated these actions were focused on addressing LTC insurance legacy block issues that continued to pressure ratings across the organization. Genworth also announced its decision to suspend all sales of traditional life insurance and fixed annuity products in the first quarter of 2016, due to challenges selling these products with less competitive ratings, low market share, low new business returns, and the capital intensive nature of these products.

Following the February 4, 2016, announcement, S&P downgraded Genworth Holdings to B and Moody’s downgraded Genworth Holdings from Ba1 to Ba3. S&P publicly stated that its downgrade was attributable to Genworth Holdings’ continued less-than-adequate financial flexibility (due to its reliance on the dividend capacity of its international mortgage insurance subsidiaries and holding company cash to fund its debt-servicing requirements of approximately $260 million annually, as well as debt repayment requirements). Similarly, Moody’s stated that its downgrade resulted from (i) the deterioration in the financial flexibility of Genworth Holdings which was somewhat offset by Genworth’s recent announcement that it was exploring options to separate and isolate its LTC insurance business, (ii) Genworth Holdings’ modest dividend capacity in the aggregate from its insurance subsidiaries, relative to its debt load and (iii) Genworth Holdings’ large upcoming debt maturities in 2018, and especially 2020 and 2021.

From February 4, 2016 to February 17, 2016, Genworth’s closing stock price declined from $2.79 to $1.93.

In February 2016, following Genworth’s decision to suspend sales of its traditional life insurance and annuity products and informed by past discussions with representatives of Pacific Life during Genworth’s previous Life and Annuity Transaction auction in which Pacific Life participated, Mr. McInerney contacted a representative of Pacific Life to explore whether Pacific Life would be interested in acquiring Genworth’s term life insurance new business operations. On April 25, 2016, Genworth entered into an agreement to sell its term life insurance new business platform to Pacific Life. The sale was completed on June 24, 2016 for $29 million in cash.

In February 2016, representatives of Genworth and Company A negotiated, among other things, the economic terms of the proposed L&A Plus LTC Separation Transaction and ways in which greater certainty could be provided to Genworth with respect to the expected proceeds to be received as a result of the completion of the L&A Plus LTC Separation Transaction. Among other things, Genworth negotiated for Company A to absorb the changes to the purchase price that otherwise would have resulted by giving effect to the announced statutory reserve charges and further to increase its price by $300 million, such that the projected purchase price would be approximately $1.7 billion. Representatives of Genworth also negotiated for Company A to provide more certainty around the proceeds to Genworth Holdings and increase the share of any potential future distributions from the LTC insurance business that would be retained by Genworth’s stockholders.

In March 2016, following Genworth’s request for an increased price for the L&A businesses, a representative of Company A notified Genworth that, as a result of findings from its ongoing due diligence of Genworth and based on its valuation model, Company A reduced the proposed purchase price for the L&A businesses by $150 million and the proposed aggregate ceding commission to be paid to GLIC and its subsidiary by $54 million. However, Company A indicated that it was willing to offset this reduction by increasing the strategic premium included in its valuation model by $50 million, absorbing statutory reserve charges that were announced in February 2016 and creating an additional $31 million of value to Genworth by making certain adjustments to the intercompany transactions contemplated as part of the L&A Plus LTC Separation Transaction. Also in March 2016, Company A and Genworth negotiated, among other things, a “fixed price” construct for the L&A Plus LTC Separation Transaction and mechanisms to increase certainty of expected proceeds to Genworth, including the introduction of a “collar” that would require Company A to bear the risk of up to $300 million in further deterioration of the financial condition of the L&A businesses (including inherent short-term volatility in the variable annuity block) prior to the closing. The introduction of the “collar” mechanism caused Company A to reduce its proposed purchase price by an additional $50 million. These changes collectively had the effect of reducing the projected purchase price to approximately $1.3 billion.

On March 31, 2016, representatives of Genworth and Company A met in Dover, Delaware, with representatives of the Delaware Department of Insurance to further discuss with those representatives the proposed terms and merits of the L&A Plus LTC Separation Transaction as well as the desired timeline for that transaction.

In April 2016, Company A and Genworth negotiated, among other things, the economic terms of the “performance share” and “priority share” in GLIC and the terms that would govern the ongoing management and administration of GLIC after the closing. Company A and Genworth also continued to negotiate the economic terms of the transaction, the potential “fixed price” construct, the treatment of earnings from the L&A businesses between the signing of the definitive agreement with respect to the L&A Plus LTC Separation Transaction and the closing, and other terms of that transaction. During these discussions, Company A informed Genworth that it was further reducing its price by 50% of the projected earnings from the L&A businesses during the period from the signing of a definitive agreement with respect to the L&A Plus LTC Separation Transaction and the closing of the transaction, which was calculated by the parties to represent a further reduction of approximately $8 million.

On April 11, 2016, representatives of Genworth and Company A met in New York, New York, with representatives of the New York Department of Financial Services. On April 20, 2016, representatives of Genworth and Company A met in Wilmington, Delaware, with representatives of the Delaware Department of Insurance. During both meetings, Genworth and Company A reviewed the Restructuring that would be required under the L&A Plus LTC Separation Transaction.

On April 28, 2016, representatives of Genworth and Company A again discussed the proposed terms of the L&A Plus LTC Separation Transaction with representatives of the Delaware Department of Insurance. During that meeting and in subsequent conversations, representatives of the Delaware Department of Insurance raised questions and potential concerns with respect to the terms of the L&A Plus LTC Separation Transaction, including specifically: the management, capital position and financial condition of GLIC after the closing; the interplay between Genworth’s continued economic interest in the LTC insurance business through the priority share and the performance share and the ongoing need for GLIC to pursue regulatory approval for rate increases with respect to the LTC insurance business; and the benefits to policyholders of LTC insurance policies written by GLIC under the proposed L&A Plus LTC Separation Transaction.

After that meeting, Genworth and Company A continued to discuss potential alternative terms with respect to the L&A Plus LTC Separation Transaction. On May 19, 2016, representatives of Genworth and Company A met with representatives of the Delaware Department of Insurance, the New York Department of Financial Services, the North Carolina Department of Insurance and the Virginia Bureau of Insurance. During that meeting, the regulators raised a number of questions and concerns regarding the L&A Plus LTC Separation Transaction, including with respect to the difficulty in approving the Restructuring (including the full separation of the L&A businesses from the LTC insurance business). Specifically, the regulators focused on the need for a simultaneous contribution of capital to GLIC or another transaction that would provide value to GLIC in exchange for transferring its ownership in GLAIC to an upstream subsidiary of Genworth such that GLAIC would no longer be a subsidiary of GLIC, and the interplay between the potential economic benefits to Genworth and Company A of the proposed L&A Plus LTC Separation Transaction and the ongoing need for GLIC to pursue regulatory approval for rate increases with respect to the LTC insurance business.

After the May 19, 2016 meeting, Genworth and Company A continued to discuss and negotiate potential terms of a L&A Plus LTC Separation Transaction. These discussions included proposals whereby Genworth would no longer have any continued economic interest in the LTC insurance business after the closing; the LTC insurance business would be sold for no consideration and all of the potential economic benefits with respect to the LTC insurance business would inure to the benefit of LTC policyholders or to both the LTC policyholders and Company A. Genworth and Company A also had additional discussions with the insurance regulators with respect to the proposed L&A Plus LTC Separation Transaction.

On June 10, 2016, representatives of Genworth and Company A met in Dover, Delaware, with representatives of the Delaware Department of Insurance and on June 15, 2016, they met in Richmond, Virginia, with representatives of the Virginia Bureau of Insurance. During both meetings, Genworth and Company A proposed potential solutions aimed at addressing the concerns expressed by certain U.S. state insurance regulators with respect to completing the unstacking and the reliance on regulatory approval for rate increases with respect to the LTC insurance business. Immediately after the conclusion of the Delaware meeting, Genworth’s representatives (without Company A) continued their meeting with representatives of the Delaware Department of Insurance regarding alternatives to the L&A Plus LTC Separation Transaction. During this second part of the meeting, Genworth informed the Delaware Department of Insurance of the potential of a sale of the entire company to China Oceanwide.

On June 16, 2016, at a meeting between representatives of Genworth’s management and Willkie, on the one hand, and Company A and its legal counsel, on the other hand, representatives of Company A indicated that it was no longer interested in proceeding with the L&A Plus LTC Separation Transaction on its then current terms. Instead, Company A proposed to separate the sale of the L&A businesses, which it proposed to complete in 2016, from the sale of the LTC insurance business and the related transfer of operational assets and personnel as contemplated by the L&A Plus LTC Separation Transaction, which it proposed to complete in 2017, and then only if Company A and Genworth were able to negotiate mutually acceptable terms with respect to such sale and receive reasonable assurances from the relevant insurance regulators that such sale was not objectionable from a regulatory perspective. Under this proposal, Company A would proceed with the acquisition of Genworth’s L&A businesses (i.e. a transaction similar in substance to the previously considered Life and Annuity Transaction), and such acquisition would not be contingent on the completion, or affected by the abandonment, of the subsequent acquisition of the LTC insurance business. After such meeting with Company A, representatives of Genworth and Willkie had a telephone conversation with representatives of the Delaware Department of Insurance in which the status of the transaction was discussed. On that call, representatives of the Delaware Department of Insurance again expressed concerns regarding the unstacking and indicated that they could not provide reasonable assurances that GLIC would receive regulatory approval to dividend all of the proceeds from the sale of the L&A businesses to Genworth Holdings without a significant capital infusion or other transaction that would contribute to GLIC fair value that was comparable to that of the L&A businesses being sold, and that the Delaware Department of Insurance would need to analyze fully any specific proposal Genworth presented to it with respect to any such dividends in light of GLIC’s capital position and prospects. After receiving such feedback, Genworth’s management, with the assistance of its financial and legal advisors and after discussion with the STC, determined to focus its efforts with Company A on structuring a potential transaction in connection with which Genworth could obtain regulatory approval for a “partial unstacking” in which Genworth would be permitted to dividend out of GLIC an amount equal to approximately 50% of the proceeds of the sale of the L&A businesses. The goal of such a partial unstacking would be to provide Genworth with cash in an amount sufficient to allow it to repay its debt maturing in 2018.

On June 21, 2016, Company A sent Genworth a new written proposal for the acquisition of the L&A businesses under the L&A Plus LTC Separation Transaction on the terms that had been discussed by the parties. The proposed purchase price for such businesses had been reduced by an additional $56 million from the price proposed by Company A in April 2016, to approximately $1.247 billion, and the “collar” had been eliminated. The proposed ceding commissions to be paid to GLIC and its subsidiary in connection with the related reinsurance transactions had also been reduced, to an aggregate of $175 million. The proposal also included the sale to Company A of Genworth’s investment management operations for no additional consideration.

On June 28, 2016 and June 30, 2016, respectively, representatives of Genworth met in Wilmington, Delaware, with representatives of the Delaware Department of Insurance and in Richmond, Virginia, with representatives of the Virginia Bureau of Insurance. During those meetings, Genworth presented to the regulatory representatives the details and potential timing of a transaction with Company A similar in substance to the previously considered Life and Annuity Transaction and how the sale of GLAIC would fit into Genworth’s long-term debt strategy. Genworth also offered a brief update as to the status of the proposed transaction with China Oceanwide.

While Genworth and Company A were engaged in these negotiations, a number of other developments occurred.

Initiation of Discussions with China Oceanwide and Company D

In May 2015, representatives of Willis Securities, Inc. (which we refer to as “Willis Capital Markets & Advisory”), a financial advisor engaged by China Oceanwide USA Holdings Co. Ltd., an indirect subsidiary of China Oceanwide, contacted Mr. McInerney by email to indicate that China Oceanwide was interested in a potential transaction with Genworth. From May 2015 to January 2016, several interactions took place between Willis Capital Markets & Advisory and Mr. Pehota during which Mr. Pehota expressed on several occasions that Genworth would be receptive to considering a potential transaction with China Oceanwide under acceptable terms and conditions. In November 2015, Willis Capital Markets & Advisory reaffirmed China Oceanwide’s interest in Genworth and requested a meeting with Mr. McInerney.

In addition, in January 2016, a representative of Company D informed a representative of Goldman Sachs that Company D was interested in exploring a potential purchase by Company D of all the outstanding shares of Genworth common stock. No specific price was stated.

On January 28, 2016, Mr. McInerney and Mr. Pehota met at Genworth’s headquarters in Richmond, Virginia, with Mr. Xiaoxia Zhao, President and Chief Executive Officer of China Oceanwide’s insurance group, Mr. Xuan Wang, a Vice President of China Oceanwide’s insurance group and representatives of Willis Capital Markets & Advisory, to discuss China Oceanwide’s potential interest in a transaction involving Genworth, and facts regarding China Oceanwide. At that meeting, representatives of China Oceanwide expressed an interest in a transaction involving Genworth, but did not make any proposal. The representatives of China Oceanwide and Willis Capital Markets & Advisory indicated to Messrs. McInerney and Pehota that China Oceanwide had sufficient available cash to complete an acquisition of all of Genworth common stock, that its preliminary view of Genworth’s aggregate value was approximately $3 billion, and that it might be willing to deploy additional capital to Genworth’s subsidiaries to support the LTC insurance business. At the end of the meeting, the parties agreed to have another discussion after Genworth’s upcoming earnings release. After the meeting, Mr. McInerney briefed Mr. Riepe on the details of the meeting.

On February 5, 2016, the Board received from China Oceanwide a preliminary, non-binding indication of interest to purchase all of the issued and outstanding shares of Genworth common stock for an aggregate purchase price of $3 billion subject, among other things, to the completion of a due diligence investigation of Genworth, including actuarial reviews of the reserves relating to Genworth’s LTC insurance, life insurance and annuity and U.S. mortgage insurance businesses. Messrs. McInerney and Zhao and their respective financial advisors spoke briefly that same day regarding China Oceanwide’s interest in a transaction involving Genworth. During that call, Mr. Zhao reiterated China Oceanwide’s interest in the transaction on the potential terms discussed at the January 28, 2016 meeting and representatives of Goldman Sachs and Lazard agreed to circulate certain questions to China Oceanwide to further Genworth’s ability to assess China Oceanwide’s proposal.

On February 6, 2016, representatives of Lazard and Goldman Sachs sent an email to representatives of Willis Capital Markets & Advisory requesting, among other things, that China Oceanwide clarify certain aspects of its proposal prior to a meeting of the Board that was scheduled for February 17-18, 2016. Specifically, the email requested that China Oceanwide provide: (i) an explanation of the due diligence investigation of Genworth that China Oceanwide had completed to date based on publicly available documents; (ii) a confirmation of the merger consideration that China Oceanwide proposed to pay in connection with the merger on both an aggregate and per share basis; (iii) details regarding the expected sources of financing for the amounts that China Oceanwide would be required to pay in connection with the merger, including confirmation that liquid cash resources were available to China Oceanwide for this purpose; (iv) a description of the expected strategy for Genworth’s businesses under China Oceanwide’s ownership; (v) a description of China Oceanwide’s expectations and assumptions for Genworth’s ratings under China Oceanwide’s ownership, including China Oceanwide’s plans to achieve any targeted ratings and the capital available to China Oceanwide to achieve such ratings; (vi) confirmation of China Oceanwide’s understanding that Genworth would not enter into a definitive agreement with China Oceanwide with respect to the merger without a meaningful reverse termination fee that would be payable by China Oceanwide to Genworth if the merger failed to close under certain circumstances; (vii) a description of China Oceanwide’s plans for Genworth’s management team; (viii) an explanation of China Oceanwide’s relationship, and any previous discussions China Oceanwide had, with regulators in the United States, particularly U.S. state insurance regulators; (ix) confirmation that China Oceanwide has no state-related or government ownership; (x) a description of China Oceanwide’s plan and timetable for completing its due diligence investigation of Genworth; and (xi) a confirmation of the legal, accounting and actuarial advisors that China Oceanwide had engaged in connection with the proposed merger.

On February 16, 2016, a representative of Willis Capital Markets & Advisory responded in writing on behalf of China Oceanwide to the requests made by Lazard and Goldman in their February 6, 2016 email. In this writing, the representative of Willis Capital Markets & Advisory confirmed that: (i) China Oceanwide had completed preliminary diligence based on publicly available information; (ii) the merger consideration proposed by China Oceanwide was $3 billion in the aggregate, which China Oceanwide calculated to equate to approximately $6.03 per share based on public share count information available to it; (iii) the merger consideration would be payable in cash; (iv) the merger consideration would be funded through cash-on-hand at China Oceanwide and its affiliates, for which China Oceanwide represented to have over $20 billion in cash, cash equivalents and available-for-sale assets; (v) China Oceanwide planned to continue, support and expand Genworth’s existing operations; (vi) China Oceanwide was still evaluating the ratings it expected for Genworth under China Oceanwide’s ownership, but that it generally expected them to be consistent with the ratings Genworth held prior to its most recent downgrades in November 2014; (vii) China Oceanwide was prepared to offer terms regarding a “customary” reverse termination fee in connection with the merger; (viii) China Oceanwide expected to retain Genworth’s management team and to rely on them to operate the business; (ix) it had engaged in discussions regarding the regulatory approval process with attorneys who had experience with U.S. state insurance regulators; (x) China Oceanwide had no state-related or governmental ownership; (xi) China Oceanwide expected to complete its due diligence investigation of Genworth within four weeks after being granted access to requested information; and (xii) China Oceanwide had engaged advisors to help it evaluate, negotiate and consummate the merger.

That same day, Mr. McInerney spoke with Messrs. Zhao and Wang regarding the information provided by the representative of Willis Capital Markets & Advisory on behalf of China Oceanwide.

On February 17, 2016, the Board received a new proposal from Company D. This proposal provided Genworth with two options. The first option was for Company D to purchase all of the issued and outstanding shares of Genworth common stock for a purchase price of $3.50 per share conditioned on, among other things, the parties obtaining regulatory approval for a dividend of at least $1.8 billion to be paid by GLIC, and the separation and isolation of the LTC insurance business from Genworth’s other businesses. The second option was for Company D to make a $750 million preferred equity investment in Genworth, which would be secured by a lien on the shares of Genworth’s U.S. mortgage insurance holding company. Each of these options was subject to additional due diligence to be conducted by Company D.

On February 17, 2016, Genworth’s closing stock price was $1.93.

At a meeting of the Board held on February 17-18, 2016, which was also attended by members of Genworth’s management and representatives of Goldman Sachs, Lazard, Willkie, Weil, and RLF, representatives of Weil and RLF reviewed with the Board the fiduciary duties of the directors when evaluating a strategic opportunity (including the sale of all of the outstanding shares of Genworth common stock). In addition to discussions about the status of negotiations with Company A regarding the L&A Plus LTC Separation Transaction, the Board discussed with management and Genworth’s advisors the terms of the proposals made by China Oceanwide and Company D. The discussion included, among other things, a brief accounting of recent insurance industry precedent transactions involving Chinese acquirors and some of the challenges faced by the parties in those transactions, including difficulties in obtaining regulatory approvals to complete the acquisitions and negative ratings implications resulting from those transactions. A representative of Goldman Sachs also led a discussion regarding Genworth’s financing and debt repayment options and indicated that, in its current financial position, Genworth’s refinancing alternatives were limited. At the end of the meeting, the Board instructed management to continue negotiations with Company A regarding the L&A Plus LTC Separation Transaction and, concurrently, to work with China Oceanwide and Company D to facilitate their due diligence investigation of Genworth.

In addition, during the Board’s meeting, the Board received an update regarding ongoing federal securities law class actions then pending in both the United States District Court for the Eastern District of Virginia, relating to Genworth’s LTC insurance business (which we refer to as the “LTC Class Action”), and in the United States District Court for the Southern District of New York, relating to Genworth Australia’s mortgage insurance business (which we refer to as the “Australia MI Class Action”). Weil (which is also counsel to Genworth in the LTC Class Action) and Dentons US LLP (Genworth’s outside counsel in the Australia MI Class Action) led separate discussions regarding the merits of the claims asserted in the LTC Class Action and the Australia MI Class Action, respectively, and the status of those actions. Simpson Thacher & Bartlett LLP (which served as outside counsel to a committee of the Board that reviewed certain stockholder demands that the Board has received (which we refer to as the “Demand Committee”) relating to the events and circumstances underlying the LTC Class Action and the Australia MI Class Action, which we refer to as “Simpson Thacher”), also joined for a portion of the meeting to discuss the Demand Committee’s review of a stockholder demand relating to events and circumstances underlying the LTC Class Action, including the Demand Committee’s investigation into underlying facts with the assistance of Simpson Thacher, and the Demand Committee’s recommendation with respect to the merits and likelihood of success of potential derivative claims that the stockholder alleged should be filed on behalf of Genworth against various directors and officers.

During the week of February 21, 2016, representatives of Genworth sent draft confidentiality agreements to representatives of each of China Oceanwide and Company D. Each of these drafts included a “standstill”

provision that applied to debt and equity securities of Genworth that would restrict China Oceanwide and Company D from acquiring or taking other specified actions with respect to such securities unless invited to do so by the Board.

On February 27, 2016, representatives of Company D provided comments to the confidentiality agreement to representatives of Willkie. Between February 27, 2016 and March 3, 2016, Genworth and Company D negotiated the terms of such confidentiality agreement. On March 3, 2016, Company D executed the final negotiated draft of such confidentiality agreement, which included a “standstill” provision that applied to debt and equity securities of Genworth.

On February 29, 2016, representatives of Goldman Sachs and Lazard had a telephone conversation with representatives of Willis Capital Markets & Advisory in which Willis Capital Markets & Advisory (i) again confirmed China Oceanwide’s interest in engaging in the merger, and (ii) provided an update on China Oceanwide’s expectations regarding the timing of the proposed merger. Willis Capital Markets & Advisory advised Genworth that China Oceanwide had decided to engage Sullivan & Cromwell LLP (which we refer to as “Sullivan & Cromwell”) as its legal advisor and Citigroup Global Markets Asia Limited (which we refer to as “Citi”) as a financial advisor in addition to Willis Capital Markets & Advisory, in connection with the merger.

On February 29, 2016, Genworth’s closing stock price was $2.12.

On March 1, 2016, representatives of Willis Capital Markets & Advisory delivered a preliminary due diligence request list to representatives of Goldman Sachs, Lazard and Willkie on behalf of China Oceanwide.

On March 2, 2016, representatives of China Oceanwide’s advisors provided to representatives of Genworth’s advisors comments on the proposed confidentiality agreement. Between March 2, 2016 and March 4, 2016, Genworth and China Oceanwide negotiated the terms of the confidentiality agreement. On March 4, 2016, China Oceanwide, through one of its subsidiaries, entered into the final negotiated draft of this confidentiality agreement, which included a “standstill” provision that applied to debt and equity securities of Genworth.

Also on March 4, 2016, representatives of Goldman Sachs and Lazard had a telephone conversation with representatives of Willis Capital Markets & Advisory and Citi regarding China Oceanwide’s due diligence process and the expected timeline of the proposed merger. In addition, Genworth granted China Oceanwide and Company D access to a secure online data room in order for them to begin their due diligence investigation of Genworth’s non-public information.

Also, on March 4, 2016, Genworth commenced a consent solicitation with respect to its outstanding debt securities in order to amend the terms of the indenture pursuant to which such debt securities were issued to facilitate a potential sale of all or part of Genworth’s L&A businesses and increase Genworth’s flexibility to pursue other potential strategic alternatives. The consent solicitation was successfully completed on March 22, 2016.

From March 4, 2016 through March 6, 2016, representatives of Genworth, Goldman Sachs, Lazard and Willkie had discussions with representatives of Company D regarding the potential implications of Genworth’s consent solicitation process to Company D and its proposal.

On March 15, 2016, Genworth received a letter from Company D in which Company D expressed its continued interest in engaging in a transaction involving Genworth and requesting that Genworth provide it access to additional information in connection with its due diligence investigation of Genworth.

At a meeting of the Board held on March 16, 2016 and March 17, 2016, which was also attended by members of Genworth’s management and representatives of Goldman Sachs, Lazard, Willkie, Weil and RLF, the Board reviewed, among other things, the status of its discussions with Company A regarding the L&A Plus LTC Separation Transaction and the indications of interest received from China Oceanwide and from Company D. At the conclusion of the meeting, the Board directed management to continue negotiations with Company A with respect to the L&A Plus LTC Separation Transaction but also to engage with China Oceanwide and Company D with respect to their respective proposals to purchase all of Genworth and to explore with Genworth’s primary U.S. state insurance regulators the viability of an acquisition of Genworth by China Oceanwide. Also at this meeting of the Board, Genworth’s management reviewed with the Board the March projections (see the section entitled “ —Certain Genworth Unaudited Financial Projections,” beginning on page [●]).

In addition, during the Board’s meeting on March 17, 2016, Simpson Thacher joined for a portion of the meeting to further discuss the Demand Committee’s review and consideration of the stockholder demand relating to events underlying the LTC Class Action, which had been previously discussed with the Board at its meeting on February 17-18, 2016, in light of an agreement by Genworth to settle the LTC Class Action, which had been publicly announced on March 11, 2016. During this discussion, the Board determined that the settlement of the LTC Class Action did not change the Demand Committee’s recommendation or the Board’s prior conclusions with respect to the merits and likelihood of success with respect to potential derivative claims on behalf of Genworth relating to the events and circumstances underlying the LTC Class Action. After Simpson Thacher departed the meeting, the Board engaged in a further discussion regarding the status of the LTC Class Action settlement and the Australia MI Class Action, as well as two additional stockholder demands relating to the events and circumstances underlying the LTC Class Action and the Australia MI Class Action, which the Board determined to refer to the Demand Committee for a review and recommendation.

At this same meeting, the Board unanimously approved the formation of the STC comprised solely of independent directors. The purpose of the STC was to evaluate the strategic direction of Genworth, including potential strategic transactions involving Genworth, and to report and make recommendations to the full Board with respect to any such strategic transaction.

On March 22, 2016, at the direction of the Board, Mr. McInerney sent a letter to China Oceanwide in which he informed China Oceanwide that the Board was concerned with the risk that China Oceanwide would be unable to complete a potential acquisition of Genworth in light of the fact that it had no prior experience with either U.S. insurance company acquisitions or U.S. state insurance regulators. He also informed China Oceanwide that the Board had instructed Genworth’s management to have discussions about China Oceanwide’s proposal with Genworth’s primary U.S. state insurance regulators to solicit their views about the viability of China Oceanwide’s proposed acquisition of Genworth and the likelihood that it would be able to obtain necessary regulatory approvals to complete such an acquisition. In the letter, Mr. McInerney requested that China Oceanwide provide to Genworth additional information regarding China Oceanwide’s ownership, organizational structure, sources of funds, certain financial statements, and future plans for Genworth’s businesses to facilitate discussions with regulators. Mr. McInerney encouraged China Oceanwide to continue its due diligence investigation of Genworth through its review of information that was made available to it through the secure online data room, but also notified China Oceanwide that in-person meetings and further diligence discussions between the parties would not be held until Genworth had received favorable input from its insurance regulators regarding the proposed merger.

Between March 22, 2016 and the execution of the merger agreement on October 21, 2016, Genworth was generally engaged in regular formal and informal discussions, and otherwise communicated regularly, with its principal U.S. state insurance regulators regarding the strategic alternatives being considered by Genworth, including the transactions that were discussed during that time with Company A and the viability of China Oceanwide as a potential acquiror of Genworth.

Termination of discussions with Company D

On March 29, 2016, representatives of Company D met with representatives of Genworth to discuss matters relating to Company D’s due diligence investigation of Genworth. After this meeting, Genworth did not receive any proposals, indications of interest or material inquiries from Company D.

Ongoing Discussions with China Oceanwide and Company A

On April 6, 2016, representatives of Willis Capital Markets & Advisory, on behalf of China Oceanwide, delivered to representatives of Lazard additional information regarding China Oceanwide, including information regarding its ownership, organizational structure, financial condition, sources of funding and its future plans for Genworth’s businesses.

On April 19, 2016, the STC held a meeting at which members of management and representatives of Goldman Sachs, Lazard, Willkie, Weil and RLF were present. During this meeting, the members of the STC and Genworth’s advisors discussed, among other things, the status of discussions with Company A regarding the terms of the L&A Plus LTC Separation Transaction, the information provided by China Oceanwide, and the potential viability of an acquisition of Genworth by China Oceanwide. The STC and Genworth’s advisors also discussed possible concerns that may be raised by Genworth’s U.S. state insurance regulators with respect to China Oceanwide’s proposed acquisition of Genworth. Following this discussion, the STC directed management to request a meeting with the Virginia Bureau of Insurance to discuss China Oceanwide’s proposal.

On April 28, 2016, Genworth announced its financial results for the first quarter ended March 31, 2016. From April 28, 2016 to April 29, 2016, Genworth’s stock price increased from $2.86 to $3.43.

The STC met on May 6, 2016, and the full Board met on May 11, 2016 and May 12, 2016, in each case, with members of management and Genworth’s advisors present. At these meetings, the STC and the Board discussed, among other things, Genworth’s ongoing discussions with its principal U.S. state insurance regulators and the concerns they raised with respect to both the proposed acquisition of Genworth by China Oceanwide and the terms that were then being discussed by Genworth and Company A in connection with the L&A Plus LTC Separation Transaction. At the May 11-12, 2016 meeting, the Board appointed another independent director as an alternate member of the STC.

On May 16, 2016, Mr. McInerney had a telephone conversation with Mr. Zhao in which they discussed upcoming meetings planned for that week. On May 17, 2016, representatives of Genworth, China Oceanwide, Willis Capital Markets & Advisory, Citi and Sullivan & Cromwell jointly had a meeting with representatives of the Virginia Bureau of Insurance in which they discussed China Oceanwide’s proposal to acquire Genworth and its plans regarding the operation of Genworth’s businesses after the closing.

On May 18, 2016, representatives of Genworth held due diligence sessions at Genworth’s offices in Richmond, Virginia, with representatives of China Oceanwide. Representatives of Goldman Sachs and Lazard, and representatives of Willis Capital Markets & Advisory, Citi, Sullivan & Cromwell, Willis Towers Watson, actuarial advisor to China Oceanwide, and PricewaterhouseCoopers LLP, an accounting advisor to China Oceanwide, were also present. During such sessions, representatives of Genworth made presentations to China Oceanwide regarding Genworth’s businesses and operations and China Oceanwide asked questions of the representatives of Genworth in connection with its due diligence investigation of Genworth. At the end of these meetings, China Oceanwide indicated that it would continue to conduct its due diligence investigation of Genworth and assess its proposal with respect to the merger. After these meetings, China Oceanwide continued its due diligence investigation of Genworth, and representatives of Genworth made other presentations or answered questions from China Oceanwide regarding different aspects of Genworth’s operations.

On May 20, 2016, representatives of Goldman Sachs and Lazard jointly sent a letter to China Oceanwide in which they set forth Genworth’s expectations regarding any definitive proposal from China Oceanwide with respect to the merger. The letter requested that China Oceanwide provide its revised proposal with respect to the merger by June 10, 2016, and for China Oceanwide to include in such new proposal clarifications regarding certain items, including the amount of, and proposed terms with respect to, the reverse termination fee that would be required to be paid by China Oceanwide to Genworth if the merger agreement were to be terminated under certain circumstances. On May 24, 2016, representatives of China Oceanwide, Willis Capital Markets &

Advisory and Citi met with representatives of Genworth and discussed the potential meetings and discussions that the parties may engage in with Genworth’s insurance regulators in the context of the proposed transaction with China Oceanwide. During this meeting, Willis Capital Markets & Advisory and Citi indicated that it was China Oceanwide’s expectation that Genworth’s continued execution and completion of certain steps with respect to the complete separation of the life insurance and annuity businesses from the LTC insurance business be a closing condition to the proposed transaction with China Oceanwide. During the discussion, Genworth suggested that additional capital would likely be required to facilitate the completion of such separation, and further suggested that at least $250 million might be required in addition to the tax benefits of approximately $175 million from the reinsurance transaction with Protective Life Insurance Company, which Genworth had already committed to the Virginia Bureau of Insurance to execute the restructuring plan for the U.S. life insurance business.

On June 6, 2016, the STC met with members of Genworth’s management and representatives of Goldman Sachs, Lazard, Willkie, Weil and RLF to discuss, among other things, the status of discussions with Company A regarding the L&A Plus LTC Separation Transaction and the status of discussions with China Oceanwide, as well as China Oceanwide’s ongoing due diligence investigation of Genworth. The STC discussed the viability of the merger and decided that Genworth should not request a meeting among Genworth, China Oceanwide and the Delaware Department of Insurance unless and until China Oceanwide provided Genworth with an acceptable revised proposal with respect to the merger, and acceptable supporting documentation regarding China Oceanwide and its financial position and organizational and ownership structures.

On June 15, 2016, China Oceanwide delivered to representatives of Goldman Sachs and Lazard a revised proposal with respect to the merger. The revised proposal reflected a reduction in the merger consideration proposed to be paid by China Oceanwide from approximately $6.03 per share to $5.43 per share. At the time, the proposed merger consideration of $5.43 per share represented a 76% premium to the closing price of Genworth’s common stock on June 14, 2016, the final trading day before the revised proposal was received by Genworth. The revised proposal included, among other things, a commitment by China Oceanwide to contribute an additional $250 million to facilitate the complete separation of the LTC insurance business from Genworth’s other businesses, contingent on such separation being completed at or prior to the closing of the merger. The revised proposal was also conditioned on, among other things: (i) pre-signing confirmation from relevant rating agencies that, without any additional action or capital contributions by Genworth or China Oceanwide, certain of Genworth subsidiaries’ ratings would be upgraded by at least one “notch” from their current ratings after giving effect to the separation of the LTC insurance business from Genworth’s other businesses; and (ii) the entry into employment agreements with key members of Genworth’s executive management team. The revised proposal also contemplated additional pre-signing joint discussions with relevant insurance regulatory authorities in the U.S. and internationally, including in Canada and Australia. Finally, it contemplated reciprocal termination and reverse termination fees equal to $112 million, or approximately 4% of the proposed aggregate transaction consideration. The reverse termination fee would be payable by China Oceanwide in the event it failed to obtain any PRC regulatory approvals necessary for the completion of the merger. In connection with its revised proposal, China Oceanwide requested that Genworth agree to negotiate with China Oceanwide on an exclusive basis for a period of not less than 30 days.

On June 15, 2016, Genworth’s closing stock price was $3.15.

On June 21, 2016, Company A sent Genworth the new written proposal for the acquisition of the L&A businesses described above under option 1 of the L&A Plus LTC Separation Transaction.

On June 23, 2016, the STC held a meeting at which members of Genworth’s management and representatives of Goldman Sachs, Lazard, Willkie, Weil and RLF were present. The STC discussed the proposal made by Company A on June 21, 2016 pursuant to which it had offered to acquire only Genworth’s L&A businesses. The STC determined that it was willing to consider a sale of only the L&A businesses to Company A, so long as it retained flexibility to negotiate a sale of all of Genworth to China Oceanwide or any other bidder that made a similar proposal. Mr. McInerney conveyed these terms to representatives of Company A on June 24, 2016.

Also at the June 23, 2016 meeting held by the STC, representatives of Genworth’s management, Goldman Sachs, Lazard, Willkie and RLF provided an update to the STC regarding China Oceanwide’s revised proposal. Following discussion, the STC instructed Genworth’s management and advisors to respond to China Oceanwide’s proposal to address the issues discussed with the STC at this meeting, including: (i) concerns regarding China Oceanwide’s ability to obtain required insurance regulatory approvals to complete the merger, including as a result of issues regarding its financial wherewithal to complete the merger and any relationships it may have with PRC governmental authorities; (ii) the reasons for the reduction in the proposed merger consideration; (iii) the proposed pre-signing condition relating to Genworth’s ratings; and (iv) the proposed termination and reverse termination fees.

Also on June 23, 2016, at the direction of the STC, Genworth sent a letter to representatives of China Oceanwide in which Genworth, among other things: (i) requested that China Oceanwide deliver to Genworth a substantially complete draft of a “Form A” application for the acquisition of control by China Oceanwide and its controlling persons of Genworth’s regulated insurance subsidiaries in a form that China Oceanwide would expect to deliver to insurance regulators, together with audited financial statements for China Oceanwide and confirmation that there is no direct or indirect ownership of China Oceanwide by the government of the PRC; (ii) requested that China Oceanwide explain its rationale for the reduction in the proposed merger consideration from approximately $6.03 to $5.43 per share; (iii) informed China Oceanwide that the achievement of ratings upgrades should not be a condition to the transaction; (iv) proposed that the termination fee be reduced to 2.5% of the proposed aggregate transaction consideration to be paid by Genworth pursuant to the merger (such 2.5% equaling approximately $70 million), that the reverse termination fee be increased to 10% of the proposed aggregate transaction consideration to be paid by China Oceanwide pursuant to the merger (such 10% equaling approximately $280 million) and that the reverse termination fee be payable by China Oceanwide to Genworth if China Oceanwide fails to obtain any regulatory approval required to be obtained by it in connection with the merger or if China Oceanwide breaches the definitive transaction agreement; (v) requested confirmation that any additional capital contribution by China Oceanwide to facilitate the unstacking would not reduce the merger consideration to be paid to Genworth’s stockholders; and (vi) proposed a definition of “burdensome condition” that would be used as the standard for determining when China Oceanwide may have a right under the definitive transaction agreement not to close the merger under certain circumstances relating to the regulatory approval process. In its letter, Genworth requested that China Oceanwide complete its due diligence investigation of Genworth and submit its final proposal, including a proposed draft of the merger agreement, by July 15, 2016. Representatives of Goldman Sachs and Lazard had subsequent clarifying conversations with representatives of Willis Capital Markets & Advisory and Citi regarding the matters contemplated by this letter.

On July 1, 2016, Company A sent Genworth a revised proposal with respect to the acquisition of Genworth’s L&A businesses. In such proposal, Company A agreed to exclude from the transaction the acquisition of Genworth’s investment management operations, which would instead remain with Genworth. In lieu of the acquisition of the investment management operations, Company A indicated that it was reducing its purchase price for the L&A businesses by an additional $97 million. The proposal also excluded from the transaction the annuity business written by GLICNY. Company A indicated that this exclusion caused the purchase price to be decreased by an additional $10 million. In addition, Company A indicated in its proposal that, because of what Company A described as a deterioration in its long-term outlook for interest rates and credit experience, it was (i) reducing the purchase price by an additional $50 million and (ii) changing its proposal such that, rather than all cash, Genworth would receive a combination of cash and $150 million of amortizing preferred stock in Company A as consideration for the sale of the L&A businesses.

Also on July 1, 2016, the Board held a meeting at which members of Genworth’s management and representatives of Goldman Sachs, Lazard, Willkie, Weil and RLF were present. Genworth’s management reviewed the current status of the discussions with Company A and China Oceanwide, and the feedback it received from certain of Genworth’s principal U.S. state insurance regulators regarding the proposed transactions. Following this discussion, the Board concluded that Genworth’s management and advisors should continue to negotiate with both Company A and China Oceanwide.

Between July 1, 2016 and July 7, 2016, representatives of Genworth’s management and its advisors had conversations with representatives of Company A and its advisors regarding the purchase price, form of consideration and other aspects of Company A’s July 1 proposal with respect to the acquisition of Genworth’s L&A businesses.

On July 7, 2016, Genworth received from Company A a revised proposal for the acquisition of Genworth’s L&A businesses in which, among other things, Company A increased its price by $100 million and increased the proposed rate of return on the preferred stock it proposed to issue to Genworth in the transaction.

Also on July 7, 2016, Genworth received from China Oceanwide and its advisors: (i) a letter in which it confirmed its proposed price of $5.43 per share, which at the time represented a 131% premium to the $2.35 closing price of Genworth’s shares on July 6, 2016 (the last trading day prior to the date of such letter), indicated that it intended to retire Genworth’s outstanding debt maturing in 2018 in connection with the merger and renewed its request to negotiate with Genworth on an exclusive basis; (ii) an initial draft of a “Form A” application for the acquisition of control by China Oceanwide and its controlling persons of Genworth’s regulated insurance subsidiaries in a form that China Oceanwide expected to deliver to the Delaware Department of Insurance; and (iii) a draft of a proposed merger agreement. The draft of the proposed merger agreement contemplated, among other things, (x) a termination fee to be paid by Genworth equal to 3.75% of the proposed aggregate merger consideration, (y) a reverse termination fee to be paid by China Oceanwide equal to 7.5% of the proposed aggregate merger consideration that would be (a) payable only if the failure of the merger to be consummated resulted from China Oceanwide’s failure to obtain regulatory approvals from governmental authorities in the PRC or from a material uncured breach of the merger agreement by China Oceanwide which led to the failure of a closing condition and (b) secured by either a cash escrow account or a letter of credit to be put in place concurrently with the execution of the merger agreement, a proposed definition of “burdensome condition,” and (z) a condition to China Oceanwide’s obligations to consummate the merger that certain unidentified key employees would remain employed by Genworth through the closing (subject to certain exceptions) and would not have announced an intention not to honor the terms of a new employment agreement that China Oceanwide contemplated to be executed concurrently with the execution of the merger agreement.

On July 10, 2016, the STC met with members of management and representatives of Goldman Sachs, Lazard, Willkie, Weil and RLF. During this meeting, the STC discussed with management and Genworth’s advisors the proposals and information received from Company A and China Oceanwide. A representative of Lazard also reported on a recent discussion with Mr. Lu Zhiqiang, the Chairman and President of China Oceanwide (to whom we refer as “Chairman Lu”), which took place on July 8, 2016, when such representative was in Beijing, China on matters unrelated to Genworth, during which Chairman Lu conveyed China Oceanwide’s seriousness in pursuing a transaction with Genworth. After discussion, the STC directed Genworth’s management to: (i) complete its due diligence investigation of China Oceanwide in order to decide whether to move forward with discussions with Genworth’s principal U.S. state insurance regulators and Genworth’s rating agencies regarding China Oceanwide’s proposal; and (ii) inform Company A that Genworth required that the proposed consideration for the sale of the L&A businesses be all cash, that the proposal include a “collar” or similar mechanism to protect Genworth against further deterioration in the purchase price of GLAIC due to the proposed true-up mechanism, and that the transaction result in at least $600 million of unrestricted cash proceeds being available to Genworth to be used to repay outstanding indebtedness. Genworth informed Company A of these responses through a letter that was sent to Company A on July 11, 2016.

On July 13, 2016, representatives of Genworth’s management, China Oceanwide and their respective financial and legal advisors met to discuss the terms of China Oceanwide’s proposed transaction. During such meeting, representatives of Willkie discussed with representatives of Sullivan & Cromwell the additional information that should be added to the draft of an illustrative Delaware “Form A” application provided by China Oceanwide on July 7, 2016. The parties discussed the information, including the status of China Oceanwide’s preparation of financial statements, that would be submitted to regulators in connection with the regulatory approval process relating to the merger. The parties also discussed, among other things, the proposed definition of “burdensome condition” and the implications of that definition on the regulatory approval process in connection with the merger, and the size of the termination fee and the reverse termination fee and the circumstances in which such fees would be payable. Representatives of Genworth also rejected the inclusion of any condition relating to the continued employment of any Genworth employees. Finally, the parties discussed a process in which Genworth and China Oceanwide would jointly approach Genworth’s principal U.S. state insurance regulators, as well as Moody’s and S&P, in order to obtain their preliminary assessments regarding the merger. In addition, the representatives of China Oceanwide indicated that Chairman Lu would like to invite members of Genworth’s management team to Beijing, China in the near future. The representatives of China Oceanwide also indicated that Chairman Lu had requested the view of Genworth’s management regarding how additional capital to be contributed by China Oceanwide could be used to optimize Genworth’s operations assuming the completion of the merger. At the end of the meeting, representatives of China Oceanwide reiterated to Genworth its request for exclusivity. Following the meeting, on the same day, representatives of Willkie sent representatives of Sullivan & Cromwell a list of items and questions regarding the draft of the illustrative Delaware “Form A” application.

On July 14, 2016, Genworth sent a letter to China Oceanwide confirming the parties’ agreement to approach Genworth’s principal U.S. state insurance regulators, as well as Moody’s and S&P, in order to obtain their preliminary assessments regarding the merger. The letter also stated that Genworth’s management team was developing the requested plan regarding additional capital, and that the members of Genworth’s management team may visit Beijing, China in the near future.

On July 19, 2016, representatives of Sullivan & Cromwell delivered to representatives of Willkie a draft “Form A” application for the acquisition of GLICNY that it expected to submit to the New York Department of Financial Services. Representatives of Willkie provided comments on such draft application on July 20, 2016.

On July 20, 2016, representatives of Genworth, China Oceanwide and their respective advisors met in Wilmington, Delaware, with representatives of the Delaware Department of Insurance. In that meeting, the parties discussed with representatives of the Delaware Department of Insurance information regarding China Oceanwide and the information included in the draft “Form A” application, which was provided to the Delaware Department of Insurance prior to the date of such meeting.

On July 21, 2016, Messrs. McInerney, Zhao and Wang, along with Genworth’s and China Oceanwide’s respective financial and legal advisors, met with representatives of the New York Department of Financial Services to discuss China Oceanwide and its potential acquisition of Genworth. In that meeting, the respective representatives of Genworth and China Oceanwide discussed with representatives of the New York Department of Financial Services information regarding China Oceanwide and the information included in the draft “Form A” application, which was provided to the New York Department of Financial Services prior to the date of such meeting.

On July 22, 2016, representatives of Genworth, China Oceanwide and their respective financial advisors had a joint telephone conference with S&P in which they introduced the potential acquisition of Genworth by China Oceanwide. The parties held a similar telephone conference with Moody’s on July 28, 2016.

On July 22, 2016, Company A sent a letter to Genworth in which it revised its proposal to acquire Genworth’s L&A businesses. In it, Company A proposed that all of the consideration it was willing to pay to acquire the L&A businesses would again be in the form of cash. It also agreed to include a mechanism through which Company A would bear the risk on the first $100 million of potential deterioration in GLAIC’s total adjusted capital through the closing so long as Genworth would bear the next $100 million of potential deterioration and would acquire, concurrently with the execution of the definitive agreement in connection with such transaction, an interest rate hedge in which Company A would bear no risk to reduce potential volatility in GLAIC’s total adjusted capital. Company A also indicated that, subject to the outcome of additional discussions it hoped to have with Genworth’s U.S. state insurance regulators, it was prepared to agree to Genworth’s right to terminate the transaction if it did not receive regulatory approval to receive at least $600 million in unrestricted cash proceeds as a dividend from GLIC in connection with the transaction.

On July 25, 2016, representatives of Genworth and its advisors had another telephone conference with Moody’s during which they discussed the merger and the potential impacts of the merger on Genworth’s ratings. Later that day, representatives of Genworth and China Oceanwide met and discussed the merger and their views regarding the earlier discussion with Moody’s.

The Board held a meeting on July 26, 2016 and July 27, 2016. Members of Genworth’s management team and representatives of Goldman Sachs, Lazard, Willkie, Weil and RLF were also present. At that meeting, the Board discussed, among other things, the latest developments and open issues with respect to the ongoing discussions with Company A and China Oceanwide, the valuation implications of each transaction, and the strategic transactions that Genworth might consider if neither the Life and Annuity Transaction nor the China Oceanwide transaction could be completed. Considering the risk of a continuing decline in the value of the L&A businesses due to the persistent low interest rate environment and the risk of potential changes of assumptions associated with the L&A businesses, as well as the perception at that time that there was less execution risk associated with a potential transaction with Company A, the Board considered the possibility of a transaction with Company A on a standalone basis or in combination with a transaction with China Oceanwide. Also at this meeting of the Board, Genworth’s management reviewed with the Board the July projections (see the section entitled “ —Certain Genworth Unaudited Financial Projections,” beginning on page [●]).

On July 28, 2016, Genworth and China Oceanwide entered into a letter agreement pursuant to which Genworth agreed to engage S&P for its rating evaluation services in connection with the merger and China Oceanwide agreed to reimburse Genworth for all fees and expenses payable in connection with such engagement, subject to the terms of such letter agreement.

On August 1, 2016, Messrs. Riepe and McInerney had a conference call with Messrs. Zhao and Wang during which they discussed the status of Genworth’s evaluation of China Oceanwide and the merger, the material terms of the merger as proposed by China Oceanwide, including the size of the reverse termination fee and the circumstances in which it would be payable, the fact that Genworth had previously conducted an auction process, and continued to consider an alternative transaction, for the sale of its L&A businesses and that such transaction could yield $600 million of unrestricted cash proceeds available to Genworth to repay outstanding debt, and that the Board considered such an alternative transaction to be more likely to be consummated than the merger with China Oceanwide. Messrs. Riepe and McInerney informed Messrs. Zhao and Wang that the Board was considering entering into an agreement to sell the L&A businesses to another counterparty pursuant to such alternative transaction, and that Genworth would still be interested in the sale of Genworth to China Oceanwide after its completion of such sale.

On August 2, 2016, Mr. McInerney spoke by telephone with Mr. Zhao. During that conversation, Messrs. McInerney and Zhao discussed the possibility that Genworth forego the sale of the L&A businesses and, in order to induce Genworth to forego such a potential transaction and replace the $600 million in liquidity that would otherwise have been available to Genworth following such a sale, China Oceanwide could consider making a $600 million minority equity investment or investment via other instruments that are convertible into an equity stake investment in Genworth. Genworth subsequently proposed general terms of this potential investment to China Oceanwide, through their respective advisors specifying, among other things, that the investment would be made at the signing of a merger agreement.

On August 2, 2016, Genworth announced its financial results for the second quarter ended June 30, 2016.

Beginning on August 3, 2016, the market price of Genworth’s common stock began to rise. Between the closing of the stock market on August 2, 2016 and the closing of the stock market on October 21, 2016 (which we refer to as the “relevant period”), the last trading day before Genworth and China Oceanwide announced the entry into the merger agreement, the market price of Genworth’s stock increased from $2.75 per share to $5.21 per share. From time to time during the relevant period, the Board and its financial advisors reviewed the trading movements of Genworth’s common stock and observed that there were no obvious factors directly related to Genworth or its financial performance that would explain the price increase in Genworth’s stock price during the relevant period.

On August 5, 2016, China Oceanwide, through one of its subsidiaries, entered into a hold harmless undertaking with Genworth Australia pursuant to which China Oceanwide acknowledged and accepted the terms of Genworth Australia’s consent to Genworth’s disclosure to China Oceanwide and its affiliates of certain of Genworth Australia’s nonpublic confidential information. On August 17, 2016, China Oceanwide, through one of its subsidiaries, entered into a confidentiality agreement with Genworth Canada. After these agreements were executed, each of Genworth Canada and Genworth Australia provided China Oceanwide access to confidential information, and China Oceanwide conducted a due diligence investigation of each of Genworth Australia and Genworth Canada.

On August 8, 2016, in connection with China Oceanwide’s due diligence of Genworth, Genworth’s management provided China Oceanwide and its financial advisors with the March projections (see the section entitled “—Certain Genworth Unaudited Financial Projections,” beginning on page [●]).

Between August 9, 2016 and August 12, 2016, members of Genworth’s management team traveled to Beijing, China to meet with Chairman Lu and other representatives of China Oceanwide. A representative from Willis Capital Markets & Advisory was also present at some of the meetings between Genworth’s management team, Chairman Lu and other representatives of China Oceanwide during this visit. During those meetings, the members of Genworth’s management team discussed with Chairman Lu and the other representatives of China Oceanwide their respective businesses and China Oceanwide’s potential plans for Genworth following its acquisition. During the meetings, Chairman Lu confirmed that China Oceanwide was committed to reaching a definitive agreement with Genworth with respect to the merger. Chairman Lu also informed the members of Genworth’s management team that China Oceanwide would not be interested in acquiring Genworth if Genworth were to sell its L&A businesses. Members of Genworth’s management team discussed with Chairman Lu Genworth’s capital needs, including its need to have access to available funds to repay its debt maturing in 2018 and Genworth’s concerns regarding the ability of China Oceanwide to consummate the merger. Certain members of Genworth’s management, Chairman Lu and the other representatives of China Oceanwide discussed the previously proposed $600 million equity investment in Genworth by China Oceanwide. Because of the need to obtain regulatory approval for an equity investment of that size, Genworth’s management proposed an alternative in which China Oceanwide would purchase from Genworth $600 million in aggregate principal amount of convertible notes concurrently with the signing of the merger agreement, the proceeds of which would be used by Genworth to repay outstanding debt if the merger agreement was terminated under a scenario where the Genworth termination fee was not owed to China Oceanwide.

On August 15, 2016, the STC met with members of management and representatives of Goldman Sachs, Lazard, Willkie and RLF to discuss the status of discussions with Company A and China Oceanwide, and whether Genworth should continue to negotiate with both Company A and China Oceanwide concurrently.

On August 22, 2016, representatives of Willkie sent to representatives of Sullivan & Cromwell a draft term sheet summarizing Genworth’s proposal with respect to the merger. Among other things, the term sheet contemplated that, concurrently with the execution of the merger agreement, China Oceanwide would purchase $600 million in aggregate principal amount of senior unsecured notes and warrants issued by Genworth. The term sheet also provided, among other things, proposals regarding the definitions of “company material adverse effect” and “burdensome condition” for the merger agreement, and contemplated a termination fee of $100 million and a reverse termination fee of $250 million (subject to reduction based on the value of the senior unsecured notes and warrants upon issuance at signing). The reverse termination fee would be payable if the merger failed to be completed due to the failure by China Oceanwide to obtain any regulatory approvals or because of an uncured material breach of the merger agreement by China Oceanwide which led to the failure of a closing condition. The draft term sheet also indicated that Genworth was willing to enter into an exclusivity agreement with China Oceanwide with respect to any potential transaction involving the acquisition of all outstanding shares of Genworth common stock. The exclusivity period would end on August 31, 2016.

On August 23, 2016, Genworth’s management delivered to Genworth’s executives and employees working directly on the proposed merger with China Oceanwide, guidelines prepared by Weil prohibiting any discussion between Genworth executives and China Oceanwide concerning post-closing employment by China Oceanwide or the terms thereof unless expressly permitted by the Board. These guidelines were substantively similar to the guidelines previously distributed on January 12, 2016 related to Company A and served as a reminder to Genworth’s executives and employees that the guidelines remained in place.

On August 24, 2016, Genworth’s closing stock price was $4.24.

On August 25, 2016, Mr. McInerney met with Mr. Zhao when both were in San Diego, California, to attend a national meeting of the National Association of Insurance Commissioners (which we refer to as the “NAIC”). In that meeting, Mr. McInerney discussed with Mr. Zhao the information that Mr. Zhao intended to present regarding China Oceanwide to U.S. state insurance regulators who were gathered at the meeting.

On August 25, 2016, representatives of Sullivan & Cromwell sent to representatives of Willkie a markup of the term sheet relating to the merger. Among other things, the markup deleted the warrants to be issued by Genworth, amended the proposed economic and repayment terms of the senior notes and provided that the senior notes would not be acquired by China Oceanwide concurrently with the execution of the merger but would only be acquired if the merger agreement was terminated in certain circumstances. It also included proposed changes to the definitions of “company material adverse effect” and “burdensome condition” in the merger agreement and reverted to China Oceanwide’s prior proposal that the termination fee and reverse termination fee be reciprocal ($105 million each). The reverse termination fee would only be payable if the merger failed to be completed because of China Oceanwide’s failure to obtain required regulatory approvals from governmental authorities in the PRC, or if China Oceanwide committed a material uncured breach of the merger agreement, which led to the failure of a closing condition. The draft term sheet reintroduced for discussion the previously proposed condition relating to the continued employment of certain unidentified key employees of Genworth. It also contained China Oceanwide’s request for Genworth and China Oceanwide to enter into an exclusivity agreement, by September 1, 2016, with respect to any alternative acquisition proposal involving Genworth (as defined in the proposed draft term sheet from Sullivan & Cromwell), including any potential transaction involving the acquisition of all outstanding shares of Genworth common stock, the duration of which was to be further negotiated. Genworth did not agree to any exclusivity arrangement with China Oceanwide.

On the same date, representatives of Genworth had a telephone conference with representatives of China Oceanwide, during which representatives of Genworth and China Oceanwide discussed Genworth’s policy that prohibited any discussion between Genworth executives and China Oceanwide concerning post-closing employment by China Oceanwide or the terms thereof unless expressly permitted by the Board. The representatives of China Oceanwide indicated that China Oceanwide did not have operations in the U.S. and a key component of the proposed transaction with Genworth would be to have the ability to retain its current management team and leverage their expertise in the post-closing operations of Genworth. China Oceanwide therefore wanted to have some assurances that such management team will continue with Genworth post-closing. In response, Mr. McInerney stated if China Oceanwide required further assurances in terms of post-closing commitments from employees, it should provide in the merger agreement for such arrangements to be negotiated between signing and closing, assuming the parties were able to come to terms on the definitive documents.

On August 26, 2016, representatives of Genworth, Willkie, Goldman Sachs and Lazard spoke with representatives of China Oceanwide, Sullivan & Cromwell, Willis Capital Markets & Advisory and Citi to negotiate the terms reflected in the draft of the term sheet proposed by China Oceanwide on August 25, 2016.

Among other things, the representatives of Genworth and its advisors did not agree with China Oceanwide’s proposal regarding the definitions of the “company material adverse effect” and “burdensome condition,” the terms relating to the termination fee and reverse termination fee or the inclusion of a condition regarding continued employment of Genworth executives or employees.

On that same date, Genworth provided projections to S&P’s Ratings Evaluation Service for its use in developing indicative ratings under two financial scenarios. On September 28, 2016, at the request of China Oceanwide, Genworth provided updated projections, including updated financial scenarios, to representatives of S&P’s Ratings Evaluation Service. The first scenario used a pro forma projection which was substantially similar to the September projections and, in addition, assumed a $525 million China Oceanwide capital contribution to facilitate the unstacking and a $600 million China Oceanwide capital contribution to retire Genworth’s debt due in 2018 but did not include any purchase accounting adjustments related to the China Oceanwide transaction or any improvement in interest rates. The second scenario used the same projections as under the first scenario projections but included an additional $600 million China Oceanwide capital contribution to retire a portion of additional debt due in 2020 and 2021 for a total debt reduction of $1.2 billion.

Between August 25, 2016 and August 29, 2016, Mr. Zhao informed Mr. McInerney that, because the $600 million investment could not be structured as an acquisition of equity securities in Genworth without obtaining regulatory approvals prior to its consummation, China Oceanwide was no longer interested in pursuing such an investment, but that China Oceanwide remained committed to entering into a definitive agreement with respect to the merger.

On August 29, 2016, the STC met to discuss the status of the discussions with China Oceanwide and the relevant rating agencies and regulators regarding the merger. Members of Genworth’s management team and representatives of Goldman Sachs, Lazard, Willkie and RLF also participated in the meeting. At the end of the meeting, the STC instructed Genworth’s management and advisors to work toward agreeing to terms on a definitive merger agreement with China Oceanwide.

On August 31, 2016, representatives of Willkie sent a revised draft of the merger agreement to representatives of Sullivan & Cromwell. The merger agreement reflected Genworth’s positions regarding the key issues in the transaction, including the deletion of the proposed condition regarding the continued employment of key executives and employees. No further discussions regarding such a condition occurred thereafter.

On September 1, 2016, Messrs. McInerney and Zhao spoke by telephone to discuss the latest developments in respect of the merger. During the call, Messrs. McInerney and Zhao discussed: (i) the per share merger consideration proposed to be paid by China Oceanwide in the merger and the shrinking premium that it represented relative to the increasing market price of Genworth’s shares; (ii) the status of Genworth’s implementation of its multi-year rate action plan with respect to the LTC insurance business; and (iii) the size of the reverse termination fee being negotiated by the parties, the parties’ differing views regarding when such reverse termination fee would be payable and the implications of these differences on the allocation between the parties of the risk that China Oceanwide would be unable to obtain required U.S. state insurance regulatory approvals to complete the merger. At the end of this discussion, Messrs. McInerney and Zhao agreed to defer discussions regarding the merger consideration and the reverse termination fee until the other key terms of the merger agreement had been substantially agreed.

Between September 1, 2016 and September 16, 2016, representatives of Genworth, Willkie, Goldman Sachs and Lazard, at the direction of the STC and the Board, negotiated the other terms of the merger agreement and related transaction documents with representatives of China Oceanwide, Sullivan & Cromwell, Willis Capital Markets & Advisory and Citi. Among other things, such negotiations included discussions regarding the definition of burdensome condition, the scope of the parties’ obligations to obtain regulatory approvals, including the size and timing of China Oceanwide’s capital contribution to Genworth and the allocation of risk related to, and Genworth’s obligations with respect to, Genworth Australia and Genworth Canada. During this period, the representatives of Sullivan & Cromwell and Willkie also exchanged drafts of the merger agreement.

On September 8, 2016, representatives of Genworth met with representatives of the Delaware Department of Insurance in Dover, Delaware. During such meeting, representatives of Genworth provided the representatives of the Delaware Department of Insurance with an update regarding the negotiation of the material terms of the transaction with China Oceanwide and an update on Genworth’s diligence of China Oceanwide.

On September 9, 2016, Genworth and China Oceanwide entered into a confidentiality agreement in order to facilitate the review by Genworth and its advisors of certain confidential information with respect to China Oceanwide and its potential controlling persons. Also on that date, representatives of Sullivan & Cromwell sent to representatives of Willkie revised drafts of the application for approval to acquire GLICNY that China Oceanwide expected to submit to the New York Department of Financial Services.

On September 12, 2016, representatives of Genworth, China Oceanwide, Willkie, Willis Capital Markets & Advisory, Citi, and Sullivan & Cromwell met with representatives of the New York Department of Financial Services to discuss China Oceanwide’s revised draft Form A application and related submissions. The parties discussed with the New York Department of Financial Services additional information that might be required to be provided by China Oceanwide in connection with the regulatory approval process related to the merger and other potential considerations relating to such application. On September 13, 2016, the New York Department of Financial Services provided comments and questions to China Oceanwide and Genworth regarding the draft submissions.

On September 12, 2016, the STC held a meeting with representatives of Goldman Sachs, Lazard, Willkie, Weil and RLF to receive an update from management regarding the status of the merger and certain related draft transaction documents in connection therewith, including the draft merger agreement. Genworth’s management also updated the STC regarding meetings with U.S. state insurance regulators in connection with the merger as well as new potential LTC insurance claim reserve increases that Genworth expected to record in the third quarter of 2016.

Between September 12, 2016 and October 21, 2016, at the direction of the Board, representatives of Genworth and Willkie met and spoke regularly with representatives of China Oceanwide and Sullivan & Cromwell to discuss the regulatory approval process in connection with the merger. Representatives of Genworth and China Oceanwide, including their respective advisors from time to time, jointly corresponded and met with Genworth’s regulators to discuss China Oceanwide’s draft applications and the information regarding China Oceanwide and its affiliates and potential controllers that had been or would be required to be provided to such regulators in connection with the regulatory approval process relating to the merger. This process included, among other things, meetings or conferences between Genworth and its principal U.S. state insurance regulators in Delaware, New York, North Carolina and Virginia, a supervisory college of insurance regulators who have oversight over Genworth’s insurance business in various jurisdictions, the Australian Prudential Regulation Authority (with respect to Genworth Australia), the Office of the Superintendent of Financial Institutions (with respect to Genworth Canada) and Fannie Mae and Freddie Mac (with respect to US MI).

On September 14, 2016 and September 15, 2016, representatives of Genworth, Goldman Sachs, Lazard and Willkie met with representatives of Company A and their advisors to negotiate unresolved issues relating to the definitive transaction agreement in connection with the sale of the L&A businesses to Company A. During that meeting, the parties discussed Company A’s proposal that GLAIC enter into an interest rate hedging transaction, as a condition to Company A’s execution of definitive documents, to limit Company A’s downside risk of the “fixed purchase price” proposed by Genworth, which could result from a reduction of GLAIC’s total adjusted capital prior to the closing of the proposed transaction with Company A.

Also on September 14, 2016, representatives of Genworth and China Oceanwide met with representatives of the Virginia Bureau of Insurance to provide an update on negotiations between Genworth and China Oceanwide.

On September 15, S&P announced that it downgraded the life insurance subsidiaries of Genworth from ‘BB’(Marginal) to ‘BB-’(Marginal). According to S&P, the downgrade was a result of its heightened concern around the increased concentration of Genworth’s LTC insurance business as new life insurance and annuity sales had been halted earlier in the year. S&P noted that it expected Genworth’s LTC insurance premiums to represent 85% of the group’s total future premiums and noted that Genworth’s LTC insurance business represented 84% of its total policy liabilities, and further that Genworth’s financial risk profile was less-than-adequate.

On September 16, 2016, representatives of Genworth, Goldman Sachs, Lazard and Willkie met with representatives of China Oceanwide, Sullivan & Cromwell, Willis Capital Markets & Advisory and Citi to discuss the parties’ plans with respect to upcoming meetings with the Delaware Department of Insurance regarding the regulatory approval process in connection with the merger. At that meeting, representatives of Genworth also presented to representatives of China Oceanwide the September projections (which are described in more detail under “—Certain Genworth Unaudited Financial Projections,” beginning on page [●]) as adjusted to account for the impact of a $1.125 billion capital contribution by China Oceanwide to Genworth and certain illustrative impacts related to accounting for the transaction, which also included the new potential LTC insurance claims reserve increases, then under review, and other charges that Genworth anticipated to record and announce in connection with the announcement of financial results for the third quarter of 2016. Specifically, the representatives of Genworth informed the representatives of China Oceanwide that Genworth was anticipating an increase of LTC insurance claim reserves by approximately $400 million to $450 million pre-tax, resulting in an after-tax charge to earnings of $260 million to $300 million, as well as a non-cash charge of $275 million to $375 million primarily related to deferred tax assets that were not expected to be utilized before their expiration.

Also, on September 16, 2016, Company A sent a letter to Genworth with a revised proposal for the acquisition of Genworth’s L&A businesses. The new proposal reduced the amount that Company A was proposing would be hedged by Genworth in connection with the sale, proposed an accelerated timetable for effecting the acquisition of the L&A businesses that were held by GLIC through a reinsurance transaction with an affiliate of Company A (rather than the intercompany reinsurance of such business from GLIC to GLAIC prior to the sale of GLAIC to Company A), indicated that Company A would be willing to enter into a definitive agreement with respect to the transaction that included a provision allowing Genworth to terminate the agreement, subject to the payment of a termination fee, in order to accept a proposal from a third party with respect to a sale of all of the outstanding common stock of Genworth, and indicated a desire to have joint conversations with Genworth’s U.S. state insurance regulators to confirm that they would be supportive of a transaction in which Genworth would receive $600 million in unrestricted cash proceeds from the sale to repay outstanding debt. This was the final written proposal received by Genworth from Company A for the acquisition of the L&A businesses prior to Genworth’s entry into the merger agreement. The proposal contemplated a purchase price for GLAIC that was projected by the parties to be approximately $1.22 billion. This price assumed that Genworth would retain GLAIC’s variable annuity business, which the parties estimated to have a negative value of several hundred million dollars, and was based on Company A’s long-term interest rate assumptions as of that date. Executing the transaction would also have required Genworth and Company A to agree on the scope and terms of the interest rate hedging transaction that Company A required as part of its proposal and for Genworth to incur the costs and expenses of implementing such hedging transaction.

On September 19, 2016, Mr. McInerney spoke by telephone with Mr. Zhao regarding China Oceanwide’s interest in pursuing the merger. During that call, Mr. Zhao indicated that, after discussions with Chairman Lu and after assessing the potential new charges, then under review, that Genworth would be expected to record and announce in connection with the announcement of financial results for the third quarter of 2016, China Oceanwide remained committed to completing the merger for the consideration of $5.43 per share.

Also on September 19, 2016, members of Genworth’s management and representatives of China Oceanwide, Willkie, RLF, Marro and Associates, P.C. (China Oceanwide’s Delaware counsel for regulatory matters), and Sullivan & Cromwell met with representatives of the Delaware Department of Insurance. In that meeting, Genworth indicated that it would be seeking approval for the separation of the L&A businesses from the LTC insurance business in connection with the merger, through a sale of GLAIC by GLIC to a non-insurance company subsidiary of Genworth, with an expected cash purchase price of $700 million. This amount would be funded $175 million by Genworth and $525 million from the capital contribution to Genworth that was contemplated to be paid by China Oceanwide in connection with the merger.

On September 20, 2016, the STC met to discuss the status of the discussions with China Oceanwide and Company A. Members of Genworth’s management team and representatives of Willkie, RLF, Goldman Sachs and Lazard also participated in the meeting.

On September 23, 2016, representatives of Sullivan & Cromwell sent a new draft of the merger agreement to representatives of Willkie. The merger agreement indicated that in light of recent developments in Genworth’s business with potential ratings implications as well as ongoing discussions regarding Genworth and the potential transaction with the ratings agencies, China Oceanwide was reviewing and reconsidering how ratings relevant to the various rated subsidiaries of Genworth should be addressed as part of the merger agreement, including whether a separate ratings condition would be added.

On September 25, 2016, the Board met to discuss the status of the discussions with China Oceanwide and Company A, and the upcoming negotiations of the material deal points that had previously been deferred. Members of Genworth’s management team and representatives of Willkie, RLF, Goldman Sachs and Lazard also participated in the meeting. At this meeting, Genworth’s management presented the September projections (for a description of the September projections and of the Board’s discussion of the September projections, see the section entitled “—Certain Genworth Unaudited Financial Projections,” beginning on page [●]).

On September 28, 2016, Mr. Riepe, Mr. McInerney and other members of Genworth’s management traveled to Beijing, China to discuss the merger, the material outstanding terms of the merger (including the merger consideration and the circumstances in which the reverse termination fee would be payable), the process for completing negotiations with respect to the merger and other matters, with Chairman Lu, Mr. Zhao and other representatives of China Oceanwide. These meetings lasted through September 30, 2016. During these meetings, Mr. Riepe urged representatives of China Oceanwide to increase its proposed per share merger consideration, to which representatives of China Oceanwide responded that it would not be willing to do so, and that it was considering, based in part on advice from its advisors, not proceeding with the transaction at the current price of $5.43 but instead, ceasing all discussions with Genworth, observing the effects of Genworth’s announcement of its anticipated LTC insurance claim reserve charges in connection with the announcement of financial results for the third quarter of 2016, once finalized, on its stock price and business and then re-evaluating its offer at such time. By the end of the meetings, the parties had agreed that the per share merger consideration would not be increased or decreased as a result of the anticipated LTC insurance claim reserves charges under review and expected to be announced in connection with the announcement of financial results for the third quarter of 2016, and that the reverse termination fee would not be payable as a result of the failure of China Oceanwide to obtain non-PRC regulatory approvals if such failure was not caused by a material uncured breach by China Oceanwide of its obligations under the merger agreement which led to the failure of such closing condition.

Also, on September 28, 2016, representatives of Genworth and Willkie negotiated other terms of the merger agreement with representatives of China Oceanwide and Sullivan & Cromwell.

Between October 3, 2016 and October 21, 2016, at the direction of the Board, representatives of Genworth, Willkie, Goldman Sachs and Lazard engaged in regular negotiations with representatives of China Oceanwide, Sullivan & Cromwell, Willis Capital Markets & Advisory and Citi regarding the remaining terms of the merger agreement and the related transaction documents.

On October 7, 2016, representatives of Genworth spoke by telephone with representatives of the Delaware Department of Insurance. During that call, the representatives of the Delaware Department of Insurance gave the representatives of Genworth feedback regarding Genworth’s proposed approach with respect to seeking regulatory approval of the unstacking in connection with the merger, which feedback Genworth’s management team interpreted to be positive.

On October 9, 2016, at a meeting of the Board at which members of Genworth’s management and representatives of Willkie, RLF, Weil, Goldman Sachs and Lazard were present, Genworth’s management presented a revised version of the September projections (for further description of the Board’s discussion of this revised version of the September projections at such meeting, see the section entitled “—Certain Genworth Unaudited Financial Projections,” beginning on page [●]). Also at this meeting, representatives of each of Goldman Sachs and Lazard reviewed with the Board its internal conflicts review process with respect to each of Company A and China Oceanwide, and confirmed that Goldman Sachs or Lazard, as applicable, did not have any conflicts to disclose to the Board that would limit its ability to fulfill its responsibilities, as financial advisors to Genworth.

On October 10, 2016, Messrs. McInerney and Zhao discussed Genworth’s management’s views of its recent discussions with S&P and potential impacts of the merger. After discussion with Mr. Zhao, Mr. McInerney agreed that Genworth would provide a memorandum to Chairman Lu summarizing the views of Genworth’s management. Genworth delivered that memorandum to Chairman Lu on October 12, 2016.

On October 13, 2016, Mr. Zhao confirmed to Mr. McInerney that China Oceanwide was prepared to proceed with the merger.

On October 13, 2016 and October 14, 2016, the Board held a meeting at which members of management and representatives of each of Willkie, Weil, RLF, Goldman Sachs and Lazard were present. At this meeting, the Board further considered and discussed the proposed transaction with China Oceanwide, as well as other strategic alternatives. At the meeting, members of Genworth’s management reviewed with the Board the range of strategic options that had been considered since December 2014, including: the unstacking; a sale of Genworth’s L&A businesses; a sale of its U.S. life insurance businesses, which included its LTC insurance business; and three whole-company transactions. Genworth’s management also provided an update regarding the status of the Life and Annuity Transaction and management’s discussions with Company A, noting that if the Board decided not to proceed with the proposed transaction with China Oceanwide, management would propose pursuing a transaction with Company A similar to the Life and Annuity Transaction. Genworth’s management informed the Board that, taking into account all factors, including the anticipated third quarter charges, expected to be announced in connection with the announcement of financial results for the third quarter of 2016, it was management’s view that the proposed China Oceanwide transaction was more attractive than the Life and Annuity Transaction.

Representatives of Weil and RLF also led a discussion of the Board’s fiduciary duties in the context of a sale transaction, such as the proposed transaction with China Oceanwide, in which Genworth’s stockholders would receive cash consideration for their shares of Genworth common stock and cease to have an interest in Genworth going forward, reminding the directors that they had received presentations regarding their fiduciary duties in the past. Representatives of Weil and RLF also engaged the Board in a discussion of various considerations relevant to the proposed transaction with China Oceanwide, including, among other things, the structure of the proposed transaction, the advice the Board had received from its advisors and management, the execution risks associated with the proposed transaction, potential management conflicts arising from management’s potential future employment by China Oceanwide, Genworth’s leverage and associated ratings declines, the anticipated LTC insurance claims reserve charges, expected to be announced in connection with the announcement of financial results for the third quarter of 2016, the transaction premium relative to Genworth’s stock price, the Board’s two-year-long process exploring strategic alternatives, and whether the Board believed it had obtained the maximum value reasonably attainable for Genworth’s stockholders.

Representatives of Weil and RLF also led a discussion of certain stockholder derivative litigation that had been filed, as well as related stockholder demands the Board had received, each of which the Board had previously discussed, asserting various claims on behalf of Genworth against certain current and former directors and officers of Genworth, and the consideration the Board should give to those claims in the context of the proposed transaction with China Oceanwide. Among other topics, the Board and its legal advisors discussed the merits of the claims, that the plaintiffs in the pending derivative actions brought on behalf of Genworth would lose standing to continue those actions upon the closing of the merger, the possibility of China Oceanwide asserting the claims post-closing, potential value of the claims (assuming, for the sake of discussion, the claims were meritorious), and whether the value of the claims is material in the overall context of the proposed transaction with China Oceanwide. Representatives of each of Weil, RLF and Simpson Thacher (who joined the meeting for this purpose) discussed with the Board each firm’s respective views of the derivative claims. Following this discussion, the Board concluded that the derivative claims were likely not meritorious and therefore of no material value in the overall context of the proposed transaction with China Oceanwide. The Board also concluded that, even if the derivative claims were viable, the potential value of those claims would not be material in the overall context of the proposed transaction with China Oceanwide.

Representatives of Willkie discussed with the Board the terms of the draft merger agreement with China Oceanwide including, among other things, the deal protection provisions, Genworth’s and China Oceanwide’s respective termination rights and the related termination fees, the closing conditions, the provisions relating to the regulatory approval process and China Oceanwide’s efforts to complete the merger, and the terms relating to the interests of Genworth’s management team and other employees in connection with the merger. Representatives of Willkie also summarized the points relating to the merger agreement that remained unresolved between the parties, and the steps that Genworth’s management and Willkie had taken to assess the likelihood that the parties would be able to obtain regulatory approvals necessary to complete the merger. Representatives from Willkie and Genworth’s management also led a discussion of other considerations relevant to the proposed transaction with China Oceanwide, including: the ownership structure of China Oceanwide; the funding of the transaction; the anticipated escrow in the U.S. of the reverse termination fee payable to Genworth in the event China Oceanwide was unable to obtain the requisite PRC regulatory approval or of a material uncured breach of the merger agreement by China Oceanwide which led to the failure of a closing condition; the circumstances under which the Board could assess, negotiate, and/or enter into definitive documents providing for, an unsolicited proposal; feedback received from regulators; potential future ratings downgrades and feedback given by S&P; and China Oceanwide’s anticipated capital contribution following the merger.

Genworth’s management summarized for the Board certain updates management had made to assumptions underlying the previous version of the September projections presented to the Board at the October 9, 2016 Board meeting based on discussions and input received from the Board at that meeting. For a description of the Board’s discussion of the revised projections at this meeting, see the section entitled “—Certain Genworth Unaudited Financial Projections,” beginning on page [●]).

The Board also discussed other potential strategic alternatives available to Genworth, including the auction sale process for the L&A businesses in 2015, Company B’s offer to acquire Genworth’s U.S. life insurance businesses, and Company D’s offer to acquire all of Genworth at a price of $3.50 per share. The Board and its advisors then engaged in a discussion of the relevant merits and risks of these alternatives, as well as Genworth’s anticipated need to engage in some type of strategic action during the forecast period of the revised September projections. Representatives from Goldman Sachs and Lazard advised the Board that if the proposed transaction with China Oceanwide could be secured on acceptable terms it would be a better alternative for Genworth’s stockholders, when compared to all the other potential strategic alternatives considered by the Board, including the alternative of raising capital in the market, which was not believed to be an achievable path for Genworth at that time in light of its limited access to financial markets. Genworth’s management advised that the proposed transaction with China Oceanwide was the best alternative available to Genworth and its stockholders, as compared to Genworth’s management’s current business plan.

The Board engaged in a discussion with Genworth’s management, Goldman Sachs, Lazard, Willkie, Weil and RLF concerning the premium to the current market price represented by the merger consideration, the fact that Genworth’s stock price did not yet reflect charges Genworth expected to announce in connection with the announcement of financial results for the third quarter of 2016 when finalized, and the potential negative impact of those charges on Genworth’s stock price absent a simultaneous announcement regarding the transaction with China Oceanwide. Representatives of Goldman Sachs and Lazard reviewed Genworth’s debt capitalization, historical actual performance measured against projections, and key challenges facing Genworth. Representatives of Goldman Sachs and Lazard, the Board and Genworth’s management discussed, among other things, that: (i)

the L&A businesses were put in runoff as sales had been negatively impacted by significant competition, low interest rates and Genworth’s limited ability to achieve an appropriate return for its stockholders; (ii) with respect to US MI, given the pending charges it was unclear how the ratings would be impacted, the ability of that business to maintain its market share, and additional regulatory pressures; (iii) certain dividends that may be paid to Genworth Holdings from Genworth Australia would be special dividends, subject to the approval of the board of directors of such subsidiary and would require regulatory approval; and (iv) Genworth’s access to financing markets was limited. Representatives from Goldman Sachs and Lazard discussed their respective financial analyses and advised the Board that each of Goldman Sachs and Lazard would update its respective financial analyses to account for the finalized version of the revised September projections, which we refer to in this proxy statement as the Base Forecast (see the section entitled “– Certain Genworth Unaudited Financial Projections,” beginning on page [●]).

Also at the meeting, representatives of RLF discussed with the Board additional factors in connection with the Board’s review of the proposed transaction with China Oceanwide, including the composition of the STC and the quality of the STC’s process, the history of negotiations with Company A, the Board’s retention of outside advisors and the advisors’ respective viewpoints on alternatives available to Genworth, Genworth’s existing capital structure and the inability to access capital due to regulatory constraints which prevented Genworth from further de-leveraging, the execution risk in management’s Base Forecast, certain concerns related to employee morale and attrition, and management’s view that the proposed transaction with China Oceanwide was the best option available for stockholders. Representatives of RLF also reviewed certain downsides to the proposed transaction with China Oceanwide, including execution and regulatory approval risk, and that stockholders would not have the ability to participate in Genworth’s potential future recovery or growth.

Following further discussion, the non-executive directors met in an executive session with representatives of Goldman Sachs and Lazard. During the executive session, the non-executive directors discussed the likelihood of another acquiror emerging who would be willing to pay a higher price in a whole-company transaction. The Board and its advisors discussed that the Board’s consideration of strategic alternatives had been public for over a year, and that the Board had engaged in discussions with every potential acquiror that had approached Genworth. In addition, the representatives of Goldman Sachs and Lazard each discussed how Genworth’s mix of businesses made it difficult to conceive of any other particular acquiror having an interest in acquiring the entire company at the same or a higher price. The non-executive directors further discussed China Oceanwide’s desire to retain management and the fact that management had not had discussions regarding specific employment arrangements with China Oceanwide, although it was generally assumed that the management team would continue to operate Genworth’s businesses following the proposed transaction with China Oceanwide.

Mr. McInerney then joined the executive session. The directors discussed and confirmed that none of the directors had or perceived any conflict of interest that would preclude any director from voting with respect to a transaction with China Oceanwide. Mr. Riepe also discussed the recommendation of the STC that, subject to receiving a fairness opinion and Genworth and China Oceanwide reaching final terms consistent with the discussion presented to the Board, the STC unanimously supported the transaction with China Oceanwide and recommended that the Board approve the transaction, given the challenges facing Genworth. Mr. McInerney also discussed with the Board management’s unanimous recommendation that the proposed transaction with China Oceanwide was the best option for the stockholders. Mr. McInerney discussed, among other things, management’s perspective on the challenges facing Genworth’s businesses, the likely significant decline in Genworth’s stock price that would occur if the reserve charges were announced in connection with the announcement of financial results for the third quarter of 2016 without simultaneously announcing the transaction with China Oceanwide and the unlikelihood of Genworth identifying another acquiror who would be able to consummate a transaction at the same or higher price as the price offered by China Oceanwide.

On October 14, 2016, the STC met with representatives of RLF to discuss, among other things, the proposed merger agreement and certain business and financial considerations in connection therewith. After discussion, the STC concluded that it was prepared to recommend to the Board that it approve the merger agreement and the merger, subject to the satisfactory finalization of the merger agreement and the receipt of fairness opinions from Goldman Sachs and Lazard.

After the October 13, 2016 and October 14, 2016 Board meeting and for the week that followed, representatives of Genworth and Willkie continued to negotiate with representatives of China Oceanwide and Sullivan & Cromwell the terms of the merger agreement and the related transaction agreements, and continued to advance the proposed drafts of China Oceanwide’s regulatory approval applications. Following the Board meeting, Mr. McInerney had a telephone conversation with a representative of Company A. During that conversation, Mr. McInerney informed the representative of Company A that, at the direction of the Board, Genworth was focused on executing a transaction other than the sale of the L&A businesses to Company A. The representative of Company A indicated that Company A remained interested in acquiring the L&A businesses on the terms Company A had previously proposed, but was not willing to increase its proposed purchase price for such businesses or otherwise amend the terms of its proposal.

On October 16, 2016, representatives of China Oceanwide and their advisors requested that Genworth provide China Oceanwide with the most recent projections that Genworth’s management had prepared and delivered to the Board and Genworth’s financial advisors in connection with their evaluation of the merger consideration and the merger. Accordingly, Genworth provided the Base Forecast to China Oceanwide later that day. Between October 16, 2016 and October 20, 2016, representatives of Genworth, China Oceanwide and their advisors had several discussions regarding the Base Forecast and certain questions that China Oceanwide had with respect to the Base Forecast, during which China Oceanwide again raised concerns about whether it would be willing to proceed with the signing of definitive documents at the $5.43 price per share in light of the Base Forecast and further ratings downgrade risk, especially with respect to US MI. As a result of these discussions, Genworth sent a memorandum to China Oceanwide and, subsequently China Oceanwide proposed that the merger agreement include as a condition to China Oceanwide’s obligation to consummate the merger that Genworth shall not have experienced a change, or the public announcement of a change, in the financial strength rating assigned to Genworth Mortgage Insurance Corporation to below “BB (negative outlook)” by S&P, and the parties negotiated the terms of such condition.

On October 20, 2016, representatives of Sullivan & Cromwell informed representatives of Willkie that the escrow account into which China Oceanwide had agreed to deposit the amount of the $210 million reverse termination fee concurrently with the execution of the merger agreement could not be established until the following week. At the meeting of the Board held on the same day, representatives of Willkie relayed this information to the Board.

On October 20, 2016 and October 21, 2016, the Board held a meeting at which members of Genworth’s management and representatives of each of Goldman Sachs, Lazard, Willkie, Weil and RLF were present.

During the portion of the meeting held on October 20, 2016, Genworth’s management informed the Board that there was substantial agreement on the terms of the draft merger agreement, between Genworth and China Oceanwide, and that, despite the strong indication from China Oceanwide that it was considering the possibility of delaying signing a merger agreement until after the LTC insurance claims reserve charge was finalized and publicly announced in connection with the announcement of financial results for the third quarter of 2016 and then offering to purchase Genworth at a lower price, China Oceanwide’s offer price remained at $5.43 per share. A representative of Weil then discussed with the directors of the Board their fiduciary duties in considering the proposed transaction with China Oceanwide, referencing materials previously provided to the Board. The representative from Weil also informed the Board that, since the previous meeting of the Board on October 13-14, 2016, a stockholder who had previously made a litigation demand on the Board, which the Demand Committee was still considering, had filed a new derivative action alleging that her demand had been wrongfully refused by the Board. The representative of Weil then discussed the impact of the new complaint with respect to the Board’s discussion during the October 13-14, 2016 meeting concerning the merits and potential value of the derivative claims in the context of the proposed transaction with China Oceanwide, noting that prior to the meeting he had discussed the new complaint with Simpson Thacher, which concurred with Weil’s views.

A representative of Willkie discussed changes to the merger agreement from the last draft that had been reviewed by the Board. During this portion of the meeting, the Board, members of Genworth’s management and Genworth’s financial and legal advisors discussed, among other things, the risks involved with the ratings condition proposed by China Oceanwide, the U.S. escrow account not having been established and funded and implications and risks of delaying the execution of the merger agreement, including until a time that is after the announcement of Genworth’s anticipated LTC insurance claims reserve charges in connection with the announcement of financial results for the third quarter of 2016.

Representatives of Lazard reviewed with the Board its financial analysis of the merger consideration. A representative of Lazard provided an overview of its financial analysis, which is summarized in the section entitled “—Opinions of Genworth’s Financial Advisors—Opinion of Lazard Frères & Co. LLC,” beginning on page [●]. Lazard then rendered its oral opinion that, as of October 20, 2016, and based upon and subject to the various assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, the merger consideration to be paid to the holders of the outstanding shares of Genworth common stock (other than the excluded shares) was fair, from a financial point of view, to such holders of the outstanding shares of Genworth common stock (other than excluded shares).

Representatives of Goldman Sachs then reviewed with the Board its financial analysis of the merger consideration and the financial analysis used in connection with its fairness opinion, which is summarized in the section entitled “—Opinions of Genworth’s Financial Advisors—Opinion of Goldman, Sachs & Co.,” beginning on page [●]. The representatives of Goldman Sachs then rendered Goldman Sachs’s oral opinion that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, qualifications and limitation on the review undertaken by Goldman Sachs, the merger consideration to be paid to the holders (other than Asia Pacific and its affiliates) of the outstanding shares of Genworth common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

Following further discussion, the Board concluded that the terms of the merger agreement, as presented, were acceptable, but that the Board would not approve the execution of the merger agreement until such time as China Oceanwide had transferred $210 million either into an escrow account with Citibank in the U.S. or to Genworth to be held in escrow for China Oceanwide. The Board agreed to adjourn its meeting to provide Genworth’s management time to resolve the remaining issues with China Oceanwide.

Later that day, the Board reconvened its special meeting. Mr. Riepe stated that Genworth and China Oceanwide had agreed that China Oceanwide would wire the $210 million to Genworth the next day, to be held by Genworth until an escrow account could be opened by China Oceanwide with Citibank, the escrow agent, in the U.S. A representative of Willkie next reviewed with the Board the latest developments in the negotiation of the merger agreement. He also stated China Oceanwide would expect the arrangement between the parties to transfer the $210 million to Genworth to be appropriately documented, which remained to be addressed. Following this discussion, the Board agreed to reconvene the next day at such time as the escrow funds had been received by Genworth and the parties had agreed on final terms of the merger agreement.

The Board reconvened its meeting on October 21, 2016. A representative of Willkie confirmed that the $210 million had been received by Genworth and provided an update on the material changes to the merger agreement since the Board’s update the prior evening, and a summary of the terms of the escrow deposit documentation agreed between Genworth and China Oceanwide. Genworth’s management then confirmed its support of the merger agreement and the transaction with China Oceanwide, and a member of the STC confirmed that the committee supported and recommended that the Board approve the merger agreement and the proposed transaction with China Oceanwide. Following discussion, the Board unanimously (i) determined that the merger was fair to, and in the best interests of, Genworth and its stockholders and approved and declared advisable the merger agreement and approved the merger and the other transactions contemplated thereby, (ii) directed that the merger agreement be submitted to Genworth’s stockholders for their consideration at a stockholders meeting to be called at a future date and (iii) subject to the terms and conditions of the merger agreement, resolved to recommend that the stockholders of Genworth adopt the merger agreement.

After this meeting, representatives of Willkie and Sullivan & Cromwell finalized the merger agreement and other related transaction documents in accordance with the discussions with the Board, and Genworth and China Oceanwide subsequently signed the merger agreement after the close of the market on October 21, 2016. Also on October 21, 2016, each of Goldman Sachs and Lazard delivered their written opinions to Genworth.

On October 23, 2016, the parties to the merger agreement issued a joint press release announcing the merger.

On the same day, Genworth issued a press release announcing preliminary charges for the third quarter of 2016 consisting of (i) an expected $400 million to $450 million pre-tax increase to LTC insurance claim reserves and (ii) an expected non-cash charge of $275 million to $325 million primarily related to deferred tax assets that were not expected to be utilized before their expiration.

Recommendation of the Board

On October 21, 2016, at the conclusion of a meeting of the Board which began on October 20, 2016, and was reconvened and concluded on October 21, 2016, after careful consideration, including discussions with Genworth’s management and its financial and legal advisors, by a unanimous vote of all directors, the Board (including the members of the STC):

•	determined that the merger is fair to, and in the best interests of, Genworth and its stockholders;

•	approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement; and

•	recommended adoption of the merger agreement to the Genworth stockholders.

Therefore, the Board unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement. The Board also unanimously, by those directors present, recommends that you vote “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to Genworth’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

Reasons for the Board’s Recommendation

In evaluating the merger and the terms and provisions of the merger agreement, the Board, including the members of the STC, consulted with Genworth’s management team and outside financial and legal advisors and considered and evaluated a variety of factors. The Board unanimously determined that the merger is fair to, and in the best interests of, Genworth and its stockholders, approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement and recommended adoption of the merger agreement to the holders of Genworth common stock. Our Board believes that, taken as a whole, the following factors support its decision to approve the merger agreement:

•	Review of Strategic Alternatives. The Board has been considering strategic alternatives since December 2014 and, with the assistance of management, its legal advisor and Genworth’s financial and legal advisors, has considered and evaluated a number of proposals from third parties to engage in various strategic transactions. The Board believes that the transaction with Asia Pacific represents the most attractive of the actionable proposals received or likely to be received by Genworth and provides stockholders with the greatest value reasonably attainable for their shares of Genworth common stock.

•	Genworth’s Public Statements Regarding its Consideration of Strategic Alternatives. Genworth publicly expressed its intent to assess strategic alternatives on February 10, 2015, and regularly re-

affirmed to the public its continuing review of strategic alternatives thereafter. Since making this announcement, (i) Genworth has received, and the Board has considered, a number of proposals for all or parts of Genworth, including proposals from potential acquirors originally seeking to acquire certain parts of Genworth and then expanding their expressed interest to the entire company and (ii) Genworth has executed on strategic alternatives which the Board believed enhanced stockholder value. It was the view of the Board, after receiving the advice of its legal advisor and Genworth’s financial and legal advisors, that it was reasonable to conclude that the public nature of the Board’s review of strategic alternatives would have caused any person with an interest in acquiring all or part of Genworth to make that interest known to Genworth, its Board and/or its advisors.

•	Genworth’s Mix of Businesses Makes Another Bidder Unlikely. The Board also considered its discussions with Genworth’s financial advisors during which Goldman Sachs and Lazard discussed how Genworth’s mix of businesses made it difficult to conceive of any other particular acquiror having an interest in acquiring the entire company at the same or a higher price.

•	Contacts with Persons Expressing Interest in Strategic Transactions. With respect to each potential acquiror who approached Genworth in connection with its interest in a potential strategic transaction with Genworth since December 2014, Genworth considered and engaged with such potential acquiror regarding its interest in exploring a transaction.

•	History of Negotiations of Other Whole Company Transactions. Genworth has previously been engaged in discussions and negotiations with each of Company B and Company D regarding a potential acquisition of Genworth by each of them in 2015 and 2016, respectively, and, in connection with the Board’s evaluation of those indications of interest, the Board received assessments from its various advisors as to, among other things, the degree of seriousness of each such party, their respective ability to successfully obtain regulatory approvals and complete a transaction involving Genworth on a reasonable timeframe and the attractiveness to Genworth’s stockholders of those indications of interest. However, after performing due diligence, including management meetings, Company B withdrew its indication of interest to acquire the entire company and Company D (whose indication of interest was at a per share value substantially below that proposed by China Oceanwide) failed to revise or further pursue its indication of interest.

•	History of Negotiations with Company A. Genworth had been engaged in ongoing discussions and negotiations with Company A regarding a potential transaction since November 2014, first with respect to the sale of its L&A businesses and then with respect to the sale of Genworth’s U.S. life insurance business (which was comprised of Genworth’s interest in GLAIC and GLIC and certain other North American assets). However, once the purchase of the U.S. life insurance business was deemed unfeasible by Company A, given regulatory parameters, after performing due diligence and engaging in discussions with insurance regulators, the parties returned to negotiations of a sale of its L&A businesses, which the Board and the STC determined to be less attractive and less beneficial to Genworth’s stockholders than the merger.

•	Transactions Committee. The Board consists entirely of directors who are not officers of Genworth (with the exception of Genworth’s President and Chief Executive Officer, Thomas McInerney) and who are not affiliated with Asia Pacific and the STC consisted of only independent directors (including the Non-Executive Chairman of the Board) since its formation. The merger is the result of a review process which was conducted under the supervision of the Board and the STC, and the Board and the STC, among other things (i) oversaw the negotiation process with respect to the merger agreement, (ii) communicated frequently with Genworth’s management and its financial and legal advisors with respect to the material terms of the merger agreement and (iii) considered alternative transactions to determine whether the proposed merger was fair to, and in the best interest of, Genworth’s stockholders, as more fully described in the section entitled “—Background of the Merger,” beginning on page [●].

•	Retention of Separate Counsel. The Board retained Richards, Layton & Finger, P.A. as its counsel and Genworth retained Willkie Farr & Gallagher LLP and Weil, Gotshal & Manges LLP to assist the Board, including the STC, in its evaluation of strategic alternatives, including the merger with Asia Pacific.

•	Retention of Independent Financial Advisors; Fairness Opinions. Genworth retained Lazard and Goldman Sachs as its independent financial advisors to assist the Board, including the STC, in its evaluation of the merger with Asia Pacific and alternatives thereto. The Board and the STC each held meetings with Lazard and Goldman Sachs on approximately 36 occasions with respect to its evaluation of the strategic alternatives, including approximately 20 times with respect to its evaluation of the merger. The Board considered the financial analyses and opinions, each dated October 21, 2016, of Goldman Sachs and Lazard addressed to the Board as to the fairness, from a financial point of view as of such date, of the per share merger consideration to the holders of Genworth common stock, which opinions were based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications described in such opinions, as more fully described in the section entitled “—Opinions of Genworth’s Financial Advisors,” beginning on page [●].

•	The Merger is a Superior Means to Maximize Stockholder Value. The Board determined that the strategic and financial alternatives reasonably available to Genworth as a standalone company, including executing on Genworth’s standalone plan and strategic alternatives previously considered by the Board, are not likely to result in value to Genworth’s stockholders that would exceed, on a present-value basis, the value of the per share merger consideration.

•	Risks Faced by Genworth. The Board believes that there are significant risks, challenges and uncertainties facing Genworth in the future and that the merger eliminates Genworth’s stockholders’ exposure to those matters and provides them with a full and certain price for their investment in Genworth.

•	The Board considered Genworth’s financial performance in the recent past, including:

•	Genworth’s earnings volatility;

•	Risks of greater regulatory supervision if Genworth’s financial conditions continue to deteriorate; and

•	Genworth’s publicly announced charges and losses and resulting ratings downgrades, including:

•	a $345 million LTC reserve charge and a $517 million goodwill impairment in the third quarter of 2014;

•	S&P’s downgrade of Genworth Holdings from BBB- (investment grade) to BB+ in November 2014;

•	a $478 million LTC active life reserve charge; an increase of statutory reserves of $195 million in GLICNY over time; a $274 million goodwill impairment; and $174 million of Genworth Australia permanent reinvestment tax charges in the fourth quarter of 2014;

•	S&P’s downgrade of Genworth Holdings from BB+ to BB- and Moody’s downgrade of Genworth Holdings from Baa3 (investment grade) to Ba1 on February 10, 2015;

•	a $381 million loss related to the sale of LPI in 2015;

•	a deferred acquisition costs write-down from a life block sale of $296 million and a $198 million statutory reserve charge related to the universal life insurance assumption update in the fourth quarter of 2015;

•	S&P’s downgrade of Genworth Holdings to B and Moody’s downgrade of Genworth Holdings from Ba1 to Ba3 on February 4, 2016; and

•	a $69 million lawsuit settlement in 2016.

•	The Board considered that Genworth’s outstanding debt has significant upcoming maturities in 2018, 2020 and 2021 and that there are limited sources of dividends available and limited access to financing markets to pay debt service, corporate expenses and fund debt maturities, which creates risks that Genworth would not be able to refinance upcoming debt maturities and, instead, would have to depend on, among other things, the successful execution of asset sales to fund such maturities.

•	The Board considered that certain recent negative developments involving Genworth had not yet been publicly disclosed at the time the Board considered the approval of the merger agreement and therefore were not reflected in Genworth’s then current share price or ratings:

•	During the third quarter of 2016, Genworth completed a review of its LTC insurance claim reserves. Genworth made several changes to its assumptions and methodologies primarily impacting claim termination rates, benefit utilization rates and incurred but not reported reserves. As a result of these changes, Genworth determined that an increase in its LTC insurance claim reserves would be required in the third quarter of 2016. Genworth’s previous public announcement in November 2014 of a claims reserve charge by LTC of $283 million caused a decrease in Genworth’s market capitalization of $2.7 billion (approximately 39%) one day following such announcement.

•	In the absence of the transaction with Asia Pacific, the increase in the LTC insurance claim reserves in the third quarter of 2016 that was expected to be announced in connection with the announcement of financial results for the third quarter of 2016 would, in the Board’s view, have significant negative consequences, including that it would have:

•	Placed considerable additional pressure on the feasibility and timing of achieving a partial unstacking of GLAIC in the foreseeable future, if at all;

•	Significantly increased pressure on US MI ratings and other ratings; and

•	Accelerated the need to pursue less attractive asset sale alternatives, including asset sales that could be dilutive to the Genworth stockholders and increase the relative exposure of Genworth to its LTC insurance business.

•	The Board considered a number of additional risks, including:

•	Risks arising from future deterioration of the LTC insurance business;

•	Risks arising from regulators reducing the levels of, slowing the pace of approvals for, or not approving, future long-term care rate actions or benefit reductions;

•	Risks arising from sustained low interest rates which affect the insurance industry broadly and may lead to other industry participants’ desire to divest certain parts of their insurance business that overlap with those of Genworth, which may put further pressure on Genworth’s strategic review process;

•	Risks arising from the deterioration of the value of Genworth’s US MI business while operating with ratings that are lower than competitors;

•	Risks arising from anticipated and potential future changes in capital standards or regulations, including in Canada and Australia;

•	Risks arising from possible future ratings downgrades; and

•	Risks of loss of customers, reinsurance and hedging counterparties that exist at Genworth’s current ratings level and an increase of such risks due to the potential of further ratings downgrades in light of recent developments in the business.

•	Consideration. The Board considered certain factors related to the per share merger consideration and the financial terms of the merger agreement, including:

•	Value of Consideration. The value of the per share merger consideration to be received by Genworth stockholders is $5.43 to acquire all of Genworth’s outstanding capital stock, equivalent to approximately $2.7 billion in the aggregate.

•	Premium to Genworth’s Trading Price. The value of the per share merger consideration represents a premium of approximately 4.2% to the closing price of $5.21 per share of Genworth’s common stock on October 21, 2016, the last trading day before the public announcement of the execution of the merger agreement; 8.3% to the 30-day (as of October 18, 2016) volume weighted average price of Genworth’s common stock; 26.5% to the 90-day (as of October 18, 2016) volume weighted average price of Genworth’s common stock; 123.5% to the closing price per share of Genworth’s common stock on July 7, 2016, the date on which China Oceanwide confirmed its proposal to acquire all of the outstanding shares of Genworth common stock at a purchase price of $5.43; and 131.1% to the lowest trading price per share of Genworth common stock for the period from July 1, 2016 to October 18, 2016 (July 6, 2016).

•	Merger Consideration in Cash. The per share merger consideration will be paid in cash, giving Genworth’s stockholders an opportunity to realize certain value for their investment immediately upon the completion of the merger.

•	Appraisal Rights. Appraisal rights will be available for stockholders who properly exercise their rights under the General Corporation Law of the State of Delaware, which would give these stockholders the ability to seek and be paid in cash a judicially determined appraisal of the “fair value” of their shares of Genworth common stock.

•	The Value of the Per Share Merger Consideration in Light of the LTC Reserve Charges Announced Concurrently with the Announcement of the Merger. The value certain of the per share merger consideration from China Oceanwide offered Genworth’s stockholders even more downside protection when considered against the negative impact on Genworth’s business and its stock price of the LTC reserve charges that were expected to be recorded and announced in connection with the announcement of financial results for the third quarter of 2016. China Oceanwide continued to believe in the value of the merger at the per share merger consideration price after being informed by Genworth of the preliminary details of such LTC reserve charges during the negotiation process, before their public announcement.

•	Terms of the merger agreement. The Board determined that the terms of the merger agreement would maximize the certainty of closing of the merger but would not preclude a person otherwise interested in making a topping bid for Genworth from doing so.

•	Likelihood of Closing. Asia Pacific represents in the merger agreement that it has sufficient funds available to consummate the merger and make the committed capital contributions pursuant to the terms contemplated by the merger agreement and will have available all funds necessary to acquire all of the outstanding Genworth common stock and to pay all fees and expenses in connection therewith.

•	Asia Pacific is obligated to use its reasonable best efforts to take all actions necessary to obtain antitrust and other regulatory approvals, except to the extent such actions would constitute a “burdensome condition,” as described in the section entitled “The Merger Agreement—Conditions to the Merger,” beginning on page [●].

•	Asia Pacific is obligated to contribute a total of $1.125 billion to Genworth as follows: (i) on or prior to the maturity of the outstanding 6.515% senior notes of Genworth due 2018, $600 million, to retire such outstanding debt obligations and (ii) on or prior to the consummation of the unstacking, $525 million, together with the $175 million previously committed by Genworth, to facilitate the unstacking as part of the U.S. Life Restructuring.

•	Reverse Termination Fee. Asia Pacific will pay a termination fee of $210 million if the merger does not close due to Asia Pacific’s failure to obtain required PRC regulatory approvals or in the event of a material uncured breach of the merger agreement by Asia Pacific that results in the failure of the conditions to Genworth’s obligation to close to be satisfied (such amount was deposited with Genworth to be held in escrow contemporaneously with the signing of the merger agreement and later deposited in a U.S. escrow account).

•	Dispute Resolution Mechanics. The merger agreement provides for arbitration in the U.S. under the Delaware Rapid Arbitration Act with respect to any disputes between the parties relating to the payment of the reverse termination fee, which will allow the parties to resolve these disputes in an expedient manner.

•	Conditions to Closing. Certain conditions to closing, including those related to the accuracy of Genworth’s representations and warranties at closing, are subject to a “company material adverse effect” qualification, as described in the section entitled “The Merger Agreement—Representations and Warranties—Material Adverse Effect,” beginning on page [●].

•	Regulatory Due Diligence of Asia Pacific and its Affiliates. Genworth, together with Asia Pacific, submitted to certain of Genworth’s U.S. insurance regulators for review drafts of Asia Pacific’s regulatory applications and other information required to be provided by Asia Pacific as a potential buyer of Genworth, and engaged in extensive discussions (on its own and jointly with China Oceanwide) with those regulators prior to signing. The transaction has been structured with the intention of increasing the likelihood of obtaining regulatory approvals.

•	No Financing Conditions. There are no financing conditions to Asia Pacific’s obligations to complete the merger.

•	Unsolicited Acquisition Proposals. The merger agreement permits Genworth to enter into discussions or negotiations with any party that has made an unsolicited acquisition proposal, and/or furnish to any such party non-public information relating to Genworth between execution of the merger agreement and the time Genworth obtains the requisite company vote if the Board determines in good faith after consultation with its financial advisor and outside counsel that such action is reasonably necessary in order for Genworth’s directors to comply with their fiduciary duties under applicable law.

•	Ability to Terminate the Merger Agreement in Response to a Superior Proposal. The merger agreement permits the Board to withhold, withdraw or modify the Board’s recommendation if the Board determines in good faith after consultation with its outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties under applicable law, subject to certain limited exceptions. The Board may, upon such determination and entering into a definitive agreement providing for a superior proposal, terminate the merger agreement, subject to the payment of a termination fee by Genworth.

•	Termination Fee. A termination fee of $105 million, payable by Genworth, represents approximately 3.75% of the equity value of the transaction. The Board, following the receipt of advice from its and Genworth’s financial and legal advisors, determined that such a fee is reasonable and not preclusive to other potential acquirors.

In the course of its deliberations, the Board also considered certain risks and other potentially negative factors concerning the merger, including:

•	Decrease in the Offer Price. Asia Pacific’s initial indication of interest, made on February 5, 2016, contemplated a purchase price of approximately $6.03 per share ($3 billion in the aggregate) for all of Genworth’s outstanding capital stock. Following due diligence, Asia Pacific’s revised proposal contemplated a purchase price of $5.43 per share. On several subsequent occasions, Genworth requested that China Oceanwide increase the per share merger consideration, which was rejected, in each instance, by China Oceanwide.

•	Regulatory Approval Risk. The merger will require approvals from several insurance regulators including Delaware, Virginia, North Carolina, New York, South Carolina and Vermont; the Office of the Superintendent of Financial Institutions, Australian Prudential Regulation Authority; CFIUS; and Fannie Mae and Freddie Mac, among others. The merger is Asia Pacific’s first insurance transaction in the U.S. and Asia Pacific has limited insurance-related experience. The unstacking and certain transactions contemplated by the U.S. Life Restructuring also require approvals from insurance regulators in Delaware and Virginia. If any of these regulatory approvals are not achieved, Asia Pacific will not be required to close the transaction or pay a reverse termination fee.

•	Lack of Ongoing Participation in Genworth’s Potential Future Earnings or Growth. If the merger is completed, Genworth’s stockholders will no longer hold an interest in Genworth and will not participate in any potential future earnings or growth of Genworth.

•	Increases in interest rates above those rates assumed by management in its base forecast could result in better than expected performance by Genworth.

•	Regulators may approve future long-term care actions/benefit reductions more quickly than anticipated.

•	Potential Failure to Complete the Transaction. The merger may not be completed for a variety of reasons, including the failure of one or more closing conditions to be satisfied, and it is unclear how far in advance of Genworth’s 2018 debt maturity Genworth will know if the closing of the transaction will occur. If the merger is not completed, Genworth may experience negative consequences, including the potential loss of employees, reduction in the trading price of the common stock, erosion of customer and employee confidence in Genworth and an inability to meet its current debt payment obligations in 2018 and beyond.

•	Alternative Acquisition Proposals. Although the Board does not believe that the terms of the merger agreement would preclude a person interested in making an alternative acquisition proposal with respect to Genworth from doing so, or preclude the Board from evaluating such a bid, certain provisions of the merger agreement, including Asia Pacific’s match rights and the termination fee payable by Genworth, may have the effect of discouraging the submission of alternative acquisition proposals.

•	Interim Operating Covenants. The merger agreement places certain restrictions on the conduct of Genworth’s business during the pendency of the merger and these covenants may limit Genworth’s ability to pursue business opportunities that may arise or take other actions it may otherwise wish to take during the pendency of the merger.

•	Possible Disruption of Business. The announcement and pendency of the merger may cause possible disruption to Genworth’s business including distraction of the attention of its management and employees.

•	Interests of Genworth’s Directors and Executive Officers. The directors and executive officers may have potential interests in the transaction that are different from, or in addition to, the interests of the stockholders generally, including, but not limited to, any continuing employment relationships that Genworth’s officers may have in the surviving company.

•	Taxes. The merger will have an impact on Genworth’s stockholders for U.S. federal income tax purposes.

•	Effect on Employee Retention and Diversion of Management. Genworth’s potential inability to attract and retain key personnel as well as the risk of disrupting Genworth’s business and diverting management’s focus and resources from other strategic opportunities and operational matters while working towards implementation of the Merger.

•

Payment of Termination Fee Without the Certainty of a Definitive Agreement With Respect to An Alternative Acquisition Proposal. Under the merger agreement, Genworth is required to pay a termination fee to Asia Pacific if Asia Pacific terminates the merger agreement pursuant to the

“termination for breach” provisions of the merger agreement if Genworth willfully or intentionally breaches any of its “no shop” obligations, its covenants related to Genworth’s stockholders meeting or its obligations in connection with the regulatory filings, consents and approvals necessary to effect the merger. This termination fee may become payable without Genworth having executed a definitive agreement with respect to an alternative acquisition proposal with a third party.

•	Nature of Buyer; Relatively Unknown in the U.S. Insurance Market. Asia Pacific is a foreign buyer whose ultimate controlling person is a single individual. Neither Asia Pacific nor any of its parent companies has any insurance operations in the U.S. or experience with U.S. insurance regulators.

The preceding list of factors is not intended to be exhaustive but includes certain material factors that the Board, including the STC, considered in evaluating the merger agreement, the merger and the other transactions contemplated thereby. In view of the complexity and wide variety of factors in connection with the Board and STC’s evaluation of the merger agreement, the merger and the other transactions contemplated thereby, it is not practical to quantify, rank or otherwise assign relative weights to the different factors in reaching the Board’s decision. In addition, in considering the factors described above, individual members of the Board, including the members of the STC, may have given different weight to different factors.

Opinions of Genworth’s Financial Advisors

Opinion of Goldman, Sachs & Co.

Goldman Sachs delivered its oral opinion to the Board on October 20, 2016, which opinion was subsequently confirmed in a written opinion dated October 21, 2016, that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the per share merger consideration to be paid to the holders (other than Asia Pacific and its affiliates) of shares of Genworth common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated October 21, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Genworth common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Genworth for the five fiscal years ended December 31, 2015;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Genworth;

•	certain other communications from Genworth to its stockholders;

•	certain publicly available research analyst reports for Genworth; and

•	certain internal financial analyses and forecasts for Genworth prepared by Genworth’s management and approved for Goldman Sachs’ use by Genworth, which projections are summarized below in the section entitled “—Certain Genworth Unaudited Financial Projections,” beginning on page [●] and referred to as the Base Forecast.

Goldman Sachs also held discussions with members of the senior management of Genworth regarding their assessment of the past and current business operations, financial condition and future prospects of Genworth;

reviewed the reported price and trading activity for shares of Genworth common stock; compared certain financial and stock market information for Genworth with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the insurance industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with Genworth’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Genworth’s consent that the Base Forecast was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Genworth. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Genworth or any of its subsidiaries and, other than the Actuarial Appraisal of the Inforce Business of Genworth Life and Annuity Insurance Company and Subsidiaries, dated March 23, 2015, prepared by Milliman, it was not furnished with any such evaluation or appraisal. Goldman Sachs is not an actuary and its services did not include any actuarial determination or evaluation by Goldman Sachs or any attempt to evaluate actuarial assumptions and Goldman Sachs has relied on Genworth’s actuaries with respect to reserve adequacy and Genworth’s insurance liabilities. In that regard, Goldman Sachs has made no analysis of, and expressed no opinion as to, the adequacy of the reserves, the long-term business provision and claims outstanding or the embedded value of Genworth. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Genworth to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to Genworth; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Asia Pacific and its affiliates) of shares of Genworth common stock, as of the date of the opinion, of the per share merger consideration to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Genworth; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Genworth, or class of such persons in connection with the merger, whether relative to the per share merger consideration to be paid to the holders (other than Asia Pacific and its affiliates) of shares of Genworth common stock pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the impact of the merger on the solvency or viability of Genworth or Asia Pacific or the ability of Genworth or Asia Pacific to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of the date of the opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 18, 2016 and is not necessarily indicative of current market conditions.

Summary of Goldman Sachs’ Financial Analyses

Historical Stock Trading Analysis. Goldman Sachs reviewed historical trading prices and volumes for shares of Genworth common stock. In addition, Goldman Sachs analyzed the per share merger consideration to be paid to holders of shares of Genworth common stock pursuant to the merger agreement in relation to (i) the volume weighted average price per share of Genworth common stock (which we refer to as “VWAP”), for the preceding 30-day, 3-month and 6-month periods ended October 18, 2016, (ii) the high and low trading prices per share of Genworth common stock over the 52-week period ended October 18, 2016, (iii) the lowest trading price per share of Genworth common stock during the period from July 1, 2016 to October 18, 2016 and (iv) the closing price per share of Genworth common stock on July 7, 2016, the date on which China Oceanwide confirmed its proposal to acquire all of the outstanding shares of Genworth common stock at a purchase price of $5.43 per share. This analysis indicated that the per share merger consideration to be paid to Genworth stockholders pursuant to the merger agreement represented:

•	a premium of 8.3% based on the 30-day VWAP of $5.01 per share of Genworth common stock as of October 18, 2016;

•	a premium of 26.5% based on the 3-month VWAP of $4.29 per share of Genworth common stock as of October 18, 2016;

•	a premium of 43.6% based on the 6-month VWAP of $3.78 per share of Genworth common stock as of October 18, 2016;

•	a premium of 1.3% based on the highest trading price per share of Genworth common stock for the 52-week period ended October 18, 2016, which was $5.36 on October 29, 2015;

•	a premium of 245.9% based on the lowest trading price per share of Genworth common stock for the 52-week period ended October 18, 2016, which was $1.57 on February 11, 2016;

•	a premium of 131.1% based on the lowest trading price per share of Genworth common stock for the period from July 1, 2016 to October 18, 2016, which was $2.35 on July 6, 2016; and

•	a premium of 123.5% based on the closing price per share of Genworth common stock of $2.43 on July 7, 2016, the date on which China Oceanwide confirmed its proposal to acquire all of the outstanding shares of Genworth common stock at a purchase price of $5.43 per share.

Present Value of Future Share Price Analysis. Goldman Sachs performed analyses of the implied present value of the future share price of Genworth common stock, which is designed to indicate the present value of a theoretical future value of Genworth’s equity as a function of its estimated future book value per share and an assumed range of price to book value multiples. For these analyses, Goldman Sachs used the Base Forecast for the one year periods ending December 31 of each of the years 2018 through 2021 and the number of fully diluted outstanding shares of Genworth as of December 31 of each of the years 2017 through 2020 as provided by Genworth’s management. Goldman Sachs first performed a regression analysis to compare the implied relationship between reported price as a multiple of book value per share (excluding accumulated other comprehensive income, which we refer to as “ex. AOCI”, and, collectively, as the “P/BV (ex. AOCI)”) as of June 30, 2016 and the estimated return on average equity for 2017 (which we refer to as the “2017E ROAE”) for the following publicly traded companies using estimates from Institutional Brokers’ Estimate System (which we refer to as “IBES”) for these selected companies:

•	Metlife, Inc.

•	Prudential Financial, Inc.

•	Ameriprise Financial, Inc.

•	Principal Financial Group, Inc.

•	Lincoln National Corporation

•	Unum Group

•	Torchmark Corporation

•	VOYA Financial, Inc.

•	CNO Financial Group, Inc.

•	Primerica, Inc.

•	FBL Financial Group, Inc.

•	American Equity Investment Life Holding Company

Although none of the selected companies is directly comparable to Genworth or has exposure to the LTC sector that is as significant as Genworth’s, the selected companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Genworth.

The regression analysis for the selected companies produced an R-squared value of 0.7959. Goldman Sachs applied this general relationship to Genworth’s estimated return on average equity for each of the years 2018 through 2021 as reflected in the Base Forecast and calculated implied present values per share of Genworth common stock by assuming Genworth trades on the regression line (0.0% discount) and by applying the current discount at which Genworth trades to the regression line (28.4% discount). The regression analyses implied the following P/BV (ex. AOCI) multiples for each of the years 2017 through 2020 on the regression line versus P/BV (ex. AOCI) multiples after applying the discount for each of the years 2017 through 2020:

	Implied P/BV	Implied P/BV at Current Discount
2017E	0.43x	0.31x
2018E	0.49x	0.35x
2019E	0.55x	0.40x
2020E	0.54x	0.39x

The estimated P/BV multiples for each of the years 2017 through 2020 implied by applying the current discount were then applied to estimated book value per share of Genworth as set forth in the Base Forecast for each of the years 2017 through 2020 to derive a range of implied future stock prices for Genworth for each of 2017 through 2020, which Goldman Sachs then discounted back to present value, using an illustrative discount rate of 20.1%, reflecting an estimate of Genworth’s cost of equity. This analysis resulted in an illustrative range of implied present values per share of Genworth common stock of $3.80 to $4.66.

Illustrative Sum-of-the-Parts Analysis. Goldman Sachs performed an illustrative sum-of-the-parts analysis of Genworth to derive implied values as of January 1, 2017 for each of the following segments of Genworth:

•	U.S. Life, including the L&A businesses and LTC insurance business (which we refer to as “U.S. Life”)

•	US MI

•	Genworth Australia

•	Genworth corporate and other assets (which we refer to as “Corporate and Other”)

Goldman Sachs performed illustrative dividend discount analyses for U.S. Life, US MI and Genworth Australia to derive a range of implied values for each such segment. In addition, Goldman Sachs also performed an illustrative trading range analysis for US MI.

In performing an illustrative dividend discount analysis with respect to U.S. Life, Goldman Sachs calculated a range of illustrative terminal values for U.S. Life in 2020 by applying illustrative price to book value multiples ranging from 0.20x to 0.30x to the projected book value per share of U.S. Life in 2020 as set forth in the Base Forecast. Goldman Sachs then discounted the estimated dividend streams from U.S. Life for the period 2017 through 2020 as set forth in the Base Forecast (which were $0 for such period) and the range of illustrative terminal values to derive illustrative present values, as of January 1, 2017, of U.S. Life, which ranged from $888 million to $1.431 billion. Goldman Sachs used a range of discount rates from 11.0% to 13.0%, representing estimates of Genworth’s weighted average cost of capital.

In performing an illustrative dividend discount analysis with respect to US MI, Goldman Sachs calculated a range of illustrative terminal values for Genworth’s assumed 80.1% ownership stake in US MI (pro forma for the assumed sale by Genworth of 19.9% of the outstanding shares of US MI in an initial public offering of US MI effective January 1, 2017, as reflected in the Base Forecast) in 2020 by applying one-year forward P/E multiples ranging from 8.0x to 10.0x to estimated 2021 earnings per share for US MI as set forth in the Base Forecast. Goldman Sachs then discounted the estimated dividend streams from Genworth’s assumed 80.1% ownership in US MI for the period 2017 through 2020 as set forth in the Base Forecast and range of illustrative terminal values to derive illustrative present values, as of January 1, 2017, of Genworth’s assumed 80.1% ownership stake in US MI. Goldman Sachs used a range of discount rates from 11.0% to 13.0%, representing estimates of Genworth’s weighted average cost of capital.

Goldman Sachs also performed an illustrative trading range analysis for US MI. In performing an illustrative trading range analysis for US MI, Goldman Sachs derived a range of implied values for Genworth’s assumed 80.1% ownership stake in US MI, by applying estimated P/E multiples ranging from 8.2x to 8.6x to estimated 2017 earnings for US MI as set forth in the Base Forecast. These analyses resulted in a valuation range for US MI from $1.285 billion to $1.660 billion.

In performing an illustrative dividend discount analysis of Genworth Australia, Goldman Sachs calculated a range of illustrative terminal values for Genworth’s 52% ownership stake in Genworth Australia in 2020 by applying one-year forward P/E exit multiples ranging from 7.0x to 9.0x to estimated 2021 earnings per share for Genworth Australia as set forth in the Base Forecast. Goldman Sachs then discounted the estimated dividend streams from Genworth’s 52% ownership in Genworth Australia for the period 2017 through 2020 as set forth in the Base Forecast and illustrative terminal values to derive illustrative present values, as of January 1, 2017, of Genworth’s 52% ownership stake in Genworth Australia, which ranged from $477 million to $548 million. Goldman Sachs used a range of discount rates from 11.0% to 13.0%, representing estimates of Genworth’s weighted average cost of capital.

Goldman Sachs also derived an implied value for Corporate and Other, which resulted in an implied valuation of $(1.266 billion), using the following data provided by Genworth’s management: (i) pro forma estimates, as of January 1, 2017, of Genworth Holdings’ cash (excluding restricted cash) and debt valued at book value as provided by Genworth management (including estimates for the cash proceeds to Genworth Holdings from the assumed sale of its 57.3% stake in Genworth Canada, a one-time dividend paid by US MI to Genworth Holding from the proceeds of an assumed debt issuance by US MI and cash proceeds to Genworth Holdings from its assumed sale of 19.9% of the outstanding shares of US MI in an initial public offering of US MI effective January 1, 2017), (ii) the net present value of certain net deferred tax assets as of December 31, 2016 (valued using a discount rate of 11.6%, representing an estimate of Genworth’s weighted average cost of capital, using the estimated utilization of such tax assets reflected in the Base Forecast) and (iii) the net present value as of December 31, 2017, of certain net accrued Genworth liabilities (valued using a discount rate of 11.6%, representing an estimate of Genworth’s weighted average cost of capital, using the estimated net payment of such liabilities reflected in the Base Forecast).

Goldman Sachs added together the ranges of implied values it derived using the foregoing analyses to derive a range of implied equity values for Genworth, divided the result by the number of Genworth fully diluted shares outstanding provided by Genworth management and then discounted the implied values per share of Genworth common stock from January 1, 2017 to September 30, 2016 using a discount rate of 20.1%, representing Genworth’s estimated cost of equity, to derive a range of implied present values per share of Genworth common stock of $2.61 to $4.48.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company used in the above analyses as a comparison is directly comparable to Genworth.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the Board as to the fairness from a financial point of view of the per share merger consideration to be paid to the holders (other than Asia Pacific and its affiliates) of Genworth common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Genworth, China Oceanwide, Asia Pacific, Goldman Sachs, any of its affiliates or any other person assumes responsibility if future results are materially different from those forecast.

The per share merger consideration was determined through arm’s-length negotiations between Genworth and China Oceanwide and was approved by the Board. Goldman Sachs provided advice to Genworth during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Genworth or the Board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs included as Annex B to this proxy statement.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Genworth, Asia Pacific, any of their respective affiliates and third parties, including affiliates of Mr. Lu Zhiqiang, an affiliate of a significant shareholder of Asia Pacific (we refer to Mr. Lu Zhiqiang and such affiliates, as the “Zhiqiang Related Entities”), or any currency or commodity that may be involved in the transaction contemplated by the merger agreement. Goldman Sachs acted as financial advisor to Genworth in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to Genworth and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as book manager with respect to a block trade of 92,300,000 shares of common stock of Genworth Australia, an indirect majority-owned subsidiary of Genworth, in May 2015; as solicitation agent for Genworth in connection with the solicitation by Genworth of consents from the holders of Genworth’s (i) 6.515% Senior Notes due May 2018, (ii) 7.7% Senior Notes due June 2020, (iii) 7.2% Senior Notes due February 2021, (iv) 7.625% Senior Notes due September 2021, (v) 4.9% Senior Notes due August 2023, (vi) 4.8% Senior Notes due February 2024, (vii) 6.5% Senior Notes due June 2034 and (viii) 6.15% Fixed-to-Floating Rate Junior Subordinated Notes due November 2066, in March 2016; and as financial advisor to Genworth with respect to the sale of certain blocks of its term life insurance policies in September 2016. Goldman Sachs has also provided certain financial advisory and/or underwriting services to Asia Pacific and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as book runner with respect to a private placement of 638,888,888 shares of stock of Oceanwide Holdings Co., Ltd., a subsidiary of China Oceanwide Holdings Group Co., Ltd, in January 2016. During the two year period ended October 21, 2016, Goldman Sachs received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Genworth and/or its affiliates of approximately $12 million and has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to China Oceanwide and/or its affiliates (including Zhiqiang Related Entities) of approximately $775,000. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Genworth, China Oceanwide, the Zhiqiang Related Entities and their respective affiliates for which Goldman Sachs’ Investment Banking Division may receive compensation.

The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger and its prior experience with Genworth. Pursuant to an amended and restated letter agreement dated October 3, 2016, Genworth engaged Goldman Sachs to act as its financial advisor in connection with the merger. The engagement letter between Genworth and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $25 million, $1.5 million of which was payable upon the delivery by Goldman Sachs to the Board of the results of the study undertaken to enable Goldman Sachs to render its opinion and the rest of which is contingent upon consummation of the merger. In addition, Genworth has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Lazard Frères & Co. LLC

Genworth retained Lazard to provide it with financial advisory services and to render to the Board a fairness opinion in connection with the merger. Lazard delivered its oral opinion to the Board on October 20, 2016, which opinion was subsequently confirmed in a written opinion dated October 21, 2016, that, as of the date of such opinion and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in such written opinion, the per share merger consideration to be paid to the holders of shares of Genworth common stock (other than holders of the excluded shares) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Lazard, dated October 21, 2016, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex C and is incorporated by reference herein in its entirety. The summary of Lazard’s opinion is qualified in its entirety by reference to the full text of the opinion, and Genworth’s stockholders are encouraged to read the opinion carefully and in its entirety.

Lazard’s engagement and its opinion were for the benefit of the Board (in its capacity as such) and its opinion is rendered to the Board in connection with its evaluation of the merger and addressed only the fairness as of the date of the opinion, from a financial point of view, to the holders of Genworth common stock (other than holders of excluded shares) of the per share merger consideration to be paid to such holders in the merger. Lazard’s opinion was not intended to and did not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto.

Lazard’s opinion was necessarily based on economic, monetary, market, and other conditions as in effect on, and the information made available to Lazard as of, October 21, 2016. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after such date. Lazard did not express any opinion as to the price at which shares of Genworth common stock may trade at any time subsequent to the announcement of the merger. In addition, Lazard’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which Genworth might engage or the merits of the underlying decision by Genworth to engage in the merger.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of the merger agreement;

•	reviewed certain publicly available historical business and financial information relating to Genworth;

•	reviewed the Base Forecast and other data provided to it by Genworth relating to the businesses of Genworth, including the sensitivities (described in the section entitled “—Certain Genworth Unaudited Financial Projections,” beginning on page [●]);

•	held discussions with members of the senior management of Genworth with respect to the businesses and prospects of Genworth;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of Genworth;

•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of Genworth;

•	reviewed historical stock prices and trading volumes of Genworth common stock; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Genworth or concerning the solvency or fair value of Genworth, and Lazard was not furnished with any such valuation or appraisal. With the consent of the Board, Lazard assumed that the Base Forecast had been reasonably prepared and reflected the best currently available estimates and judgments as to the future financial performance of Genworth, and based on the assessments of management regarding the uncertainty and risks associated with Genworth’s LTC insurance business, Lazard also utilized the sensitivities for purposes of its analysis and its opinion. Lazard assumed no responsibility for and expressed no view as to the Base Forecast or the sensitivities or the assumptions on which they were based.

In rendering its opinion, Lazard assumed, with the consent of Genworth, that the merger will be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with the consent of Genworth, that obtaining the necessary governmental, regulatory or third party approvals and consents for the merger will not have an adverse effect on Genworth or the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Genworth obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the per share merger consideration to the extent expressly specified therein) of the merger, including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the per share merger consideration or otherwise.

Summary of Lazard’s Financial Analyses

The following is a summary of the material financial analyses reviewed with the Board in connection with Lazard’s opinion, dated October 21, 2016. The summary of Lazard’s analyses and reviews provided below is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

In arriving at its opinion, Lazard did not draw in isolation conclusions from or with regard to any factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Considering selected portions of its analyses and reviews in the summary set forth below, without considering its analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Genworth. No company, business or transaction considered in Lazard’s analyses and reviews is identical to Genworth or the merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.

Although Lazard reviewed precedent selected business combination transactions involving companies with businesses similar in certain respects to the businesses of Genworth, in light of the absence of precedent transactions believed by Lazard to be sufficiently comparable for purposes of evaluating the valuation of Genworth in connection with Lazard’s fairness opinion, Lazard did not prepare a precedent transaction analysis in connection with its fairness opinion.

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of its analyses and reviews, including the methodologies and assumptions underlying its analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 18, 2016, and is not necessarily indicative of current market conditions.

Selected Companies Analysis. Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data related to selected comparable publicly traded companies that operate in the life insurance and mortgage insurance business sectors, whose operations Lazard believed, based on its experience with companies in the life insurance and mortgage insurance business sectors and its professional judgment, to be generally relevant in analyzing Genworth’s operations for purposes of this analysis. Lazard compared such information for the selected comparable companies to the corresponding information for Genworth.

The group of selected companies in the life insurance sector used in this analysis with respect to Genworth was as follows:

•	Metlife, Inc.

•	Prudential Financial, Inc.

•	Ameriprise Financial, Inc.

•	Principal Financial Group, Inc.

•	Lincoln National Corporation

•	Unum Group

•	Torchmark Corporation

•	VOYA Financial, Inc.

•	CNO Financial Group, Inc.

•	Primerica, Inc.

•	FBL Financial Group, Inc.

•	American Equity Investment Life Holding Company

The group of selected companies in the mortgage insurance sector used in this analysis with respect to Genworth was as follows:

•	Radian Group Inc.

•	MGIC Investment Corporation

•	Essent Group Ltd.

•	NMI Holdings, Inc.

Lazard selected the companies reviewed in this analysis because, among other things, the selected companies operate businesses similar in certain respects to the business of Genworth. However, no selected company is identical to Genworth. In particular, none of the selected comparable companies has exposure to LTC insurance business that is as significant as Genworth’s. Accordingly, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the merger and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Genworth and the selected companies that could affect the public trading values of each company are also relevant.

Lazard calculated and compared various financial multiples for each of the selected companies and Genworth based on estimates from IBES, including, among other things:

•	closing price per share as of October 18, 2016, as a multiple of estimated 2017 earnings per share (which we refer to as “P/E 2017E”);

•	closing price per share as of October 18, 2016, as a multiple of estimated 2018 earnings per share (which we refer to as “P/E 2018E”); and

•	closing price per share as of October 18, 2016, as a multiple of P/BV (ex. AOCI) as of June 30, 2016 (which we refer to as “2Q’2016 P/BV (ex AOCI)”).

Lazard also conducted a regression analysis to measure the relationship between estimated return on average equity for 2017 and the ratio of P/BV (ex. AOCI) for the selected companies. Based on this analysis and assuming the current discount at which Genworth trades to the regression line (28.4% discount), Lazard noted that (i) the 2017 return on average equity set forth in the Base Forecast implied a ratio of P/BV per share for Genworth of 0.32x and (ii) the 2018 return on average equity set forth in the Base Forecast implied a ratio of P/BV per share for Genworth of 0.31x.

Based on the analyses summarized above and Lazard’s professional judgment, including with respect to the comparability of the selected companies, Lazard selected a reference range (with the low end of each such range representing the multiple derived with respect to Genworth using IBES estimates) of:

•	5.5x to 8.6x for P/E 2017E;

•	5.4x to 7.7x for P/E 2018E;

•	0.26x to 0.32x for share price to adjusted[1] 2Q’2016 book value per share (ex. AOCI); and

•	0.26x to 0.31x for share price to present value of estimated 2017 book value per share (ex. AOCI);

Lazard applied (i) each such range of P/E multiples to the estimated 2017 and 2018 earnings per share of Genworth (based on the Base Forecast) and (ii) each such range of P/BV multiples to reported adjusted 2Q’2016 book value per share (ex. AOCI) and estimated 2017 book value per share (ex. AOCI) of Genworth (based on the Base Forecast), which in the case of estimated 2017 book value per share (ex. AOCI), Lazard then discounted back to present value using a discount rate of 19.7%.

From this analysis, Lazard estimated an implied price per share reference range for shares of Genworth common stock as follows:

	Implied Equity Valuation Range Low	Implied Equity Valuation Range High
P/E 2017E	$3.71	$5.85
P/E 2018E	$3.58	$5.12
Adjusted[2] 2Q’ 2016 P/BV (ex. AOCI)	$4.77	$5.95
Present Value of 2017E P/BV (ex. AOCI)	$3.87	$4.67

Based on the foregoing results and Lazard’s professional judgment, Lazard derived an implied price per share reference range for the Genworth common stock of $3.80 to $5.35.

Sum-of-the-Parts Analysis. Lazard performed a sum-of-the-parts analysis of Genworth to derive implied values for each of the following segments of Genworth:

•	U.S. Life

•	US MI

•	Genworth Australia

•	Corporate and Other (as further described below)

[1]	Adjusted book value reflects anticipated third quarter of 2016 adjustment for LTC, Life and tax allowance charges per Genworth management.
[2]	Adjusted book value reflects anticipated third quarter of 2016 adjustment for LTC, Life and tax allowance charges per Genworth management.

Lazard performed dividend discount analyses for U.S. Life, US MI and Genworth Australia to derive a range of implied values for each such segment.

In performing its dividend discount analysis with respect to U.S. Life, Lazard calculated a range of implied terminal values for U.S. Life in 2020 by applying (i) P/BV (ex. AOCI) multiples ranging from 0.20x to 0.30x to the projected book value (ex. AOCI) of U.S. Life in 2020 as set forth in the Base Forecast and (ii) a range of terminal value multiples of 5.6x to 8.4x to an estimate of fiscal year 2021 operating income as set forth in the Base Forecast. Lazard then discounted the estimated dividend streams from U.S. Life for the period 2017 through 2020 as set forth in the Base Forecast (which were $0 for such period) and the range of implied terminal values to derive implied present values, as of January 1, 2017, of U.S. Life, which ranged from $921 million to $1.484 billion. Lazard used a range of discount rates from 10.0% to 12.0%, representing estimates of Genworth’s weighted average cost of capital.

In performing its dividend discount analysis with respect to US MI, Lazard calculated implied terminal values for Genworth’s assumed 80.1% ownership stake in US MI (pro forma for the assumed sale by Genworth of 19.9% of the outstanding shares of US MI in an initial public offering of US MI effective January 1, 2017 as reflected in the Base Forecast) in 2020 by applying one-year forward P/E multiples ranging from 8.0x to 10.0x to estimated fiscal year 2021 operating earnings for US MI as set forth in the Base Forecast. Lazard then discounted the estimated dividend streams from Genworth’s assumed 80.1% ownership in US MI for the period 2017 through 2020 as set forth in the Base Forecast and implied terminal values to derive implied present values as of January 1, 2017 of Genworth’s assumed 80.1% ownership stake in US MI. Lazard used a range of discount rates from 8.5% to 10.0%, representing estimates of US MI’s cost of equity, which resulted in implied present values of Genworth’s assumed 80.1% ownership stake in US MI ranging from $1.419 billion to $1.808 billion, and a range of discount rates from 10.0% to 12.0%, representing estimates of Genworth’s weighted average cost of capital, which resulted in implied present values of Genworth’s assumed 80.1% ownership stake in US MI ranging from $1.328 billion to $1.717 billion.

In performing its dividend discount analysis of Genworth Australia, Lazard calculated implied terminal values for Genworth’s 52% ownership stake in Genworth Australia in 2020 by applying one-year forward P/E multiples ranging from 7.0x to 9.0x to estimated fiscal year 2021 operating earnings for Genworth Australia as set forth in the Base Forecast. Lazard then discounted the estimated dividend streams from Genworth’s 52% ownership in Genworth Australia for the period 2017 through 2020 as set forth in the Base Forecast and implied terminal values to derive implied present values as of January 1, 2017 of Genworth’s 52% ownership stake in Genworth Australia. Lazard used a range of discount rates from 9.0% to 10.5%, representing estimates of Genworth Australia’s cost of equity, which resulted in implied present values of Genworth’s 52% ownership stake in Genworth Australia ranging from $506 million to $576 million, and a range of discount rates from 10.0% to 12.0%, representing estimates of Genworth’s weighted average cost of capital, which resulted in implied present values of Genworth’s 52% ownership stake in Genworth Australia ranging from $488 million to $561 million.

Lazard also derived an implied value for Corporate and Other, which resulted in an implied valuation of $(1.160 billion), using the following data provided by management of Genworth: (i) pro forma estimates of Genworth’s cash (excluding restricted cash) and debt valued at book value as provided by Genworth’s management (including estimated cash proceeds to Genworth from the assumed sale of its 57.3% stake in Genworth Canada, a one-time dividend paid by US MI to Genworth from the proceeds of an assumed debt issuance by US MI and cash proceeds to Genworth from its assumed sale of 19.9% of the outstanding shares of US MI in an initial public offering of US MI effective January 1, 2017 as reflected in the Base Forecast), (ii) the net present value of certain net deferred tax assets as of December 31, 2016 (valued using a discount rate of 8.0%, using the estimated utilization of such tax assets reflected in the Base Forecast) and (iii) the net present value of certain net accrued Genworth liabilities (valued using a discount rate of 8.0%, using the estimated net payment of such liabilities reflected in the Base Forecast).

Lazard added together the ranges of implied values it derived using the foregoing analysis to derive a range of implied equity values for Genworth, divided the result by the number of Genworth fully diluted shares outstanding provided by Genworth management and then discounted the implied values per share of Genworth common stock from January 1, 2017 to September 30, 2016 using a discount rate of 19.7% to derive a range of implied present values per share of Genworth common stock of $2.98 to $5.11.

Lazard also performed a sensitivity to its sum-of-the-parts analysis to analyze the impact of the sensitivities on the implied present values per share of Genworth common stock. Lazard calculated the sensitivity to its sum-of-the-parts analysis using the methodologies and discount rates described above, except that with the consent of the Board, and, based on the assessments of management regarding the uncertainty and risks associated with Genworth’s LTC insurance business within Genworth’s U.S. Life segment, Lazard assumed, for purposes of its analysis, that (i) morbidity claims costs for Genworth’s LTC insurance business would be 4% higher over the forecast period than reflected in the Base Forecast and (ii) the LTC rate increases approved by the applicable regulators over the forecast period would be 10% less than the rate increases assumed in Genworth’s multi-year rate action plan reflected in the Base Forecast. Lazard’s consideration of the impact of the sensitivities in performing its dividend discount analysis with respect to U.S. Life resulted in implied present values for U.S. Life ranging from $0 to $1.484 billion (i.e., the sensitivities did not change the upper end of the range implied by using the Base Forecast). The sensitivity to the sum-of-the-parts analysis performed by Lazard implied a range of present values of Genworth common stock of $1.24 to $5.11.

Other Analyses. The analyses and data relating to Genworth described below were presented to the Board for informational purposes only and did not provide the basis for the rendering of Lazard’s opinion.

Historical Trading Prices Analysis. Lazard reviewed historical price performance for shares of Genworth common stock for the 52-week period ended October 18, 2016. During this period the closing prices of the Genworth common stock ranged from $1.57 per share to $5.36, as compared to the per share merger consideration of $5.43.

Analyst Price Targets. Lazard reviewed recently available equity analyst price targets based on published equity research reports covering Genworth that ranged from $2.00 to $5.25, as compared to the per share merger consideration of $5.43.

Miscellaneous.

In connection with Lazard’s services as financial advisor to the Board with respect to the merger, Genworth agreed to pay Lazard an aggregate fee that is estimated, based on the information available as of the date of announcement, to be approximately $25 million, $1.5 million of which was paid following the rendering of Lazard’s opinion and the rest of which is to be paid upon the closing of the merger. Genworth also agreed to pay Lazard the lesser of (i) 5% of any payment or other consideration that Genworth may receive in connection with termination of the merger agreement or non-consummation of the merger and (ii) the aggregate amount of Lazard’s fee described in the preceding sentence. Genworth has also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against various liabilities that may arise from or be related to Lazard’s engagement. Lazard in the past has provided certain investment banking services to Genworth, for which Lazard has received compensation, including, during the past two years, having advised Genworth on the sale of its European mortgage insurance business, in October 2015. The aggregate amount of fees paid to Lazard for financial advisory services to Genworth in the two-year period prior to the date of the opinion was approximately $3 million.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of

Genworth and certain of its affiliates and Asia Pacific and certain of its affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Genworth, Asia Pacific, and certain of their respective affiliates. As previously disclosed to the Board, Jipeng Liu, a senior advisor to Lazard’s Chinese affiliate, is a director of China Oceanwide Holdings Limited. During the two-year period ended October 21, 2016, Lazard did not receive any compensation for financial advisory services from Asia Pacific or its affiliates. The issuance of this opinion was approved by the opinion committee of Lazard.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as investment banker to Genworth because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions generally and in the insurance industry specifically, as well as its familiarity with the business of Genworth.

Lazard prepared these analyses solely for purposes of, and the analyses were delivered to the Board in connection with, the provision of its opinion to the Board as to the fairness from a financial point of view of the per share merger consideration to the holders of Genworth common stock (other than holders of the excluded shares). Lazard did not recommend any specific consideration to the Board or that any given consideration constituted the only appropriate consideration for the merger. Lazard’s opinion was one of many factors considered by the Board, as discussed further in “—Reasons for the Board’s Recommendation,” beginning on page [●].

Certain Genworth Unaudited Financial Projections

Genworth does not as a matter of general practice disclose financial forecasts or internal projections as to future performance, financial condition or other results. As described below, in connection with its financial planning process and in the course of the process resulting in the execution of the merger agreement, Genworth’s management prepared certain non-public internal financial forecasts, which reflected various assumptions, including regarding certain future events, all of which are difficult to predict. Certain of these financial projections were also provided to China Oceanwide and its financial advisors during the due diligence process. Except as expressly stated below, these financial forecasts did not take into account the merger as set forth in the merger agreement, including the commitment by Asia Pacific in the merger agreement to make certain capital contributions to Genworth at various times in the future.

As part of its annual multi-year strategic financial planning process beginning in June of 2015 and continuing through early 2016, Genworth’s management prepared for internal use non-public financial projections for the fiscal years ended December 31, 2016 through 2020, which included multiple alternative scenarios for the forecasted period (which we refer to as the “March projections”). The March projections were reviewed with the Board at a meeting held in March 2016.

Among other things, the March projections assumed the completion of the unstacking in fiscal year 2016 and under certain of the scenarios, Genworth Holdings’ issuance of $1.7 billion of new debt securities over the forecasted periods to refinance its debt obligations maturing in 2018, 2020 and 2021 and dividends being paid to Genworth Holdings from each of GLAIC, Genworth Canada, US MI and Genworth Australia at various times throughout the forecasted periods.

In June 2016, management determined after discussions with regulators that Genworth might only be able to, as a first step to completing the unstacking, distribute a portion of GLAIC to Genworth Holdings (which we refer to as a “partial unstacking”) which was not likely to occur before the end of the first half of 2017.

In July 2016, Genworth’s management prepared for internal use non-public financial projections relating to Genworth’s U.S. life insurance businesses for the fiscal years ending December 31, 2016 through 2018 (which we refer to as the “July projections”). The July projections were reviewed with the Board at a meeting held in

July 2016. The July projections assumed, among other things, (i) a “partial 50% unstacking” of GLAIC (involving the transfer of 50% ownership in GLAIC by GLIC to an intermediate holding company such that GLAIC is only 50% owned by GLIC as a result) in fiscal year 2017 and (ii) annual extraordinary dividends of all capital above the amount of capital required to maintain a 375% risk based capital ratio being made by GLAIC beginning in 2017 (subject to requisite approvals by GLAIC’s board of directors and applicable U.S. regulators) as well as dividends and share repurchases from Genworth Canada, US MI and Genworth Australia (in each case, subject to requisite approvals by the respective board of directors of each of those companies and applicable regulators).

In September 2016, as part of its multi-year strategic financial planning process and concurrently with Genworth’s third quarter review of its LTC insurance claim reserves, Genworth prepared for internal use non-public financial projections for the fiscal years ended December 31, 2016 through 2021 (which we refer to as the “September projections”). The September projections added financial projections for Genworth’s fiscal year 2021 and were prepared to reflect certain changing economic assumptions, including assumptions of continued low interest rates and anticipated changes in actuarial assumptions resulting from Genworth’s preliminary third quarter LTC insurance claim reserves review. Following Genworth’s completion of this preliminary review of its LTC insurance claim reserves and after making certain changes to its assumptions and methodologies primarily impacting claim termination rates, benefit utilization rates and incurred but not reported reserves, Genworth’s management determined that it was reasonably likely that an increase of Genworth’s LTC insurance claim reserves would be required in the third quarter of 2016. For this reason, the September projections reflected this increase in LTC insurance claim reserves and related assumption changes, and made certain additional assumptions regarding alternatives that Genworth may explore to access capital to pay down its upcoming debt maturing in 2018, preserve the value of US MI and reduce overall debt, in each case, assuming that Genworth and China Oceanwide would not be able to sign a definitive agreement with respect to a potential transaction involving the acquisition of all of the capital stock of Genworth by China Oceanwide. For example, in light of the potential increase in LTC insurance claim reserves, and given the considerable pressure on the feasibility of achieving a “partial 50% unstacking” of GLAIC without additional capital, which Genworth had limited ability to raise in light of the upcoming 2018 debt maturity, the September projections assumed that no unstacking of GLAIC from under GLIC would be executed absent a transaction with a third party. The September projections also assumed that Genworth would generate proceeds through the sale of Genworth’s remaining interest in Genworth Canada in 2016, an initial public offering of 19.9% of US MI in 2017, a $350 million issuance by US MI of debt securities in 2017 and a $200 million debt issuance by Genworth Holdings in 2019. The September projections also assumed that $175 million of cash would be contributed by Genworth Holdings to GLIC in 2016 as previously committed to the Virginia Bureau of Insurance for the purpose of facilitating the unstacking (and which contribution Genworth’s management believed would continue to be required by the regulators even absent an unstacking).

The September projections were reviewed with the Board at its September 25, 2016 meeting. Genworth’s management also reviewed with the Board at that time its preliminary risk assessment of the September projections. Among other things, the September projections presented to the Board did not include any future provisions for a number of risks, including further incremental LTC insurance claims deterioration, lower interest rates or any increase in asset capital charges from changes in regulatory capital requirements. Genworth’s management also reviewed with the Board potential upside opportunities associated with the September projections, including the positive effects of gradually rising interest rates, equity market increases and larger LTC rate actions than those contemplated in the then current multi-year rate action plan.

At the September 25, 2016 Board meeting and subsequent meetings, the directors asked questions of Genworth’s management with respect to the September projections and subsequent iterations thereof prepared by management between September 26, 2016 and October 14, 2016, as well as the various assumptions presented to the Board at those meetings. In particular, at the October 9, 2016 meeting of the Board (for further description of this meeting see the section entitled “—Background of the Merger,” beginning on page [●]), the Board commented that management’s assumptions regarding projected interest rates and S&P equity market index levels for the forecasted period appeared to be more conservative than those of independent economists, and the Board recommended that management further revise the September projections to use more current forecasts generated by independent economists for both interest rates and S&P equity market index levels. After these discussions, changes were made to a number of the assumptions used in the preparation of the September projections, including less conservative assumptions relating to future interest rates but also potential ratings downgrades and the related impact on US MI’s market share. Specifically, an estimated tax valuation allowance of $300 million and the potential increase in LTC insurance claim reserves that could be recorded in the third quarter were assumed to result in a subsequent downgrading by S&P of Genworth Holdings; additionally, US MI’s S&P ratings were assumed to be downgraded by one or two notches, with a resulting negative impact on US MI’s market share and the assumed future interest rates were increased to reflect then-current interest rates and certain third-party estimates. Further, at the meeting of the Board on October 13, 2016 and October 14, 2016 (for further description of this meeting see the section entitled “—Background of the Merger,” beginning on page [●]), Genworth’s management summarized for the Board certain updates management had made to assumptions underlying the previous version of the September projections presented to the Board at the October 9, 2016 Board meeting based on discussions and input received from the Board at that meeting. A discussion ensued during which the directors asked questions of management concerning the assumptions underlying the revised projections. Following discussion, the Board determined that management’s assumptions for S&P equity market index levels and risks continued to appear to be more conservative than those of independent economists, and the Board recommended that management further revise those assumptions to use more current forecasts for the S&P equity market index levels. Genworth’s management confirmed that these forecasts would be updated accordingly. As a result, following the October 13-14, 2016 meeting of the Board, the September projections were further revised by management to increase the S&P equity market index level to its then-current level. The resulting set of financial projections for the fiscal years ended December 31, 2016 through 2021 is referenced in this proxy statement as the “Base Forecast.”

Each of the March projections, the July projections and the September projections prepared by management and reviewed with the Board were furnished to Lazard and Goldman Sachs to enable them to assist the Board in its consideration of the merger and other potential strategic alternatives. However, with the consent of the Board, each of Lazard and Goldman Sachs utilized the Base Forecast and, in Lazard’s case, the sensitivities (described below), and did not utilize the March projections, the July projections, or the September projections for purposes of the rendering of their respective fairness opinions to the Board.

In connection with China Oceanwide’s due diligence of Genworth, in each of August 2016 and September 2016, Genworth’s management provided China Oceanwide and its financial advisors with (i) the March projections and (ii) the September projections as adjusted to account for the impact of an assumed $1.125 billion capital contribution by China Oceanwide to Genworth and in the case of the September 2016 projections, certain illustrative impacts related to accounting for the transaction. In addition, the Base Forecast was also provided to China Oceanwide and its financial advisors prior to the signing of the merger agreement.

A summary of the Base Forecast is not being included in this proxy statement to influence your decision whether to vote for or against the merger proposal, but is included to give Genworth’s stockholders access to certain non-public information previously made available to the Board, Goldman Sachs, Lazard and China Oceanwide. The inclusion of the financial data excerpted from the Base Forecast should not be regarded as an indication that the Board, Genworth, Goldman Sachs, Lazard, China Oceanwide or any other recipient of this information considered, or now considers, it to be material, an assurance of the achievement of future results or an accurate or reliable prediction of future results of Genworth and they should not be relied on as such. Earlier projections, including the March projections, the July projections and the September projections, have not been disclosed in this proxy statement because they reflect assumptions that are no longer believed to be reasonable and they were not relied upon by the Board in approving the merger agreement or the financial advisors in rendering their respective fairness opinions.

The Base Forecast is unaudited and was not prepared with a view toward public disclosure or toward complete compliance with GAAP, published guidelines of the SEC regarding projections and the use of non-

GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Genworth’s independent public accountants, nor any other independent accountants, have examined, compiled or performed any procedures with respect to the Base Forecast, nor have they expressed any opinion or any other form of assurance on the Base Forecast or its achievability, and they express no opinion regarding and assume no responsibility for, the Base Forecast. The inclusion of the Base Forecast in this proxy statement does not constitute an admission or representation by Genworth or any other person that the information is material. The Base Forecast includes certain non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as presented in this proxy statement may not be comparable to similarly titled amounts used by other companies. The footnotes to the tables below provide certain supplemental information with respect to the calculation of these non-GAAP financial measures.

In the view of Genworth’s management, the Base Forecast was prepared on a reasonable basis as of the date it was prepared and at such time and as of the date the Board approved the merger agreement, the Base Forecast reflected the best available estimates and good faith judgments of Genworth’s management as to the future performance of Genworth. Although the Base Forecast presented below is presented with numerical specificity, it is not fact. The Base Forecast and the underlying assumptions upon which it was based are subjective in many respects and reflect numerous assumptions with respect to Genworth’s performance, industry performance, Genworth’s ability to execute on a number of strategic transactions, general business, economic, regulatory, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond Genworth’s control. The execution of the transactions and other actions assumed in the Base Forecast involves risk, much of which is not quantifiable at this time. Multiple factors, including, but not limited to, those described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” and other risk factors described in the reports that Genworth files with the SEC from time to time could cause the Base Forecast or the underlying assumptions to be inaccurate. In addition, the Base Forecast does not contemplate the manner in which China Oceanwide would operate the Genworth business after the merger.

The Base Forecast is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below and should not be regarded as a representation that the Base Forecast will be achieved. Because the Base Forecast covers multiple years, such information by its nature becomes less predictive with each successive year. Neither Genworth nor any of its affiliates, advisors or other representatives assumes any responsibility for the ultimate performance of Genworth, which may vary materially relative to the Base Forecast. Except to the extent required by law, neither Genworth nor any of its affiliates has or intends to, and each of them disclaims any obligation to, update, revise or correct the Base Forecast even if the estimates included therein for 2016 prove to be inaccurate or any or all of the assumptions underlying such prospective financial information are no longer appropriate, or to reflect changes in general economic or industry conditions. The foregoing considerations should be taken into account in reviewing the Base Forecast.

The following table summarizes the Base Forecast prepared by Genworth’s management as described above:

Summary of Genworth’s Management Base Forecast

Financial Metrics

	Projected Fiscal Year
	2016E	2017E	2018E	2019E	2020E	2021E
( $ in millions, unless per share amounts)
Non-GAAP Operating Earnings (Loss) per Share	$(0.41)	$0.68	$0.66	$0.81	$0.96	$0.98
Non-GAAP Operating Return on Equity (“ROE”)	(2.2)%	3.8%	3.6%	4.2%	4.8%	4.7%
Book Value Per Share	$17.72	$18.23	$18.73	$19.52	$20.40	$21.36
Cash Flow Coverage(1)	0.8	0.6	1.1	0.9	0.8	0.7
Non-GAAP Leverage Ratio	25.8%	18.2%	17.9%	19.3%	17.7%	13.9%
MI Dividends(2)	$222	$424	$209	$187	$167	$128
Holding Company Cash ($ in billions)	$1.5	$0.4	$0.4	$0.9	$0.8	$0.3
Holding Company Debt ($ in billions)	$3.8	$2.3	$2.3	$2.7	$2.5	$1.9
Debt to Capital Ratio	31%	23%	22%	24%	22%	17%

(1)	Cash Flow Coverage means the difference of the aggregate dividends paid to Genworth Holdings from Genworth Holdings’ subsidiaries less cash contributed by Genworth Holdings to its subsidiaries in the same period, divided by interest expense and estimated corporate overhead costs of Genworth Holdings that are not reimbursed by such subsidiaries. The 2016 Cash Flow Coverage metric excludes the $175 million cash contribution from Genworth Holdings to GLIC to facilitate the unstacking. Including this $175 million cash contribution from Genworth Holdings to GLIC would make the 2016 Cash Flow Coverage 0.2. The 2017 Cash Flow Coverage metric excludes a $300 million dividend paid by US MI to Genworth Holdings from the proceeds of an assumed debt issuance by US MI. Including this $300 million dividend from US MI to Genworth Holdings would make the 2017 Cash Flow Coverage 2.3. Cash Flow Coverage is an operating measure that is not defined by GAAP and all of the inputs are calculated in accordance with GAAP. Accordingly Cash Flow Coverage is not a non-GAAP financial measure.
(2)	MI Dividends reflects the projected dividends for each of Genworth Australia, US MI, and in the case of fiscal 2016 only, Genworth Canada, in the aggregate. The Base Forecast assumes there will be no dividends from U.S. Life to Genworth Holdings during the forecast period. The projected dividends for 2017E include a $300 million dividend paid by US MI to Genworth Holdings from the proceeds of an assumed debt issuance by US MI.

Consolidated Non-GAAP Operating Income (Loss):

	Projected Fiscal Year
($ in millions)	2016E	2017E	2018E	2019E	2020E	2021E
Life & Fixed Annuity & LTC	$(103)	$178	$167	$235	$280	$260
Mortgage Insurance	$427	$250	$224	$229	$240	$255
Corporate & Runoff	$(531)	$(88)	$(59)	$(59)	$(38)	$(24)

Consolidated Non-GAAP Operating Income (Loss):	$(207)	$340	$332	$405	$482	$491

Based on the assessment of Genworth’s management regarding the uncertainty and risks associated with Genworth’s LTC insurance business, the financial advisors requested Genworth’s management to furnish to them certain sensitivities related to the LTC insurance business which converted substantially comparable sensitivities publicly disclosed in Genworth’s Annual Report on Form 10-K for the year ended December 31, 2015 relating to Genworth’s margins into value-based sensitivities (which we refer to as the

“sensitivities”). The sensitivities illustrate the estimated impact on value that would result if certain of the assumptions underlying the Base Forecast were not to be achieved. Specifically, the sensitivities modeled the impact of (i) the LTC insurance business experiencing an incremental 4% claims costs increase with no rate actions to offset those increases, resulting in a material decrease in LTC cash flows and (ii) a 10% reduction in the amount of premium increases to be achieved under Genworth’s multi-year rate action plan. Based on the foregoing, the sensitivities resulted in an estimated impact to value, assumed at a 10-12% discount rate on statutory cash flows, of ($486) – ($611) and ($232) – ($284), for (i) and (ii), respectively (dollar amounts in millions). Genworth’s management also prepared and furnished to its financial advisors an estimate of the impact to value of the increase in LTC insurance claim reserves that could be recorded in the third quarter of 2016, which was included in the Base Forecast. The impact to value in respect of the estimated increase in LTC insurance claim reserves, assumed at a 10-12% discount rate on statutory cash flows, was estimated to be ($543) – ($683) (dollar amounts in millions), which Genworth’s management noted was already modeled in the Base Forecast. With the consent of the Board, based on the assessment of Genworth’s management regarding the uncertainty and risks associated with Genworth’s LTC insurance business, Lazard determined to apply the sensitivities to its sum-of the parts analysis and analyzed the impact of the sensitivities on the implied present value per share of Genworth’s common stock. See the section entitled “—Opinions of Genworth’s Financial Advisors—Opinion of Lazard Frères & Co. LLC,” beginning on page [●].

The Base Forecast does not take into account the possible financial and other effects on Genworth of the merger and does not attempt to predict or suggest future results of Genworth following the merger. Specifically, the Base Forecast does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the $1.125 billion in capital contributions associated with the merger, the expenses that may be incurred in connection with consummating the merger or the effect on Genworth of any accounting, business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed. Further, the Base Forecast does not take into account the effect on Genworth of any possible failure of the merger to occur.

For the foregoing reasons, and considering that the special meeting of Genworth’s stockholders will be held several months after the Base Forecast was prepared, as well as the high degree of uncertainty inherent in any forecasting information, readers of this proxy statement are cautioned not to place unwarranted reliance on the Base Forecast. No one has made or makes any representation to any Genworth stockholder regarding the information included in the Base Forecast. Genworth urges all its stockholders to review its most recent SEC filings for a description of its reported financial results. See the section entitled “Where You Can Find More Information.” In addition, the Base Forecast has not been updated or revised to reflect information or results after the date they were prepared. Except as required by applicable securities laws, Genworth does not intend to publish any update or otherwise publicly revise the Base Forecast or the specific portions thereof presented in this proxy statement to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Non-GAAP Financial Measures

The Base Forecast contains certain non-GAAP financial measures, including consolidated non-GAAP operating income (loss), non-GAAP operating earnings per share, non-GAAP operating return on equity, and non-GAAP leverage ratio, which Genworth believes are more meaningful in understanding its past financial performance and future results. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Genworth’s consolidated financial statements prepared in accordance with GAAP and the reconciliation to GAAP measures presented herein. Genworth’s management regularly uses supplemental non-GAAP financial measures internally to understand and manage its business and forecast future periods.

Reconciliation of Consolidated Non-GAAP Operating Income (Loss) to GAAP Net Income (Loss) Available to Genworth’s Common Stockholders, Non-GAAP Operating Earnings per Share to GAAP Earnings per Share, and Non-GAAP operating Return on Equity to GAAP Return on Equity

Set forth below is a reconciliation of consolidated non-GAAP operating income (loss) to GAAP net income (loss) available to Genworth’s common stockholders, non-GAAP operating earnings per share to GAAP earnings per share, and non-GAAP operating return on equity to GAAP return on equity, in each case, the most comparable GAAP financial measures, based on financial information available to, or projected by, Genworth.

	Projected Fiscal Year (amounts in millions, except per share amounts)
	2016	2017	2018	2019	2020	2021
Net income (loss) available to Genworth’s common stockholders	$(917)	$295	$299	$381	$457	$466
Income (loss) from discontinued operations, net of taxes	(40)	—	—	—	—	—

Income (loss) from continuing operations	(877)	295	299	381	457	466
Net investment (gains) losses	3	69	51	37	38	39
(Gains) losses on sale of businesses	691	—	—	—	—	—
(Gains) losses on early extinguishment of debt	(48)	—	—	—	—	—
(Gains) losses from life block transactions	9	—	—	—	—	—
Expenses related to restructuring	20	—	—	—	—	—
Fees associated with bond consent solicitation	18	—	—	—	—	—
Taxes on adjustments	(23)	(24)	(18)	(13)	(13)	(14)

Consolidated Non-GAAP Operating Income (Loss)(1)	$(207)	$340	$332	$405	$482	$491

Earnings (Loss) Per Share Data:
Projected diluted weighted-average common shares outstanding	500.0	501.0	502.0	503.0	503.0	503.0

Net income (loss) available to Genworth’s common stockholders per common share (“GAAP EPS”)	$(1.83)	$0.59	$0.60	$0.76	$0.91	$0.93

Non-GAAP Operating Income (loss) per common share(2)	$(0.41)	$0.68	$0.66	$0.81	$0.96	$0.98

Return on Equity:
Net income (loss) available to Genworth’s common stockholders	$(917)	$295	$299	$381	$457	$466
Non-GAAP operating income (loss)	$(207)	$340	$332	$405	$482	$491
Projected Genworth stockholders’ equity, excluding accumulated other comprehensive income (loss)	$8,897	$9,127	$9,426	$9,807	$10,264	$10,730
GAAP ROE(3)	-9.8%	3.3%	3.2%	4.0%	4.6%	4.4%
Non-GAAP Operating ROE(4)	-2.2%	3.8%	3.6%	4.2%	4.8%	4.7%

(1)

Genworth evaluates performance and allocates resources on the basis of consolidated non-GAAP operating income (loss). Genworth defines consolidated non-GAAP operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments – none of which are projected, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items – also none of which are projected. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. Genworth excludes net investment gains (losses) and infrequent or unusual non-operating items because Genworth does not consider them to be related to the operating performance of Genworth’s segments and Corporate and Other activities. A component of Genworth’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to Genworth’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from net operating income (loss) because, in Genworth’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items (none of which are projected) are also excluded from net operating income (loss) if, in Genworth’s opinion, they are not indicative of overall operating trends. Adjustments to reconcile net income (loss) attributable to Genworth’s common stockholders and net operating income (loss) assume a 35% tax rate (unless otherwise indicated) and are net of the portion attributable to noncontrolling interests. Net investment gains (losses) are also adjusted for DAC and other intangible amortization and certain benefit reserves. While some of these items may be significant components of net income (loss) available to Genworth’s common stockholders in accordance with GAAP, Genworth believes that consolidated non-GAAP operating income (loss) is an appropriate measure that is useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Genworth also uses consolidated non-GAAP operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from consolidated non-GAAP operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Consolidated non-GAAP operating income (loss) is not a substitute for net income (loss) available to Genworth’s common stockholders determined in accordance with GAAP. In addition, Genworth’s definition of net operating income (loss) may differ from the definitions used by other companies.
(2)	Non-GAAP operating income (loss) per common share is derived from consolidated non-GAAP operating income (loss). Genworth believes that non-GAAP operating income (loss) per common share is an appropriate measure that is useful to investors because it identifies the per share income (loss) attributable to the ongoing operations of the business. However, the items excluded from non-GAAP operating income (loss) per common share have occurred in the past and could, and in some cases will, recur in the future. Non-GAAP operating income (loss) per common share is not a substitute for net income (loss) available to Genworth’s common stockholders per common share determined in accordance with GAAP. In addition, Genworth’s definition of non-GAAP operating income (loss) per common share may differ from the definitions used by other companies.
(3)	GAAP ROE is defined as projected net income (loss) available to Genworth’s common stockholders divided by average projected ending Genworth stockholders’ equity, excluding accumulated other comprehensive income (loss), for the most recent two fiscal years ended.
(4)	Non-GAAP Operating ROE is defined as projected consolidated non-GAAP operating income (loss) divided by average projected ending Genworth stockholders’ equity, excluding accumulated other comprehensive income (loss), for the most recent two fiscal years ended. Genworth’s management believes that analysis of non-GAAP operating ROE enhances understanding of the efficiency with which Genworth deploys its capital. However, non-GAAP operating ROE is not a substitute for net income (loss) available to Genworth’s common stockholders divided by average ending Genworth stockholders’ equity determined in accordance with GAAP.

Reconciliation of Non-GAAP Leverage Ratio to GAAP Leverage Ratio

Set forth below is a reconciliation of non-GAAP leverage ratio to GAAP leverage ratio, the most comparable GAAP financial measure, based on financial information available to, or projected by, Genworth. (Certain totals may not add due to rounding). Genworth believes the non-GAAP leverage ratio, as presented, is an important measurement tool for investors and analysts as it is a performance measure of financial strength and is based on the Moody’s methodology, adjusted to address factors particular to Genworth. However, this ratio should not be viewed as a substitute for a ratio using the GAAP metric of long-term borrowings to total

Genworth stockholders’ equity. In addition, Genworth’s definition of leverage ratio may differ from the definitions used by other companies.

	Projected Fiscal Year
	2016	2017	2018	2019	2020	2021
Long-term borrowings	$4,180	$2,676	$2,676	$3,027	$2,826	$2,215
Deferred borrowing costs and consent fees	61	61	61	61	61	61
Adjust long-term borrowings related to noncontrolling interests:
Canada (noncontrolling interests percentages)	(142)	—	—	—	—	—
Australia (noncontrolling interests percentages)	(69)	(69)	(69)	(69)	(69)	(69)
25% of hybrid debt (Genworth Holdings, Inc.’s Junior Notes, due 2066)	(150)	(150)	(150)	(150)	(150)	(150)
Operating leases	66	66	66	66	66	66

Adjusted long-term borrowings	$3,946	$2,584	$2,584	$2,935	$2,734	$2,123

Total Genworth Financial, Inc.’s stockholders’ equity	$13,985	$14,215	$14,514	$14,895	$15,352	$15,818
Exclude net unrealized investment (gains) losses	(2,789)	(2,789)	(2,789)	(2,789)	(2,789)	(2,789)
25% of hybrid debt (Genworth Holdings, Inc.’s Junior Notes, due 2066)	150	150	150	150	150	150

Adjusted total Genworth stockholders’ equity(1)	$11,346	$11,576	$11,875	$12,256	$12,713	$13,179

Total capital (adjusted long-term borrowings + adjusted total Genworth stockholders’ equity)	$15,292	$14,160	$14,459	$15,191	$15,447	$15,302

GAAP leverage ratio	23.0%	16.5%	16.3%	17.5%	16.2%	13.0%

Non-GAAP leverage ratio(2)	25.8%	18.2%	17.9%	19.3%	17.7%	13.9%

(1)	Adjusted total Genworth stockholders’ equity is defined as total Genworth stockholders’ equity adjusted to exclude net unrealized investment (gains) losses (excluded to align the presentation of adjusted total Genworth stockholders’ equity with its presentation of adjusted long-term borrowings, which are presented at book value) and include 25% of the outstanding principal amount of the subordinated notes.
(2)	Non-GAAP leverage ratio is defined as projected adjusted long-term borrowings divided by projected total capital, which is defined as the sum of projected adjusted long-term borrowings and projected adjusted total Genworth stockholders’ equity. Genworth applies Moody’s calculation methodology for adjusted financial leverage to the calculation of its leverage ratio, subject to the adjustments described below. Moody’s calculates adjusted financial leverage as adjusted long-term borrowings (defined as financial debt, including preferred stock, plus pension liabilities plus the non-equity portion of hybrid debt plus operating lease adjustments) divided by adjusted debt plus stockholder’s equity. Genworth excludes from long-term borrowings (i) that portion of long-term borrowings that is attributable to deferred borrowing costs incurred upon the issuance of the debt as well as consent fees paid in connection with Genworth Holdings’ bond consent solicitation, (ii) that portion of long-term borrowings that is attributable to noncontrolling interests (based on the respective ownership percentages) of Genworth Canada and Genworth Australia (excluded to align the presentation of adjusted long-term borrowings with the presentation of adjusted total Genworth stockholders’ equity, which is presented after excluding noncontrolling interests), and (iii) 25% of Genworth Holdings’ outstanding principal amount of junior subordinated notes due in 2066 (the “subordinated notes”), which Moody’s believes is representative of the equity portion of the subordinated notes, and includes operating leases applying a rent factor of 6 times.

Interests of Certain Persons (Directors and Officers) in the Merger

Members of the Board and our executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of Genworth stockholders generally. You should keep this in mind when considering the recommendation of the Board for the adoption of the merger agreement. The members of the Board were aware of these interests and considered and discussed potential conflicts related thereto at the time they approved the merger agreement and in making their recommendation that Genworth stockholders adopt the merger agreement. These interests are described below.

Treatment of Outstanding Equity Awards

Outstanding equity awards under the stock plans held by directors and executive officers include company options, company SARs, company RSUs, company PSUs, and non-employee director deferred stock units (which we refer to as the “company DSUs”). As further described under “The Merger Agreement—Treatment of Stock Options and Other Equity Incentive Awards,” beginning on page [●], under the merger agreement, each equity award (including each equity award granted to a non-employee director or executive officer under the stock plans) that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be automatically converted into the right to receive a cash payment in accordance with the applicable vesting and payment schedules discussed therein. For company options and company SARs, such cash payment will generally be equal to the product of the number of shares underlying the award, and the excess, if any, of the merger consideration over the exercise price of such award, which means that any company option or company SAR with an exercise price per share that is greater than or equal to the per share merger consideration will be cancelled for no consideration or payment. For all other awards, such cash payment will generally be equal to the product of the number of shares subject to the award multiplied by the per share merger consideration.

Summary Tables

The following table sets forth the pre-tax cash proceeds that our executive officers and non-employee directors would receive at or after the effective time of the merger in respect of their outstanding unvested equity awards, and company DSUs (which are fully vested prior to and without regard to the merger, but remain subject to settlement) in accordance with applicable vesting and/or payment schedules described under “The Merger Agreement—Treatment of Stock Options and Other Equity Incentive Awards,” beginning on page [●], assuming that the merger closes on June 30, 2017.

Unvested Equity Awards and Vested Company DSUs Subject to Settlement(1)

Name	Vested DSUs (#)	Vested DSUs(2) ($)	Unvested RSUs(#)(3)	Unvested RSUs($)(3)	Unvested PSUs(#)(4)	Unvested PSUs($)(4)	Total($)
Executive Officers(5)
Thomas J. McInerney	—	$—	—	$—	1,583,333	$8,597,498	$8,597,498
Kelly L. Groh	—	$—	141,612	$768,953	180,000	$977,400	$1,746,353
Kevin D. Schneider	—	$—	269,999	$1,466,095	452,500	$2,457,075	$3,923,170
Daniel J. Sheehan IV	—	$—	234,999	$1,276,045	333,333	$1,809,998	$3,086,043
Michael S. Laming	—	$—	94,201	$511,511	152,500	$828,075	$1,339,586
All Other Executive Officers as a Group (3 individuals)	—	$—	231,596	$1,257,566	394,999	$2,144,845	$3,402,411
Non-Employee Directors as a Group (10 individuals)(6)	972,137	$5,278,705	—	$—	—	$—	$5,278,705

(1)

This table does not include the awards that may be granted prior to the effective time of the merger pursuant to Genworth’s grant practices through which equity incentive awards typically are issued annually in the first quarter of each year. This table also does not include the vested company SARs held by Mr. Laming or

Mr. Schneider, for which the aggregate spread value between the per share merger consideration and the base price is $147,015 and $30,000, respectively, and the vested company options and vested company SARs held by other executive officers of Genworth who are not Named Executive Officers, for which the aggregate spread value between the per share merger consideration and the exercise or base price is $230,175, as these awards are fully vested prior to and without regard to the merger.
(2)	A portion of the annual retainer for each non-employee director is paid in the form of company DSUs that are vested at the time of grant, without regard to the merger.
(3)	Any outstanding unvested company RSUs held by executive officers that will vest and be settled by June 30, 2017 are excluded from the table.
(4)	Any outstanding unvested company PSUs covering the 2014-2016 performance period held by executive officers that will either vest and be settled, or otherwise be cancelled, by June 30, 2017 are excluded from the table.

•	Company PSUs granted during 2015 will be determined based on target performance, subject to proration for the portion of the performance period elapsed through the effective time of the merger, payable at the effective time of the merger. The number and value of these company PSUs are pro-rated assuming a closing date of June 30, 2017.

•	Company PSUs granted during 2016 (but prior to the date of the merger agreement) will be determined based on the greater of target and actual performance as of the effective time of the merger, payable in accordance with the original vesting schedule and subject to the holder’s continued employment through the applicable vesting date. For purposes of this table, target performance is assumed for all such PSUs.

(5)	Martin Klein resigned his position as Chief Financial Officer effective October 15, 2015 and does not hold any outstanding equity awards.
(6)	Nancy Karch, Christine Mead and John Nichols no longer serve as directors. Reflects the following values for each of the directors: James A. Parke ($1,152,800); William H. Bolinder ($595,514); G. Kent Conrad ($395,478); Melina E. Higgins ($368,355); Nancy J. Karch ($0); Christine B. Mead ($336,562); David M. Moffett ($443,767); Thomas E. Moloney ($637,563); John R. Nichols ($61,457); and James S. Riepe ($1,287,209). Does not include company DSU awards to be granted to new directors following the date of this filing.

Change of Control Severance Benefits for Executive Officers

Change of Control Plan

Genworth maintains the 2014 Change of Control Plan (which we refer to as the “2014 change of control plan”) to provide severance benefits to a select group of key executives, including our executive officers, in the event that the executives’ employment is terminated by Genworth without “cause” or by the executives for “good reason” within two years following a change of control of Genworth (each of which we refer to as a “qualified termination” as defined in the 2014 change of control plan). In the event of a qualified termination, such executives would be eligible to receive the following severance benefits under the 2014 change of control plan:

•	Severance payment. The executives would receive a lump sum cash severance payment in an amount equal to two and one-half times the sum of his or her base salary and target annual incentive, in the case of Mr. McInerney, and two times the sum of his base salary and target annual incentive in the case of the other executives.

•	Pro rata annual incentive award. The executives would receive a lump sum cash payment based on the annual incentive award that would have been payable with respect to the fiscal year in which the qualified termination occurs, based on target performance (unless actual performance can be determined as of the termination date), prorated to the nearest half-month to reflect the portion of the fiscal year that had elapsed prior to the qualified termination.

•	Vesting of time-based equity awards. Company options, SARs, RSUs and other stock awards with time based vesting restrictions held by the executives would become immediately vested as of a qualified termination.

•	Vesting of performance-based equity awards. Performance-based equity awards held by the executives would become vested and be deemed earned, based on target performance (unless actual performance can be determined as of the termination date), prorated to the nearest half-month to reflect the portion of the performance period that had elapsed prior to the qualified termination.

•	Payment related to health and life insurance benefits. The executives would receive a lump sum cash payment equal to the employer portion of the monthly cost to provide the group medical, dental, vision, and/or prescription drug plan benefits the executives had been receiving before the qualified termination, multiplied by 18, and he or she would continue to receive life insurance coverage for 18 months.

•	Retirement plan provisions. The executives would become fully vested in any funded or unfunded nonqualified pension, retirement or deferred compensation plans in which he or she participates.

The 2014 change of control plan provides that in the event an executive would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits would be reduced to the maximum amount that does not trigger the excise tax, unless the executive would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes. In addition, change of control severance payments under the 2014 change of control plan are subject to the executives’ execution of a general release of claims and a restrictive covenant agreement providing for the following covenants in favor of Genworth: confidentiality and non-disparagement covenants, a 12-month post-termination noncompetition covenant and a 24-month non-solicitation covenant in relation to Genworth customers, clients and employees.

For an estimate of the value of the payments and benefits described above that could become payable to Genworth’s NEOs under the change of control plan, please see “—Information Regarding Golden Parachute Compensation,” beginning on page [●], and the described assumptions. The estimated aggregate value of such payments and benefits that could become payable to Genworth’s other executives under the change of control plan is approximately $11,614,964 (the “Other Executive Officers’ CoC Plan Benefits Total”), based on the same assumptions.

Cash Retention Awards

On October 14, 2015, Genworth granted Mr. Schneider and Mr. Sheehan cash-based retention incentive awards totaling $2,000,000 each (which we refer to as the “retention awards”). Each award is payable 50% on December 31, 2016 and the remaining 50% on December 31, 2017 for Mr. Schneider and Mr. Sheehan. Payment of the awards is contingent upon continued service with Genworth (or Asia Pacific, as applicable) through the payment dates, but may be paid earlier upon a termination of employment without cause or for good reason (as such terms are defined in Genworth’s 2015 Key Employee Severance Plan), death or disability. Payment of the retention awards is not contingent upon (or increased by) the closing of the merger. The aggregate value of payments that could become payable to Genworth’s other executives under a retention award on or after June 30, 2017 is $425,000 (which amount is not included in the Other Executive Officers’ CoC Plan Benefits Total appearing in “—Change of Control Plan” above), based on the same assumptions as those under “—Information Regarding Golden Parachute Compensation,” beginning on page [●].

Supplemental Executive Retirement Plan

Genworth maintains the Genworth Financial, Inc. Supplemental Executive Retirement Plan (which we refer to as “SERP”) as a non-qualified deferred compensation plan established and maintained solely for the purpose of providing additional retirement benefits to a select group of highly compensated and management executive employees, including the executives. The annual SERP benefit is a life annuity equal to a fixed percentage multiplied by the participant’s years of benefit service, and the participant’s average annual compensation (based on the highest consecutive 36-month period within the last 120-month period prior to separation from service) with the result not to exceed 40% of the participant’s average annual compensation, and reduced by the value of the participant’s account balance under the Retirement Account Feature of our Retirement and Savings Plan as converted to an annual annuity. Compensation for SERP purposes generally includes only base salary and annual cash incentive (each whether or not deferred).

Under the terms of the 2014 change of control plan, a participating executive becomes fully vested in his or her SERP benefits upon such executive’s qualified termination. For an estimate of the value of the payments and benefits described above that could become payable to NEOs under the SERP, please see “—Information Regarding Golden Parachute Compensation” below and the described assumptions. The estimated aggregate net present value of such payments and benefits that could become payable to Genworth’s other executives under the SERP is approximately $2,297,501 (which amount has been included in the Other Executive Officers’ CoC Plan Benefits Total appearing in “—Change of Control Plan” above), based on the same assumptions.

Retirement & Savings Restoration Plan

Genworth maintains the Genworth Financial, Inc. Retirement and Savings Restoration Plan (which we refer to as the “restoration plan”), a non-qualified defined contribution plan, which provides eligible executives, including our NEOs, with benefits generally equal to any matching contributions that they are precluded from receiving under the 401(k) Savings Feature of our Retirement and Savings Plan as a result of restrictions under the Internal Revenue Code. Since January 1, 2010, newly hired or promoted executives who were not already participants in the SERP have been eligible for up to two additional types of contributions within the restoration plan. For those eligible executives, the restoration plan provides supplemental benefits equal to the amount of contributions that executives are precluded from receiving under the Retirement Account Feature of our qualified Retirement and Savings Plan (which we refer to as the “restoration retirement account feature”) and an additional 3% contribution credit on all eligible pay. Additionally, executives who were participants in the SERP but elected in 2015 to freeze SERP benefit accruals effective January 1, 2016, became eligible for the restoration retirement account feature contributions within the restoration plan beginning with the 2016 plan year.

Under the terms of the 2014 change of control plan, a participant becomes fully vested in his or her restoration plan benefits upon such participant’s qualified termination. For an estimate of the value of the payments and benefits described above that could become payable to NEOs under the restoration plan, please see “—Information Regarding Golden Parachute Compensation” below and the described assumptions. The estimated aggregate value of such payments and benefits that could become payable to Genworth’s other executives under the restoration plan is approximately $727,308 (which amount has been included in the Other Executive Officers’ CoC Plan Benefits Total appearing in “—Change of Control Plan” above), based on the same assumptions.

New Management Arrangements

As of the date of this proxy statement, there are no new employment or other agreements between any Genworth executive officer or director, on the one hand, and Genworth or Asia Pacific, on the other hand, and the merger is not conditioned upon any executive officer or director of Genworth entering into any such agreement.

Future Compensation Actions

In addition to the payments and benefits above, under the terms of the merger agreement, Genworth may take certain compensation actions prior to the closing of the merger that will affect Genworth’s directors and executive officers, although all such determinations related to such actions have not been made as of the date of this proxy statement and the impact of such actions is not reflected in the amounts estimated in this section. Among other actions, Genworth may make cash retention grants and 2017 short-term and long-term incentive grants to its employees, including executive officers, subject to certain conditions. In addition, Genworth may take certain actions to mitigate adverse tax consequences under Sections 280G or 4999 of the Code.

Information Regarding Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the tables below present the estimated amounts of compensation that each NEO could receive that are based on or otherwise relate to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to Genworth’s NEOs. This merger-related compensation is subject to a non-binding advisory vote of Genworth’s stockholders.

For purposes of illustration, the amounts set forth below have been calculated assuming that the merger is consummated on June 30, 2017, and further assuming that each NEO’s employment is terminated by Genworth without cause or the NEO resigns for good reason (each of which we refer to as a “qualifying termination”) on such date. The amounts indicated in the table below are estimates of amounts that would be payable to the NEOs, and the estimates are pre-tax amounts based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement and in the footnotes to the table. Some of the assumptions are based on information not currently available, and as a result, the actual amounts, if any, to be received by an NEO may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

Golden Parachute Compensation*

Name	Cash(1)	Equity(2)	Pension/ NQDC(3)	Perquisites/ Benefits(4)	Other(5)	Total
Thomas J. McInerney President and Chief Executive Officer	$8,500,000	$4,524,998	$291,410	$39,717	$—	$13,356,125

Kelly L. Groh Executive Vice President and Chief Financial Officer	$2,475,000	$1,257,653	$1,004,516	$21,797	$—	$4,758,966

Kevin D. Schneider Executive Vice President and Chief Operating Officer	$4,168,750	$2,932,195	$3,755,869	$40,356	$1,000,000	$11,897,170

Michael S. Laming Executive Vice President, Human Resources	$2,000,000	$515,850	$—	$16,095	$—	$2,531,945

Daniel J. Sheehan IV Executive Vice President and Chief Investment Officer	$3,825,000	$2,339,418	$3,058,731	$30,719	$1,000,000	$10,253,868

*	Martin Klein resigned his position as Chief Financial Officer effective October 15, 2015, and is not entitled to receive any compensation or benefits that are based on or otherwise relate to the merger.

(1)	Calculated as shown in the following table, which represents the double-trigger cash severance payable to each NEO upon a qualifying termination occurring within 24 months following a change of control:

Name	Base Salary + Target Annual Incentive Award x Multiplier(a)	Pro Rata Annual Incentive Award(b)	Total
Thomas J. McInerney	$7,500,000	$1,000,000	$8,500,000
Kelly L. Groh	$2,200,000	$275,000	$2,475,000
Kevin D. Schneider	$3,625,000	$543,750	$4,168,750
Michael S. Laming	$2,000,000	$—	$2,000,000
Daniel J. Sheehan IV	$3,300,000	$525,000	$3,825,000

(a)	Calculated as shown in the following table, which represents the sum of the annual base salary plus target annual incentive award, multiplied by each executive’s respective severance multiplier:

Name	Base Salary	Target Annual Incentive Award	Multiplier	Total
Thomas J. McInerney	$1,000,000	$2,000,000	2.5	$7,500,000
Kelly L. Groh	$550,000	$550,000	2	$2,200,000
Kevin D. Schneider	$725,000	$1,087,500	2	$3,625,000
Michael S. Laming	$500,000	$500,000	2	$2,000,000
Daniel J. Sheehan IV	$600,000	$1,050,000	2	$3,300,000

(b)	Assumes annual incentives achieved at target levels based on the following respective target annual incentive opportunities, which are expressed as a percentage of base salary: 200% for Mr. McInerney; 100% for Ms. Groh; 150% for Mr. Schneider; and 175% for Mr. Sheehan.

Mr. Laming would be entitled to receive a pro rata bonus of $250,000 (calculated based on his target annual incentive opportunity of 100% of base salary) as part of his retirement-related benefits in connection with a qualifying termination, instead of under the 2014 change of control plan.

(2)	For all NEOs excluding Mr. Laming, calculated as shown in the Unvested Equity Awards table under “—Treatment of Outstanding Equity Awards,” beginning on page [●], representing the aggregate value of the consideration to be paid to each executive officer at or after the effective time of the merger in respect of their unvested equity awards, in accordance with the treatment of such awards as further described under “The Merger Agreement—Treatment of Stock Options and Other Equity Incentive Awards,” beginning on page [●], except that company PSUs granted during 2016 (but prior to the date of the merger agreement) have been prorated through the assumed qualifying termination date of June 30, 2017. For the number of unvested awards held by each executive and for more information on the treatment of such awards under the merger agreement, please see the section entitled “—Treatment of Outstanding Equity Awards.”

For Mr. Laming, who is retirement-eligible, represents the aggregate value of the consideration to be paid at or after the effective time of the merger in respect of his outstanding company PSU awards (granted during 2015 and 2016), in accordance with the treatment of such awards as further described under “The Merger Agreement—Treatment of Stock Options and Other Equity Incentive Awards,” beginning on page [●], except that company PSUs granted during 2016 (but prior to the date of the merger agreement) have been prorated through the assumed qualifying termination date of June 30, 2017. Because Mr. Laming is retirement-eligible, the unvested company SARs and RSUs that Mr. Laming has held for at least one year would immediately vest (valued at $511,511 based on the applicable assumptions) upon his qualifying termination, whether or not occurring in connection with the merger.

(3)	Calculated as shown in the following table, which represents the value of the unvested portions of each of the restoration plan and SERP, in each case that would become vested upon a qualifying termination occurring within 24 months following a change of control:

Name	Restoration Plan(a)	SERP(b)	Total
Thomas J. McInerney	$291,410	$—	$291,410
Kelly L. Groh	$265,592	$738,924	$1,004,516
Kevin D. Schneider	$642,343	$3,113,526	$3,755,869
Michael S. Laming	$—	$—	$—
Daniel J. Sheehan IV	$563,991	$2,494,740	$3,058,731

(a)	Reflects outstanding balances as of October 31, 2016, as well as an estimate for a contribution to be made in 2017, based on 2016 earnings, and a prorated contribution estimate based on target 2017 earnings. Does not include the following values representing the vested portions under the restoration plan: $858,982 for Mr. McInerney; and $388,906 for Mr. Laming, who is retirement-eligible and fully-vested in his restoration plan benefits.

(b)	Reflects the net present value of each NEO’s accumulated benefits under the SERP that would become fully vested. Material assumptions used to calculate the present value of the accumulated benefit are as follows: the accumulated benefit represents an estimation of the accrued benefit as of June 30, 2017, available at age 60, utilizing actual service and compensation as of November 4, 2016, and estimated compensation and service through June 30, 2017; an interest rate of 3.86%; mortality as prescribed in Section 417(e) of the Internal Revenue Code for lump sum payments from qualified plans; a form of payment actuarially equivalent to a five-year certain and life benefit; and payments that are guaranteed for the life of the participant. Does not include $1,496,001 in net present value of SERP benefits for Mr. Laming, who is retirement-eligible and fully-vested in his SERP benefits.

(4)	Calculated as shown in the following table, which represents the cost of (i) the continuation of each NEO’s coverage under Genworth’s group life insurance plan for 18 months following a qualifying termination occurring within 24 months following a change of control and (ii) the employer portion of monthly premiums for the provision of group medical, dental, vision and/or prescription drug plan benefits, multiplied by 18 months:

Name	Life Insurance(a)	Medical/ Rx, Dental & Vision(b)	Total
Thomas J. McInerney	$34,326	$5,391	$39,717
Kelly L. Groh	$11,471	$10,326	$21,797
Kevin D. Schneider	$24,047	$16,309	$40,356
Michael S. Laming	$—	$16,095	$16,095
Daniel J. Sheehan IV	$14,624	$16,095	$30,719

(a)	Reflects the estimated value of premium payments for 18 months of continued coverage under the individually-owned universal life insurance policy (which we refer to as the “leadership life program”) available to all of our U.S.-based executive officers, and an enhanced company-owned life insurance program (which we refer to as the “executive life program”). Because the 2017 premium rates for the leadership life program are not yet determinable, 2016 rates have been used for purposes of this calculation. Mr. Laming retains the value of his executive life program benefits in full upon retirement, and his leadership life program benefits are fully funded with no further premium payments required upon retirement.

(b)

Represents the estimated employer portion of the monthly cost to provide the group medical, dental, vision, and/or prescription drug plan benefits the NEO had been receiving before the qualifying termination occurring within 24 months following a change of control, multiplied by 18. Because the

2017 elections and premium rates in respect of such benefits are not yet determinable, 2016 elections and rates have been used for purposes of this calculation.

(5)	Represents the remaining unpaid portion of the retention awards that would become payable upon a qualifying termination occurring at any time.

Indemnification; Directors’ and Officers’ Insurance

Under the terms of the merger agreement, following the consummation of the merger, Genworth, as the surviving corporation and an indirect, wholly owned subsidiary of Asia Pacific, has agreed to, and Asia Pacific has agreed to cause Genworth to, indemnify and hold harmless and provide advancement of expenses to each present and former director and officer of Genworth or its subsidiaries, other than Genworth Australia, Genworth Canada and their respective subsidiaries (when acting in such capacity), against any costs or expenses (including reasonable attorney’s fees), judgements, fines, losses, claims, damages or liabilities incurred in connection with any civil, criminal, administrative or investigative claim, action, suit, proceeding or investigation, arising out of matters existing or occurring at or prior to the effective time of the merger, and whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent such indemnified parties are indemnified or exculpated or have the right to advancement of expenses under Delaware law and Genworth’s certificate of incorporation and by-laws in effect on the date of the merger agreement.

Prior to the effective time of the merger, Genworth is further required to obtain (and if Genworth is unable to, as of the effective time of the merger, Asia Pacific is required to cause the surviving corporation to obtain) and fully pay for “tail” insurance policies, extending the existing directors’ and officers’ liability insurance policies maintained by Genworth, with a claims period of at least six years following the effective time of the merger, from an insurance carrier with a comparable or better credit rating than Genworth’s current insurance carriers, and with comparable or better terms, conditions, retentions and limits of liability than those of Genworth’s existing policies. However, Genworth may not pay more than $40 million for the aggregate premium of such “tail” insurance policies and if the aggregate premium for such “tail” insurance policies exceed $40 million, Genworth or the surviving corporation, as applicable, must obtain policies with the greatest coverage available for a premium not exceeding such amount. See the section entitled “The Merger Agreement—Merger Consideration” beginning on page [●]).

Potential Post-Closing Arrangements

After the execution of the merger agreement, representatives of China Oceanwide informed representatives of Genworth that China Oceanwide is considering asking certain members of the Board to continue to serve as directors of the surviving corporation.

Derivative Claims Against Current and Former Genworth Directors and Officers

Current and former Genworth directors and officers are defendants in the pending derivative actions brought by the derivative plaintiffs on behalf of Genworth. In the derivative actions, plaintiffs allege, among other things, breaches of fiduciary duties concerning Genworth’s long-term care insurance reserves and concerning Genworth’s Australian mortgage insurance business, including Genworth’s plans for an initial public offering of the business, and seek unspecified damages, costs, attorneys’ fees and such equitable relief as the court may deem proper. If the merger closes, stockholders will likely lose standing to prosecute these claims on behalf of Genworth.

Certain Effects of the Merger

If the proposal to adopt the merger agreement is approved by the requisite company vote and the other conditions to the closing of the merger are either satisfied or (to the extent permitted by applicable law) waived,

Merger Sub will be merged with and into Genworth upon the terms set forth in the merger agreement. As the surviving corporation in the merger, Genworth will continue to exist following the merger as an indirect, wholly owned subsidiary of Asia Pacific and an indirect subsidiary of China Oceanwide.

Following the merger, all of Genworth’s equity interests will be beneficially owned by Asia Pacific, and, by virtue of the merger, none of Genworth’s current stockholders will have any ownership interest in, or be a stockholder of, Genworth or Asia Pacific after the completion of the merger. As a result, Genworth’s current stockholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Genworth common stock. Following the merger, Asia Pacific will benefit from any increase in Genworth’s value and also will bear the risk of any decrease in Genworth’s value.

Upon completion of the merger, each share of Genworth common stock issued and outstanding immediately prior to the effective time of the merger (other than excluded shares as described under “The Merger Agreement—Merger Consideration,” beginning on page [●]) will be cancelled and converted into the right to receive the per share merger consideration, without interest, and less any applicable withholding taxes. See the section of entitled “The Merger Agreement—Merger Consideration,” beginning on page [●].

For information regarding the effects of the merger on Genworth’s outstanding equity awards, please see the section entitled “—Interests of Certain Persons (Directors and Officers) in the Merger,” beginning on page [●], and the section entitled “The Merger Agreement—Treatment of Stock Options and Other Equity Incentive Awards” beginning on page [●].

Genworth common stock is currently registered under the Exchange Act and is listed on the NYSE under the symbol “GNW.” Following the consummation of the merger, Genworth common stock will be delisted from the NYSE, deregistered under the Exchange Act and cease to be publicly traded. Genworth will no longer be required by the Exchange Act or SEC rules to file periodic and other reports with the SEC with respect to Genworth common stock.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general summary of certain material U.S. federal income tax consequences of the merger to beneficial owners of Genworth common stock who receive cash for their shares of Genworth common stock in the merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a beneficial owner of shares in light of such beneficial owner’s particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This summary only addresses shares of common stock held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”) (generally, property held for investment). This summary does not address tax considerations applicable to any holder of shares that may be subject to special treatment under the U.S. federal income tax laws, including:

•	a bank, insurance company or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other entity treated as a pass-through entity for U.S. federal income tax purposes (or an investor in such an entity);

•	a mutual fund;

•	a real estate investment trust or regulated investment company;

•	a personal holding company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares subject to the alternative minimum tax provisions of the Code;

•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. holder (as defined below) that has a functional currency other than the U.S. dollar;

•	a “controlled foreign corporation,” “passive foreign investment company” or corporation that accumulates earnings to avoid U.S. federal income tax;

•	a holder of shares who has perfected and not withdrawn a demand for, or lost the right to, appraisal under the DGCL;

•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction; or

•	a U.S. expatriate or former long-term resident of the U.S.

This summary is based on the Code, the Treasury regulations promulgated under the Code and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (which we refer to as the “IRS”) with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns shares of Genworth common stock, the tax treatment of the partnership and its partners generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding shares of Genworth common stock should consult such partner’s tax advisor.

This summary does not address the 3.8% U.S. federal income tax on net investment income of certain U.S. persons. Beneficial owners of shares in Genworth common stock should consult their own advisors regarding the possible application of this tax.

THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES OF GENWORTH COMMON STOCK. WE URGE BENEFICIAL OWNERS OF SHARES TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Genworth common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S., any state thereof or the District of Columbia;

•	a trust that (i) is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

We use the term “non-U.S. holder” to mean a beneficial owner of Genworth common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

U.S. Holders

General. A U.S. holder’s receipt of cash in exchange for shares of Genworth common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and such U.S. holder will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares converted into the right to receive cash in the merger. Gain or loss will be determined separately for each block of shares of Genworth common stock (that is, shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the shares is more than one year at the effective time of the merger. Long-term capital gain recognized by individuals and other non-corporate persons that are U.S. holders generally is subject to tax at a reduced rate of U.S. federal income tax. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding. A U.S. holder may be subject to information reporting. In addition, all payments to which a U.S. holder would be entitled pursuant to the merger will be subject to backup withholding at the statutory rate unless such holder (i) is a corporation or other exempt recipient (and, when required, demonstrates this fact) or (ii) provides a taxpayer identification number (which we refer to as a “TIN”) and certifies, under penalty of perjury, that the U.S. holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not otherwise establish an exemption should complete and sign an IRS Form W-9 in order to provide the information and certification necessary to avoid backup withholding and possible penalties. If a U.S. holder does not provide a correct TIN, such U.S. holder may be subject to backup withholding and penalties imposed by the IRS.

Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

Non-U.S. Holders

General. A non-U.S. holder’s receipt of cash for shares of Genworth common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the non-U.S. holder is an individual who was present in the U.S. for 183 days or more during the taxable year of the merger and certain other conditions are met;

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.; or

•	we are or have been a U.S. real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger or the period that the non-U.S. holder held our shares and the non-U.S. holder held (actually or constructively) more than 5% of our common shares at any time during the five-year period ending on the date of the merger.

Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), net of applicable U.S.-source losses from sales or exchanges of other capital assets recognized by such non-U.S. holder during the taxable year. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a 30% branch profits tax (or applicable lower treaty rate).

With respect to the third bullet point above, the determination whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our U.S. and foreign real property interests. We have not been a USRPHC for U.S. federal income tax purposes at any time during the five-year period ending on the date of the merger.

Information Reporting and Backup Withholding. Information reporting and backup withholding will generally apply to payments made pursuant to the merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements or otherwise establishes an exemption. Dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A non-U.S. holder must generally submit an IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a non-U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. Non-U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES OF GENWORTH COMMON STOCK. HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES PURSUANT TO THE MERGER UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS.

Regulatory Matters / Governmental Approvals Required for the Merger

Consummation of the merger is subject to the completion of certain governmental and regulatory clearance procedures, including the receipt of approvals from the U.S. state insurance regulators identified below in connection with the merger and the U.S. Life Restructuring, early termination or expiration of the waiting period under the HSR Act, completion of the CFIUS review process, the receipt of approvals, non-disapprovals or confirmations from, or the making of notifications to, governmental authorities in the PRC, Australia, Canada and New Zealand, as applicable, and the receipt of any necessary approvals or non-disapprovals, as applicable, from Fannie Mae, Freddie Mac and FINRA.

Insurance Laws and Regulations

The insurance laws and regulations of the states of Delaware, New York, North Carolina, South Carolina, Vermont and Virginia, jurisdictions where insurance company subsidiaries (including captive insurance company subsidiaries) of Genworth are domiciled, generally require that, prior to the acquisition of control of an insurance company domiciled in those jurisdictions, the acquiring company must obtain the approval of the insurance regulator of such jurisdictions. The merger cannot be completed before the parties have obtained these approvals. Asia Pacific filed acquisition of control applications with each of these U.S. state insurance regulators on or about December 8, 2016.

In addition, it is a condition to the obligations of Asia Pacific and Merger Sub to consummate the merger that certain affiliates of Genworth shall have received regulatory approval (or non-disapproval, in certain instances) from the Delaware Department of Insurance and the Virginia Bureau of Insurance to effect the U.S. Life Restructuring, including the unstacking and the following intercompany reinsurance and recapture transactions between GLAIC and GLIC: (i) a reinsurance transaction pursuant to which GLIC will reinsure certain long-term care insurance business from GLAIC (which we refer to as the “Long Term Care Reinsurance Transaction”); (ii) separate reinsurance transactions pursuant to which GLAIC will reinsure from GLIC (A) certain universal life insurance business and term life insurance business, (B) certain company-owned life insurance business and (C) certain single-premium deferred annuity business, single-premium immediate annuity business, structured settlement annuity business and fixed annuity business (which we refer to as the “Life Restructuring Reinsurance Transactions”); and (iii) a transaction pursuant to which GLIC will recapture from GLAIC certain single-premium deferred annuity business that is currently reinsured by GLAIC from GLIC (which we refer to as the “Recapture Transaction”). GLIC and GLAIC have received approvals for the Long Term Care Reinsurance Transaction from the Delaware Department of Insurance and the Virginia Bureau of Insurance and completed the transaction effective November 1, 2016. Genworth will make regulatory filings with respect to the unstacking with the Delaware Department of Insurance and the Virginia Bureau of Insurance in due course. Genworth made regulatory filings with respect to the Life Restructuring Reinsurance Transactions and the Recapture Transaction with the Delaware Department of Insurance and the Virginia Bureau of Insurance on December 16, 2016. In addition, the merger agreement provides that Genworth, in consultation with China Oceanwide and applicable insurance regulators, may explore the feasibility of the transfer of GLAIC’s 34.5% ownership interest in GLICNY to GLIC and, if approval from such regulators is received, to pursue such transfer.

United States Antitrust Filing

Under the HSR Act, the merger may not be completed until certain information and materials have been provided by Asia Pacific and Genworth to the Antitrust Division of the U.S. Department of Justice (which we refer to as the “Antitrust Division”) and the Federal Trade Commission (which we refer to as the “FTC”), and the applicable waiting period under the HSR Act has expired or been terminated. The parties filed the required notifications with the Antitrust Division and the FTC on December 7, 2016 and early termination of the applicable waiting period was granted on December 16, 2016.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Antitrust Division, the FTC or a state attorney general could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial businesses or assets of Asia Pacific, Genworth or their respective affiliates. Private parties may also bring legal actions under the antitrust laws in certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result.

CFIUS

In the merger agreement, the parties agreed to file a joint voluntary notice with CFIUS, pursuant to the Defense Production Act of 1950, as amended, including the amendments made by the Foreign Investment and National Security Act of 2007 (which we refer to as “Section 721”), and the applicable CFIUS regulations thereunder. Section 721 provides for national security reviews and, where appropriate, national security investigations by CFIUS, of transactions in which a foreign person or entity could acquire control of a U.S. business. CFIUS review of a covered transaction takes place during a 30-day review period that begins upon the CFIUS staff’s determination that the joint voluntary notice satisfies all applicable requirements and has been accepted for review. The 30-day review period may be followed by an additional 45-day investigation period. Both the review period and the investigation period may be suspended or restarted if the parties to the transaction fail to respond promptly to additional questions or requests received from CFIUS. With regard to covered transactions submitted to CFIUS, the CFIUS process may be resolved in a number of ways. At the conclusion of its work, CFIUS may issue a letter to the parties indicating that there are no unresolved national security issues, thereby “clearing” the transaction. In other cases, CFIUS may require mitigation terms or conditions in order to resolve any national security concerns, and only upon agreement of the parties and CFIUS on those terms and conditions will CFIUS conclude its work with regard to the covered transaction. If CFIUS concludes that there are national security concerns that are not capable of mitigation, or the parties cannot agree with CFIUS on mitigation terms or conditions, CFIUS may send a report to the President of the United States recommending that the transaction be suspended or prohibited, or CFIUS may notify the President of the United States that CFIUS cannot agree on a recommendation with respect to the covered transaction. If the matter is referred to the President of the United States, he has 15 days to decide whether to block the transaction or to take other action.

Under the terms of the merger agreement, completion of the merger is subject to the condition that one of the following shall have occurred: either (i) the parties shall have received written notice from CFIUS that review and action under Section 721 with respect to the merger has been concluded and that CFIUS has determined that there are no unresolved national security concerns with respect to the merger; (ii) the parties shall have received written notice from CFIUS that the merger is not a “covered transaction” and not subject to review under Section 721; or (iii) CFIUS shall have sent a report to the President of the United States requesting the President’s decision with respect to the merger and either (A) the 15-day period under Section 721 during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the merger shall have expired without any such action being threatened, announced or taken or (B) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the Merger or the other transactions contemplated by the merger agreement.

Non-U.S. Regulatory Approvals

The PRC

The merger cannot be completed until Asia Pacific makes the following filings and receives the related regulatory approvals with governmental authorities in the PRC: (i) filings with, confirmation from and/or approvals of the National Development and Reform Commission of the PRC or its competent local counterparts (which we refer to collectively as “NDRC”) in connection with the transactions contemplated by the merger agreement and relevant application reports of such transactions; (ii) filings with, and receipt of overseas investment certificate/filing forms issued by, the Ministry of Commerce of the PRC or its competent local counterparts (which we refer to collectively as “MOC”) in connection with the transactions contemplated by the merger agreement; and (iii) registration with and/or processing/approvals of the State Administration of Foreign Exchange of the PRC, its competent local counterparts or the competent foreign exchange bank authorized by it (which we refer to as “SAFE”), including overseas investment foreign exchange registration and/or processing/approvals for conversion of RMB funds into U.S. dollar funds and the transfer of U.S. dollar funds to Merger Sub or the holders of shares of Genworth common stock or other interests or other entities outside of the PRC in connection with the merger agreement. Asia Pacific made the online submission of its above-mentioned filing with NDRC on November 17, 2016, made the online submission of its above-mentioned filing with MOC in Tianjin on November 14, 2016, and submitted its application documents to a competent foreign exchange bank in Tianjin on November 16, 2016 with respect to the above-mentioned approvals of SAFE.

Australia

Under the Financial Sector (Shareholdings) Act 1998, as amended (which we refer to as the “FSSA”), a person cannot obtain more than a 15% stake in a “financial sector company” unless approved by the Treasurer of the Commonwealth of Australia (as assisted by Australian Prudential Regulatory Authority, which we refer to as “APRA”). Genworth Financial Mortgage Indemnity Limited, Genworth Financial Mortgage Insurance Pty Limited and Genworth Mortgage Insurance Australia Limited are financial sector companies regulated by APRA. The merger will result in Asia Pacific (and related companies) obtaining a greater than 15% stake in those companies, and accordingly cannot be completed until Asia Pacific (and related companies) have received approval under the FSSA. The application under the FSSA was filed on December 8, 2016.

Canada

The merger agreement provides for Asia Pacific to obtain the prior written approval from the Minister of Finance of Canada in relation to the change of control of Genworth Financial Mortgage Insurance Company Canada and MIC Insurance Company Canada, Genworth’s subsidiaries that are regulated by the Office of the Superintendent of Financial Institutions Canada (which we refer to as “OSFI”). Asia Pacific filed its application for approval to OSFI on December 8, 2016.

Under the Investment Canada Act (Canada) (which we refer to as the “ICA”), the Minister of Innovation, Science and Economic Development (which we refer to as the “Minister”) has a broad right to review transactions that could potentially raise Canadian national security concerns. In the case of a transaction that is not subject to a “net benefit” review, the ICA requires a non-Canadian acquirer of an existing Canadian business to submit a notice of the transaction to the Minister. Where the Minister has reasonable grounds to believe that an investment by a non-Canadian could be injurious to Canadian national security, the Minister may notify the non-Canadian investor that the investment may be reviewed. Such notice must be provided within 45 days after the Minister has been formally notified of the transaction by the non-Canadian investor. If the Minister so notifies the investor, the Minister must then, within a further 45 days, provide notice to the investor indicating whether an order for a review of the investment has been made. If a review has been ordered, the Minister must, within 45 days after the investor has been notified that a review has been ordered, either issue a notice to the investor indicating that no further action will be taken or submit a report to the Governor in Council (which we refer to as the “GIC”) stating whether the Minister is satisfied that, or is unable to determine whether, the investment would be injurious to Canadian national security. If the Minister is unable to make a decision within such 45-day period, the Minister may extend the 45-day period by an additional 45 days, with further possible extension with the agreement of the non-Canadian investor. If the Minister submits a report to the GIC, the GIC may order any measure it considers advisable to protect Canadian national security. This includes directing the non-Canadian investor not to complete the transaction or imposing conditions or terms relating to the transaction. The time period within which the GIC must make such an order is 20 days from the date on which the Minister submits the report to the GIC. Asia Pacific submitted its notification under the ICA to the Minister on December 1, 2016. On December 6, 2016, the Minister confirmed that the investment will not be subject to a “net benefit” review under the ICA.

New Zealand

Under the Insurance (Prudential Supervision) Act 2010 (which we refer to as “IPSA”), any person who proposes to become a holding entity of, or obtain control of, an insurer licensed in New Zealand must notify the Reserve Bank of New Zealand (which we refer to as the “RBNZ”). The RBNZ must then consider whether the insurer would continue to satisfy certain licensing requirements under IPSA after the proposed transaction. The merger would result in a change of control of Genworth Financial Mortgage Insurance Pty Limited, a Genworth subsidiary that is licensed as an insurer in New Zealand. Accordingly, the merger cannot be completed until the RBNZ has confirmed that Genworth Financial Mortgage Insurance Pty Limited will continue to satisfy the relevant licensing requirements under IPSA after the merger. Asia Pacific made its notice filing under IPSA with the RBNZ on December 8, 2016.

Government Sponsored Entities

The approval or non-disapproval of Fannie Mae and Freddie Mac is required prior to the acquisition by Asia Pacific of Genworth Mortgage Insurance Corporation, Genworth’s approved mortgage insurer under the Private Mortgage Insurance Eligibility Requirements issued by Fannie Mae and Freddie Mac. The merger cannot be completed before the parties have obtained these approvals or non-disapprovals. Genworth will file its applications relating to the merger with Fannie Mae and Freddie Mac in due course.

FINRA

Rule 1017 of the National Association of Securities Dealers Rules, which are administered by FINRA (the successor to the National Association of Securities Dealers), provides that a FINRA member entity must file a continuing membership application for approval of a change in the equity ownership of the member that results in a person or entity directly or indirectly owning or controlling 25 percent or more of the equity capital of such member. This approval will be deemed to be obtained if, by the end of the 30-day period after the submission of a substantially complete application to FINRA, FINRA has not directed the parties not to complete the sale. Genworth’s broker-dealer subsidiary, Capital Brokerage Corporation, is a FINRA member entity. Capital Brokerage Corporation filed a continuing membership application, relating to the acquisition of Capital Brokerage Corporation by Asia Pacific, with FINRA on December 13, 2016.

Other Filings

In addition to the foregoing, Asia Pacific and Genworth are required to make other filings and obtain other approvals from governmental authorities in connection with the merger; however, in the case of any such filing or approval that is a non-PRC approval, neither the making of such filings nor the receipt of such approvals will be a condition to either party’s obligations under the merger agreement, unless the completion of the merger without the making of such filings or the receipt of such approvals would subject Genworth, Asia Pacific or their respective affiliates or representatives to any criminal liability. See the section entitled “The Merger Agreement—Conditions to the Merger,” beginning on page [●].

Other Considerations

The merger agreement provides that each of Genworth, Asia Pacific and Merger Sub will cooperate and use their reasonable best efforts to consummate the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including by making all necessary filings to obtain and maintain all requisite consents, registrations, approvals, permits and authorizations from governmental entities that are required in connection with the merger and the other transactions contemplated by the merger agreement. The merger agreement provides that neither its terms nor this “reasonable best efforts” standard shall require, or be construed to require, that Asia Pacific or any of its affiliates, in order to obtain any of the requisite governmental approvals by Genworth or Asia Pacific, agree to or accept a burdensome condition. “Burdensome condition” is defined as any obligation, restriction, requirement, limitation, qualification, condition, remedy or other action imposed in connection with the regulatory approval process that (i) in the case of any such item that does not relate to a contribution of capital to Genworth or any of its subsidiaries, would, individually or in the aggregate, (x) reasonably be expected to result in a material adverse effect on the financial condition; properties, assets and liabilities (considered together); business; or results of operation of Asia Pacific and its affiliates, taken as a whole, or a company material adverse effect with respect to Genworth, or (y) reasonably be expected to materially impair the aggregate economic benefits that, as of the date of the merger agreement, Asia Pacific and its affiliates reasonably expected to derive from the consummation of the merger and other transactions contemplated by the merger agreement; or (ii) requires any contribution of capital to Genworth or any of its subsidiaries in excess of (x) the $600 million that Asia Pacific has committed to contribute to Genworth for the purpose of the retirement of the outstanding 6.515% senior notes of Genworth due 2018, or the $525 million that Asia Pacific has committed to contribute to Genworth for the purpose of facilitating the unstacking (see the section entitled “The Merger Agreement—Capital Support”) plus (y) $175 million that Genworth has committed to facilitate the unstacking.

Although Genworth and Asia Pacific expect to make all of these governmental and regulatory filings and obtain all required regulatory approvals, there is no assurance that they will obtain all required regulatory approvals or obtain them in a timely manner, or that those approvals will not include any term, condition or restriction that would constitute a “burdensome condition”.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to provide any factual information about Genworth or modify or supplement any factual disclosures about Genworth in its public reports filed with the SEC. Such factual information can be found elsewhere in this proxy statement or in the public filings that Genworth makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov. See the section entitled “Where You Can Find More Information,” beginning on page [●].

The representations, warranties and covenants made in the merger agreement by Genworth, Asia Pacific and Merger Sub serve solely for the benefit of the parties to the merger agreement and may be subject to important limitations agreed upon by the parties in connection with negotiating the terms of the merger agreement. Further, the representations, warranties and covenants are qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality applicable to the contracting parties that generally differ from those generally applicable to stockholders. In addition, information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement (October 21, 2016), and subsequent developments or new information qualifying representations, warranties or covenants may or may not be fully reflected in Genworth’s public disclosures. Stockholders are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties to the merger agreement or any of their respective subsidiaries or affiliates.

Date of the Merger Agreement

The merger agreement was executed by Genworth, Asia Pacific and Merger Sub on October 21, 2016.

The Merger

The merger agreement provides that Merger Sub will be merged with and into Genworth upon the terms, and subject to the conditions, set forth in the merger agreement. As the result of the merger, Merger Sub will cease to exist and Genworth will continue as the surviving corporation and an indirect, wholly owned subsidiary of Asia Pacific. Asia Pacific is a newly formed subsidiary of China Oceanwide, a privately held international financial holding group headquartered in the PRC.

Closing and Effective Time of the Merger

Unless otherwise mutually agreed in writing between Genworth and Asia Pacific, the closing of the merger will take place on the third business day following the day on which the last to be satisfied or waived of the conditions to the merger, set forth in the merger agreement (see the section entitled “— Conditions to the Merger,” beginning on page [●]), is satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions) (which we refer to as the “closing date”). The merger will become effective at such time as the certificate of merger has been duly filed with the Delaware Secretary of State (or at such later time as may be agreed by the parties and as specified in the certificate of merger).

Organizational Documents; Directors and Officers of the Surviving Corporation

At the effective time of the merger, the certificate of incorporation of Genworth shall be amended so as to read in its entirety as set forth in Exhibit A to the merger agreement and, as so amended, will constitute the certificate of incorporation of the surviving corporation (which we refer to as the “post-merger charter”) until thereafter amended in accordance with applicable laws and the applicable provisions of the post-merger charter. The parties also agree to take all requisite actions such that, at the effective time of the merger, the bylaws of the surviving corporation shall be amended so as to read in their entirety as set forth in Exhibit B to the merger agreement, and as so amended, such by-laws shall thereafter be the by-laws of the surviving corporation (except that references to the name of Merger Sub shall be replaced by references to the name of the surviving corporation) (which we refer to as the “post-merger by-laws”), until thereafter amended, in accordance with applicable law and the applicable provisions of the post-merger charter and by-laws.

Following the consummation of the merger, the individuals holding positions as directors of Merger Sub at the effective time of the merger will become the directors of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the post-merger charter and post-merger by-laws. The officers of Genworth at the effective time of the merger will become the officers of the surviving corporation following the consummation of the merger and will hold the office in accordance with the post-merger charter and post-merger by-laws. After the execution of the merger agreement, representatives of China Oceanwide informed representatives of Genworth that China Oceanwide is considering asking certain members of the Board to continue to serve as directors of the surviving corporation.

Merger Consideration

Genworth Common Stock

At the effective time of the merger, each share of Class A common stock, par value $0.001 per share, of Genworth, issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Asia Pacific, Merger Sub or any direct or indirect wholly owned subsidiary of Asia Pacific, and shares owned by Genworth or any direct or indirect wholly owned subsidiary of Genworth, in each case not held on behalf of third parties, and other than shares owned by stockholders (which we refer to as the “dissenting stockholders”) who have timely and properly demanded appraisal, and have not withdrawn such demand, in each case, pursuant to and in accordance with Section 262 of the DGCL (which we refer to, collectively, as “excluded shares”)) will be converted into the right to receive $5.43 in cash as the per share merger consideration, without interest and less any applicable withholding taxes. Each of the excluded shares (other than those that are owned by any direct or indirect wholly owned subsidiary of Genworth) will be canceled without payment of any consideration and cease to exist, subject to certain rights of the dissenting stockholders as described below in the section entitled “—Dissenting Shares.”

At the effective time of the merger, each share of common stock, par value $0.00001 per share, of Merger Sub issued and outstanding immediately prior to the effective time of the merger, will be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.00001 per share, of the surviving corporation.

Dissenting Shares

No person who has timely and properly demanded appraisal of his, her or its shares of Genworth common stock pursuant to and in accordance with Section 262 of the DGCL shall be entitled to receive the per share merger consideration with respect to the shares of Genworth common stock owned by such person (which we refer to as the “dissenting shares”), but instead such holder shall be entitled to receive such consideration as may be determined to be due to such dissenting stockholder pursuant to Section 262 of the DGCL (or any successor provision) (and at the effective time, such dissenting shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto except the rights set forth in Section 262 of the DGCL, or any successor provision), unless and until such holder shall have failed to perfect or shall have effectively withdrawn such demand or lost its, his or her rights to appraisal under the DGCL. If, after the effective time, any dissenting stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Genworth common stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the effective time, the per share merger consideration for each such share of Genworth common stock, without interest and less any applicable withholding taxes. A summary of the appraisal rights available to Genworth’s stockholders is provided in the section entitled “Appraisal Rights,” beginning on page [●] and a copy of Section 262 of the DGCL is included with this proxy statement as Annex D.

Treatment of Stock Options and Other Equity Incentive Awards

Company Options and Company SARs

Each option to purchase shares of Genworth common stock and each company SAR that is outstanding as of the effective time of the merger, whether vested or unvested, will be automatically canceled and converted into the right to receive a cash payment equal to the product of (x) the number of shares underlying such company option or company SAR and (y) the excess, if any, of the per share merger consideration over the exercise price per share of such company option or company SAR, payable in a lump sum as soon as reasonably practicable after the effective time of the merger, less any applicable withholding taxes and without interest.

Any company option or company SAR with an exercise price per share that is greater than or equal to the per share merger consideration will be canceled at the effective time of the merger in exchange for no consideration.

Company RSUs

Each company RSU under Genworth’s stock plans that is outstanding as of the effective time of the merger, whether vested or unvested, will be automatically canceled and converted into the right to receive a cash payment equal to the number of shares of Genworth common stock subject to such company RSU immediately prior to the effective time of the merger multiplied by the per share merger consideration, which amount will vest and become payable at the time or times provided by and subject to the terms applicable to such company RSU, less any applicable withholding taxes and without interest.

Any unvested company RSU which will not vest at the effective time of the merger will remain subject to the same vesting schedule and other relevant terms as in effect immediately before the effective time of the merger, and the holder of such company RSU must remain in service to Asia Pacific, Genworth or any of their affiliates through the applicable vesting date to receive payment with respect to such company RSU.

Company PSUs

Each company PSU under Genworth’s stock plans that is outstanding as of the effective time of the merger, whether vested or unvested, will be automatically canceled and converted into the right to receive a cash payment equal to the number of shares of Genworth common stock subject to such company PSU immediately prior to the effective time of the merger multiplied by the per share merger consideration, which amount will vest and become payable (x) in the case of the company PSUs granted during 2015, at the effective time of the merger, with performance determined based on target performance, subject to proration for the portion of the performance period elapsed through the effective time of the merger, (y) in the case of the company PSUs granted during 2016 (but prior to the signing date of the merger agreement), in accordance with the original vesting schedule, with performance determined based on the greater of target and actual performance as of the effective time of the merger, and (z) in the case of any company PSUs granted on or after the date of the merger agreement, in accordance with the original vesting schedule, with performance determined based on actual performance as of the date performance is measured as prescribed by the applicable award agreement, in each case, less any applicable withholding taxes and without interest.

Any unvested company PSU which will not vest at the effective time of the merger will remain subject to the same vesting schedule and other relevant terms (including any terms that provide for pro-rated vesting in connection with termination of employment) as in effect immediately before the effective time of the merger, and the holder of such company PSU must remain in service to Asia Pacific, Genworth or any of their affiliates through the applicable vesting date to receive payment with respect to such company PSU.

Other Company Awards

Each right (contingent or accrued) or award of any kind under any stock plan or any of Genworth’s employee benefit plans entitling the holder thereof to shares of Genworth common stock or benefits equal to the value of shares (other than company options, company SARs, company RSUs, or company PSUs) (which we refer to as a “company award”) that is outstanding as of the effective time of the merger, whether vested or unvested, will be canceled and converted into the right to receive a cash payment equal to the number of shares of Genworth common stock subject to such company award immediately prior to the effective time of the merger, multiplied by the per share merger consideration (or, if such company award provides for payments when the share’s value exceeds a specified reference price, the excess of the per share merger consideration over such reference price) and less any applicable withholding taxes and without interest. Company awards include company DSUs, which are fully vested at grant and by their terms provide for payment one year following the non employee director’s termination of service with Genworth.

Any unvested company awards which will not vest at the effective time of the merger will remain subject to the same vesting schedule and other relevant terms as in effect immediately prior to the effective time of the merger and, if required under the terms of such unvested company award, the holder of such company award must remain in service to Asia Pacific, Genworth or any of their affiliates through the applicable vesting date to receive payment with respect to such company award.

Payment for Genworth Common Stock in the Merger

At least three business days prior to the closing date, Asia Pacific shall select a paying agent, with Genworth’s prior approval (such approval not to be unreasonably withheld or delayed), that is a U.S.-based commercial bank or trust company organized and doing business under the laws of the U.S. or any state thereof (which we refer to as the “paying agent”) and engage the paying agent pursuant to an agreement in form and substance reasonably acceptable to Genworth. Immediately prior to the closing date, Asia Pacific shall deposit, or shall cause to be deposited, with the paying agent, for the benefit of the holders of shares of Genworth common stock, a cash amount of immediately available funds in U.S. dollars necessary for the paying agent to make all payments of the per share merger consideration (we refer to such cash amount as the “exchange fund”). The exchange fund shall be used solely for the purposes of paying the per share merger consideration and shall not be used to satisfy any other obligations of Asia Pacific or any of its affiliates.

Promptly after the effective time of the merger (and in any event within two business days thereafter), the surviving corporation shall cause the paying agent to mail to each holder of record of shares of Genworth common stock (other than holders of excluded shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the shares of Genworth common stock shall pass, only upon delivery to the paying agent of (A) in the case of certificated shares of Genworth common stock, the certificates (or affidavits of loss in lieu of the certificates as provided in the merger agreement) or (B) in the case of book-

entry shares of Genworth common stock, a customary “agent’s message” in accordance with the instructions set forth in the letter of transmittal (such letter of transmittal and “agent’s message” shall be in such form and have such other provisions as Asia Pacific and Genworth may reasonably agree) and (ii) instructions for use in effecting the surrender of the certificates (or affidavits of loss in lieu of the certificates as provided in the merger agreement) or book-entry shares in exchange for the per share merger consideration. Upon surrender of certificates (or affidavits of loss in lieu of the certificates as provided in the merger agreement) or book-entry shares of Genworth common stock for cancellation to the paying agent in accordance with the terms of the letter of transmittal, and, if applicable, upon delivery of a letter of transmittal, duly executed and in proper form, the holder of such certificate or book-entry share of Genworth common stock shall be entitled to receive in exchange therefor a cash amount in immediately available funds less any required tax withholdings equal to (x) the number of shares of Genworth common stock represented by such certificate (or affidavit of loss in lieu of the certificate as provided in the merger agreement) or book-entry share of Genworth common stock, as the case may be, multiplied by (y) the per share merger consideration, and any certificate or book-entry shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the certificates (or affidavits of loss in lieu thereof) or book-entry shares of Genworth common stock.

In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Asia Pacific, the posting by such person of a bond in such reasonable amount and upon such terms as Asia Pacific or the surviving corporation reasonably direct, the paying agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of shares of Genworth common stock represented by such lost, stolen or destroyed certificate multiplied by the per share merger consideration.

Each of Asia Pacific and the surviving corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any holder of shares of Genworth common stock or Genworth equity awards (which consist of company options, company SARs, company RSUs, company PSUs and company awards) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the surviving corporation or Asia Pacific, as the case may be, such withheld amounts (i) shall be remitted by Asia Pacific or the surviving corporation, as applicable, to the applicable governmental entity, and (ii) shall be treated for all purposes of the merger agreement as having been paid to the holder of shares of Genworth common stock or Genworth equity awards, as applicable, in respect of which such deduction and withholding was made by the surviving corporation or Asia Pacific, as the case may be.

Representations and Warranties

Representations and Warranties of Genworth

Genworth made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement (including exceptions and qualifications based on a company material adverse effect, as defined under “— Material Adverse Effect,” beginning on page [●], or other standards of materiality), the reports and other filings by Genworth with the SEC since December 31, 2014, by Genworth Australia with Australian securities regulators since May 16, 2014 and by Genworth Canada and Genworth with Canadian securities regulators since December 31, 2014, or in the disclosure letter delivered by Genworth in connection with the merger agreement (which we refer to as the “company disclosure letter”). These representations and warranties relate to, among other things:

•	Genworth’s and Genworth’s subsidiaries’ due organization, valid existence, good standing, corporate power and authority to carry on their business, and qualification to do business;

•	the capital structure of Genworth;

•	the corporate power and authority of Genworth to execute, deliver and perform its obligations under the merger agreement and to consummate the merger (subject to the requisite company vote and required filings and notices under the DGCL);

•	the approval of the merger agreement and other transactions contemplated by the merger agreement, including the merger, by the Board and the recommendation of the Board to the holders of Genworth common stock to vote for the adoption of the merger agreement;

•	the governmental notices, reports and other filings, and consents, resolutions, approvals, permits or authorizations required to be obtained by Genworth in connection with the execution, delivery and performance of the merger agreement including the consummation of the merger and the other transactions contemplated by the merger agreement;

•	the absence of breaches, violations or defaults under Genworth’s or its subsidiaries’ organizational documents, applicable law and contracts, and the absence of any changes in the rights and obligations of any party under any contract binding on Genworth, as a result of the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	the timely filing of all forms, statements, certifications, reports and documents required to be filed or furnished since December 31, 2013 by Genworth with the SEC, by Genworth Canada pursuant to Canadian securities laws, and by Genworth Australia pursuant to Australian securities laws;

•	maintenance of a system of disclosure controls and procedures over Genworth’s, Genworth Canada’s and Genworth Australia’s financial reporting and the fair presentation of certain financial reports;

•	the absence of unresolved complaints or claims regarding accounting, internal accounting controls or auditing matters of Genworth, Genworth Canada and Genworth Australia;

•	the absence of certain material changes in the business of Genworth and its subsidiaries and the absence of a company material adverse effect from December 31, 2015 through the date of the merger agreement;

•	the absence of undisclosed liabilities or obligations of Genworth and its subsidiaries incurred outside of the ordinary course of business;

•	the absence of any civil, criminal or administrative proceedings against Genworth or any of its subsidiaries other than those that would not reasonably be expected to be material to Genworth and its subsidiaries;

•	employee benefit plans and other agreements, plans and policies with or concerning employees of Genworth and its subsidiaries;

•	the compliance, since December 31, 2013, by Genworth and its subsidiaries with applicable laws and licenses;

•	material contracts and the absence of defaults under material contracts;

•	Genworth’s and its subsidiaries’ owned real and personal property;

•	the inapplicability of certain takeover statutes to the merger;

•	compliance with environmental laws and other environmental matters;

•	filing of tax returns, payment of taxes and other tax matters;

•	labor matters;

•	intellectual property matters;

•	insurance policies maintained by Genworth and its subsidiaries;

•	the absence of any undisclosed broker’s or finder’s fees;

•	compliance with insurance regulatory filing obligations relating to Genworth’s insurance and reinsurance subsidiaries, such subsidiaries’ statutory financial statements, actuarial reports relating to such subsidiaries and such subsidiaries’ insurance reserves;

•	Compliance with insurance laws and related insurance regulatory matters;

•	reinsurance contracts;

•	Genworth and its subsidiaries’ investment assets;

•	Genworth insurance subsidiaries’ excess reserve financing arrangements;

•	Genworth’s mortgage insurance subsidiaries in the U.S., Canada and Australia;

•	the duly registered status of Capital Brokerage Corporation as a broker-dealer, its membership with FINRA and compliance with FINRA rules;

•	disclaimer of “investment advisor” status;

•	the absence of conditions on retaining any financial strength or claims paying ability rating assigned to Genworth or any of its subsidiaries and of any downgrade or placement on negative watch that is threatened in writing;

•	compliance of Genworth’s separate accounts with applicable law;

•	the absence of violations by Genworth or any of its subsidiaries or affiliates of any U.S. Department of Treasury’s Office of Foreign Assets Control (which we refer to as “OFAC”) sanctions programs;

•	the receipt by Genworth of fairness opinions from Goldman Sachs and Lazard;

•	the accuracy of information contained in this proxy statement; and

•	the absence of “standstill” agreements that would prohibit a third party from communicating confidentially an acquisition proposal (as defined under “—Restriction on Solicitations; Acquisition Proposals” beginning on page [●]) to the Board.

Representations and Warranties of Asia Pacific and Merger Sub

The merger agreement also contains customary representations and warranties made by Asia Pacific and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the disclosure letter delivered to Genworth by Asia Pacific prior to entering into the merger agreement (which we refer to as the “parent disclosure letter”). The representations and warranties of Asia Pacific and Merger Sub relate to, among other things:

•	due organization, valid existence, good standing, corporate power and authority to carry on their business, and qualification to do business;

•	the corporate power and authority to execute and deliver the merger agreement and to consummate the merger;

•	governmental notices, reports and other filings, permits or authorizations required to be obtained by Asia Pacific or Merger Sub in connection with the execution, delivery and performance of the merger agreement;

•	the absence of breaches, violations or defaults under organizational documents, applicable law and contracts by Asia Pacific, any of its subsidiaries or Merger Sub, or any changes in the rights or obligations of any party under any such contracts, as a result of the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	delivery by Asia Pacific to Genworth of drafts of the applications for approval of the acquisition of control of Genworth and its subsidiaries by certain U.S., Canadian and Australian regulatory authorities and the accuracy of the information set forth therein;

•	certain financial reports of certain affiliates of Asia Pacific;

•	the absence of proceedings against Asia Pacific or any of its affiliates that seek to enjoin, prevent, or make illegal any of the transactions contemplated by the merger agreement or would reasonably be expected to result in an Asia Pacific material adverse effect;

•	the identity of all persons who, from and after the closing, could be deemed to control Genworth and its subsidiaries within the meaning of applicable law;

•	the availability and sufficiency of the net proceeds contemplated under the executed equity commitment letter delivered by Asia Pacific to Genworth;

•	capitalization and operations of Merger Sub;

•	the absence of violations of law by Asia Pacific or its affiliates and the absence of governmental investigations or review by any governmental entity of Asia Pacific or any of its affiliates;

•	the solvency of Asia Pacific and Merger Sub;

•	payment of brokers’ and finders’ fees;

•	accuracy of information supplied by Asia Pacific and Merger Sub for inclusion in this proxy statement;

•	disclaimer of being an “interested stockholder” of Genworth under the Delaware anti-takeover statute; and

•	the absence of violations by Asia Pacific or any of its affiliates of any OFAC sanctions programs.

Material Adverse Effect

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “material adverse effect” qualification with respect to either Genworth or Asia Pacific, as discussed below.

For purposes of the merger agreement, a “company material adverse effect” means (i) any material adverse effect on the financial condition, properties and assets and liabilities (considered together), business or results of operations of Genworth and its subsidiaries, taken as a whole, or (ii) any effect that prevents or materially delays or impairs the ability of Genworth to perform its obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement; provided, however, that, in the case of clause (i) above, none of the following, and no facts, events, changes, developments, circumstances or effects (each of which we refer to as the “effect”) arising out of the following, shall constitute or be taken into account in determining whether there has been a company material adverse effect:

•	changes in conditions in the economy generally or credit, securities, financial or other capital markets generally in the U.S. or elsewhere;

•	geopolitical conditions, the outbreak of any acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), armed hostilities, sabotage or terrorism;

•	any volcano, tsunami, pandemic, epidemic, hurricane, tornado, windstorm, flood, earthquake or other natural disaster;

•	changes resulting from factors generally affecting the industries in which Genworth and its subsidiaries operate;

•	changes in any applicable accounting principles or any statute, rule, regulation or other law, or the rules and requirements of the National Association of Insurance Commissioners, or the enforcement or interpretation of any of the foregoing, following the date of the merger agreement;

•

any change or announcement of a potential change in the credit, financial strength or claims paying ratings of Genworth or any of its subsidiaries or any of their respective businesses, provided that the exception in this clause shall not prevent or otherwise affect a determination that any effect (not otherwise excepted under this definition) underlying such failure has resulted in, or contributed to, a company material adverse effect;

•	any failure by Genworth to meet any forecasts, estimates or representations of revenues, premiums, expenses, earnings or other financial performance or results of operations for any period prior to the closing, provided that the exception in this clause shall not prevent or otherwise affect a determination that any effect (not otherwise excepted under this definition) underlying such failure has resulted in, or contributed to, a company material adverse effect;

•	the announcement of the transactions contemplated by the merger agreement or the identity of or facts relating to Asia Pacific or any of its affiliates, including any loss of, or adverse change in, the relationship, contractual or otherwise, of Genworth or any of its subsidiaries with its customers, policyholders, reinsurers, producers, lenders, employees, agents or suppliers; provided that this clause shall not apply if any representations and warranties with respect to the requisite governmental filings by Genworth is not true and correct, and such representation and warranty relates to the consequences arising out of the execution, delivery and performance of the merger agreement or the consummation of the transactions contemplated thereby;

•	any action expressly required to be taken pursuant to the merger agreement (other than Genworth’s obligation to conduct its operations in the ordinary course of business), or taken or omitted to be taken at Asia Pacific’s written request or with its written consent;

•	the suspension of trading in securities of Genworth or publicly traded securities of Genworth Australia and Genworth Canada on the NYSE, the Australian Securities Exchange, or the Toronto Stock Exchange, as applicable, or a decline in the price, or change in the trading volume, of any such securities, provided that the exception in this clause shall not prevent or otherwise affect a determination that any effect (not otherwise excepted under this definition) underlying such suspension or decline has resulted in, or contributed to, a company material adverse effect;

•	the increase by Genworth of the LTC insurance claim reserves by up to $450 million (pre-tax, on a U.S. GAAP basis), resulting in an after-tax charge to earnings of up to $290 million for the third quarter of 2016;

•	the recording by Genworth of a non-cash charge of up to $325 million (on a U.S. GAAP basis) primarily related to deferred tax assets that are not expected to be utilized before their expiration; and

•	the recording by Genworth of a potential charge of up to $200 million (pre-tax, on a U.S. GAAP basis) relating to interest rate and other assumptions attributable to Genworth’s life insurance business (for the avoidance of doubt, effects attributable to any increases or charges described in this and the two preceding bullet points, as applicable, to the extent exceeding the thresholds in this and the two preceding bullet points, respectively, may be taken into account in the determination (unless otherwise excepted under the definition of “company material adverse effect”) of whether there has been a company material adverse effect);

provided, however, with respect to the matters described in the foregoing first, second, third, fourth, and fifth bullet points, that such effect does not disproportionately adversely affect Genworth and its subsidiaries compared to other companies engaged in the industries in which Genworth and its subsidiaries operate (in which case only the incremental disproportionate adverse impact or impacts may be taken into account in determining whether there has been a company material adverse effect).

For purposes of the merger agreement, an “Asia Pacific material adverse effect” with respect to Asia Pacific means any change, event or effect that prevents or materially delays or impairs the ability of Asia Pacific or Merger Sub to perform its obligations under the merger agreement and to consummate the transactions contemplated thereby.

The representations and warranties of Genworth, Asia Pacific and Merger Sub will not survive the consummation of the merger or the termination of the merger agreement.

Conduct of Genworth’s Business Pending the Merger

The merger agreement provides that, during the period from October 21, 2016 until the effective time of the merger or the earlier termination of the merger agreement, unless Asia Pacific shall otherwise approve in writing (which approval shall not be unreasonably withheld, delayed or conditioned), and except as otherwise expressly contemplated or permitted by the merger agreement, or as set forth in the company disclosure letter to the merger agreement, or except as required by applicable law, Genworth’s business and the business of its subsidiaries will be conducted in the ordinary course of business consistent with past practice in light of certain of Genworth’s previously announced initiatives (which we refer to as the “ordinary course of business”) and, to the extent consistent therewith, Genworth will, and will cause its subsidiaries to, use its commercially reasonable efforts to preserve their business organization intact and maintain existing relationships and goodwill with governmental entities, insurance regulators, rating agencies, customers, reinsurers, agents, insureds, suppliers, service providers, distributors, creditors, lessors, employees, contract counterparties and business associates and keep available the services of its and its subsidiaries’ present employees and agents.

Further, and subject to the exceptions set forth above and as otherwise contemplated by the U.S. Life Restructuring, during such period Genworth will not, and will not permit any of its subsidiaries to, take any of the following actions:

•	amend its or their organizational documents;

•	merge, consolidate, restructure, reorganize or completely or partially liquidate Genworth or any of its subsidiaries or otherwise enter into any agreements or arrangements contemplating any of the foregoing;

•	acquire assets outside of the ordinary course of business from any person with the value or purchase price in the aggregate in excess of $2 million in any transaction or series of related transactions, other than acquisitions pursuant to contracts in effect as of the date of the merger agreement;

•	issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber (other than pursuant to the existence of any permitted lien), or authorize any of the foregoing, of any shares of capital stock of Genworth or any of its subsidiaries (other than Genworth Australia and other than the issuance of shares by a wholly owned subsidiary of Genworth to Genworth or another wholly owned subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than (i) the issuance of shares of Genworth common stock in settlement of company equity awards in accordance with their terms, (ii) the issuance of capital stock by Genworth Australia or Genworth Canada or their respective subsidiaries in settlement of any equity awards issued by them in accordance with their terms and (iii) such issuance of equity awards that would not otherwise constitute a breach of the merger agreement;

•	except for permitted liens, create or incur any liens that are material to Genworth and its subsidiaries, taken as a whole, other than in the ordinary course of business;

•	make any loans, advances, guarantees (other than guarantees that are features of the products offered to customers by Genworth’s mortgage insurance business in the ordinary course of business), or capital contributions to or investments in any person in excess of $5 million, in the aggregate, other than acquisitions of investment assets pursuant to investment activities in the ordinary course of business and, in the case of acquisitions of investment assets by the insurance subsidiaries, consistent with the investment guidelines of such insurance subsidiary;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock (except dividends paid by Genworth Australia, Genworth Canada and its respective subsidiaries, or by any subsidiary of Genworth other than an insurance subsidiary);

•	reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, subject to certain exceptions;

•	incur any indebtedness or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Genworth or any of its subsidiaries, except for indebtedness incurred in the ordinary course of business (i) not to exceed $10 million in the aggregate, or (ii) in replacement of existing indebtedness on terms substantially consistent with or more beneficial to Genworth or its subsidiaries than the indebtedness being replaced, and other than guarantees that are features of the products offered to customers by Genworth’s mortgage insurance business in the ordinary course of business;

•	make or authorize unbudgeted capital expenditures in excess of $5 million in the aggregate during any 12-month period;

•	enter into any contract that would have been a material contract had it been entered into prior to the date of the merger agreement, other than in the ordinary course of business;

•	enter into certain reinsurance contracts or transactions or amend, modify or terminate reinsurance contracts or transactions, other than in the ordinary course of business or between or among Genworth and its subsidiaries;

•	surrender any material license held by Genworth or any of its subsidiaries;

•	enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from the products or services of Genworth and its subsidiaries as of the date of the merger agreement or enter into or engage in new lines of business;

•	make material changes to accounting policies or procedures, subject to certain exceptions;

•	materially alter or amend any underwriting, reserving, hedging, actuarial and certain other practice, guideline or policy, other than in the ordinary course of business or as required by any applicable accounting principles or governmental entity;

•	make any material change to the investment guidelines of insurance subsidiaries or acquire or dispose of any investment assets in any manner inconsistent with such investment guidelines, except as may be required by U.S. GAAP, statutory accounting principles or, with respect to any subsidiaries of Genworth that are not based in the U.S., the accounting principles that are applicable to the preparation of the financial statements of such subsidiary;

•	enter into any agreement with an insurance regulator other than in the ordinary course of business, subject to certain exceptions;

•	enter into (i) any material funding obligations of any kind, or material obligation to make any additional advances or investments in respect of, any of the investment assets (other than any equity or beneficial interests in any partnership, limited liability company, trust or other similar entity evidencing an investment in a hedge fund, private equity fund, venture capital fund, investment trust or other alternative investment vehicle, which we refer to as the “specified investment securities”) or (ii) any material outstanding commitments, options, put agreements or other similar arrangements relating to the investment assets (other than specified investment securities) to which Genworth or any of its subsidiaries may be subject upon or after the closing, in each case, other than (x) in accordance with the investment guidelines of Genworth’s insurance subsidiaries or (y) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

•	settle any litigation or other proceeding for an amount in excess of $5 million individually or $25 million in the aggregate, other than ordinary course settlements or compromises of claims and related proceedings under insurance contracts within applicable policy limits;

•	amend, modify or terminate any material contract or cancel, modify or waive any material debt or claims held by it or waive any material rights valued in excess of $1 million, other than in the ordinary course of business;

•	file or amend any material tax return except in the ordinary course of business, settle or compromise any material tax liability, make, change or revoke any material tax election, change any material method of tax accounting, or take any action which would materially adversely affect the tax position of Genworth or of any of its subsidiaries;

•	dispose of any assets (except for intellectual property, investment assets in the ordinary course of business and the encumbrance of assets pursuant to any reinsurance contract), licenses, operations, rights, product lines, businesses or interests therein that are material to Genworth and its subsidiaries, taken as a whole, including capital stock of any of its subsidiaries (other than Genworth Australia and its subsidiaries), except in connection with services provided in the ordinary course of business, sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value less than $2 million in the aggregate, and dispositions pursuant to contracts in effect prior to the date of the merger agreement;

•	abandon or allow registrations for material domain names or any other intellectual property registrations to lapse or expire for failure to pay any fees associated with such registrations or dispose of any intellectual property, other than licenses granted in the ordinary course of business;

•	other than as required by any company employee benefit or compensation plan of Genworth or its subsidiaries (which we refer to as a “company plan”) in effect as of the date of the merger agreement, (i) increase the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any employee, officer or director of Genworth or any of its subsidiaries except for increases in base salaries and annual bonus opportunities (to the extent based on base salaries) made to non-executive officer employees in the ordinary course of business, (ii) become a party to, establish, adopt, materially amend, commence participation in or terminate any company plan other than routine annual plan renewals and routine annual changes to welfare plans, that do not materially increase Genworth’s cost for such plans, (iii) grant any new equity or equity-based awards, or amend or modify the terms of any such outstanding awards, under any company plan, (iv) take any action to accelerate the vesting or lapsing of restrictions on payment or secure the payment of compensation or benefits under any company plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any company plan that is required by law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by U.S. GAAP or other accounting requirements of the local jurisdiction, (vi) forgive or issue any loans to any employee, officer or director of Genworth or any of its subsidiaries, (vii) hire any employee in an L-series role (Grade J or above) (other than to fill vacancies in the ordinary course of business) or (viii) terminate the employment of any executive officer, other than for cause;

•	become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization; or

•	agree, authorize or commit to do any of the foregoing.

Additionally, Genworth is subject to the following restrictions pursuant to the merger agreement:

•

after October 21, 2016 and prior to the effective date or earlier termination of the merger agreement, Genworth shall continue to pursue the premium rate increases contemplated by the future rate action plan that sets forth the premium rate filings expected to be made by Genworth and its subsidiaries with applicable insurance regulators with respect to its in-force LTC contracts, as such rate action plan has been disclosed by Genworth to Asia Pacific prior to the date of the merger agreement and as it may be revised, updated or amended after the date of the merger agreement to change the rates pursued in such future rate plan, conditioned upon (i) Genworth’s chief executive officer giving Asia Pacific advance notice of any material revisions, (ii) Genworth, in good faith, considering comments from Asia Pacific and (iii) Genworth periodically evaluating such future rate action plan and submitting reports to Asia Pacific for review;

•	prior to making any material written or oral communications to the directors, officers or employees of Genworth or any of its subsidiaries pertaining to compensation or benefit obligations of Asia Pacific arising on or after the effective time that are affected by the transactions contemplated by the merger agreement, including any communications that would be required to be filed under the Securities Act of 1933, as amended, the Exchange Act or any rules and regulations promulgated thereunder, Genworth shall provide Asia Pacific with a copy of the intended communication, Asia Pacific shall have a reasonable period of time to review and comment on the communication, and Genworth shall consider in good faith Asia Pacific’s comments on any such communication; provided that Genworth is not obligated to seek Asia Pacific’s prior review and comment in the case of (i) responses to individual inquiries by a continuing employee (as defined in the section entitled “—Employee Benefits,” beginning on page [●]) or any other oral communication that is not directed to continuing employees in general so long as such communication is generally consistent with communications in written form previously reviewed by Asia Pacific and (ii) ordinary course communications related to annual open enrollment and the transition to a private health insurance exchange.

•	except as otherwise permitted by the merger agreement, Genworth shall exercise, consistent with the terms of the merger agreement, complete control and supervision over Genworth and its subsidiaries’ respective operations; and

•	during the period between October 21, 2016 and the effective date or earlier termination of the merger agreement, except as provided in the company disclosure letter or as required by applicable law or the rules of any stock exchange, Genworth shall not, and shall cause any of its subsidiaries that are record or beneficial owners of any capital stock of or equity interest in Genworth Canada or any of its subsidiaries to refrain from, without Asia Pacific’s prior consent (which consent, in the case of clauses (ii)(B) and (iii) below (and, to the extent applicable to either clause (ii)(B) or clause (iii), clause (iv) below) shall not be unreasonably withheld, conditioned or delayed): (i) selling, pledging, disposing, transferring, abandoning, leasing or otherwise encumbering or subjecting to any lien, any capital stock of or equity interest in Genworth Canada or any of its subsidiaries; (ii) taking any actions as record or beneficial owners of any capital stock of or equity interest of Genworth Canada (except with respect to routine matters that are presented to the shareholders of Genworth Canada at any annual general meeting or any similar proceeding, subject to certain conditions), including (A) voting as a shareholder of Genworth Canada on certain matters as provided in the merger agreement, and (B) taking any actions as a shareholder to remove, nominate or appoint any directors of Genworth Canada (except as provided in the merger agreement); (iii) entering into, cancelling, amending, supplementing or otherwise modifying any agreement between Genworth Canada or any of its subsidiaries and Genworth or any of its subsidiaries, except for administrative amendments, supplements or modifications; or (iv) authorize any of, or commit, resolve or agree to take any of, or issue press releases or otherwise make public announcements with respect to, any of the foregoing actions.

Genworth’s Obligations With Respect to Subsidiaries That Are Not Wholly Owned

Under the merger agreement, whenever Genworth makes representations and warranties with respect to any of its subsidiaries that are not wholly owned (including Genworth Australia and Genworth Canada and their respective subsidiaries), the representation or warranty is and will be made solely to the extent that Genworth has knowledge of the subject matter related to such representations and warranties after Genworth’s due inquiry as further described in the company disclosure letter. The merger agreement also provides that any covenants requiring any of Genworth’s subsidiaries that is not wholly owned (including Genworth Australia and Genworth Canada and their respective subsidiaries) to take or refrain from taking any action shall be deemed satisfied upon

Genworth’s request of such subsidiary to take or refrain from taking such specified actions subject to, with respect to Genworth Australia and Genworth Canada, Genworth’s obligation to exercise its contractual veto and approval rights under certain agreements to which Genworth or one of its subsidiaries (other than Genworth Australia, Genworth Canada or their respective subsidiaries) is a party and which relate to operations and management of Genworth Canada and Genworth Australia and/or their respective subsidiaries, provided that such actions will not (x) require directors of those entities to take any actions that are inconsistent with their fiduciary duties, (y) require Genworth to exercise any voting rights attaching to any of the voting shares of Genworth Australia, or (z) give Asia Pacific or Merger Sub the power to exercise (or control the exercise of) a right to vote attached to any of the shares in Genworth Australia or the power to dispose of (or control the exercise of) a power to dispose of, any of the shares in Genworth Australia.

Restrictions on Solicitation; Acquisition Proposals

Genworth agrees that, except as expressly permitted by the merger agreement, neither it nor any of its subsidiaries nor any of the officers and directors of it and its subsidiaries shall, and Genworth shall use its reasonable best efforts to cause its and its subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (which we refer to collectively as “representatives”) not to, directly or indirectly, nor shall it authorize any of the officers and directors of it or its subsidiaries to (subject to the terms of the provisos in the definition of “subsidiary” in the merger agreement , see the section entitled “—Genworth’s Obligations With Respect to Subsidiaries That Are Not Wholly Owned” beginning on page [●]):

•	initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal (as defined below);

•	engage in or otherwise participate in any discussions or negotiations regarding an acquisition proposal, or provide any non-public information or data to any person that has made, or to the knowledge of Genworth is reasonably likely to make or is considering (in each case whether alone or as part of a group), an acquisition proposal, except to notify such person of the existence of the provisions of this section of the merger agreement;

•	take any action to exempt any third party from the restrictions on “business combinations” contained in Section 203 of the DGCL or any other applicable takeover statute or otherwise cause such restrictions not to apply; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

provided, that notwithstanding the foregoing or anything else in the merger agreement to the contrary, Genworth may waive, and may choose not to enforce, any provision of any standstill or confidentiality agreement with any person that would prohibit such person from communicating confidentially an acquisition proposal to the Board.

Pursuant to the merger agreement, an “acquisition proposal” means any proposal or offer by a third party to engage in one or a series of related transactions involving an acquisition (including by merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction) of a direct or indirect interest in Genworth or any of its subsidiaries, which, if consummated, would result in such third party becoming the beneficial owner of (x) 10% or more of the total voting power of any class of equity securities of Genworth (or of the surviving entity in a merger involving Genworth or the resulting direct or indirect parent of Genworth or such surviving entity), (y) 10% or more of the consolidated total assets (including equity securities of any subsidiary) of Genworth and its subsidiaries, taken as a whole, or (z) any assets to which 10% or more of the consolidated net revenues or consolidated net income (loss) of Genworth and its subsidiaries, taken as a whole, for the year ended December 31, 2015, are attributable, in each case other than the transactions contemplated by the merger agreement.

Notwithstanding anything in the merger agreement to the contrary, prior to but not after the time the requisite company vote is obtained, Genworth may, (i) provide information and data in response to a request therefor by a person who has made an unsolicited written acquisition proposal that the Board reasonably believes to be credible if Genworth receives from the person so requesting such information or data an executed confidentiality agreement on terms relating to confidentiality not less restrictive to the other party than those contained in the confidentiality agreements, dated as of March 4, 2016 and September 9, 2016, between Genworth and an affiliate of Asia Pacific (provided that, such executed confidentiality agreement need not prohibit the making, or amendment, of any acquisition proposal to Genworth), and promptly discloses (and, if applicable, provides copies of) any such information and data to Asia Pacific to the extent not previously provided to Asia Pacific; or (ii) engage in or otherwise participate in any discussions or negotiations with any person who has made such an unsolicited written acquisition proposal, if, and only to the extent that, prior to taking any action described in clause (i) or (ii) above, the Board determined in good faith after consultation with its financial advisor and outside counsel, that such action is reasonably necessary in order for Genworth’s directors to comply with their fiduciary duties under applicable law, and further provided that Genworth promptly (and, in any event, within 48 hours) notifies Asia Pacific of the receipt of such unsolicited acquisition proposal (or any changes thereto).

No Change of Recommendation or Alternative Acquisition Agreement

Except as expressly permitted by the merger agreement, neither the Board nor any of its committees may do any of the following (we refer to any of the below as a “change of recommendation”):

•	withhold, withdraw, qualify or modify, or publicly propose or resolve to withhold, withdraw, qualify or modify in a manner adverse to Asia Pacific, the Board recommendation with respect to the merger;

•	authorize, approve or recommend, or publicly propose to authorize, approve or recommend, any acquisition proposal;

•	fail to include the Board recommendation in this proxy statement;

•	fail to recommend that Genworth’s stockholders reject any tender offer or exchange offer that has been publicly announced with respect to the outstanding shares of Genworth common stock prior to the earlier of (x) the date of the stockholders meeting and (y) 11 business days after the commencement of such tender offer or exchange offer. The former is applicable only if it is reasonably practicable to make such recommendation prior to the stockholders meeting, taking into account the amount of time between the disclosure of such offer and the stockholders meeting and Genworth’s ability to adjourn the stockholders meeting to facilitate such recommendation; or

•	fail to reaffirm the Board recommendation within two business days after receiving a written request to do so from Asia Pacific or approve, recommend or otherwise declare advisable, or publicly propose to approve or recommend, any acquisition proposal, in each case, subject to certain exceptions.

The merger agreement further provides that, subject to the termination right by Genworth in connection with effectuating the change of recommendation as a result of the receipt of a superior proposal (as defined below), Genworth shall not, and shall cause its subsidiaries not to, and the Board and each committee of Board shall not approve or recommend, or publicly propose to approve or recommend, or cause or permit Genworth or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement relating to any acquisition proposal (other than any confidentiality agreement entered into as permitted by the terms of the merger agreement). Further, no actions or omissions of the board of directors (or other governing bodies) of Genworth Australia or Genworth Canada may constitute a change of recommendation under the merger agreement.

At any time prior to the time the requisite company vote is obtained, if an intervening event has occurred or if Genworth receives an unsolicited acquisition proposal that the Board has determined in good faith constitutes a superior proposal and the Board has determined in good faith, after consulting with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties, the Board may make a change of recommendation subject to the terms and conditions as described below.

Pursuant to the merger agreement, a “superior proposal” means an unsolicited acquisition proposal that would result in any third party (or its equity owners) becoming the beneficial owner (or owners), directly or indirectly, of (i) assets (x) that are more than 80% of the consolidated total assets (including equity securities of any subsidiary of Genworth) of Genworth and its subsidiaries, taken as a whole, and (y) to which 80% or more of the consolidated net revenues or consolidated net income (loss) of Genworth and its subsidiaries, taken as a whole, are attributable or (ii) more than 80% of the total voting power or number of outstanding shares of Genworth common stock (or of the surviving entity in a merger involving Genworth or the resulting direct or indirect parent of Genworth or such surviving entity) that the Board determines in good faith, after consultation with its outside financial advisors and outside counsel and taking into account legal, financial, regulatory and other aspects of the proposal and of the merger agreement (including any proposal by Asia Pacific to amend the terms of the merger agreement) as the Board considers to be appropriate, would result in a transaction that, if consummated, would be more favorable to Genworth’s stockholders from a financial point of view than the merger, and is reasonably capable of being consummated on the terms so proposed.

Pursuant to the merger agreement, an “intervening event” means a material effect with respect to Genworth, its subsidiaries or their respective businesses, in each case taken as a whole, that is not known or reasonably foreseeable (with respect to substance or timing) by the Board as of or prior to the date of the merger agreement, and first occurs or becomes known to the Board after the date of the merger agreement and on or prior to the date of the requisite company vote. The following events do not constitute an intervening event: (i) any effect involving or relating to an acquisition proposal or a superior proposal, (ii) any effect resulting from the announcement and consummation of the merger, (iii) meeting or exceeding any internal or analysts’ expectations or projections by Genworth, (iv) any changes in the market price or trading volume of the shares of Genworth common stock after the date of the merger agreement, or (v) certain effects listed in the Asia Pacific disclosure letter, individually or in the aggregate.

Prior to the Board making such change of recommendation, the following requirements must be met:

•	in the case of a change of recommendation in connection with a superior proposal, the receipt of such proposal was not the result of a material breach of Genworth’s “no shop” obligations;

•	Genworth provides prior written notice to Asia Pacific of its intention to take such action at least five business days before making such change of recommendation. In the case of a superior proposal, the notice shall specify its material terms and conditions (including the identity of the person making such superior proposal) and attach the most current unredacted version of any documents evidencing such superior proposal, and any material modifications to any of the foregoing. In the case of an intervening event, the notice shall include a reasonably detailed description of such intervening event;

•	during such notice period, Genworth must (and must cause its financial advisor and outside counsel to) negotiate in good faith with Asia Pacific if Asia Pacific proposes to amend the merger agreement such that, in the case of a superior proposal, such acquisition proposal no longer constitutes a superior proposal and, in the case of an intervening event, the failure to make such change of recommendation in light of such intervening event would no longer be inconsistent with the fiduciary duties of the Board (in each case as determined by the Board in good faith after taking into account any amendments agreed to by Asia Pacific prior to the end of the notice period); and

•	the Board takes into account any amendments to the merger agreement agreed to by Asia Pacific in writing prior to the end of the notice period.

For purposes of the foregoing, any material amendment of any acquisition proposal will be deemed to be a new acquisition proposal, provided that following the initial notice period, the notice period with respect to any such amended acquisition proposal will be reduced to three business days and any additional notice period thereafter will be further reduced to one business day for any further amendments.

None of the provisions of the merger agreement prohibits Genworth, Genworth Canada, Genworth Australia, or their respective boards of directors or other governing bodies (including the Board) from (i) complying with its disclosure obligations under any applicable U.S. federal or state law or, in the case of

Genworth Canada and Genworth Australia, the laws of Canada or Australia (as applicable), with respect to an acquisition proposal, (ii) making any disclosure to the stockholders of such entities if, after consultation with its outside legal counsel, Genworth, Genworth Canada or Genworth Australia, as applicable, determines that such disclosure would be required under applicable law, (iii) informing any person of the existence of the restrictions applicable with respect to acquisition proposals by third parties, or (iv) engaging in any “stop, look and listen” communication with Genworth’s stockholders under the Exchange Act, provided that in the case of (i) and (ii), such disclosure is not deemed to be a change of recommendation only if does not have the substantive effect of withdrawing or modifying the Board recommendation in a manner adverse to Asia Pacific.

Existing Discussions

Genworth agreed to cease and cause to be terminated, as of the date of the merger agreement, any existing activities, solicitations, discussions or negotiations between Genworth and any third party with respect to an acquisition proposal, and will promptly request each such third party, with whom it previously executed a confidentiality agreement in connection with its consideration of acquiring Genworth or any of its subsidiaries’ respective securities or assets to return or destroy all confidential information previously furnished to such third party and promptly terminate all physical and electronic data room access previously granted to any such third party.

Proxy Filing

Genworth is required to prepare and file with the SEC this proxy statement, in preliminary form, as promptly as practicable, after the date of the merger agreement. Genworth will promptly notify Asia Pacific of the receipt of all comments of the SEC with respect to this proxy statement and of any request by the SEC to amend or supplement this proxy statement or for additional information. Genworth will promptly provide Asia Pacific and its counsel with all copies of written comments and advise Asia Pacific and its counsel of any oral comments with respect to this proxy statement, will give a reasonable opportunity to Asia Pacific and its counsel to review Genworth’s proposed response to such comments, consider in good faith any comments proposed by Asia Pacific and its counsel, and provide Asia Pacific and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC related to this proxy statement. Each of Genworth and Asia Pacific will use its reasonable best efforts to promptly provide responses to the SEC’s comments. As promptly as practicable after the SEC’s notification that it has no further comments on this proxy statement, Genworth will commence mailing of the definitive proxy statement to its stockholders.

Stockholders Meeting

Genworth is required to establish a record date for, give notice of, convene and hold a meeting of Genworth’s stockholders for the purpose of obtaining the requisite company vote and use its reasonable best efforts to cause the stockholders meeting to occur within 30 days after mailing of this proxy statement to Genworth’s stockholders. Under the merger agreement, Genworth’s obligations relating to the convening of the stockholders meeting are unaffected by the Board’s determination that the merger agreement is no longer advisable, its recommendation to reject the merger agreement or a change of recommendation by the Board, subject to Genworth’s rights to terminate the merger agreement (as described in the section entitled “—Termination,” beginning on page [●]). Once Genworth establishes a record date for the stockholders meeting, it shall not change such record date without the prior written consent of Asia Pacific (such consent not to be unreasonably withheld, conditioned or delayed).

Genworth may postpone or adjourn the stockholders meeting:

•	if Genworth has reasonably determined, after consultation with outside legal counsel, that such postponement or adjournment is necessary to ensure that any required supplement or amendment to this proxy statement is provided to Genworth’s stockholders within a reasonable amount of time in advance of the stockholders meeting;

•	if as of the time for which the stockholders meeting is originally scheduled there are insufficient shares of Genworth common stock present to constitute a quorum or insufficient votes in favor of adoption of the merger agreement to obtain the requisite company vote, in which event, Genworth may postpone or adjourn the stockholders meeting to a business date no later than 30 days after the previous meeting date. Genworth must use its commercially reasonable efforts during such period to obtain a quorum as promptly as practicable;

•	until the fourth business day after the expiration of the applicable notice period in connection with an intervening event or a superior proposal; and

•	at Asia Pacific’s direction for up to ten business days, if during the five business days prior to the date of the stockholders meeting, Genworth delivers a notice of intent to make a change of recommendation.

Unless the Board makes a change of recommendation due to a superior proposal or an intervening event, in accordance with the terms and conditions of the merger agreement, Genworth will use its reasonable best efforts to obtain the requisite company vote.

Efforts to Complete the Merger

Each of Genworth, Asia Pacific and Merger Sub will cooperate and use their reasonable best efforts to consummate the merger and the other transactions contemplated by the merger agreement as promptly as practicable including:

•	preparing and filing, as promptly as practicable, all documentation to effect all necessary notices, reports and other filings, and obtaining and maintaining all requisite consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity;

•	making all necessary, proper or advisable filings with, and deliver all notifications to, all governmental entities in accordance with the terms of the merger agreement or any applicable laws, including (i) the notification and report form under the HSR Act, (ii) all appropriate antitrust, foreign competition, merger control, insurance or investment filings with the governmental entities in Australia, Bermuda, Canada, India, Mexico and New Zealand, (iii) all requisite filings with applicable insurance regulators under applicable insurance laws, (iv) the notification of the transactions contemplated by the merger agreement to CFIUS, (v) all appropriate documentations with FINRA and (vi) all required approval applications to and notification filings with the PRC governmental entities; and

•	using its respective reasonable best efforts to take or cause to be taken all necessary, proper or advisable actions to consummate and make effective the U.S. Life Restructuring, as soon as practicable after the merger consummation, including preparing and filing, as promptly as practicable, all documentation to effect all necessary notices, reports and other filings and to obtain, as promptly as practicable, and maintain all necessary or advisable consents, registrations, approvals, permits and authorizations from any third party or any governmental entity in order to consummate the U.S. Life Restructuring.

Genworth and Asia Pacific will each keep the other apprised on a prompt basis of the status of matters relating to completion of the transactions contemplated by the merger agreement. Each of Genworth and Asia Pacific has agreed to promptly notify the other party of any comments received from the applicable governmental entities with respect to the filings made by the parties and to provide the other party and its counsel with copies of any written comments or advise of the substance of any oral comments. The parties will use their reasonable best efforts to promptly provide responses to such governmental entities with respect to such comments and resolve any objections with respect to the filings, the consummation of the merger and the other transactions contemplated by the merger agreement. Further, the parties will have the right to review in advance and consult, and consider in good faith the views of the other party in connection with any filings or written materials submitted to any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement, and will provide the other with copies of such filings and written materials promptly after their submission, each subject to certain exceptions.

In particular, the parties do not have to provide each other any personally identifiable information (as defined in the merger agreement) contained in any such filing or written materials, and such filing or materials may be redacted to remove personally identifiable information, and Asia Pacific does not have to provide to Genworth copies of any NAIC biographical affidavits that are expected to be submitted to governmental entities in connection with the transactions contemplated hereby (which we refer to as “biographical affidavits”) if it makes copies of such biographical affidavits available for review by Genworth’s counsel prior to their submission. With respect to any communications received from any governmental entity relating to the merger and the other transactions contemplated by the merger agreement, the parties do not have to provide each other any personally identifiable information contained in such communications, such communications may be redacted to remove personally identifiable information, and Asia Pacific does not have to furnish copies of written communications with respect to the biographical affidavits if it informs Genworth that it has received any such communications and makes such communications available for review by Genworth or its representatives at the New York offices of Asia Pacific’s counsel. The merger agreement further provides that with respect to the FINRA application or any supplemental requests made by FINRA or any other governmental entity with respect thereto, Asia Pacific may initially attempt to submit unilaterally to FINRA any personally identifiable information or other biographical information relating to the officers, directors, employees or potential controllers of, or other relevant individuals affiliated with, Asia Pacific, Merger Sub or any of their affiliates, that may be required to complete such FINRA application but that, if Asia Pacific is unable successfully to deliver such information to FINRA in a manner that satisfies FINRA and such information is instead required to be submitted by Genworth, then Asia Pacific shall provide Genworth with such information, and, in that case, Genworth shall restrict access to such information to the employees who need to receive it in order to make the applicable filing.

Each of Genworth and Asia Pacific will use their reasonable best efforts to give the other party prior written notice with respect to any substantive meeting or substantive conversation with any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement and, unless prohibited by any such governmental entity, the opportunity to attend or participate in such meeting or conversation either in person or by telephone. If any governmental entity requires that a hearing or meeting be held in connection with any requisite approval, Asia Pacific will use its reasonable best efforts to arrange for such hearing or meeting to be held as promptly as practicable following the receipt of the notice that such hearing or meeting is required. Any extension of the waiting period under the HSR Act or potential agreement with any governmental entity to delay or not to consummate the transactions requires the prior written consent of the other party. In addition, with regard to any meeting or substantive conversation, a party may not be represented or notified by the other party if any relevant governmental entity objects to the party’s being represented at any such meeting or in any such conversation, and if a communication or meeting relates to a national security risk mitigation agreement between Asia Pacific and CFIUS or any of its constituent agencies, then Asia Pacific will be excused from any of its obligations to Genworth under this and the preceding paragraph.

With respect to the regulatory approval process described above, Asia Pacific is also required to cause its affiliates (as defined under the merger agreement, which includes all potential controllers) to cooperate and use their respective reasonable best efforts to consummate the merger and the other transactions contemplated by the merger agreement as promptly as practicable.

The merger agreement further provides that, notwithstanding anything to the contrary contained therein, in no event shall (i) Genworth, Asia Pacific, Merger Sub or any of their respective subsidiaries or other affiliates be required to agree to any material term, condition, obligation, restriction, requirement, limitation, qualification, remedy or other action imposed, required or requested by a governmental entity in connection with its grant of any requisite approvals to Genworth or Asia Pacific that is not conditioned upon the consummation of the merger or (ii) Genworth or any of its subsidiaries or other affiliates agree to any term, condition, obligation, restriction, requirement, limitation, qualification, remedy or other action in connection with the obtaining of any requisite governmental approvals by Genworth or Asia Pacific without the prior written consent of Asia Pacific (which consent shall not be unreasonably withheld, delayed or conditioned). Further, the merger agreement provides that neither its terms nor “the reasonable best efforts” standard shall require, or be construed to require, that Asia Pacific or any of its affiliates, in order to obtain any of the requisite governmental approvals by Genworth or Asia Pacific, agree to or accept a burdensome condition.

Pursuant to the merger agreement, a “burdensome condition” is any obligation, restriction, requirement, limitation, qualification, condition, remedy or other action imposed in connection with the regulatory approval process that (i) in the case of any such item that does not relate to a contribution of capital to Genworth or any of its subsidiaries, would, individually or in the aggregate, (x) reasonably be expected to result in a material adverse effect on the financial condition; properties, assets and liabilities (considered together); business or results of operation of Asia Pacific and its affiliates, taken as a whole, or a company material adverse effect, or (y) reasonably be expected to materially impair the aggregate economic benefits that, as of the date of the merger agreement, Asia Pacific and its affiliates reasonably expect to derive from the consummation of the merger and other transactions contemplated by the merger agreement; or (ii) requires any contribution of capital to Genworth or any of its subsidiaries in excess of (x) the $600 million that Asia Pacific has committed to contribute to Genworth for the purpose of the retirement of the outstanding 6.515% senior notes of Genworth due 2018, or the $525 million that Asia Pacific has committed to contribute to Genworth for the purpose of facilitating the unstacking (see the section entitled “—Capital Support”) plus (y) $175 million that Genworth has committed to facilitate the unstacking.

Delisting of Genworth Common Stock

Under the merger agreement, prior to the closing date, Genworth is required to cooperate with Asia Pacific and use its reasonable best efforts to take all necessary, proper and advisable actions to enable the delisting of Genworth’s common stock from the NYSE and the deregistration of Genworth common stock under the Exchange Act, as promptly as practicable after the merger consummation.

Employee Benefits

The merger agreement provides that, from the effective time of the merger to December 31, 2018 or the first anniversary of the effective time of the merger, whichever occurs later, Asia Pacific will provide the employees of Genworth or its subsidiaries (which we refer to as the “continuing employees”) with (i) base wages or salary no less than the base wages or base salary as in effect immediately prior to the merger consummation, (ii) short-term incentive compensation opportunities of equivalent value to target opportunities as in effect immediately prior to the merger consummation, and (iii) commissions, if applicable, and retirement and welfare benefits (excluding any benefits under a tax-qualified defined benefit pension plan or retiree medical or welfare plan), in each case, substantially comparable to each of those provided by Genworth and its subsidiaries, if applicable, immediately prior to the merger consummation. Additionally, Asia Pacific will provide, or will cause Genworth, as the surviving corporation, or one of its affiliates to provide, (A) long-term cash, equity or equity-based incentive compensation to continuing employees for the 2018 fiscal year with an aggregate target value equal to that provided to Genworth employees who were eligible for such opportunities in the fiscal year prior to the consummation of the merger, and (B) severance pay and termination benefits to any continuing employee whose employment is terminated during the period commencing at the effective time of the merger and ending on December 31, 2018 or the first anniversary of the effective time of the merger, whichever occurs later, that are no less favorable than those provided under applicable Genworth severance plans or required by applicable law. Asia Pacific agrees to use commercially reasonable efforts to (i) cause to be waived any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Asia Pacific or its affiliates in which such continuing employees will be entitled to participate, (ii) give each continuing employee credit for the plan year in which the effective time of the merger occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the effective time of the merger for which payment has been made and (iii) give each continuing employee service credit for their combined and continuous employment with Genworth and its subsidiaries (including any of their predecessors), as well as for any other service recognized by Genworth and its subsidiaries prior to the effective time of the merger, for purposes of vesting, benefit accrual and eligibility to participate under each applicable Asia Pacific benefit plan, as if such service had been performed with Asia Pacific (except as otherwise provided in the merger agreement).

If so requested by Asia Pacific in writing no later than 10 business days prior to the closing date and to the extent permitted by applicable law and the terms of the applicable employee benefit plan or arrangement, Genworth agrees to cause such plans and arrangements of Genworth and its subsidiaries to be amended to exclude employees of Asia Pacific and its subsidiaries from participating therein following the effective time of the merger, unless Genworth, as the surviving corporation, or its subsidiary explicitly authorizes such participation.

If the closing occurs before the date on which Genworth or any of its subsidiaries pays annual bonuses for the year ended December 31, 2016, then Asia Pacific will pay, or will cause Genworth, as the surviving corporation or one of its affiliates to pay, a bonus to each continuing employee eligible to receive such bonus for the pre-closing portion of such year, as promptly as practicable after the closing date or December 31, 2016. The amount of any such bonus shall be calculated in good faith based on the performance metrics in effect on the date of the merger agreement.

None of the obligations in the merger agreement related to the employee benefits are intended to (i) be treated as an amendment to any particular employee benefit plan of Genworth, (ii) prevent Asia Pacific, Genworth, as the surviving corporation, or any of their respective affiliates from amending or terminating any of their benefit plans or terminating any of continuing employees’ employment (in accordance with applicable law) after the merger consummation or (iii) create any third-party beneficiary rights in any employee of Genworth or any of its subsidiaries, or any such employees’ beneficiary, dependent, or collective bargaining representative, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any continuing employee by, or under any benefit plan maintained by, Asia Pacific, Genworth, as the surviving corporation, or any of their respective affiliates.

Indemnification; Directors’ and Officers’ Insurance

Under the terms of the merger agreement, following the consummation of the merger, Genworth, as the surviving corporation and an indirect, wholly owned subsidiary of Asia Pacific, has agreed to, and Asia Pacific has agreed to cause Genworth to, indemnify and hold harmless and provide advancement of expenses to each present and former director and officer of Genworth or its subsidiaries, other than Genworth Australia, Genworth Canada and their respective subsidiaries (when acting in such capacity), against any costs or expenses (including reasonable attorney’s fees), judgements, fines, losses, claims, damages or liabilities incurred in connection with any civil, criminal, administrative or investigative claim, action, suit, proceeding or investigation, arising out of matters existing or occurring at or prior to the effective time of the merger, and whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent such indemnified parties are indemnified or exculpated or have the right to advancement of expenses under Delaware law and Genworth’s certificate of incorporation and by-laws in effect on the date of the merger agreement.

Prior to the effective time of the merger, Genworth is further required to obtain (and if Genworth is unable to, as of the effective time of the merger, Asia Pacific is required to cause the surviving corporation to obtain) and fully pay for the “tail” insurance policies, extending the existing directors’ and officers’ liability insurance policies maintained by Genworth, with a claims period of at least six years following the effective time of the merger, from an insurance carrier with a comparable or better credit rating than Genworth’s current insurance carriers, and with comparable or better terms, conditions, retentions and limits of liability than those of

Genworth’s existing policies. However, Genworth may not pay more than $40 million for the aggregate premium of such “tail” insurance policies; and, if the aggregate premium for such “tail” insurance policies exceeds $40 million, Genworth must (or Asia Pacific is required to cause the surviving corporation to), as applicable, obtain policies with the greatest coverage available for a premium not exceeding such amount.

The obligations of the surviving corporation and Asia Pacific with respect to indemnification of the directors and officers of Genworth or its subsidiaries and provision of the “tail” insurance policies for such directors and officers in accordance with the terms and conditions of the merger agreement will survive the consummation of the merger and must be assumed by any successors or assigns of the surviving corporation or Asia Pacific, as applicable.

Defense of Stockholder Litigation

Genworth may control the defense of any proceeding brought by Genworth’s stockholders against Genworth or its directors or officers in connection with the merger and the other transactions contemplated by the merger agreement to which Genworth is party and may settle any such proceeding in its sole and absolute discretion, to the extent such settlement does not exceed insurance proceeds that Genworth reasonably expects to receive with respect to such proceeding. However, in connection with such proceeding, Genworth must take the following actions:

•	notify Asia Pacific as promptly as practicable about the proceeding;

•	consult with Asia Pacific (including providing the right to review in advance and comment on any materials to be submitted to any governmental entity in connection with the proceeding, and consider such comments in good faith);

•	keep Asia Pacific reasonably informed regarding any material developments in the defense of the proceeding (including by providing copies of all pleadings, filings and other written correspondence or memoranda given to, or received from, any governmental entity in connection with the proceeding); and

•	consider in good faith Asia Pacific’s advice regarding the proceeding.

Where a potential settlement of the proceeding exceeds insurance proceeds Genworth expects to receive in connection therewith (plus all related deductibles related to such insurance proceeds, if any), Genworth is obligated to abstain from settling the proceeding without Asia Pacific’s consent (which consent may not be unreasonably withheld, conditioned or delayed).

Escrow of Asia Pacific Termination Fee

In connection with the execution of the merger agreement, Genworth and Asia Pacific entered into the escrow deposit agreement on October 21, 2016, pursuant to which Asia Pacific paid to Genworth a cash amount of $210 million, equal to the Asia Pacific termination fee, and Genworth agreed to hold and invest such amount in accordance with the terms of the escrow deposit agreement. Under the terms of the merger agreement and the escrow deposit agreement, following the opening of an escrow account and a notice to do the same from Asia Pacific, Genworth was required to deposit into the escrow account all amounts held pursuant to the escrow deposit agreement and any earnings or interest on such amount (which we refer to as the “deposit amount”), which amount would be used as collateral and security for the payment of the Asia Pacific termination fee (see the section entitled “—Termination Fees—Asia Pacific Termination Fee” beginning on page [●]), any interest or expense relating to such termination fee, and any damages, judgments, decisions or awards (including any arbitration awards) that may be payable by Asia Pacific or its affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement (excluding the U.S. Life Restructuring). Accordingly, Genworth deposited the deposit amount into the applicable escrow account on October 26, 2016. For a more detailed description of the terms of the escrow deposit agreement, see the section entitled “Other Related Agreements—Escrow Deposit Agreement” beginning on page [●].

The release of the deposit amount generally is subject to the provisions of the merger agreement and the escrow agreement, dated as of October 21, 2016, among Asia Pacific, Genworth and the escrow agent (which we refer to as the “Asia Pacific escrow agreement”); however, the escrow agent must release the deposit amount (together with any accrued interest) to Asia Pacific on the closing date or on the 90th day after Genworth or Asia Pacific has given notice of the merger agreement termination to the other party and Genworth has not properly submitted any dispute for arbitration in accordance the merger agreement.

For a more detailed description of the terms of the Asia Pacific escrow agreement, see the section entitled “Other Related Agreements—Escrow Agreement” beginning on page [●].

Capital Support

Under the merger agreement, Asia Pacific is required to contribute to Genworth an aggregate cash amount equal to $1.125 billion as follows: (i) on or prior to the maturity of the outstanding 6.515% senior notes of Genworth due 2018, $600 million to retire such outstanding debt obligations and (ii) on or prior to the consummation of the unstacking, $525 million to facilitate the unstacking.

Equity Financing

Concurrently with the execution of the merger agreement, and as a condition to Genworth’s willingness to enter into the merger agreement, each of the investors (i.e., China Oceanwide, Oceanwide Capital and Wuhan) has executed and delivered to each of Asia Pacific and Genworth the equity commitment letter, dated as of October 21, 2016, pursuant to which, subject to the terms and conditions set forth therein, each investor has committed to purchase or cause the purchase of equity securities of Asia Pacific for cash, with the proceeds to be used to finance the payment of the per share merger consideration and capital support commitments by Asia Pacific to Genworth as described in the section entitled “—Capital Support” above.

Subject to the terms and conditions of the merger agreement, Asia Pacific will use its reasonable best efforts to:

•	obtain the equity financing as provided in the equity commitment letter;

•	maintain the equity commitment letter in effect until all obligations thereunder are fully performed;

•	consummate the transactions contemplated by the equity commitment letter at or prior to the closing; and

•	enforce the investors’ funding obligations and the rights of Asia Pacific and Merger Sub under the equity commitment letter to the extent necessary to fund the per share merger consideration and Asia Pacific’s capital support commitments as described in the section entitled “—Capital Support” above.

For a more detailed description of the terms of the equity commitment letter, see the section entitled “Other Related Agreements—Equity Commitment Letter” beginning on page [●].

Other Covenants and Agreements

The merger agreement also contains additional covenants, including, among others, covenants relating to the providing of information in connection with the filing of this proxy statement and other regulatory filings, certain provisions with respect to covenants relating to regulatory filings and approvals, access by Asia Pacific to Genworth’s books and records, public announcements with respect to the transactions contemplated by the merger agreement, takeover statutes applicable to the merger, and a requirement for Asia Pacific to adopt the merger agreement by written consent.

Conditions to the Merger

The respective obligations of Genworth, Asia Pacific and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions, at or prior to the effective time of the merger:

•	the merger agreement shall have been adopted by the requisite vote of Genworth’s stockholders;

•	the receipt by Asia Pacific and Genworth of all non-PRC regulatory approvals and any other approvals from any governmental entity with competent jurisdiction for which the failure to obtain such approval would subject Genworth, Asia Pacific, or their respective affiliates, or any of their respective directors, officers, other employees or representatives to any criminal liability;

•	the receipt of all PRC regulatory approvals;

•	the applicable waiting period under the HSR Act shall have expired or been earlier terminated; and

•	the absence of any court or government order or other legal restraint enjoining or otherwise prohibiting the consummation of the merger.

The obligations of Asia Pacific and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Asia Pacific of the following conditions, at or prior to the effective time of the merger:

•	the representations and warranties made by Genworth with respect to its capital structure shall be true and correct as of the date of the closing of the merger as though made on such date except (x) to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, and (y) so long as the sum of all inaccuracies with respect to the issued and outstanding shares of Genworth common stock does not increase the aggregate amount of the per share merger consideration by more than $250,000;

•	the representations and warranties made by Genworth with respect to its organization, good standing and qualification, corporate authority, approval, takeover statutes and brokers and finders shall be true and correct in all material respects (disregarding all qualifications or limitations as to “material,” company material adverse effect and words of similar import set forth therein) as of the closing date as though made on such date, in each case, except to the extent any such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

•	all other representations and warranties made by Genworth under the merger agreement shall be true and correct (disregarding all qualifications or limitations as to “material,” company material adverse effect and words of similar import set forth therein) as of the date of the closing of the merger as though made on such date, except to the extent any such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, and except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have, a company material adverse effect;

•	Genworth’s performance in all material respects of all obligations required to be performed by Genworth under the merger agreement at or prior to the date of the closing of the merger;

•	the receipt by Asia Pacific and Genworth of certain requisite regulatory and other governmental approvals, including the non-PRC regulatory approvals and the PRC regulatory approvals, and the expiration or termination of the applicable waiting period under the HSR Act, in each case without the imposition of any burdensome condition;

•	the receipt of certain regulatory approvals necessary to consummate the unstacking and certain transactions contemplated by the U.S. Life Restructuring;

•	the receipt by Asia Pacific of a certificate signed by an executive officer of Genworth on behalf of Genworth confirming the satisfaction of the conditions in the first, second, third, fourth and preceding bullet points;

•	the absence of a company material adverse effect since the date of the merger agreement;

•	Genworth’s performance in all material respects of certain obligations with respect to its ownership and control of Genworth Australia prior to the closing date, including taking certain actions by Genworth as a shareholder of Genworth Australia;

•	Genworth’s performance in all material respects of its obligations with respect to disapproval of any acquisition proposal involving the sale of the capital stock or more than 50% of the assets of Genworth Australia, Genworth Canada, Genworth Financial Mortgage Insurance Company Canada, Genworth Financial Mortgage Indemnity Limited or Genworth Financial Mortgage Insurance Pty Limited (other than a takeover bid for shares of Genworth Australia or Genworth Canada by third parties that is not subject to such third party obtaining at least a majority of the outstanding shares or voting power in Genworth Australia or Genworth Canada) and entering into any definitive written agreement relating thereto;

•	except as required by law, or with Asia Pacific’s written consent, or as otherwise contemplated by the merger agreement, after the date of the merger agreement and prior to the consummation of the merger, none of Genworth Australia, Genworth Canada, or any of their respective subsidiaries having (i) made any changes in the organizational documents of any of the subsidiaries of Genworth Australia or Genworth Canada that are materially adverse to Genworth in its capacity as the indirect majority stockholder of such entities, relative to other stockholders of the respective entities, (ii) made or authorized any capital expenditures in excess of $10 million in the aggregate for each of Genworth Australia and its subsidiaries and Genworth Canada and its subsidiaries, respectively, during any 12-month period, (iii) taken certain actions, as specified in the merger agreement, with respect to any non-U.S. employee benefit plan or forgiven or issued any material loans to any employee, officer or director of Genworth Canada, Genworth Australia or any of their respective subsidiaries, or (iv) agreed, authorized or committed to do any of the foregoing; and

•	there not having occurred or be continuing a change or the public announcement of a change in the financial strength rating assigned to Genworth Mortgage Insurance Corporation to below “BB (negative outlook)” by S&P that is primarily and directly attributable to (i) the actions or inactions of Genworth, its affiliates or their respective representatives or (ii) an adverse change in the condition (financial or otherwise) of Genworth Mortgage Insurance Corporation and its businesses, in the case of (i) or (ii), that is not related to or arising from an excluded effect (such effect including any changes in general conditions of the economy or capital markets, geopolitical conditions, natural disasters, applicable accounting principles, the identity of, or facts relating to, Asia Pacific or its affiliates, the suspension of trading of Genworth’s securities on the NYSE or any publicly traded securities of Genworth Australia and Genworth Canada on certain other stock exchanges, certain changes to any item disclosed in any publicly available Genworth reports filed since December 31, 2014, and changes generally affecting the industry in which Genworth Mortgage Insurance Corporation operates, subject to certain exceptions).

Genworth’s obligation to effect the merger is also subject to the satisfaction or waiver by Genworth of the following conditions, at or prior to the effective time of the merger:

•	the representations and warranties made by each of Asia Pacific and Merger Sub with respect to its organization, good standing and qualification, corporate authority and Section 203 of the DGCL shall be true and correct as of the closing date as though made on such date (in each case except to the extent any such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

•

all other representations and warranties made by Asia Pacific shall be true and correct in all respects (disregarding all qualifications or limitations as to “material,” an Asia Pacific material adverse effect and words of similar import set forth therein) as of the closing date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct as so made would not, individually or in the aggregate, reasonably be expected to have, an Asia Pacific material adverse effect.

•	each of Asia Pacific and Merger Sub’s performance in all material respects of all obligations required to be performed under the merger agreement at or prior to the closing date; and

•	the receipt by Genworth of a certificate signed by an executive officer of each of Asia Pacific and Merger Sub on behalf of the companies confirming the satisfaction of the conditions in the three bullet points above.

Termination

Genworth and Asia Pacific may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger by mutual written consent.

Genworth and Asia Pacific may also terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger if:

•	the merger shall not have been consummated prior to the end date of August 31, 2017, provided that this termination right will not be available to any party if the failure of the closing of the merger to occur on or prior to the end date was principally caused by or is the result of a material breach of the merger agreement by such party;

•	the requisite company vote shall not have been obtained after a vote with respect to the adoption of the merger agreement shall have been taken at the stockholders meeting or at any adjournments or postponements thereof; or

•	any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable law or order, or shall have taken any other final and non-appealable actions, that have the effect of permanently restraining, enjoining or otherwise prohibiting the merger.

The merger agreement may be terminated and the merger may be abandoned by Genworth if:

•	Genworth is not in material breach of its covenants under the merger agreement and there has been a breach of any representation, warranty, covenant or agreement by Asia Pacific or Merger Sub under the merger agreement or any such representation and warranty shall have become inaccurate after the date of the merger agreement, which failure to perform, breach or inaccuracy would give rise to the failure of Genworth’s closing conditions and such failure to perform, breach or inaccuracy is not curable or is not cured prior to the end date (or 30 days after notice of such breach or failure is given by Genworth to Asia Pacific, if earlier); or

•	prior to the receipt of the requisite company vote, Genworth effects a change of recommendation as a result of its receipt of a superior proposal when permitted to do so in accordance with the merger agreement and with respect to which Genworth enters into a definitive written agreement concurrently with, or immediately after, the termination of the merger agreement, if Genworth, as a condition to the effectiveness of such termination, pays to Asia Pacific the Genworth termination fee (described below).

The merger agreement may also be terminated and the merger may be abandoned at any time prior to the effective time of the merger by Asia Pacific if:

•	prior to the receipt of the requisite company vote, the Board or any of its committees has effected a change of recommendation;

•	neither Asia Pacific nor Merger Sub is in material breach of its covenants under the merger agreement and there has been a breach of any representation, warranty, covenant or agreement of Genworth under the merger agreement or any such representation and warranty shall have become inaccurate after the date of the merger agreement, which failure to perform, breach or inaccuracy would give rise to the failure of Asia Pacific’s or Merger Sub’s closing conditions and such failure to perform, breach or inaccuracy is not curable or is not cured prior to the end date (or 30 days after notice of such breach or failure is given by Asia Pacific or Merger Sub to Genworth, if earlier); or

•	Genworth materially breaches its obligation to deposit the amount held by Genworth pursuant to the escrow deposit agreement into an escrow account within two business days after it has received notice from Asia Pacific instructing Genworth to do the same, and remains in material breach of such obligation on the date of the termination. Genworth complied with this obligation and deposited such amount into the applicable escrow account on October 26, 2016.

Termination Fees

Genworth Termination Fee

Genworth is required to pay Asia Pacific the Genworth termination fee if:

•	Genworth terminates the merger agreement, prior to the receipt of the requisite company vote, after Genworth effects an adverse change of recommendation as a result of its receipt of a superior proposal when permitted to do so in accordance with the merger agreement and enters into a definitive agreement providing for such superior proposal concurrently with or immediately following the termination of the merger agreement;

•	Asia Pacific terminates the merger agreement following an adverse change of recommendation by the Board or any committee of the Board;

•	Asia Pacific terminates the merger agreement pursuant to the “termination for breach” provisions of the merger agreement described above if Genworth willfully or intentionally breaches any of its “no shop” obligations, its covenants related to Genworth’s stockholders meeting or its obligations in connection with the regulatory filings, consents and approvals necessary to effect the merger;

•	either Asia Pacific or Genworth, as applicable, terminates the merger agreement because (x) the merger is not consummated by the end date (and the stockholders meeting to adopt the merger agreement has not yet been held prior to such termination), (y) prior to such termination, a bona fide acquisition proposal (for purposes of this provision, substituting “50%” for “10%” in all instances in which it appears in the definition of “acquisition proposal”) was made known to Genworth, the Board, any committee of the Board or Genworth’s senior management after the date of the merger agreement and was not withdrawn or rejected in writing by the Board, or was publicly proposed or publicly disclosed to Genworth’s stockholders and was not publicly withdrawn, prior to the time of such termination and (z) within 12 months after such termination, Genworth or any of its subsidiaries enters into a definitive agreement pursuant to which Genworth or any of its subsidiaries has agreed to undertake, solicit stockholder approval for, or consummate, or shall have consummated, a transaction of the type referred to in the definition of “acquisition proposal” or, in the case of an acquisition proposal made by way of a tender offer or exchange offer, shall have not recommended that Genworth’s stockholders reject such tender offer or exchange offer within the period specified in Rule 14e-2(a) under the Exchange Act; or

•

either Asia Pacific or Genworth terminates the merger agreement because (x) the requisite company vote shall not have been obtained after a vote with respect to adoption of the merger agreement shall have been taken at the stockholders meeting or at any adjournment or postponement thereof, (y) a bona fide acquisition proposal (for purposes of this provision, substituting “50%” for “10%” in all instances in which it appears in the definition of “acquisition proposal”) was publicly proposed or publicly disclosed to Genworth’s stockholders, and was not publicly withdrawn, prior to the taking of a vote to adopt the merger agreement at the stockholders meeting or any postponement or adjournment thereof and (z) within 12 months after such termination, Genworth or any of its subsidiaries enters into a definitive agreement pursuant to which Genworth or any of its subsidiaries has agreed to undertake, solicit stockholder approval for, or consummate, or shall have consummated, a transaction of the type referred to in the definition of “acquisition proposal” or, in the case of an acquisition proposal made by way of a tender offer or exchange offer, shall have not recommended that Genworth’s stockholders reject such tender offer or exchange offer within the period specified in Rule 14e-2(a) under the Exchange Act.

Asia Pacific Termination Fee

Asia Pacific is required to pay Genworth the Asia Pacific termination fee when the merger agreement is terminated by either Asia Pacific or Genworth if:

•	the merger agreement is terminated by Genworth or Asia Pacific by reason of the merger not being consummated prior to the end date if, at the time of such termination, all of the conditions to Asia Pacific’s and Merger Sub’s obligations to consummate the merger shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, provided that each of such conditions is capable of being satisfied at the closing), except for one or more of the conditions relating to (x) Asia Pacific’s receipt of the PRC regulatory approvals; (y) the absence of law or orders that restrain, enjoin or otherwise prohibit the consummation of the merger (solely with the respect to an applicable law or order from a PRC governmental entity or any other governmental entity in the PRC, Hong Kong, Macau or Taiwan); or (z) the receipt by Asia Pacific of the PRC regulatory approvals without the imposition of any burdensome condition;

•	the merger agreement is terminated by Genworth or Asia Pacific because a governmental entity of competent jurisdiction enacted, issued, promulgated, enforced or entered any law or order that is in effect, or shall have taken any other action, in each case that is final and non-appealable and has the effect of permanently restraining, enjoining or otherwise prohibiting consummation by it of the merger (but solely with respect to a law or order from a PRC governmental entity or any governmental entity in the PRC, Hong Kong, Macau or Taiwan); or

•	the merger agreement is terminated by Genworth pursuant to the “termination for breach” provisions of the merger agreement described above.

Remedies

In the event of the termination of the merger agreement pursuant to the provisions described in the section entitled “—Termination,” the merger agreement will be terminated and become void and of no effect with no liability to any person on the part of any party thereto, and there will be no further liability on the part of Genworth, Asia Pacific or Merger Sub or other members of the “Parent Group” or “Company Group” (as defined in the merger agreement), other than for payment of the respective termination fees, as applicable, except that the confidentiality agreements, dated as of March 4, 2016 and September 9, 2016, between an affiliate of China Oceanwide and Genworth, certain provisions of the merger agreement relating to the payment of expenses, the sections of the merger agreement relating to termination, Article IX (which contains miscellaneous provisions) and Article X (which list definitions used in the merger agreement) of the merger agreement, and the obligations of the parties under the escrow deposit agreement (which have been satisfied) shall survive such termination. However, no such termination will relieve any party from any liability for damages to any other party resulting from any willful or intentional breach of the merger agreement.

Pursuant to the merger agreement, “willful or intentional breach” means that the breaching party (i) made a representation or warranty in the merger agreement with the actual knowledge (as opposed to imputed or constructive knowledge) as of the date of the merger agreement that such representation or warranty was not true or correct in any material respect or (ii) breached a covenant or obligation contained in the merger agreement in any material respect with the actual knowledge (as opposed to imputed or constructive knowledge), at the time of such breach, that such covenant or obligation was being breached.

Expenses

Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the other transactions contemplated by the merger agreement, including the merger, will be paid by the party incurring such expenses, except that Genworth and Asia Pacific will share equally the expenses incurred in connection with (i) the filing fee for the requisite regulatory and other approvals (other than those related to the U.S. Life Restructuring incurred prior to the date of the merger agreement) and (ii) this proxy statement and its printing and mailing.

Modification or Amendment

Subject to applicable law, the merger agreement may be modified or amended at any time prior to the effective time of the merger by a mutual written agreement of the parties to the merger agreement, executed and delivered by duly authorized officers of the respective parties. The merger agreement may not be amended, modified or supplemented in any manner except by an instrument in writing specifically designated as an amendment and signed on behalf of each of the parties at the time of such amendment.

Governing Law; Arbitration; Specific Performance

The merger agreement shall be interpreted, construed and governed by the laws of the State of Delaware without regards to the conflicts of law principles thereof. In order to obtain prompt and expeditious resolution of all disputes arising out of or relating to the merger agreement, the Asia Pacific escrow agreement, the escrow deposit agreement or the equity commitment letter, all such disputes shall be exclusively resolved by final and binding arbitration under the Delaware Rapid Arbitration Act (which we refer to as the “DRAA”) and the Delaware Rapid Arbitration Rules promulgated under the DRAA in effect at the time of delivery of the notice of arbitration. The parties have agreed to take all necessary or advisable steps to submit any such dispute for arbitration in accordance with the applicable provisions of the merger agreement, and have acknowledged and agreed that the execution of the merger agreement is deemed to have waived any objection and consented to the procedures set forth in the DRAA. Each party waived any right to a jury trial with respect to any controversy arising under the merger agreement or the transactions contemplated by the merger agreement.

The parties have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the parties have agreed that, in addition to any other remedy available to the parties at law or equity, each of the parties will be entitled to an injunction and specific performance, without proof of actual damages (and without posting of any bond). If, prior to the end date, any party brings any proceeding to enforce the specific performance of the terms and provisions of the merger agreement by the other party, the end date shall be automatically extended for the period during which such proceeding is pending, plus 10 business days or otherwise as provided in the merger agreement.

OTHER RELATED AGREEMENTS

Escrow Deposit Agreement

This section describes the material terms of the escrow deposit agreement, dated as of October 21, 2016, by and between Genworth and Asia Pacific.

In connection and substantially simultaneously with executing the merger agreement, Genworth and Asia Pacific entered into the escrow deposit agreement on October 21, 2016, pursuant to which Asia Pacific has deposited a cash amount of $210,000,000 (which we refer to as the “cash funds”) into an account specified by Genworth to be held by Genworth in escrow for deposit into the escrow account as described below.

Under the terms of the escrow deposit agreement, Genworth was required to transfer the cash funds to an account in money market funds that invest in readily marketable direct obligations of the U.S. Government or any agency or instrumentality thereof or readily marketable obligations unconditionally guaranteed by the full faith and credit of the U.S. government. Genworth was not permitted to commingle the cash funds with any other funds of Genworth or otherwise. The cash funds and all interest or other amounts payable thereon (which we refer to as the “deposit amount”) are for the benefit of Genworth and Asia Pacific and Genworth only serves as the holder of and does not have any beneficial interest in the deposit amount.

Genworth was responsible, upon two business days’ notice from Asia Pacific, to transfer the entire deposit amount into the escrow account. If the merger agreement was terminated prior to the date the escrow account was funded, then Genworth would have been required to transfer the deposit amount to an account designated by Genworth within two business days of such termination. Additionally, if the merger agreement was terminated prior to the date the applicable escrow account was funded and Asia Pacific was required to pay the termination fee under the terms of the merger agreement, the deposit amount would have been applied by Genworth to pay the Asia Pacific termination fee pursuant to the terms of the merger agreement. On October 25, 2016, the applicable escrow account was established with the escrow agent (as defined below). Genworth complied with its obligation and deposited the deposit amount into such escrow account in the U.S. on October 26, 2016.

Escrow Agreement

This section describes the material terms of the Asia Pacific escrow agreement, dated as of October 21, 2016, by and among Asia Pacific, Genworth and Citibank, N.A. as escrow agent.

In connection and substantially simultaneously with executing the merger agreement, Genworth and Asia Pacific entered into the Asia Pacific escrow agreement on October 21, 2016 with Citibank, N.A. as escrow agent. Under the terms of the Asia Pacific escrow agreement, Genworth, Asia Pacific and Merger Sub were required to deposit with the escrow agent an amount equal to the deposit amount with the escrow agent into an escrow account established by the escrow agent, as collateral and security for the payment of, among other things, the Asia Pacific termination fee pursuant to the merger agreement, and of any damages, judgement, decision or award (including any arbitration award) which may become due with respect to the merger agreement or the transactions contemplated thereby. On October 25, 2016, the escrow account was established with the escrow agent. On October 26, 2016, Genworth deposited the deposit amount into such escrow account.

Pursuant to the Asia Pacific escrow agreement, the escrow agent will release:

(i) to Genworth, the deposit amount upon receipt by the escrow agent of a joint written instruction letter signed by Asia Pacific and Genworth, if Asia Pacific is required to pay to Genworth the Asia Pacific termination fee in accordance with the merger agreement;

(ii) to Genworth, if an arbitration award is rendered for the benefit of Genworth in accordance with the merger agreement, the lesser of the deposit amount (plus any investment income or proceeds received from the investment thereof) or the full amount of any arbitration award, upon receipt by the escrow agent of (a) a joint written instruction letter signed by Asia Pacific and Genworth or (b) a written instruction letter to the escrow agent signed only by Genworth, with copy to Asia Pacific, which written instruction letter includes a copy of an applicable arbitration award payable to Genworth but only if prior to delivery of such unilateral written instruction letter, Genworth has given Asia Pacific written notice in accordance with the merger agreement notifying Asia Pacific that a joint written instruction letter is required to be delivered as contemplated in clause (a) above and Genworth and Asia Pacific have failed to deliver a joint written instruction letter to the escrow agent within 5 business days of Genworth’s notice to Asia Pacific);

(iii) to Asia Pacific, the deposit amount (plus any investment income or proceeds received from the investment thereof) upon receipt by the escrow agent of (a) a joint written instruction letter signed by Asia Pacific and Genworth, following the termination of the merger agreement (and agreement by Asia Pacific and Genworth that the Asia Pacific termination fee is not payable by Asia Pacific) or (b) upon delivery of written instruction letter by Asia Pacific, following the later of (1) 90 days following the termination of the merger agreement; provided, Genworth has not commenced an arbitration proceeding in accordance with the merger agreement or (2) a final arbitration decision has been rendered pursuant to the merger agreement under which no arbitration award is due to Genworth; and

(iv) to Asia Pacific, the amount of any remaining funds in the escrow account following the release of the amounts set forth in (i) or (ii) above, upon written notice to the escrow agent requesting the same.

The Asia Pacific escrow agreement will terminate on the first to occur of (a) the distribution of all funds in the escrow account pursuant to the terms of the Asia Pacific escrow agreement or (b) joint written notice of termination executed by Asia Pacific and Genworth.

Equity Commitment Letter

This section describes the material terms of the equity commitment letter, dated as of October 21, 2016, by China Oceanwide, Oceanwide Capital and Wuhan and agreed and accepted by Asia Pacific and Genworth.

Concurrently with the execution of the merger agreement, and as a condition to Genworth’s willingness to enter into the merger agreement, each of China Oceanwide, Oceanwide Capital and Wuhan (i.e., the investors) has executed and delivered to each of Asia Pacific and Genworth the equity commitment letter, dated as of October 21, 2016, pursuant to which, the investors have committed to provide Asia Pacific with immediately available cash funds in the aggregate amount of $2,706,362,686.42 to be used solely for the purpose of financing the payment by Asia Pacific of the per share merger consideration (which we refer to as the “consideration commitment”), subject to the satisfaction or waiver of the conditions precedent to the closing under the merger agreement and the terms of the equity commitment letter, with each investor committing as follows:

•	China Oceanwide committed $1,082,545,074.57 or 40% of the consideration commitment;

•	Oceanwide Capital committed $947,226,940.25 or 35% of the consideration commitment; and

•	Wuhan committed $676,590,671.60 or 25% of the consideration commitment.

Further, pursuant to the equity commitment letter, each of the investors committed to provide Asia Pacific with immediately available cash funds equal to an aggregate amount of $600 million to be used solely for the purpose of financing Asia Pacific’s contribution to Genworth on or prior to the maturity of Genworth’s outstanding 6.515% senior notes due in 2018 for purposes of Genworth’s retirement of such outstanding debt obligations (which we refer to as the “note maturity commitment”), subject to the consummation of the merger and the terms of the equity commitment letter, with each investor committing as follows:

•	China Oceanwide committed $240,000,000 or 40% of the note maturity commitment;

•	Oceanwide Capital committed $210,000,000 or 35% of the note maturity commitment; and

•	Wuhan committed $150,000,000 or 25% of the note maturity commitment.

Additionally, pursuant to the equity commitment letter, each of the investors committed to provide Asia Pacific with immediately available cash funds equal to an aggregate amount of $525,000,000 to be used solely for the purpose of financing Asia Pacific’s contribution to Genworth on or prior to the unstacking, to facilitate the unstacking (which we refer to as the “unstacking commitment”), subject to the consummation of the merger and the terms of the equity commitment letter, with each investor committing as follows:

•	China Oceanwide committed $210,000,000 million or 40% of the unstacking commitment;

•	Oceanwide Capital committed $183,750,000 million or 35% of the unstacking commitment; and

•	Wuhan committed $131,250,000 million or 25% of the unstacking commitment.

The obligation of each investor under the equity commitment letter with respect to the consideration commitment will terminate upon the closing of the merger or the termination of the merger agreement, whichever occurs first. The obligation of each investor under the equity commitment letter with respect to the note maturity commitment will terminate upon the satisfaction by Asia Pacific of its obligations under the merger agreement with respect to the note maturity commitment or the termination of the merger agreement, whichever occurs first. The obligation of each investor under the equity commitment letter with respect to the unstacking commitment will terminate upon the satisfaction by Asia Pacific of its obligations under the merger agreement with respect to the unstacking commitment or the termination of the merger agreement, whichever occurs first. The equity commitment letter will terminate once the obligation of all investors to fund all commitments has terminated as provided above. Further, if Oceanwide Capital fails to fund any portion of its pro rata share of the consideration commitment, the note maturity commitment or the unstacking commitment set forth above in accordance with the terms of the equity commitment letter, China Oceanwide will be required to fund any such shortfall.

PROPOSAL 2: NON-BINDING COMPENSATION ADVISORY PROPOSAL

Under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Genworth’s NEOs that is based on or otherwise relates to the merger, as described in the section entitled “The Merger—Interests of Certain Persons (Directors and Officers) in the Merger” beginning on page [●] of this proxy statement. Accordingly, Genworth’s stockholders are being provided with the opportunity to cast a non-binding advisory vote on such payments.

The vote on this proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to adopt the merger agreement and vote not to approve this proposal and vice versa. As an advisory vote, this proposal is not binding upon Genworth, Asia Pacific or any of their subsidiaries, and approval of this proposal is not a condition to completion of the merger. Because the merger-related executive compensation is based on the terms of the merger agreement, as well as the contractual arrangements with the NEOs, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted by stockholders and the merger is substantially completed (subject only to the contractual conditions applicable thereto in the merger agreement). However, Genworth seeks your support and believes that your support is appropriate because Genworth has a comprehensive executive compensation program designed to attract, retain and motivate employees of superior ability who are dedicated to the long-term interests of our stockholders. Accordingly, we ask that you vote on the following resolution:

“RESOLVED, that the stockholders of Genworth Financial, Inc. approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of Genworth Financial, Inc. that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section “The Merger—Interests of Certain Persons (Directors and Officers) in the Merger,” including the footnote to the table and the related narrative.”

The Board unanimously, by those directors present, recommends that Genworth’s stockholders vote “FOR” the non-binding executive compensation advisory proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Genworth common stock represented by such proxy card will be voted “FOR” the non-binding executive compensation advisory proposal.

The approval of the non-binding executive compensation advisory proposal requires the affirmative vote of the holders of a majority in voting power of the shares of Genworth common stock which are present at the special meeting in person or by proxy and entitled to vote on such matter.

PROPOSAL 3: AUTHORITY TO ADJOURN THE SPECIAL MEETING

Genworth’s stockholders may be asked to adjourn the special meeting to a later date or time, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The Board unanimously, by those directors present, recommends that stockholders vote “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Genworth common stock represented by such proxy card will be voted “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate.

The approval of the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies in favor of the adoption of the merger agreement, requires the affirmative vote of the holders of a majority in voting power of the shares of Genworth common stock which are present at the special meeting in person or by proxy and entitled to vote on such matter. Pursuant to the merger agreement, even if a quorum is not present at the special meeting, such affirmative vote may adjourn the meeting to a date that is a business day and no more than 30 days after the previous meeting date.

APPRAISAL RIGHTS

Under Delaware law, holders of record of shares of Genworth common stock are entitled to appraisal rights in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL. If the merger is completed, holders of record of shares of Genworth common stock who continuously hold shares through the effective time of the merger, who did not vote in favor of the proposal to adopt the merger agreement or consent to the proposal to adopt the merger agreement in writing, and who otherwise comply with the applicable statutory procedures under Section 262 of the DGCL will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex D. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares of Genworth common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares held of record in the name of another person, such as a bank, broker, trust or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to demand and perfect appraisal rights. Genworth stockholders should carefully review the full text of Section 262 of the DGCL as well as the information discussed below.

Under the DGCL, if the merger is effected, holders of shares of Genworth common stock who (i) did not vote in favor of the merger, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter fail to perfect or withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case, in accordance with the DGCL, will be entitled to have such shares appraised by the Court of Chancery of the State of Delaware and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by such court, together with interest, if any, to be paid upon the amount determined to be the fair value (or in certain circumstances described herein, on the difference between the amount determined to be the fair value and the amount paid by the surviving corporation in the merger to each Genworth stockholder entitled to appraisal prior to entry of judgment in the appraisal proceeding). The “fair value” could be greater than, less than or the same as the per share merger consideration.

Under Section 262 of the DGCL, not less than 20 days before the stockholders meeting at which the adoption of the merger agreement is considered, Genworth is required to notify each of the holders of Genworth common stock who are entitled to appraisal rights that such rights are available for any or all of such shares, and is required to include in such notice a copy of Section 262 of the DGCL. This proxy statement constitutes a formal notice of appraisal rights under Section 262 of the DGCL. Any holder of shares of Genworth common stock who wishes to exercise such appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex D carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights should consider consulting legal counsel before attempting to exercise such rights.

If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 of the DGCL set forth in Annex D to this proxy statement and consider consulting your legal counsel. If you fail to timely and properly comply with the requirements of Section 262 of the DGCL, your appraisal rights will be lost. To exercise appraisal rights with respect to your shares of Genworth common stock, you must:

•	NOT vote your shares of Genworth common stock in favor of the proposal to adopt the merger agreement;

•	deliver to Genworth a written demand for appraisal of your shares before the taking of the vote on the proposal to adopt the merger agreement at the special meeting, as described in the section entitled “—Written Demand by the Record Holder,” beginning on page [●];

•	continuously hold your shares of Genworth common stock through the effective time of the merger; and

•	otherwise comply with the procedures set forth in Section 262 of the DGCL.

Written Demand by the Record Holder

Notwithstanding a stockholder’s compliance with the foregoing requirements, the Court of Chancery of the State of Delaware will dismiss the proceedings as to all stockholders who are otherwise entitled to appraisal rights, unless (i) the total number of shares of Genworth common stock entitled to appraisal exceeds 1% of the outstanding shares of Genworth common stock eligible for appraisal or (ii) the value of the consideration provided in the merger for such total number of shares of Genworth common stock entitled to appraisal exceeds $1 million.

Genworth’s stockholders wishing to exercise their appraisal rights must deliver to Genworth a written demand for appraisal of their shares before the vote with respect to the adoption of the merger agreement is taken at the stockholders meeting. Written demands must reasonably inform Genworth of the identity of the stockholder and the intention of the stockholder to demand appraisal of such stockholder’s shares of Genworth common stock. Under Section 262 of the DGCL, a proxy or vote against the merger by itself does not constitute a demand for appraisal.

The written demand for appraisal must be executed by or for the record holder of shares, fully and correctly, as such holder’s name appears on the stock records of Genworth. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

A beneficial owner of shares of Genworth common stock held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. If the shares are held through a brokerage firm, bank or other nominee who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record stockholder. Any beneficial owner who wishes to exercise appraisal rights and holds shares through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the record stockholder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares, which may be a central securities depository nominee if the shares have been so deposited.

All written demands for appraisal should be addressed to Genworth’s corporate secretary at:

Genworth Financial, Inc.

6620 West Broad Street

Richmond, Virginia 23230

Attention: Corporate Secretary

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, the surviving corporation (which, in this case, will be Genworth), or any Genworth stockholder who has complied with Section 262 of the DGCL and is entitled to appraisal rights thereunder, may commence an appraisal proceeding by filing a petition in the Court of Chancery of the State of Delaware, with a copy served on Genworth in the case of a petition filed by a stockholder, demanding a determination of the fair value of Genworth common stock held by all such stockholders entitled to appraisal. If no such petition is filed by any stockholders entitled to appraisal within that 120-day period, appraisal rights will be lost for all dissenting stockholders. Genworth is under no obligation to, and has no present intention to, file a petition in the event there are dissenting stockholders, and stockholders should not assume that Genworth will file a petition or that it will initiate any negotiations with respect to the fair value of shares of Genworth common stock. Accordingly, it is the obligation of Genworth’s stockholders to initiate all necessary action to perfect their appraisal rights in respect of the shares of Genworth common stock within the period prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any Genworth stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of such dissenting stockholders. Such statement must be mailed by Genworth within 10 days after the receipt of a written request from the dissenting stockholders or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the requirement that a demand for appraisal must be made by or on behalf of the record owner of shares, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from the surviving corporation the statement described in this paragraph.

Upon the filing of such petition by any such holder of shares, service of a copy thereof must be made upon the surviving corporation, which will then be obligated within 20 days after such service to file in the office of the Register in Chancery of the Court of Chancery of the State of Delaware (which we refer to as the “Delaware Register in Chancery”) a duly verified list (which we refer to as the “verified list”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. Upon the filing of any such petition, the Court of Chancery of the State of Delaware may order the Delaware Register in Chancery to provide notice of the time and place fixed for the hearing on the petition by registered or certified mail to the surviving corporation and all of the stockholders shown on the verified list. Such notice will also be published in one or more publications at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Court of Chancery of the State of Delaware. The forms of notice by mail or publication will be approved by the Court of Chancery of the State of Delaware and the costs of these notices are borne by the surviving corporation.

After notice to the stockholders as required by the Court of Chancery of the State of Delaware, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal for their shares of Genworth common stock and who hold shares represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and, if any such stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder. Notwithstanding a stockholder’s compliance with the requirements of Section 262 of the DGCL, the Court of Chancery shall dismiss the proceedings as to all stockholders who are otherwise entitled to appraisal rights unless (i) the total number of shares of Genworth common stock entitled to appraisal exceeds 1% of the outstanding shares of Genworth common stock eligible for appraisal or (ii) the value of the consideration provided in the merger for such total number of shares of Genworth common stock entitled to appraisal exceeds $1 million.

Determination of Fair Value

After the Court of Chancery of the State of Delaware determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value (or in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid by the surviving corporation in the merger to each stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding). Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. Notwithstanding the foregoing, at any time before the entry of a judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided in the immediately preceding sentence only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares of Genworth common stock as determined by the Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.

In determining fair value, the Court of Chancery of the State of Delaware will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger [.]” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering appraisal should be aware that the fair value of their shares of Genworth common stock as so determined could be more than, the same as or less than the per share merger consideration and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Although Genworth believes that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery of the State of Delaware. Neither Asia Pacific nor Genworth anticipates offering more than the per share merger consideration to any stockholder exercising appraisal rights, and Asia Pacific and Genworth reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the fair value of a share of Genworth common stock is less than the per share merger consideration.

Upon application by the surviving corporation or by any holder of shares of Genworth common stock entitled to participate in the appraisal proceeding, the Court of Chancery of the State of Delaware may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any holder of shares of Genworth common stock whose name appears on the verified list and, if such shares are represented by certificates and if so required, who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. The Court of Chancery will direct the payment of the fair value of the shares of Genworth common stock, together with interest, if any, upon the amount determined to be the fair value (or, in certain circumstances described herein, on the difference between the amount determined to be the fair value and the amount paid by the surviving corporation in the merger to each stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding) by the surviving corporation to the stockholders entitled thereto. Payment will be so made to each such stockholder, in the case of holders of uncertificated stock, forthwith, and, in the case of holders of shares represented by certificates, upon the surrender to the surviving corporation of such stockholder’s certificates. The Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery of the State of Delaware and taxed upon the parties as the Court of Chancery deems equitable. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares of Genworth common stock entitled to appraisal. In the absence of an order, each party to the appraisal proceeding bears its own expenses.

Any stockholder who has duly demanded appraisal rights for shares of Genworth common stock in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote such shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Genworth common stock as of a date or time prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of Genworth. No appraisal proceeding in the Court of Chancery of the State of Delaware shall be dismissed as to any stockholder without the approval of the Court of Chancery of the State of Delaware, and such approval may be conditioned upon such terms as the Court of Chancery of the State of Delaware deems just. If no petition for appraisal is filed with the Court of Chancery of the State of Delaware within 120 days after the effective time of the merger, stockholders’ rights to appraisal shall cease and all holders of shares of Genworth common stock will be entitled to receive the merger consideration. Inasmuch as Genworth has no obligation to file such a petition and has no present intention to do so, any holder of shares of Genworth common stock who desires such a petition to be filed is advised to file it on a timely basis. Moreover, the Court of Chancery shall dismiss the proceedings as to all stockholders who are otherwise entitled to appraisal rights, and such stockholders will effectively lose their appraisal rights, unless either (i) the total number of shares of Genworth common stock entitled to appraisal exceeds 1% of the outstanding shares of Genworth common stock eligible for appraisal or (ii) the value of the consideration provided in the merger or consolidation for such total number of shares of Genworth common stock exceeds $1 million. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to Genworth a written withdrawal of its demand for appraisal and acceptance of the merger consideration, except that (i) any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of Genworth and (ii) no appraisal proceeding in the Court of Chancery of the State of Delaware shall be dismissed as to any stockholder without the approval of the Court of Chancery of the State of Delaware and such approval may be conditioned upon such terms as the Court of Chancery of the State of Delaware deems just. Notwithstanding the foregoing, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such stockholder’s demand for appraisal and accept the terms offered upon the merger within 60 days after the effective time of the merger.

If you wish to exercise your appraisal rights, you must not vote your shares of Genworth common stock in favor of the merger and you must comply with the procedures set forth in Section 262 of the DGCL. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the termination or waiver of your appraisal rights.

The foregoing summary of the rights of Genworth stockholders to seek appraisal rights under Section 262 of the DGCL does not purport to be a complete statement of the procedures to be followed by Genworth stockholders desiring to exercise any appraisal rights available to them and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires adherence to the applicable provisions of Section 262 of the DGCL. A copy of Section 262 of the DGCL is included as Annex D to this proxy statement.

MARKET PRICE AND DIVIDEND DATA

Genworth common stock is traded on the NYSE under the symbol “GNW.” As of the close of business on December 16, 2016, the latest practicable trading day before the date of this proxy statement, there were 586,814,568 shares of Genworth Class A common stock outstanding, held by approximately 333 holders of record.

In fiscal years 2014 and 2015, Genworth paid no dividends.

The following table presents the high and low sale prices of Genworth common stock for the period indicated in published financial sources:

	Quarter Ended	High	Low
Fiscal 2014	3/31/14	$18.26	$14.24
	6/30/14	$18.74	$15.66
	9/30/14	$17.85	$12.64
	12/31/14	$14.10	$7.17
Fiscal 2015	3/31/15	$8.82	$6.75
	6/30/15	$9.19	$7.27
	9/30/15	$7.90	$4.23
	12/31/15	$5.75	$3.46
Fiscal 2016	3/31/16	$3.88	$1.57
	6/30/16	$4.20	$2.43
	9/30/16	$5.23	$2.26
	through 12/16/16	$5.27	$3.87

The following table presents the closing per share sales price of Genworth common stock as reported on the NYSE on October 21, 2016 the last full trading day before the public announcement of the executing of the merger agreement, and on December 16, 2016 the latest practicable trading day before the date of this proxy statement:

Date	Closing per Share Price
October 21, 2016	$5.21
December 16, 2016	$4.24

You are encouraged to obtain current market prices of Genworth common stock in connection with voting your shares. Following the merger, there will be no further market for Genworth common stock and Genworth common stock will be delisted from the NYSE and deregistered under the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT

Ownership of Genworth Common Stock

We have listed below, as of December 15, 2016 (except as otherwise indicated in the footnotes), the beneficial ownership of Genworth common stock by (i) all persons known by us to own beneficially more than 5% of Genworth common stock, (ii) each of our named executed officers, (iii) each of our current directors and (iv) all of our directors and executive officers as a group, without regard to whether such persons are also reporting persons for purposes of Section 16(a) of the Exchange Act. The table is based on information we received from the directors and executive officers and filings made with the SEC.

Unless otherwise indicated, each of our directors and executive officers: (i) possesses sole voting and investment power with respect to all shares that he or she beneficially owns and (ii) has the same business address as Genworth. All share numbers have been rounded to the nearest whole number.

Name of Beneficial Owner	Number of Shares	Percent of Class
BlackRock, Inc.(1)
55 East 52nd Street
New York, NY 10055	47,802,419	9.59%

The Vanguard Group, Inc.(2)
100 Vanguard Blvd.
Malvern, Pennsylvania 19355.	32,478,580	6.52%

FMR LLC(3)
245 Summer Street, Boston
Massachusetts 02210.	29,698,790	5.96%

T. Rowe Price Associates, Inc.(4)
100 E. Pratt St., Baltimore
Maryland 21202.	25,781,025	5.17%
Thomas J. McInerney	164,602	*
Kelly L. Groh(5)	70,777	*
Kevin D. Schneider(6)	111,681	*
Michael S. Laming(7)	143,120	*
Daniel J. Sheehan IV(8)	158,724	*
William H. Bolinder	3,000	*
G. Kent Conrad	—	—
Melina E. Higgins	—	—
David M. Moffett	—	—
Thomas E. Moloney	11,000	*
James A. Parke	350,000	*
Debra J. Perry(9)	—	—
Robert P. Restrepo, Jr.(9)	—	—
James S. Riepe	68,000	*
All directors and current executive officers as a group (17 persons)(10)(11)	1,250,118	*

*	Represents beneficial ownership of less than one percent of the common stock.
(1)	Information obtained solely by reference to the Schedule 13G/A filed with the SEC on January 26, 2016 by BlackRock, Inc. (which we refer to as “BlackRock”). BlackRock reported that it has sole power to vote or direct the vote of 44,811,900 shares and that it has sole power to dispose or to direct the disposition of 47,802,419 shares.
(2)

Information obtained solely by reference to the Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group, Inc. (which we refer to as “Vanguard”). Vanguard reported that it has sole power to vote or direct the vote of 355,468 shares that it beneficially owns, and has shared power to vote or direct to vote of 27,600 shares, and that it has sole power to dispose or to direct the disposition of 32,125,412 shares and has shared power to dispose or to direct the disposition of 353,168 shares. Vanguard further reported that (a) Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, is the beneficial owner of 325,568 shares, or 0.06%, of Genworth common stock as a result of its serving as investment manager of collective trust accounts and (b) Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 57,500 shares, or 0.01%, of Genworth common stock as a result of its serving as investment manager of Australian investment offerings.
(3)	Information obtained solely by reference to the Schedule 13GA filed with the SEC on February 12, 2016 by FMR LLC (which we refer to as “FMR”). FMR reported that it has sole power to vote or direct the vote of 1,453,590 shares that it beneficially owns and that it has sole power to dispose or to direct the disposition of 29,698,790 shares.
(4)	Information obtained solely by reference to the Schedule 13G filed with the SEC on February 12, 2016 by T. Rowe Price Associates, Inc. (which we refer to as “T. Rowe Price”). T. Rowe Price reported that it has sole power to vote or direct the vote of 6,570,850 shares that it beneficially owns and that it has sole power to dispose or to direct the disposition of 25,781,025 shares.
(5)	Includes 45,650 shares of common stock issuable upon the exercise of stock options.
(6)	Includes 20,224 shares of common stock issuable upon the exercise of stock options and 5,524 shares of common stock issuable upon the exercise of 1,091,584 SARs.
(7)	Includes 27,074 shares of common stock issuable upon the exercise of 470,783 SARs and 61,473 shares of common stock held by family trust and 1,000 shares held by trust for children.
(8)	Includes 69,100 shares of common stock issuable upon the exercise of stock options.
(9)	Elected to the Board on December 14, 2016.
(10)	John R. Nichols tendered his resignation from the Board on September 21, 2016, and on September 22, 2016, submitted a formal letter of resignation which was effective immediately.
(11)	Martin P. Klein, who served as Genworth’s Chief Financial Officer from May 11, 2011, resigned as Chief Financial Officer on October 15, 2015 and left Genworth effective October 30, 2015.

Ownership of Public Company Genworth Subsidiaries

Genworth Canada

In July 2009, Genworth Canada, Genworth’s indirect, majority-owned subsidiary, completed an initial public offering of its common shares. As of December 15, 2016, Genworth beneficially owned 57.3% of the common shares of Genworth Canada. The following table sets forth information as of December 15, 2016, regarding the beneficial ownership of the common shares of Genworth Canada by the named executive officers and all of our directors and executive officers as a group. As of December 15, 2016, two of Genworth’s current directors beneficially owned any common shares of Genworth Canada. Beneficial ownership is determined in accordance with the rules of the SEC. The executive officers that hold Genworth Canada common shares possess sole voting and investment power with respect to all shares set forth by their name. As of December 15, 2016, there were 91,864,100 common shares of Genworth Canada outstanding and no shares of any other class of voting securities outstanding.

Name of Beneficial Owner	Number of Shares	Percent of Class
Thomas J. McInerney	—	—
Kelly L. Groh	—	—
Kevin D. Schneider	—	—
Michael S. Laming	1,510	*
Daniel J. Sheehan IV	—	—
All directors and current executive officers as a group (17 persons)(1)	4,530	—

*	Represents beneficial ownership of less than one percent of the common stock of Genworth Canada.
(1)	Represents ownership by all current directors and executive officers.

Genworth Australia

In May 2014, Genworth Australia, Genworth’s indirect, majority-owned subsidiary, completed an initial public offering of its common shares. As of December 15, 2016, Genworth beneficially owned 52% of the common shares of Genworth Australia. The following table sets forth information as of December 15, 2016, regarding the beneficial ownership of the common shares of Genworth Australia by the named executive officers and all of our directors and executive officers as a group. As of December 15, 2016, none of Genworth’s current directors beneficially owned any common shares of Genworth Australia. Beneficial ownership is determined in accordance with the rules of the SEC. The executive officers that hold Genworth Australia common shares possess sole voting and investment power with respect to all shares set forth by their name. As of December 15, 2016, there were 509,365,050 common shares of Genworth Australia outstanding and no shares of any other class of voting securities outstanding.

Name of Beneficial Owner	Number of Shares	Percent of Class
Thomas J. McInerney	—	—
Kelly L. Groh	—	—
Kevin D. Schneider	33,419	*
Michael S. Laming	33,300	*
Daniel J. Sheehan IV	—	—
All directors and current executive officers as a group (17 persons)(1)	100,024	*

*	Represents beneficial ownership of less than one percent of the common stock of Genworth Canada.
(1)	Represents ownership by all current directors and executive officers.

STOCKHOLDER PROPOSALS

If the merger is consummated prior to our 2017 annual meeting of stockholders, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not consummated prior to our 2017 annual meeting of stockholders, Genworth’s stockholders will continue to be entitled to attend and participate in Genworth’s 2017 annual meeting of stockholders when held. If any such annual meeting is held, Genworth’s stockholders may submit proposals for consideration for inclusion in the proxy statement and form of proxy for the 2017 annual meeting of stockholders in accordance with Rule 14a-8 of the Exchange Act and Genworth’s bylaws, as described below. To be considered for inclusion in the proxy statement for the 2017 annual meeting, stockholders’ proposals must have satisfied all applicable requirements of Rule 14a-8 and must have been received by the Corporate Secretary of Genworth no later than the close of business on December 2, 2016. Nothing in this paragraph shall be deemed to require Genworth to include in its proxy statement for the 2017 annual meeting any stockholder proposal that may be omitted from the proxy materials of Genworth under applicable regulations of the Exchange Act in effect at the time such proposal is received.

Genworth’s bylaws establish an advance notice procedure with regard to director nominations and other business proposals by stockholders intended to be presented at an annual meeting. For these nominations or other business proposals to be properly brought before the 2017 annual meeting by a stockholder, assuming the meeting occurs on a date that is not more than 30 days before or 70 days after the anniversary of the 2016 annual meeting, the stockholder must deliver written notice to Genworth not later than the close of business on February 11, 2017 nor earlier than the close of business on January 12, 2017. Such nominations and other business proposals must comply with all requirements set forth in Genworth’s bylaws. Genworth’s bylaws provide that business proposals that comply with all rules and requirements of the SEC and are included in Genworth’s proxy statement are deemed to comply with the advance notice procedures set forth in its bylaws.

All notices of intention to present director nominations or other business proposals at the 2017 annual meeting, whether or not intended to be included in Genworth’s proxy materials, should be addressed to:

Corporate Secretary

Genworth Financial, Inc.

6620 West Broad Street

Richmond, Virginia 23230

WHERE YOU CAN FIND MORE INFORMATION

Genworth files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Genworth files with the SEC at the following location of the SEC:

Public Reference Room

Room 1580

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Genworth’s SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	Genworth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on February 26, 2016 and Genworth’s Quarterly Reports on Form 10-Q filed on April 29, 2016, August 3, 2016 and November 8, 2016.

•	Genworth’s Current Reports on Forms 8-K filed on February 2, 2016, February 26, 2016 and October 24, 2016; and

•	Genworth’s Definitive Proxy Statement on Schedule 14A for Genworth’s 2016 annual meeting of stockholders filed on April 1, 2016.

Copies of any of the documents we file with the SEC may be obtained free of charge either on our website at www.genworth.com, and by contacting our Corporate Secretary at Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230, Attention: Corporate Secretary or by calling (804) 281-6000. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed above that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [●], 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

GENWORTH FINANCIAL, INC.,

ASIA PACIFIC GLOBAL CAPITAL CO., LTD.

and

ASIA PACIFIC GLOBAL CAPITAL USA CORPORATION

Dated as of October 21, 2016

ARTICLE X

DEFINITIONS

Exhibit A	Certificate of Incorporation	A-111
Exhibit B	By-Laws	A-114

Annex A	U.S. Life Restructuring	A-133

Company Disclosure Letter
Parent Disclosure Letter

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of October 21, 2016, is by and among Genworth Financial, Inc., a Delaware corporation (the “Company”), Asia Pacific Global Capital Co., Ltd., a limited liability company incorporated in the PRC (“Parent”) and Asia Pacific Global Capital USA Corporation, a Delaware corporation (“Merger Sub”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of China Oceanwide Holdings Group Co., Ltd., a limited liability company incorporated in the PRC (“Parent General Holding Company”), Oceanwide Capital Investment Management Group Co. Ltd., a limited liability company incorporated in the PRC, and Wuhan CBD Development & Investment Co., Ltd., a joint stock company incorporate in the PRC (“Wuhan”) (each, an “Investor”) has executed and delivered to each of Parent and the Company that certain equity commitment letter (“Equity Commitment Letter”) from each Investor to Parent, dated as of the date of this Agreement;

WHEREAS, the board of directors of the Company (“Company Board”) has unanimously recommended that its stockholders adopt this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

1.2 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 9:00 a.m., New York City time on the third Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

1.3 Effective Time. As soon as practicable following the Closing on the Closing Date, the Company will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. At or prior to the consummation of the Merger, the parties shall make all other filings and deliver all notices required under the DGCL to be made or delivered at or prior to the Effective Time (as defined below) in connection with the Merger. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

ORGANIZATIONAL DOCUMENTS, DIRECTORS AND OFFICERS

OF THE SURVIVING CORPORATION

2.1 Certificate of Incorporation; By-Laws. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended so as to read in its entirety as set forth in Exhibit A hereto and, as so amended, shall thereafter be the Certificate of Incorporation of the Surviving Corporation (the “Charter”) until thereafter amended in accordance with applicable Laws and the applicable provisions of the Charter. The parties agree to take all requisite action such that, at the Effective Time and subject to Section 6.11, the by-laws of the Surviving Corporation shall be amended so as to read in their entirety as set forth in Exhibit B hereto and, as so amended, shall thereafter be the by-laws (the “By-Laws”) of the Surviving Corporation (except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation) until thereafter amended in accordance with applicable Laws and the applicable provisions of the Charter and By-Laws.

2.2 Directors. The parties hereto shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and By-Laws.

2.3 Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Charter and By-Laws.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

3.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the holder of any capital stock of the Company:

(a) Merger Consideration. Each share of the Class A common stock, par value $0.001 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any direct or indirect wholly owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have timely and properly demanded appraisal, and have not withdrawn such demand, in each case, pursuant to and in accordance with Section 262 of the DGCL (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive $5.43 per Share in cash and without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall automatically cease to exist, and (i) each certificate formerly representing any of the Shares (a “Certificate”) (other than Excluded Shares) and (ii) each non-certificated Share represented by book-entry (“Book-Entry Shares”) (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share (other than any such Shares owned by any direct or indirect wholly owned Subsidiary of the Company) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the holder of such Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist, subject, in the case of Excluded Shares held by Dissenting Stockholders, to any rights the holder thereof may have under Section 3.2(f).

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.00001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.00001 per share, of the Surviving Corporation.

3.2 Exchange of Certificates.

(a) Paying Agent. At least three Business Days prior to the Closing Date, Parent shall select a paying agent, with the Company’s prior approval (such approval not to be unreasonably withheld or delayed), that is a U.S.-based commercial bank or trust company organized and doing business under the Laws of the United States or any state thereof (the “Paying Agent”) and engage the Paying Agent pursuant to an agreement in form and substance reasonably acceptable to the Company. Immediately prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, a cash amount of immediately available funds in U.S. Dollars necessary for the Paying Agent to make all payments under Section 3.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall be used solely for the purposes of paying the Per Share Merger Consideration in accordance with this Article III and shall not be used to satisfy any other obligations of Parent or any of its Affiliates. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that, such investments shall be in obligations of, or guaranteed by, the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, and no such investment shall have a maturity exceeding three months. No such investment or losses thereon shall affect the aggregate Per Share Merger Consideration payable in respect of the Shares. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated by this Agreement, Parent shall promptly replace or restore, or cause to be replaced or restored, the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.1(a) shall be promptly returned to Parent. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration.

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within two Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon delivery to the Paying Agent of (A) in the case of certificated Shares, the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.2(e)) or (B) in the case of Book-Entry Shares, a customary “agent’s message” in accordance with the instructions set forth in the letter of transmittal (such letter of transmittal and “agent’s message” shall be in such form and have such other provisions as Parent and the Company may reasonably agree) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.2(e)) or Book-Entry Shares in exchange for the Per Share Merger Consideration. Upon surrender of Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.2(e)) or Book-Entry Shares for cancellation to the Paying Agent in accordance with the terms of the letter of transmittal, and, if applicable, upon delivery of a letter of transmittal, duly executed and in proper form, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 3.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.2(e)) or Book-Entry Share, as the case may be, multiplied by (y) the Per Share Merger Consideration, and any Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 3.2(e)) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. Payment of the Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. The Per Share Merger Consideration paid in accordance with the terms of this Article III upon surrender of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Certificate (or affidavits of loss in lieu of the Certificates as provided in Section 3.2(e)) is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article III.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for 270 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 3.2(g)) in accordance with this Article III. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount and upon such terms as Parent or the Surviving Corporation reasonably direct, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Appraisal Rights. No Person who has timely and properly demanded appraisal of his, her or its Shares pursuant to and in accordance with Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person (such Shares, “Dissenting Shares”), but instead such holder shall be entitled to receive such consideration as may be determined to be due to such

Dissenting Stockholder pursuant to Section 262 of the DGCL (or any successor provision) (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto except the rights set forth in Section 262 of the DGCL, or any successor provision), unless and until such holder shall have failed to perfect or shall have effectively withdrawn such demand or lost its, his or her rights to appraisal under the DGCL. If, after the Effective Time, any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration for each such Share, in accordance with Section 3.1, without interest. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and Proceedings with respect to demand for appraisal under the DGCL and may settle any such Proceedings on behalf of itself and the Surviving Corporation; provided, however, that Parent shall not enter into any settlement or make any commitment with respect to such demands for appraisal that requires a payment or other action by the Company prior to Closing. The Company shall not, except with the prior written consent of Parent or except as required by Law or in accordance with any judgment of a court, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Company Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Company Equity Awards, as applicable, in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

3.3 Treatment of Stock Plans. Subject to Section 3.3(e), following the Effective Time, the Parent shall maintain the terms of the Company’s Stock Plans solely to the extent necessary to effectuate, and shall cause the Surviving Corporation and its Affiliates to effectuate, the treatment of the Company Equity Awards outstanding as of the Effective Time pursuant to the following Sections 3.3(b), 3.3(c), and 3.3(d) in a manner such that the Company Equity Awards shall, to the extent contemplated by this Agreement, be deemed by the Company Compensation Committee to have been “Assumed and Maintained” by a “Successor Entity,” as contemplated by the Stock Plans:

(a) Treatment of Options and SARs. At the Effective Time, each outstanding option to purchase Shares (a “Company Option”) and each outstanding Company stock appreciation right (a “Company SAR”) under the Stock Plans, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive, without interest, an amount in cash equal to, for each Company Option or Company SAR, whether vested or unvested, as of the Effective Time, the product of (A) the excess, if any, of (1) the Per Share Merger Consideration over (2) the exercise price per share of such Company Option or Company SAR, and (B) the number of Shares underlying such Company Option or Company SAR, payable in a lump sum as soon as reasonably practicable after the Effective Time (and in no event later than 30 Business Days following the Effective Time). For the avoidance of doubt, any Company Option or Company SAR which has an exercise price per Share that is greater than or equal to the Per Share Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.

(b) Company RSUs. At the Effective Time, each outstanding restricted stock unit (a “Company RSU”) under the Stock Plans, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into only the right to receive (without interest), an amount in cash equal to (x) the number of Shares subject to such Company RSU immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, which amount shall vest and be payable at the time or times provided by and subject to the terms applicable to such Company RSU; provided that, with respect to any Company RSU that provides for payment to be made at the Effective Time, such amount shall be payable in a lump sum as soon as reasonably practicable after the Effective Time (and in no event later than 30 Business Days following the Effective Time); provided further, that any unvested Company RSU for which the applicable award agreement does not require automatic vesting upon the occurrence of the Effective Time shall remain subject to the same vesting schedule and other relevant terms as in effect immediately before the Effective Time and the holder of such Company RSU must remain in service to Parent, the Company or any of their Affiliates through the applicable vesting date (which includes the vesting dates designated in the award agreement pertaining to such Company RSU, as well as the date or dates to which vesting may be accelerated in connection with the occurrence of certain events, including without limitation, termination of employment, pursuant to such award agreement) to receive payment in respect thereof.

(c) Company PSUs. At the Effective Time, each outstanding performance stock unit or Company RSU subject to performance vesting conditions (in each case, a “Company PSU”) under the Stock Plans, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into only the right to receive (without interest), an amount in cash, equal to (x) the number of Shares subject to such Company PSU immediately prior to the Effective Time, multiplied by (y) the Per Share Merger Consideration. The number of Company PSUs in the preceding clause (x) will be determined based on, (A) in the case of Company PSUs granted during 2015, target performance, subject to proration for the portion of the performance period elapsed through the Effective Time; (B) in the case of Company PSUs granted during 2016, but prior to the date of this Agreement, the greater of target and actual performance as of the Effective Time; and (C) in the case of any Company PSUs granted on or after the date of this Agreement, actual performance as of the date performance is measured as prescribed by the applicable award agreement. Any determination of actual performance in respect of Company PSUs granted during 2016 shall be made by the compensation committee of the

Company Board (the “Company Compensation Committee”), based on actual performance as of the Effective Time, determined through a date no earlier than five Business Days prior to the Effective Time. Amounts payable in respect of each former Company PSU shall vest and be payable (1) in the case of Company PSUs granted during 2015, at the Effective Time, and (2) in the case of all other Company PSUs, at the time or times provided by and subject to the terms applicable to such Company PSU; provided that, with respect to any Company PSU in respect of which payment is to be made at the Effective Time, such amount shall be payable in a lump sum as soon as reasonably practicable after the Effective Time (and in no event later than 30 Business Days following the Effective Time); provided further, that any other Company PSU for which neither this Agreement nor the applicable award agreement requires automatic vesting upon the occurrence of the Effective Time shall remain subject to the same vesting schedule and other relevant terms (including, without limitation, any terms that provide for pro-rated vesting in connection with termination of employment) as in effect immediately before the Effective Time and the holder of such Company PSU must remain in service to Parent, the Company or any of their Affiliates through the applicable vesting date (which includes the vesting dates designated in the award agreement pertaining to such Company PSU, as well as the date or dates to which vesting may be accelerated in connection with the occurrence of certain events, including without limitation, termination of employment, pursuant to such award agreement) to receive payment in respect thereof.

(d) Other Company Awards. At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Company Plans, other than Company Options, Company SARs, Company RSUs and Company PSUs (a “Company Award”), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into only the right to acquire or receive (without interest), an amount in cash equal to, (i) for each Company Award that is vested and exercisable as of the Effective Time, the product of (A) the number of Shares subject to such Company Award immediately prior to the Effective Time multiplied by (B) the Per Share Merger Consideration (or, to the extent such Company Award provides for payments to the extent the value of the Shares exceeds a specified reference price, the excess, if any, of (1) the Per Share Merger Consideration over (2) such reference price), which shall be payable at the time or times provided by and subject to the terms applicable to such Company Award; provided that, with respect to any Company Award that provides for payment to be made at the Effective Time, such amount shall be payable in a lump sum as soon as reasonably practicable after the Effective Time (and in no event later than 30 Business

Days following the Effective Time) and (ii) for each Company Award that is not vested as of the Effective Time, for which the applicable award agreement does not require automatic vesting upon the occurrence of the Effective Time, an amount in cash equal to the product of (A) the number of Shares subject to such Company Award immediately prior to the Effective Time multiplied by (B) the Per Share Merger Consideration (or, to the extent such Company Award provides for payments to the extent the value of the Shares exceeds a specified reference price, the excess, if any, of (1) the Per Share Merger Consideration over (2) such reference price), payable at the time or times provided by and subject to the terms applicable to such Company Award (or, if the Company Award requires the holder thereof to exercise the Company Award, no later than 30 Business Days after the applicable vesting date of such former Company Award); provided that, any such unvested Company Award shall remain subject to the same vesting schedule and other relevant terms as in effect immediately before the Effective Time and the holder of such Company Award must remain in service to Parent, the Company or any of their Affiliates through the applicable vesting date (which includes the vesting dates designated in the award agreement pertaining to such Company Award, as well as the date or dates to which vesting may be accelerated in connection with the occurrence of certain events, including without limitation, termination of employment, pursuant to such award agreement) to receive payment in respect thereof. The foregoing conversion shall be determined and interpreted in a manner consistent with the requirements of Section 409A of the Code. For the avoidance of doubt, any Company Award that has a reference price per Share that is greater than or equal to the Per Share Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.

(e) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the Company Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options, Company SARs, Company RSUs, Company PSUs and Company Awards (the “Company Equity Awards”) pursuant to Section 3.3(a) through Section 3.3(d). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or shares of other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards.

3.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i)(A) the Latest Company Report and any other publicly available Company Reports filed with the Securities and Exchange Commission (“SEC”) since December 31, 2014, (B) the Australia Reports filed with the Australian Securities and Investments Commission or the Australian Securities Exchange or ASX Limited since May 16, 2014 or (C) the reports and other documents filed by Genworth Canada or the Company with any Canadian Securities Authority since December 31, 2014 (in the case of each of the foregoing (A), (B) or (C), excluding any disclosures set forth in the section titled “risk factors” or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (ii) in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company in connection with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter (i) shall be deemed disclosure with respect to any other section or subsection (other than Sections 4.2, 4.3 and 4.6(ii)) to which the relevance of such disclosure to the applicable representation and warranty is readily apparent and (ii) with respect to any disclosure of an item relating to a representation or warranty in which the phrase “Company Material Adverse Effect” appears shall not be deemed to be an admission that such item constitutes or would reasonably be expected to result in a Company Material Adverse Effect), the Company hereby represents and warrants to Parent and Merger Sub that:

4.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (where such concept or an equivalent thereto is recognized under applicable Laws) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar entity power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The copies of the Company’s Fundamental Documents that are incorporated by reference into the Latest Company Report are true and complete copies thereof as in effect on the date hereof. The Company has provided or otherwise made available to Parent true, complete and correct copies of the Significant Subsidiaries’ Fundamental Documents, each as in effect on the date hereof.

4.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 1,500,000,000 Shares, 700,000,000 shares of Class B common stock, par value $0.001 per share, of the Company (“Class B Common Stock”), and 100,000,000 shares of preferred stock, par value $0.001 per share, of the Company (“Preferred Stock”). As of the close of business on October 18, 2016 (the “Capitalization Date”), (i) 498,363,294 Shares were issued and outstanding and an additional 88,416,113 Shares were held in the Company’s treasury, all of which have been duly authorized and are validly issued, fully paid and nonassessable, (ii) no shares of Class B Common Stock were issued and outstanding and (iii) no shares of Preferred Stock were issued and outstanding. No shares of capital stock of the Company are held by any Subsidiary of the Company. From the Capitalization Date to the date hereof, there has been no issuance of any capital stock of the Company other than the issuance of Shares in settlement of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms in effect on the date of this Agreement. Other than 27,631,688 Shares reserved for issuance under the Company’s 2012 Omnibus Incentive Plan and 2004 Omnibus Incentive Plan (together, the “Stock Plans”), the Company has no Shares reserved for issuance as of the date hereof.

(b) Section 4.2(b) of the Company Disclosure Letter contains a correct and complete list of Company Equity Awards outstanding as of the date hereof, including the holder, date of grant, term, number of Shares and, where applicable, exercise price and vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment following consummation of the Merger. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Liens, other than restrictions on transfer generally imposed under applicable securities or insurance Laws, or under Takeover Statutes in applicable jurisdictions. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens, other than restrictions on transfer generally imposed under applicable securities or insurance Laws, or under Takeover Statutes in applicable jurisdictions. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(c) A true and complete list of all Subsidiaries of the Company as of the date hereof is set forth on Section 4.2(c) of the Company Disclosure Letter. Except for (i) equity securities in the Subsidiaries of the Company referenced in the prior sentence, (ii) Investment Assets held in the Ordinary Course of Business and in compliance with the Investment Guidelines in the investment portfolio of the Company or any of its Subsidiaries constituting (A) equity securities in any publicly traded company representing less than 5% of the outstanding capital stock of such company or (B) equity or beneficial interests in any partnership, limited liability company, trust or other similar entity evidencing an investment in a hedge fund, private equity fund, venture capital fund, investment trust or other alternative investment vehicle (the “Specified Investment Securities”) and (iii) as set forth in Section 4.2(c) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock of or equity interest in any other Person. Except as set forth in Section 4.2(c) of the Company Disclosure Letter, the Company or one of its wholly owned Subsidiaries is the owner of all outstanding shares of capital stock of each Subsidiary of the Company.

4.3 Corporate Authority; Approval.

(a) (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to (A) assuming the accuracy of the representations and warranties set forth in Section 5.13, adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”) and (B) the filings and notices required to be made pursuant to Section 1.3; and (ii) this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The Company Board has (A) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement and resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”) and (B) directed that this Agreement be submitted to the holders of Shares for their adoption.

4.4 Governmental Filings; No Violations; Certain Contracts.

(a) Other than (A) the filings and notices required to be made pursuant to Section 1.3, (B) the filing of a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the termination of the waiting period required under the HSR Act, (C) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (D) compliance with any applicable international, federal, state or provincial securities or “blue sky” Laws, (E) filings as may be required under the rules and regulations of the New York Stock Exchange (“NYSE”) or the Financial Industry Regulatory Authority (“FINRA”), (F) the filings, notices and/or approvals identified on Section 4.4(a) of the Company Disclosure Letter, and (G) the filing of a Joint Notice with CFIUS (the “Company Approvals”), no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its Subsidiaries from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by it of the Merger and the other transactions contemplated by this Agreement to which it is a party, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by it of the Merger and the other transactions contemplated by this Agreement to which it is a party will not, constitute or result in (i) a breach or violation of, or a default under, the Fundamental Documents of the Company or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation by it of the Merger and the other transactions contemplated by this Agreement to which it is a party), compliance with the matters referred to in Section 4.4(a) under any Law to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its

Subsidiaries, except, in the case of clause (ii) or (iii) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Section 4.4(b) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts, Reinsurance Contracts and Reserve Financing Contracts pursuant to which consents or waivers are required by the execution, delivery or performance of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (ii) and (iii) above).

4.5 Company Reports; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), since December 31, 2013 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished or, if amended, as of the date of the last such amendment, complied when filed or furnished (or, if applicable, when amended) in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended, as of the date of the last such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal controls over financial reporting are sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”), (ii) that receipts and expenditures of the Company are being made in accordance with authorizations of management and directors of the Company and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has provided or otherwise made available to Parent any such disclosure (or a summary thereof) made by management to the Company’s auditors and audit committee since the Applicable Date. To the Knowledge of the Company, since the Applicable Date, the Company has not received any written complaints from any source, or oral complaints through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law, in each case that are reasonably credible and relate to accounting, internal accounting controls or auditing matters and allege matters that, if true, would be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole. Since the Applicable Date, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Company Board or the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting. For the purposes of this Section 4.5(b), the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Appendix A of Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(c) (i) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and (ii) each of the consolidated statements of income, changes in equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date of this Agreement, will fairly present, in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to the absence of full footnote disclosure and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(d) Since the Applicable Date, Genworth Canada has timely filed true and correct copies of all forms, reports, schedules, statements, certifications and other documents (including “documents affecting the rights of securityholders” and “material contracts” required to be filed by Part 12 of National Instrument 51-102 – Continuous Disclosure Obligations) required to be filed by Genworth Canada pursuant to Canadian Securities Laws (the forms, reports, schedules, statements, certifications and other documents filed since the Applicable Date and those filed subsequent to the date of this Agreement, including any amendments thereto, the “Canada Reports”). As of the date hereof, each of the Canada

Reports at the time filed (or if amended, at the time amended) (i) did not contain any misrepresentation (within the meaning of Canadian Securities Laws); and (ii) complied in all material respects with the requirements of applicable Canadian Securities Laws. Any amendments to the Canada Reports required to be made have been filed on a timely basis with the applicable Canadian Securities Authority. Genworth Canada has not filed any confidential material change report with any Canadian Securities Authority which remains confidential or any other confidential filings (including redacted filings) filed under Canadian Securities Laws or with any Canadian Securities Authority.

(e) There are no outstanding or unresolved comments in comment letters from any Canadian Securities Authority with respect to any of the Canada Reports and neither Genworth Canada nor any of the Canada Reports is the subject of any pending or, to the Knowledge of the Company, threatened, audit, review, comment or investigation by any Canadian Securities Authority or the Toronto Stock Exchange.

(f) The management of Genworth Canada has established and maintains a system of disclosure controls and procedures (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) designed to provide reasonable assurance that information required to be disclosed by Genworth Canada in its annual filings, interim filings or other reports filed or submitted by it under the applicable Canadian Securities Laws is recorded, processed, summarized and reported within the time periods specified by such Canadian Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Genworth Canada in its annual filings, interim filings or other reports filed or submitted under the applicable Canadian Securities Laws is accumulated and communicated to Genworth Canada’s management, including its chief executive officer and chief financial officer (or Persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure. Genworth Canada maintains internal control over financial reporting (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings). Such internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Genworth Canada; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of Genworth Canada are being made only with authorizations of management and directors of Genworth Canada; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Genworth Canada that could have a material effect on its financial statements. As of the date of this Agreement: (x) there are no material weaknesses (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) in the design and implementation or maintenance of internal controls over financial reporting of Genworth Canada; and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Genworth Canada.

(g) None of Genworth Canada or any director or officer of Genworth Canada, or, to the Knowledge of the Company, any auditor, accountant or representative of Genworth Canada has, since the Applicable Date, received or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, in each case that is reasonably credible, regarding the accounting or auditing practices, procedures, methodologies or methods of Genworth Canada or its internal accounting controls to the effect that Genworth Canada has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of Genworth Canada’s board of directors.

(h) The audited consolidated financial statements for Genworth Canada as of the end of, and for each of the fiscal years ended, since the Applicable Date (including any notes or schedules thereto, the auditor’s report thereon and related management’s discussion and analysis) and the interim unaudited consolidated financial statements for Genworth Canada for the three- and six-month periods ended June 30, 2016 (including any notes or schedules thereto and related management’s discussion and analysis) have been, and all financial statements of Genworth Canada (including any notes or schedules thereto and related management’s discussion and analysis) which are publicly disseminated by Genworth Canada in respect of any subsequent periods ending between the date hereof and the Closing Date will be, prepared in accordance with IFRS applied on a basis consistent with prior periods and all applicable Laws and present fairly, in all material respects, the financial condition, financial performance and cash flows of Genworth Canada as of the respective dates thereof for the respective periods covered thereby (except as may be indicated expressly in the notes thereto and subject, in the case of such statements with respect to interim periods, to normal year-end adjustments).

(i) Since the Applicable Date, Genworth Australia has timely filed true and correct copies of all Australia Reports. Such Australia Reports at the time filed (i) did not contain any material misrepresentation; and (ii) complied in all material respects with the requirements of applicable Australian Securities Laws. Any material amendments to such Australia Reports required to be made have been made and filed on a timely basis with the applicable Governmental Entity.

(j) Neither Genworth Australia nor any of the Australia Reports is the subject of a pending, or to the Knowledge of the Company, threatened in writing, audit, review, comment or investigation by the Australian Securities and Investments Commission or ASX Limited.

(k) As of the date of this Agreement there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Genworth Australia.

(l) None of Genworth Australia or any director or officer of Genworth Australia, or, to the Knowledge of the Company, any auditor, accountant or representative of Genworth Australia has, since the Applicable Date, received or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, in each case that is reasonably credible, regarding the accounting or auditing practices, procedures, methodologies or methods of Genworth Australia or its internal accounting controls to the effect that Genworth Australia has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of Genworth Australia’s board of directors.

(m) The audited consolidated financial statements for Genworth Australia as of and for each of the fiscal years since the Applicable Date (including any notes or schedules thereto, the auditor’s report thereon and related management’s discussion and analysis) and the interim unaudited consolidated financial statements for Genworth Australia for the six-month period ended June 30, 2016 (including any notes or schedules thereto and related management’s discussion and analysis) have been, and all financial statements of Genworth Australia (including any notes or schedules thereto and related management’s discussion and analysis) which are publicly disseminated by Genworth Australia in respect of any subsequent periods prior to the Closing Date will be, prepared in accordance with Corporations Act 2001 (Cth), Australian Accounting Standards adopted by the Australian Accounting Standards Board and the official listing rules of ASX Limited, and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and results of operations of Genworth Australia as of the respective dates thereof and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto).

4.6 Absence of Certain Changes. From December 31, 2015 through the date hereof, (i) the Company and its Subsidiaries have conducted their respective businesses, in all material respects, in the Ordinary Course of Business, and have not taken any action which, if taken after the date of this Agreement, would have required Parent’s prior written approval pursuant to Sections 6.1(a)(ii), (iii), (v), (vi), (vii), (ix), (x), (xiii), (xiv), (xv), (xvi), (xvii), (xx), (xxii) and (xxiii) and, solely with respect to the foregoing identified clauses of Section 6.1(a), (xxvii), and (ii) there have not been any facts, events, changes, developments, circumstances or effects that, individually or in the aggregate, have had or would reasonably be expected to result in a Company Material Adverse Effect.

4.7 Litigation and Liabilities.

(a) Except for those liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations (i) disclosed, reserved against or provided for in the consolidated balance sheet of the Company as of December 31, 2015 or in the notes thereto and (ii) incurred since December 31, 2015 in the Ordinary Course of Business.

(b) There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, except for (i) Proceedings set forth on Section 4.7(b) of the Company Disclosure Letter, and (ii) Proceedings that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

4.8 Employee Benefits.

(a) Section 4.8(a) of the Company Disclosure Letter sets forth an accurate and complete list of each material Company Plan and separately identifies each Company Plan that is maintained primarily for the benefit of employees outside of the United States (a “Non-U.S. Company Plan”). For purposes of this Agreement, “Company Plan” means any benefit or compensation plan, program, policy, practice, Contract or other obligation, whether or not in writing, whether or not material and whether or not funded, in each case, for the benefit of any current or former employee, officer or director, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of its Subsidiaries. Company Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plans”), employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind, but do not include any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of any employee.

(b) With respect to each material Company Plan, the Company has provided or otherwise made available to Parent, to the extent applicable, true, complete and correct copies of (1) the Company Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (2) a written summary of such Company Plan if such plan is not set forth in a written document, (3) the most recently prepared actuarial report, and (4) all material correspondence to or from any Governmental Entity received in the last three years with respect to any Company Plan.

(c) (1) Each Company Plan (including any related trusts) that is not a Non-U.S. Company Plan has been established, operated and administered in all material respects in compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code, (2) all material contributions or other amounts payable by the Company or a Subsidiary with respect to each Company Plan in respect of current or prior plan years have been accrued in accordance with GAAP, and (3) there are no pending or, to the Knowledge of the Company, material threatened claims (other than routine claims for benefits) or Proceedings by a Governmental Entity by, on behalf of or against any Company Plan or any trust related thereto which, in any case, could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(d) With respect to each ERISA Plan, the Company has provided or otherwise made available to Parent, to the extent applicable, true, complete and correct copies of (1) the most recent summary plan description together with any summaries of all material modifications thereto, (2) the most recent Internal Revenue Service determination or opinion letter, and (3) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(e) Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification or tax exemption of any such Company Plan. With respect to any ERISA Plan, neither the Company nor a Subsidiary has engaged in a transaction in connection with which the Company or a Subsidiary reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code.

(f) No Controlled Group Liability has been incurred by the Company or its ERISA Affiliates that has not been satisfied in full, and to the Knowledge of the Company, no condition exists that presents a risk to the Company or its ERISA Affiliates of incurring any such liability. “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, (4) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and section 4980B of the Code and (5) in respect of any “multiemployer plan” within the meaning of Section 3(37) of ERISA, any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or any single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA.

(g) Each Company Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is, in all material respects, in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the Internal Revenue Service provided thereunder.

(h) Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (1) entitle any current or former employee, director or officer of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay, (2) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director or officer, (3) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Plan, (4) otherwise give rise to any material liability under any Company Plan, or (5) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Plan on or following the Effective Time. Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code; provided however, that any arrangements entered into at the direction of Parent, or between Parent and its Affiliates, on the one hand, and a disqualified individual on the other hand (“Parent Arrangements”), shall not be taken into account so that, as of the date hereof and as of the Effective Time, compliance with and accuracy of this sentence shall be determined as if such Parent Arrangements had not been entered into.

(i) Neither the Company nor any Subsidiary has any obligation to provide, and no Company Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code. The Company has provided or otherwise made available to Parent true, complete and correct copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated by this Agreement.

(j) Each Company Equity Award (1) was granted in all material respects in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plans pursuant to which it was issued, (2) if applicable, has an exercise price equal to or greater than the fair market value of a share of Shares on the date of such grant, (3) has a grant date no later than the date on which the Company Board or the Company Compensation Committee intended the grant to be effective, as applicable, (4) qualifies for the Tax and accounting treatment afforded to such Company Equity Award, as applicable, in the Company’s Tax Returns and the Company Reports, respectively and (5) does not trigger any liability for the holder thereof under Section 409A of the Code.

(k) Except as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (1) all Non-U.S. Company Plans (i) have been maintained and operated in accordance with, and are in compliance with, their terms, applicable local Law, government taxation and funding requirements, and with any agreement entered into with a union or labor organization, (ii) to the extent required to be registered or approved by a foreign Governmental Entity, have been registered with, or approved by, a foreign Governmental Entity and, to the Knowledge of the Company, nothing has occurred that would adversely affect such registration or approval, and (iii) to the extent intended to be funded and/or book-reserved, are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and (2) there is no pending or threatened litigation relating to any Non-U.S. Company Plan. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, with respect to each Non-U.S. Company Plan, (1) if required to be funded, the assets of such Non-U.S. Company Plan are sufficient under applicable local Law to provide for the payment of the relevant benefits in full or (2) if not required to be funded, the book reserves (determined in accordance with GAAP, or the International Financial Reporting Standards (“IFRS”) or other accounting requirements of the local jurisdiction, as applicable) are sufficient to provide for the payment of the relevant benefits.

4.9 Compliance with Laws; Licenses.

(a) Since the Applicable Date, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any applicable federal, state, provincial, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, Order, arbitration award, agency requirement, license or permit (including of a prudential regulatory nature) of any Governmental Entity (collectively, “Laws”), except for violations that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Except with respect to regulatory matters covered by Section 6.5, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened in writing, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. To the Knowledge of the Company, the Company has not received any written notice of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement.

(b) The Company and its Subsidiaries each has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and Orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as currently conducted, except those the absence of which or the failure to comply with which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Section 4.9(b) of the Company Disclosure Letter contains a true, correct and complete list of each jurisdiction where the Company or any of its Subsidiaries is conducting an insurance business for insurance regulatory purposes.

4.10 Material Contracts.

(a) Except for this Agreement, as of the date hereof, none of the Company or any of its Subsidiaries is a party to or bound by any Contract (other than any Company Plan):

(i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) that purports to limit or restrict, in any material respect, (A) the ability of the Company or any of its Subsidiaries to compete with any Person in any business or in any geographic area, including any non-compete covenant, “most favored nation” obligation (other than those entered into in the Ordinary Course of Business) or other similar obligations or (B) the geographic area in which any of the Company or any of its Subsidiaries may engage in any business;

(iii) with respect to a joint venture, limited liability company or partnership agreement or other similar agreement or arrangement, or the formation, creation or operation, management or control of any partnership or joint venture, in each case, with any Person that is not a wholly owned Subsidiary of the Company and other than relating to any Specified Investment Securities;

(iv) that limits or prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by the Company or any of its Subsidiaries (other than pursuant to applicable Laws);

(v) relating to Capital Support, to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any existing rights, obligations or liabilities;

(vi) that relates to an acquisition, divestiture, merger or similar transaction (A) entered into since the Applicable Date and involving an asset value in excess of $25,000,000, or (B) that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect (other than this Agreement and confidentiality agreements in connection with any potential acquisition, divestiture, merger or similar transaction) and involving amounts reasonably expected to exceed $5,000,000, in each case, other than with respect to any Specified Investment Securities;

(vii) that provides for payments in excess of $2,500,000 to be made by the Company or any of its Subsidiaries upon a change in control thereof;

(viii) under which (x) the Company or any of its Subsidiaries grants to a Person (other than the Company and its wholly owned Subsidiaries) a license or any other right or covenant with respect to any Intellectual Property or (y) a Person (other than the Company and its wholly owned Subsidiaries) grants to the Company or any of its Subsidiaries a license or any other right or covenant to any Intellectual Property, in each case, that is material to the businesses of the Company and its Subsidiaries, taken as a whole, except for licenses granted to the Company or any of its Subsidiaries for generally commercially available Software entered into in the Ordinary Course of Business;

(ix) containing any standstill or similar agreement that remains in effect pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person;

(x) that imposes exclusivity (other than non-competition covenants) or non-solicitation obligations on the Company or any of its Affiliates (including Parent or any of its Subsidiaries following the Effective Time) with respect to the distribution of any Insurance Contracts, or with any supplier to the Company or its Subsidiaries, except for Contracts entered into in the Ordinary Course of Business which impose exclusivity or non-solicitation obligations that are not material to the Company and its Subsidiaries, taken as a whole;

(xi) that evidences the creation, incurrence, assumption or guarantee of Indebtedness of the Company or any of its Subsidiaries in an amount in excess of $10,000,000, other than guarantees that are features of the products offered to customers by the Company’s mortgage insurance business in the Ordinary Course of Business;

(xii) that grants any rights of first refusal, rights of first negotiation or other similar rights to any Person with respect to the sale of any material business or property of the Company and its Subsidiaries, taken as a whole (other than any Specified Investment Securities);

(xiii) that is a Contract related to any settlement of litigation or other Proceedings that contains covenants that materially affect the conduct of the Company’s or any of its Subsidiaries’ businesses;

(xiv) pursuant to which the Company or any of its Subsidiaries provides investment management, investment advisory or subadvisory services to any Person (other than the Company and its wholly owned Subsidiaries) and receives annual fee revenue in excess of $1,000,000 per year or under which the Company or any of its Subsidiaries receives investment management, investment advisory or subadvisory services from any Person (other than the Company and its wholly owned Subsidiaries) and which involves payments by the Company or any of its Subsidiaries to such Person of amounts in excess of $1,000,000 per year;

(xv) pursuant to which any downgrade in the financial strength rating or claims paying ability rating assigned to the Company, or any of its Subsidiaries that is rated, will constitute or result in, with or without notice, lapse of time or both, a breach or violation thereof, a termination (or right of termination) or default thereunder, the creation or acceleration of any obligations thereunder, the creation of a Lien on any of the assets of the Company or any of its Subsidiaries or the obligation of the Company or any of its Subsidiaries to post additional collateral or make prepayments for the benefit of any counterparty; or

(xvi) that is a Contract (or a group of related Contracts), other than any Contract entered into with respect to Specified Investment Securities in accordance with the Investment Guidelines, Insurance Contracts, Reinsurance Contracts, Reserve Financing Contracts, Company Plans and Contracts with Agents that contemplate volume-based compensation in connection with the marketing, sale or distribution of Insurance Contracts, that requires payments by or provides for payments to the Company and its Subsidiaries as a whole involving amounts in excess of $5,000,000 in any 12-month period.

                Each such Contract described in clauses (i) through (xvi) of this Section 4.10 is referred to herein as a “Material Contract.” True, complete and correct copies of all Material Contracts (together with all amendments, extensions, renewals, guaranties, modifications, waivers, supplements and other agreements, if any, related thereto), other than any Material Contracts that are specifically identified in Section 4.10(a)(xvii) of the Company Disclosure Letter, have been provided or otherwise made available by the Company to Parent or are filed as exhibits to the Latest Company Report. The Company has provided to Parent a summary of selected terms of the Material Contracts specifically identified in Section 4.10(a)(xvii) of the Company Disclosure Letter (each a “Summarized Material Contract”). Each such summary fairly and correctly summarizes such selected terms of the applicable Summarized Material Contract in all material respects. Notwithstanding anything to the contrary in this Agreement or the Company

Disclosure Letter, the disclosure related to a Summarized Material Contract in any section or subsection of the Company Disclosure Letter shall only apply to the specific section, subsection or matter specifically identified in such disclosure and only if the summary of such Summarized Material Contract that has been provided to Parent prior to the date of this Agreement contained all relevant terms of such Summarized Material Contract that relate to the relevant section, subsection or matter for which the Summarized Material Contract is disclosed.

(b) Each of the Material Contracts constitutes a valid and binding obligation of the Company or the Subsidiary of the Company party thereto, and, to the Knowledge of the Company, each other party thereto in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. There exists no breach or event of default with respect to any such Material Contracts on the part of the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto, or permit termination, modification or acceleration by any third party thereunder, in each case except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

4.11 Real Property; Personal Property.

(a) Except in any such case as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, with respect to the real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”), (i) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Liens (other than Permitted Liens), and (ii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein other than Contracts to acquire or dispose of Investment Assets in the Ordinary Course of Business.

(b) Section 4.11(b) of the Company Disclosure Letter contains a true and complete list of all Owned Real Property. Section 4.11(b) of the Company Disclosure Letter sets forth a correct street address and such other information as is reasonably necessary to identify each parcel of Owned Real Property.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, the tangible personal assets and properties used or held for use by it in connection with the conduct of its business as conducted on the date of this Agreement, free and clear of all Liens other than Permitted Liens.

4.12 Takeover Statutes. Except for Section 203 of the DGCL and relevant Laws of Australia, including the Corporations Act 2001 (Cth) (with respect to Genworth

Australia and its Subsidiaries), and Canada (with respect to Genworth Canada and its Subsidiaries), no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”), or any anti-takeover provision in the Fundamental Documents of the Company or any of its Subsidiaries, is applicable to the Company, the Shares, any of the Company’s Subsidiaries, the capital stock of any of the Company’s Subsidiaries, the Merger or the other transactions contemplated by this Agreement. Assuming the accuracy of the representations and warranties set forth in Section 5.13, the Company Board has taken all actions so that the restrictions on a “business combination” with the Company (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL will not apply to the Merger. No “take-over bid” (that is not otherwise exempt) will be triggered under a Takeover Statute under the Laws of Canada solely as a result of the Merger.

4.13 Environmental Matters. (a) The Company and its Subsidiaries have complied at all times in all material respects with all applicable Environmental Laws since the Applicable Date; (b) no property owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance in a manner that could result in material liability or any obligations relating to any Environmental Law; (c) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third-party property; (d) neither the Company nor any of its Subsidiaries has received since the Applicable Date any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (e) neither the Company nor any of its Subsidiaries is subject to any Order or other agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law; and (f) the Company has delivered to Parent copies of all material environmental reports, studies, assessments, sampling data and other material environmental information that are in its possession relating to Company or its Subsidiaries or their respective current and former properties or operations.

4.14 Taxes. The Company and each of its Subsidiaries (a) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed material Tax Returns are complete and accurate in all material respects, (b) have paid all material Taxes that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP, and (c) have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency and there has been no request by a Governmental Entity to execute such a waiver or extension. There are no material Tax Liens upon any property or assets of the Company or any of its Subsidiaries except Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP. As of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other Proceedings in respect of Taxes or Tax matters, and no claim has been made (that has not been resolved) in the past five years by a Governmental Entity in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to material taxation by such jurisdiction. There are not, to the Knowledge of the Company, any unresolved questions or claims with a Governmental Entity concerning the Company’s or any of its Subsidiaries’ Tax liability that are not disclosed or provided for in the Company Reports. As of the date hereof, none of the Company or any of its Subsidiaries is (i) a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement (other than the Restated Tax Matters Agreement, dated February 1, 2006, by and among the Company, General Electric Company, and certain other parties and other than pursuant to commercial agreements not primarily relating to Taxes), (ii) is under an obligation under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as transferee or successor, or (iii) has acquired property in circumstances in which Section 160 of the Income Tax Act (Canada) (the “Tax Act”) may apply, such that, in each of clauses (i), (ii) or (iii) of this sentence, the Company or any of its Subsidiaries is or may become, after the date hereof or after the Closing (as the case may be), liable for any amount of Taxes of another Person (other than the Company or any of its Subsidiaries). Except as set forth on Section 4.14 of the Company Disclosure Letter, there are no closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings that have been entered into or issued by any Tax authority with respect to the Company or any of its Subsidiaries which are still in effect as of the date of this Agreement. Since January 1, 2014, neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has “participated” within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A) in any “listed transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, as in effect and as amended by any guidance published by the Internal Revenue Service for the applicable period. The Company has provided or otherwise made available to Parent true, complete and correct copies of the United States and Australian federal income Tax Returns and all Canadian federal or provincial income and sales Tax Returns filed by the Company and its Subsidiaries for each open Tax year. The Company and its Subsidiaries have made adequate provision in accordance with GAAP for any material Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date of this Agreement. At no time during the past five years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. The Company and each of its Subsidiaries has systems, processes and procedures in place in order to materially comply, in the reasonable judgment of the Company, with Sections 1471 through 1474 of the Code and any similar provision of foreign Law. Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting under Section 481 of the Code (or any similar provision of state, local or foreign Law), or change in the basis for determining any item referred to in Section 807(c) of the Code, for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date outside of the Ordinary Course of Business, or (iv) any election under Section 108(i) of the Code. Neither the Company nor any of its Subsidiaries has a “policyholders surplus account” within the meaning of Section 815 of the Code which has a positive balance. The Tax treatment of each Insurance Contract issued by the Company or any of its Subsidiaries is not, and since the time of issuance or subsequent modification has not been, less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment either that was purported to apply in written materials provided by the issuer of such Insurance Contract, in each case at the time of its issuance (or any subsequent modification of such Insurance Contract) or for which such Insurance Contract would reasonably have been expected to qualify at the time of issuance (or subsequent modification). Each of the Company and any of its Subsidiaries that issues Insurance Contracts maintains systems that are, in the reasonable judgment of such issuing entity, adequate to maintain material compliance with applicable qualification provisions of the Code, including Sections 7702 and 7702A of the Code, and to materially comply with the withholding and reporting requirements of the Code applicable to the Insurance Contracts issued by such entity, including Sections 3405 and 6047 of the Code. The amounts of remaining tax benefit payments owed to General Electric Company by the Company pursuant to the Restated Tax Matters Agreement, dated February 1, 2006, by and among the Company, General Electric Company, and certain other parties, are set forth on Section 4.14 of the Company Disclosure Letter. No Australian Subsidiary has a tainted share capital account or a share capital account that is taken to be tainted for the purposes of Australian Tax law and no Australian Subsidiary has taken any action, up to and including the date hereof, that would cause their share capital account to be a tainted share capital account. Each Australian Subsidiary has maintained proper records of franking debits and franking credits for the purposes of Australian Tax law and has also provided valid distribution statements (for Australian Tax law purposes). No Australian Subsidiary has ever had any permanent establishment (as that expression is defined in the Tax law and any relevant double taxation agreement current at the date of this agreement). All material transactions and other dealings between the Company and its Subsidiaries and other related parties that are subject to transfer pricing Laws have been (and can be demonstrated to have been) conducted at arm’s length, and the Company and each of its Subsidiaries has complied in all material respects with all rules relating to transfer pricing under all applicable Laws with respect thereto, including with respect to the pricing of goods or services provided to or by the Company or any Subsidiary, and with respect to the preparation of documents or records required under applicable transfer pricing Laws. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has entered into or been a party to any transaction which contravenes any anti-avoidance provisions of any Tax Law that would result in a material amount of Taxes on the Company or any of its Subsidiaries. No event has occurred (including the execution of this Agreement or the Company’s or its Subsidiaries’ performance hereunder), as a result of which, any Tax from which the Company or any of its Subsidiaries have obtained an exemption or other relief will become payable, except for those Taxes that would not be material to the Company of its Subsidiaries, taken as a whole. There are no circumstances existing which could result in the application to Genworth Canada or any of its Subsidiaries of sections 17, 78, 80.01, 80.02, 80.03, 80.04 of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.

4.15 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization, and to the Knowledge of the Company, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any of its Subsidiaries.

(b) There is no (1) strike, lockout, slowdown, work stoppage, job action, picketing, unfair labor practice or other labor dispute pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (2) unfair labor practice charge against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any comparable labor relations authority, and (3) pending or, to the Knowledge of the Company, threatened arbitration or grievance, charge, complaint, audit or investigation by or before any Governmental Entity with respect to any current or former employees of the Company or any of its Subsidiaries, in each case, which could, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(c) Each of the Company and its Subsidiaries is in compliance in all respects with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity Laws), terms and conditions of employment, workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings, and wages and hours, except where failure to comply therewith could not reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(d) There are no Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment Contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of its Subsidiaries in connection with the employment relationship which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is delinquent in any payments to any of their respective employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company or any of its Subsidiaries, except where such delinquency could not reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied.

(g) To the Knowledge of the Company, no individual who has performed services for the Company or any of its Subsidiaries has been improperly excluded from participation in any Company Plan. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, with respect to any misclassification of any employee as exempt versus non-exempt, or with respect to any employee leased from another employer, and neither the Company nor any of its Subsidiaries has any notice of nor, to the Knowledge of the Company, is there any pending or threatened material claim by any Person who is performing or has performed services for the Company or any of its Subsidiaries that he/she is or was misclassified for any purpose.

4.16 Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Letter contains a list, as of the date of this Agreement, of all Registered Intellectual Property owned by the Company or any of its Subsidiaries, indicating for each item the registration or application number, registration or application date and the applicable filing jurisdiction (or in the case of an internet domain name, the applicable domain name registrar). All of the Registered Intellectual Property required to be included on Section 4.16(a) of the Company Disclosure Letter is (i) subsisting and, to the Knowledge of the Company, valid and enforceable, and (ii) not the subject of any pending, or, to the Knowledge of the Company, threatened in writing claim, action, suit, proceeding, investigation or agreement adversely affecting, or that could reasonably be expected to adversely affect, the Company’s or any of its Subsidiaries’ use of, or rights to, such Intellectual Property or any other material Company Intellectual Property.

(b) The Company or one of its Subsidiaries own solely and exclusively all Intellectual Property that the Company or its Subsidiaries own or purport to own, free and clear of Liens (“Company Intellectual Property”).

(c) To the Knowledge of the Company, the Company and its Subsidiaries own or have sufficient rights to use all Intellectual Property used in or necessary for their respective businesses as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement.

(d) To the Knowledge of the Company: (i) the conduct of the businesses of the Company and its Subsidiaries does not infringe, constitute misappropriation of or otherwise violate, and has not infringed, constituted misappropriation of or otherwise violated within the past two years, any Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. There is no claim, action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened in writing against, or written notice (including “cease and desist” letters and invitations to license) received by, the Company or any of its Subsidiaries alleging that the conduct of the businesses of the Company or any of its Subsidiaries infringes, constitutes misappropriation of or otherwise violates the Intellectual Property of any Person, in each case that would be material to the Company and its Subsidiaries, taken as a whole.

(e) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets included in the Company Intellectual Property, and, to the Knowledge of the Company, there has been no unauthorized disclosure of any such Trade Secrets.

(f) The Company and each of its Subsidiaries have obtained from all parties (including current or former employees, officers, directors, consultants and contractors) who have created or developed any portion of, or otherwise who would have any rights in or to, any Company Intellectual Property or Company Software, written, valid and enforceable assignments in favor of the Company or such Subsidiary of all such Intellectual Property and Software.

(g) The IT Assets owned, used or held for use by the Company or its Subsidiaries operate and perform in all material respects as required by the Company or its Subsidiaries in connection with their businesses. To the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets during the past two years in a manner that has resulted or could reasonably be expected to result in material liability to the Company or its Subsidiaries. The Company and its Subsidiaries have implemented and maintain commercially reasonable security, backup and disaster recovery technology and processes consistent with industry practices.

(h) The Company and its Subsidiaries have: (i) complied in all material respects with all contractual obligations relating to the collection, storage, use, transfer and any other processing of any Personally Identifiable Information collected or used by the Company or any of its Subsidiaries in any manner, or to the Knowledge of the Company, maintained by third parties having authorized access to such information; and (ii) taken commercially reasonable steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect all Personally Identifiable Information against loss and unauthorized access, use, modification or disclosure.

(i) Section 4.16(i) of the Company Disclosure Letter contains a list of all (i) material Software owned by the Company or any of its Subsidiaries (“Company Software”) and (ii) Software licensed to the Company or its Subsidiaries, in each case, which is: (A) material to the conduct of the Company’s or any of its Subsidiaries’ respective businesses; and (B) not generally commercially available Software.

(j) No Company Software, as currently used by the Company, is subject to the terms of any license for Open Source Code that (i) imposes a requirement or condition that the licensee or any third party grant a license under its patent rights, (ii) requires that any Company Software: (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (iii) imposes a limitation, restriction or condition on the use, distribution, or control of all or any portion of the Company Software.

4.17 Insurance. The Company and its Subsidiaries maintain available coverage under policies of insurance (“Insurance Policies”) in such amounts and against such risks as the Company reasonably has determined to be prudent. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

4.18 Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Goldman, Sachs & Co. and Lazard Frères & Co. LLC as its financial advisors. The Company has provided or otherwise made available to Parent a true, complete and correct copy of all agreements pursuant to which Goldman, Sachs & Co. and Lazard Frères & Co. LLC are entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

4.19 Insurance Reports.

(a) A true and complete list as of the date hereof of all the Subsidiaries through which the Company conducts its insurance and reinsurance operations (collectively, the “Insurance Subsidiaries”), together with the jurisdiction of domicile thereof, is set forth in Section 4.19(a) of the Company Disclosure Letter. Since the Applicable Date, each of the Insurance Subsidiaries has timely filed all annual and quarterly statements, including amendments thereto, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with the appropriate Insurance Regulators of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such Insurance Regulators (collectively, the “Company Statements”). The Company has provided or otherwise made available to Parent true and complete copies of all Company Statements filed with any Insurance Regulator since the Applicable Date. Without limiting the foregoing, since the Applicable Date, all Contracts and transactions in effect between any Insurance Subsidiary and any Affiliate that are required to be filed with, and/or approved by, an Insurance Regulator under the applicable insurance holding company statutes or other applicable Insurance Laws, have been filed with such applicable Insurance Regulator, and the applicable Insurance Subsidiary has obtained any required approvals or deemed approvals of Insurance Regulators with respect thereto.

(b) The financial statements included in the Company Statements (the “Company SAP Statements”) were (or with respect to quarterly and annual Company SAP Statements filed on or after the date hereof and prior to Closing, will be) prepared in conformity in all material respects with SAP, consistently applied for the periods covered thereby, and fairly present in all material respects the statutory financial position of the relevant Insurance Subsidiary as of the respective dates thereof and the results of operations and cash flows of such Insurance Subsidiary for the respective periods then ended subject, in the case of the Company SAP Statements with respect to interim periods, to the absence of full footnote disclosure and normal year-end audit adjustments that will not be material in amount or effect. No material deficiency has been asserted by any Governmental Entity with respect to any Company SAP Statements that has not been resolved, to the Company’s Knowledge, to the material satisfaction of the Governmental Entity prior to the date hereof. As of their respective filing dates, the Company SAP Statements complied with, to the extent in effect at the time of filing or submission, the applicable requirements of all Laws, rules and regulations applicable to the business of insurance or the regulation of insurance holding companies, whether domestic or foreign, and all applicable Orders of Governmental Entities and Insurance Regulators (collectively, the “Insurance Laws”), except for such failures to comply as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(c) Section 4.19(c) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all accounting practices used by the Insurance Subsidiaries in connection with the Company SAP Statements that depart from the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual or similar non-U.S. accounting methodologies applicable to any of the Insurance Subsidiaries (each such departure, a “Permitted Accounting Practice”). All Permitted Accounting Practices have been approved by the applicable Insurance Regulators in writing at or prior to the time used by the Insurance Subsidiaries in connection with the applicable Company SAP Statements.

(d) The Company has provided or otherwise made available to Parent true, complete and correct copies of the Actuarial Reports. To the Knowledge of the Company, the information and data furnished by any Insurance Subsidiary in connection with the preparation of the Actuarial Reports were derived from the relevant books and records of the Company and accurate in all material respects as of the date so furnished. Notwithstanding the foregoing, the Company and its Affiliates do not guarantee the projected results included in the Actuarial Reports and make no representation or warranty with respect to the Actuarial Reports, any estimates, projections, predications, forecasts, assumptions, methodologies and judgments in the Actuarial Reports or the assumptions on the basis of which such information was, or data were, prepared (including, without limitation, as to future morbidity or mortality, policyholder behavior, expense, investment experience and other actuarial factors with respect to the Company or its associated liabilities or assets), or to the effect that the projected profits set forth in the Actuarial Reports will be realized. As of the date hereof, neither Milliman nor PWC has issued to the Company or its Affiliates any new or revised report with respect to the Insurance Subsidiaries, or any supplements, addenda or errata with respect to their respective Actuarial Reports, nor have they notified the Company that the relevant Actuarial Report is inaccurate in any material respect.

(e) The aggregate insurance policy reserves for claims, losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated), and unearned premium for each Insurance Subsidiary, as reflected in its Company SAP Statements, (i) were determined in accordance with SAP applied on a consistent basis for the periods presented, (ii) were determined in accordance with generally accepted actuarial standards applied on a consistent basis for the periods presented (except as otherwise noted in the financial statements and notes thereto included in such financial statements), (iii) were fairly stated in all material respects in accordance with sound actuarial principles, (iv) were derived from the books and records of such Insurance Subsidiary, (v) include provisions for liabilities meeting or exceeding those required by the express terms of the Insurance Contracts and (vi) satisfied the requirements of applicable Insurance Laws in all material respects. Neither this Section 4.19(e) nor anything else in this Agreement shall constitute a representation or warranty to the effect that such reserves will be sufficient or adequate for the purposes for which they were established.

(f) The Company has provided or otherwise made available to Parent (i) true, complete and correct copies of all material submissions by the Company or any of its Insurance Subsidiaries domiciled in the United States, Australia or Canada to any Insurance Regulator in the United States, Australia and Canada, as applicable, relating to the risk-based capital of such Insurance Subsidiary together with true, accurate and complete copies of all substantive responses from the relevant Insurance Regulators to such submissions, and (ii) all material annual registration statements and periodic reports with respect to the Company or any Insurance Subsidiary domiciled in the United States, Australia or Canada provided to any Insurance Regulator in the United States, Australia and Canada, as applicable, under applicable insurance holding company regulations, in each case, during the 24 months immediately preceding the date of this Agreement.

4.20 Insurance Matters.

(a) All Insurance Contracts are, to the extent required under applicable Insurance Laws, on forms and at premium rates approved by the applicable Insurance Regulator or, to the extent required by applicable Laws, have been filed with and approved or not objected to, as applicable, by such Insurance Regulator within the period provided for objection, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b) Except as set forth in Section 4.20(b) of the Company Disclosure Letter, each of the Company and its Subsidiaries is, and since the Applicable Date has been, in compliance with all applicable Laws regulating the marketing and sale of Insurance Contracts, regulating advertisements, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of an Insurance Contract is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and regulating replacement transactions except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. For purposes of this Section 4.20(b), (A) “advertisement” means any material designed to create public interest in insurance or annuity policies or Contracts or in an insurer, or in an insurance producer, or to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain such an insurance or annuity policy or Contract, and (B) “replacement transaction” means a transaction in which a new Insurance Contract is to be purchased by a prospective insured and the proposing Agent knows or should know that one or more existing Insurance Contract will lapse, or will be forfeited, surrendered, reduced in value or pledged as collateral.

(c) Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other Order issued by, or is a party to a Regulatory Agreement with, or is subject to any Order by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policy, procedure or board resolutions at the request of, any Governmental Entity, that materially restricts the conduct of its business or gives rise to any capital maintenance obligations, nor, since the Applicable Date, has the Company or any of its Subsidiaries been advised in writing by any Governmental Entity that it is considering issuing or requesting any of the foregoing.

(d) Except to the extent prohibited by applicable Laws, the Company has provided or otherwise made available to Parent true, complete and correct copies of (A) any material reports on financial examination (including draft reports where final reports are not yet available) and (B) any material reports on market conduct examination (including draft reports where final reports are not yet available), in each case, delivered by any Insurance Regulator in respect of any Insurance Subsidiary between the Applicable Date and the date hereof. Except as set forth in Section 4.20(d) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries is subject to any pending or, to the Knowledge of the Company, threatened financial examination or market conduct examination or other investigation by an Insurance Regulator, except for regularly scheduled financial or market conduct examinations.

(e) To the Knowledge of the Company, since the Applicable Date, each Agent, at the time such Agent sold or produced any Insurance Contract, was duly and appropriately appointed by an Insurance Subsidiary, in compliance with applicable Laws, to act as an Agent for an Insurance Subsidiary and was duly and appropriately licensed as an Agent (for the type of business sold or produced by such Agent on behalf of an Insurance Subsidiary), in each jurisdiction in which such Agent was required to be so licensed except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, since the Applicable Date, to the Knowledge of the Company: (i) no Agent violated any term or provision of applicable Laws relating to the sale or production of any Insurance Contract; (ii) no Agent has breached the terms of any agency or broker Contract with an Insurance Subsidiary or violated any Law or policy of an Insurance Subsidiary in the solicitation, negotiation, writing, sale or production of business for any Insurance Subsidiary; and (iii) no Agent has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of applicable Laws in connection with such Agent’s actions in his, her or its capacity as an Agent for an Insurance Subsidiary or any enforcement or disciplinary Proceeding alleging any such violation.

(f) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, since the Applicable Date, each Agent was appointed and compensated by the Company or its Subsidiaries in compliance in all respects with applicable Insurance Law.

(g) Neither the Company nor any of its Subsidiaries is the subject of any voluntary (or to the Knowledge of the Company, involuntary) supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar Proceeding, nor, to the Knowledge of the Company, has any Governmental Entity threatened in writing to make the Company or any of its Subsidiaries the subject of any such Proceeding.

(h) The Company and its Subsidiaries, as applicable, (i) have established, and are in compliance in all material respects with, written privacy policies applicable to the collection, use, disclosure, maintenance and transmission of Personally Identifiable Information of individual policyholders, customers, consumers or benefits recipients and (ii) since the Applicable Date, have required by written Contract all third-party service providers and other third parties who have or have had access to such Personally Identifiable Information, or who process such Personally Identifiable Information on their behalf, to have in written form, and to implement, similar security programs and policies. The Company and its Subsidiaries have and maintain a privacy and security monitoring compliance program to periodically evaluate and access the sufficiency of the security programs and policies. Since the Applicable Date, neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any third-party service provider working on behalf of the Company or any of its Subsidiaries has had a material breach, security incident or unauthorized access, disclosure, use or loss of Personally Identifiable Information for which it was required to notify individuals and/or to notify any Governmental Entity or to take any other action as required by applicable Laws governing Personally Identifiable Information security.

(i) Since the Applicable Date, each Insurance Subsidiary has timely paid in all material respects all guaranty fund assessments that have been due, claimed or asserted by, or are the subject of any voluntary contribution commitment to, any state insurance guaranty association, risk sharing plan, joint underwriting association, residual market facility, assigned risk pool or similar arrangement, or any Governmental Entity charged with the supervision of insurance companies in any jurisdiction in which such Insurance Subsidiary does business.

(j) No Insurance Subsidiary is “commercially domiciled” under the Laws of any jurisdiction.

(k) Except for Policies identified in Section 4.20(k) of the Company Disclosure Letter, no provision in any Insurance Contract gives the holder thereof or any other Person the right to receive policy dividends or otherwise participate in the revenue, earnings or profits of the Company.

4.21 Reinsurance.

(a) Section 4.21(a) of the Company Disclosure Letter lists each Reinsurance Contract that is in-force as of the date hereof. The Company has provided or otherwise made available to Parent true, complete and correct copies of such Reinsurance Contracts (together with all amendments, extensions, renewals, guaranties, modifications, waivers, supplements and other agreements, if any, related thereto). For purposes of this Agreement, the term “Reinsurance Contract” means (i) any reinsurance agreement under which any Insurance Subsidiary cedes risk to a reinsurer, other than any Reserve Financing Contract, any reinsurance agreement relating to risks arising out of the Company’s mortgage insurance business (which is the subject of clause (iii) below), and any reinsurance agreement under which an Insurance Subsidiary had gross ceded insurance reserves (calculated in accordance with SAP) of $10,000,000 or less as of December 31, 2015 (the “Ceded Reinsurance Contracts”), (ii) each reinsurance contract under which any Insurance Subsidiary is the reinsurer, other than any such agreement under which an Insurance Subsidiary had assumed $10,000,000 or less of a cedent’s gross ceded insurance reserves (calculated in accordance with SAP) as of December 31, 2015 and (iii) reinsurance agreements pursuant to which any Insurance Subsidiary receives $10,000,000 or more of capital credit under the PMIERs as of the date hereof.

(b) Each of the Reinsurance Contracts constitutes a valid and binding obligation of the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto, enforceable against the Company and, to the Knowledge of the Company, each other party thereto in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect, except for such failures to be valid and binding as are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect. Except as set forth in Section 4.21(b) of the Company Disclosure Letter, as of the date hereof, the Company has not received written notice of early termination of any such Reinsurance Contract. There exists no material breach or event of default with respect to any Reinsurance Contract on the part of the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default thereunder by the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto. Except as set forth in Section 4.21(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company and the consummation by it of the Merger and the other transactions contemplated by this Agreement to which it is a party will not violate, or result in a right to terminate, recapture, rescind or modify, any Reinsurance Contract or any coverage provided by any party thereto.

(c) Except as set forth in Section 4.21(c) of the Company Disclosure Letter, there is no dispute pending with respect to any material amounts recoverable or payable by the Company pursuant to any Ceded Reinsurance Contract. As of the date hereof, none of the Insurance Subsidiaries or, to the Knowledge of the Company, any reinsurer under any Reinsurance Contract is insolvent, or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar Proceeding and, to the Knowledge of the Company, the financial condition of any such reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated.

(d) Each Insurance Subsidiary was entitled to take the credit that was taken by it in its Company SAP Statements pursuant to applicable Laws for all reinsurance and coinsurance ceded pursuant to any Reinsurance Contract to which such Insurance Subsidiary was a party as of the date of the applicable Company SAP Statement. With respect to any Reinsurance Contract for which any Insurance Subsidiary is taking credit on its most recent Company SAP Statements or has taken credit on any of its Company SAP Statements from and after January 1, 2015, (i) there have been no separate written or oral agreements between such Insurance Subsidiary and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Reinsurance Contract, other than inuring to reinsurance contracts that are specifically defined in any such Reinsurance Contract, (ii) each Insurance Subsidiary complies and has complied from and after January 1, 2015 in all material respects with the applicable requirements of SAP related to the credit taken and (iii) each Insurance Subsidiary has and has had from January 1, 2015 appropriate controls in place to monitor the use by it of reinsurance and comply with the provisions of SAP that are relevant to such use.

4.22 Investment Assets.

(a) The Company has provided or otherwise made available to Parent prior to the date hereof (i) a true, correct and complete list of all bonds, structured securities, stocks and other investments that were carried on the books and records of the Company and its Subsidiaries as of September 30, 2016 (such bonds, structured securities, stocks and other investments, together with all bonds, structured securities, stocks and other investments acquired by the Company and the Company’s Subsidiaries between such date and the Closing Date, the “Investment Assets”), and (ii) accurate and complete copies of the investment policies and guidelines applicable to the investment (including derivatives) activities of each of the Insurance Subsidiaries as in effect as of the date hereof and adopted by, or under delegated authority from, the board of directors of such Insurance Subsidiary (the “Investment Guidelines”).

(b) Except as set forth on Section 4.22(b) of the Company Disclosure Letter, the acquisition and composition of all of the Investment Assets are in compliance, in all material respects, with applicable Laws and the investment policies and guidelines as in effect at the time such Investment Assets were acquired by the Company or its Subsidiaries, as applicable. The Company and each of its Subsidiaries has good and marketable title in and to all of the Investment Assets it purports to own, free and clear of all Liens, other than Permitted Liens.

(c) Except as set forth on Section 4.22(c) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries has any material funding obligations of any kind, or material obligation to make any additional advances or investments in respect of any of the Investment Assets (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement that was not entered into in the Ordinary Course of Business or not in accordance with the Company Hedging Policies in all material respects) and (ii) there are no material outstanding commitments, options, put agreements or other similar arrangements relating to the Investment Assets to which the Company or any of its Subsidiaries may be subject upon or after the Effective Time.

(d) Section 4.22(d) of the Company Disclosure Letter sets forth a complete, true and correct “watchlist” or similar record of potentially impaired securities maintained by the Company or its Subsidiaries as of September 30, 2016.

(e) Neither the Company nor any of its Subsidiaries entered into any material currency or interest rate swap, hedge or similar arrangement, other than such currency or interest rate swap, hedge or similar arrangement entered into pursuant to and in accordance with the Company Hedging Policies.

4.23 Excess Reserve Financing Arrangements.

(a) The Contracts listed in Section 4.23 of the Company Disclosure Letter (the “Reserve Financing Contracts”) constitute all of the material Contracts comprising the excess reserve financing arrangements to which the Company’s Insurance Subsidiaries, including any of the Company’s captive insurance company subsidiaries, are parties. The Company has provided or otherwise made available to Parent true, complete and correct copies of such Reserve Financing Contracts (together with all amendments, extensions, renewals, guaranties, modifications, waivers, supplements and other agreements, if any, related thereto). Each of the Reserve Financing Contracts constitutes a valid and binding obligation of the Company or the Subsidiaries of the Company party thereto and, to the

Knowledge of the Company, each other party thereto, enforceable against the Company and, to the Knowledge of the Company, each other party thereto in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect. There exists no material breach or event of default with respect to any Reserve Financing Contract on the part of the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default thereunder by the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto. To the Knowledge of the Company, (i) no counterparty under any such Reserve Financing Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar Proceeding and (ii) the financial condition of any such counterparty is not impaired to the extent that a default thereunder is reasonably anticipated. No written notice of intended cancellation or termination has been received by the Company or by any of its Subsidiaries from any counterparty to the Reserve Financing Contracts, and neither the Company nor any of its Subsidiaries has received or delivered any notice of dispute under any such Reserve Financing Contract, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b) The Company and the Company’s applicable Subsidiaries have received all material clearances, consents, approvals, Orders, waivers, Licenses or authorizations of or from, and have made all material declarations and filings with, all Governmental Entities required to be obtained or made by the Company and such Subsidiaries in connection with the consummation of the transactions contemplated by the Reserve Financing Contracts and all such clearances, consents, approvals, Orders, waivers, Licenses and authorizations are in full force and effect and have not been withdrawn, revoked or rescinded. With respect to any Reserve Financing Contracts for which any of the Company’s Insurance Subsidiaries has taken credit on a balance sheet included within the Company SAP Statements, such taking of credit was in compliance with the applicable Laws of the Company’s Insurance Subsidiary’s domiciliary state. No Reserve Financing Contract contains any provision providing that any party thereto (other than the Company or the Company’s Subsidiary) may terminate, cancel or commute such Reserve Financing Contract by reason of the consummation of the Merger.

4.24 Mortgage Insurance.

(a) The underwriting standards currently utilized by the Mortgage Insurance Subsidiaries are in all material respects set out in the underwriting policies listed in Section 4.24(a)(i) of the Company Disclosure Letter, subject to such exceptions thereto as are generally described in Section 4.24(a)(ii) of the Company Disclosure Letter. The Company has delivered or made available to the Parent true, correct and complete copies of such underwriting policies, except those that are publicly available on the applicable Mortgage Insurance Subsidiary’s website, subject to such exceptions as are described in Section 4.24(a)(iii) of the Company Disclosure Letter.

(b) Except as disclosed in Section 4.24(b) of the Company Disclosure Letter, none of the Mortgage Insurance Subsidiaries is in default or breach of any Insurance Contract issued by it and, to the Knowledge of the Company, there exists no state of facts that, after notice or the passage of time, or both, would constitute such a default or breach and each Mortgage Insurance Subsidiary is entitled to all of its rights and benefits thereunder, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set out in Section 4.24(b)(ii) of the Company Disclosure Letter, each Insurance Contract issued by a Mortgage Insurance Subsidiary domiciled in the United States or Canada is in all material respects in the form of one of the specimen policies or contracts listed in Section 4.24(b)(ii) of the Company Disclosure Letter.

(c) Each Mortgage Insurance Subsidiary domiciled in the United States is an “approved insurer” in good standing under PMIERs and meets all of the eligibility requirements under PMIERs to provide mortgage guaranty insurance on loans acquired by the GSEs. Each Mortgage Insurance Subsidiary domiciled in Canada is an approved mortgage insurer in good standing under the National Housing Act Mortgage-Backed Securities Program, and mortgages insured by each Mortgage Insurance Subsidiary in Canada are eligible for inclusion as eligible mortgages in National Housing Act Mortgage-Backed Securities pools guaranteed by the Canada Mortgage and Housing Corporation. Each Mortgage Insurance Subsidiary domiciled in Australia is authorized as a “general insurer” under the Insurance Act 1973 (Cth).

4.25 Broker-Dealers.

(a) The Company Broker-Dealer is and has been, since the Applicable Date, duly registered as a broker-dealer under the Exchange Act and in all jurisdictions where such registration, licensing or qualification is so required. Since the Applicable Date, none of the Company or any of its Subsidiaries other than the Company Broker-Dealer engages or has engaged in Broker-Dealer Activities other than pursuant to an exemption from registration. The Company Broker-Dealer is a member of FINRA and such other organizations in which its membership is required in order to conduct its business as now conducted, except as, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect. The Company has provided or otherwise made available to Parent true, complete and correct copies of the Company Broker-Dealer’s Form BD and FOCUS Report as most recently filed with the SEC including all schedules thereto and all state registration forms, each as amended to the date of this Agreement. The information contained in each such form was accurate and complete in all material respects at the time of filing and the Company Broker-Dealer has made all amendments to such form as it is required to make under any applicable Laws, except as, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect.

(b) Neither the Company Broker-Dealer nor, to the Knowledge of the Company, any “associated person” (within the meaning of the Exchange Act) of the Company Broker-Dealer is ineligible or disqualified pursuant to Section 15(b) of the Exchange Act to act as a broker-dealer or as an associated person of a registered broker-dealer or is subject to heightened supervision under FINRA Rules. There is no Proceeding pending or, to the Knowledge of the Company, threatened in writing that would reasonably be expected to result in the Company Broker-Dealer or, to the Knowledge of the Company,

any “associated person” (as defined in the Exchange Act or in the rules adopted by FINRA (the “FINRA Rules”)) thereof becoming ineligible to act in such capacity.

(c) The Company Broker-Dealer’s officers, employees, “associated persons” (as defined under the FINRA Rules) and independent contractors, who are required under applicable Laws to be registered, licensed or qualified as a “representative” or “principal” (as such terms are defined under the FINRA Rules) are, and have been since the Applicable Date, duly registered as such and such registrations are and were, since the Applicable Date, in full force and effect, or are or were in the process of being registered as such within the time periods required by any Governmental Entity, as applicable, except as, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect.

4.26 Investment Adviser. Neither the Company nor any of its Subsidiaries conducts activities of or is otherwise deemed under applicable Laws to be an “investment adviser” as such term is defined in Section 2(a)(20) of the Investment Company Act of 1940 or in Section 202(a)(11) of the Investment Advisers Act of 1940.

4.27 Rating Agencies. Except as set forth in Section 4.27 of the Company Disclosure Letter or publicly available, from December 31, 2015 to the date hereof, none of A.M. Best Company, Standard & Poor’s Corporation or Moody’s Investors Services, Inc. has imposed conditions (financial or otherwise) on retaining any financial strength or claims paying ability rating assigned to the Company or any of its Subsidiaries which is rated as of the date of this Agreement or, to the Knowledge of the Company, indicated in writing that it is considering the downgrade of any rating assigned to the Company or any of its Subsidiaries that is rated or the placement of the Company or any of its Subsidiaries which is rated on negative watch (other than any surveillance or review arising solely out of the transactions contemplated by this Agreement (which, for this purpose only, shall exclude the U.S. Life Restructuring)).

4.28 Separate Accounts.

(a) Each Separate Account is (i) duly and validly established and maintained in compliance in all material respects with applicable Laws and (ii) operating and, at all times since the Applicable Date (or, if later, the date of its establishment), has been operated in compliance in all material respects with applicable Laws.

(b) Each Separate Account is either duly registered as an investment company under the Investment Company Act, and such registration is in full force and effect, or is excluded from the definition of “investment company” pursuant to Section 3(c)(1), 3(c)(7) or 3(c)(11) of the Investment Company Act. Each Separate Account that is registered under the Investment Company Act is, and since the Applicable Date has been, operated in compliance with the Investment Company Act, has filed all reports and amendments of its registration statement required to be filed, has been granted all exemptive relief necessary to conduct its operations as currently conducted, and is in compliance with all conditions to any such relief, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect. The Insurance Contracts under which Separate Account assets are held are duly and validly issued and are either exempt from registration under the Securities Act or were sold pursuant to an effective registration statement under the Securities Act, and such registration statement is currently in effect to the extent necessary to allow the applicable Insurance Subsidiary to receive contributions under such Insurance Contracts. Since the Applicable Date, the relevant registration statements, at the time that each became effective, contained no untrue statement of a material fact, and did not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(c) Since the Applicable Date, each prospectus, offering document, sales brochure, sales literature or advertising material, as amended or supplemented, relating to any Separate Account, as of their respective mailing dates or dates of use, complied in all material respects with applicable Laws, including U.S. federal and state securities Laws and Insurance Laws. Since the Applicable Date, all advertising or marketing materials relating to a Separate Account that were required to be filed with FINRA or any other Governmental Entity have been or will be timely filed therewith, except where such failure to comply, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect.

4.29 OFAC. None of the Company, any Subsidiary of the Company or any Affiliate of the Company (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries which, in each case, would result in a violation of the OFAC sanctions programs by such Person. To the Knowledge of the Company, no funds of the Company have been used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country in violation of the OFAC sanctions program or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation in any material respect of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.30 Fairness Opinion. The board of directors of the Company has received the opinions of (a) Goldman, Sachs & Co., dated as of the date of this Agreement, to the effect that, subject to the various assumptions and qualifications set forth therein, the Per Share Merger Consideration to be paid to the Company’s stockholders (other than Parent and its Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such stockholders (the “GS Fairness Opinion”), and (b) Lazard Frères & Co. LLC, dated as of the date of this Agreement, to the effect that, subject to the various assumptions and qualifications set forth therein, the Per Share Merger Consideration to be paid to the Company’s stockholders (other than (i) Parent, Merger Sub or any direct or indirect wholly owned Subsidiary of Parent, or the Company or any direct or indirect wholly owned Subsidiary of the Company, and (ii) Dissenting Stockholders) in the Merger is fair, from a financial point of view, to such stockholders (the “Lazard Fairness Opinion”, and together with the GS Fairness Opinion, the “Fairness Opinions”). As of the date of this Agreement, the Fairness Opinions have not been withdrawn or revoked or otherwise modified in any material respect.

4.31 Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to the stockholders of the Company in connection with the Merger (including any amendments or supplements thereto) and any annexes, schedules or exhibits required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”) will not, on the date of filing with the SEC, at the time first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied in writing by Parent, Merger Sub or any Representative or Affiliate of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.32 Standstills. The Company is not, as of the date hereof, a party to any agreement with a Third Party that would prohibit such Third Party, after the execution, delivery and public announcement of this Agreement, from communicating confidentially an Acquisition Proposal to the Company Board.

4.33 No Other Representations. Notwithstanding anything to the contrary contained herein, the Company Disclosure Letter, or any of the Schedules or Exhibits hereto or thereto, Parent and its Affiliates acknowledge and agree that neither the Company nor any of its Affiliates, nor any Representative of any of them, makes or has made any representation or warranty, oral or written, express or implied, other than as expressly made by them in this Article IV, and that Parent and its Affiliates have not relied on any such other representation or warranty.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such disclosure to the applicable representation and warranty is readily apparent), Parent and Merger Sub each hereby represents and warrants to the Company that:

5.1 Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (where such concept or an equivalent thereto is recognized under applicable Laws) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar entity power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement to which any of them is a party. Parent has provided or otherwise made available to the Company true, complete and correct copies of the Fundamental Documents of Parent and Merger Sub (each as in effect on the date of this Agreement). A true and correct copy of a simplified organizational chart showing the ownership structure of each of Parent Holding Company, Parent General Holding Company, Parent Intermediate Holding Company, Public Parent, Parent and Merger Sub is set forth in Section 5.1 of the Parent Disclosure Letter.

5.2 Corporate Authority. Each of Parent and Merger Sub has all requisite corporate power and authority and, subject to the adoption of this Agreement as provided for in Section 6.14, has taken all corporate action necessary in order to execute and deliver this Agreement and perform its obligations hereunder and thereunder, as applicable, and to consummate the Merger, subject only to the filings and/or notices pursuant to Section 1.3. This Agreement has been duly executed and delivered by Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, in each case subject to the Bankruptcy and Equity Exception.

5.3 Governmental Filings; No Violations; Etc.

(a) Assuming the accuracy of the representations and warranties set forth in Section 4.9(b), other than (A) the filings and/or notices pursuant to Section 1.3, (B) the filing of a premerger notification and report form under the HSR Act and the termination of the waiting period required under the HSR Act, (C) compliance with the applicable requirements of the Exchange Act, (D) compliance with any applicable international, federal, state or provincial securities or “blue sky” Laws, (E) the filings, notices and/or approvals identified on Section 5.3(a) of the Parent Disclosure Letter, and (F) the filing of the Joint Notice with CFIUS (the “Parent Approvals”), no notices, reports or other filings are required, or, in the case of the Joint Notice, advisable, to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement to which it is a party, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement to which any of them is a party will not, constitute or result in (A) a breach or violation of, or a default under, the Fundamental Documents of Parent, Merger Sub or any of the Subsidiaries of Parent, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or License to which Parent or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

(c) Parent has delivered to the Company substantially complete drafts of the forms of the applications for approval of its acquisition of control of the Company and its Subsidiaries that will be filed with the New York State Department of Financial Services (the New York “Form A” filing), the Delaware Department of Insurance (the Delaware “Form A” filing), the Australian Prudential Regulatory Authority and the Office of the Superintendent of Financial Institutions in Canada (these applications, the “Approval Applications”) except, in each case, that the following information to be included in the Approval Applications need not have been delivered to the Company: (i) information to be provided to Parent by the Company for inclusion in such applications, or information to be derived therefrom, to the extent the Company has not provided such information within a reasonable time prior to the date hereof; (ii) Personally Identifiable Information to be included in such Approval Applications; (iii) the NAIC biographical affidavits that are expected to be submitted to Governmental Entities in connection with the transactions contemplated hereby (the “Biographical Affidavits”) and (iv) any information expressly indicated in such drafts, or otherwise agreed by the Company and Parent, as intended to be provided to Governmental Entities by supplement or amendment following the date of the initial filing or submission. Parent has made available at the office of Parent’s counsel for inspection by the Company’s counsel, copies of drafts of all Biographical Affidavits. The information set forth in the forms of the Approval Applications is, as of the date hereof, and the information set forth in the Approval Applications will be, at the time that such Approval Applications are filed with or submitted to the applicable Governmental Entities, true to the best of the knowledge, information and belief of the applicants listed in such Approval Applications; provided, that Parent makes no representation or warranty in this Section 5.3(c) with respect to the information set forth in the Approval Applications with respect to the Company and its Subsidiaries that was provided to Parent by the Company for inclusion in the Approval Applications.

5.4 Parent Financial Statements. (a) The audited consolidated balance sheets as of December 31, 2015 and the unaudited interim consolidated balance sheets as of June 30, 2016 of Parent General Holding Company and Wuhan (including the related notes and schedules) fairly present the consolidated financial position of Parent General Holding Company and its consolidated Subsidiaries or Wuhan and its consolidated Subsidiaries, as applicable, as of their respective dates and (b) the audited consolidated statements of income, changes in equity and cash flows for the year ended December 31, 2015 and the unaudited interim consolidated statements of income, changes in equity and cash flows for the six months ended June 30, 2016 of Parent General Holdings Company and Wuhan (including any related notes and schedules) fairly present the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Parent and its consolidated Subsidiaries or Wuhan and its consolidated Subsidiaries, as applicable, for the periods set forth therein (subject, in the case of unaudited interim statements, to the absence of full footnote disclosure and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with PRC Accounting Standards for Business Enterprises (2006) applicable to companies listed in the PRC consistently applied during the periods involved, except as may be noted therein.

5.5 Litigation. As of the date hereof, there are no Proceedings pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or, to the Knowledge of Parent, pending or threatened against any of their Affiliates that seek to enjoin, prevent, or make illegal, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. As of the date hereof, neither Parent, nor any of its Subsidiaries nor any of their Affiliates is subject to any outstanding and effective Order from a Governmental Entity that would reasonably be expected to result in a Parent Material Adverse Effect.

5.6 Ownership Structure. Section 5.6 of the Parent Disclosure Letter sets forth a true, correct and complete list of all Potential Controllers.

5.7 Available Funds.

(a) Parent has delivered to the Company true and complete copies of the executed Equity Commitment Letter pursuant to which each of the Investors has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions thereof, equity securities of Parent, up to the aggregate amount set forth in its Equity Commitment Letter (the “Equity Financing”). The proceeds of the Equity Financing shall be used for the purpose of enabling Parent to fund (i) the payments under Section 3.1(a) when due under this Agreement, (ii) Parent’s commitment contemplated in Section 6.16(a) hereof on or prior to the maturity of the Company 2018 Notes and (iii) Parent’s commitment contemplated in Section 6.16(b) hereof in connection with the consummation of the U.S. Life Restructuring

(b) As of the date hereof, (i) the Equity Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent and the Investors and (ii) the Equity Commitment Letter has not been amended or modified, and no such amendment or modification is contemplated, and the commitment contained in the Equity Commitment Letter has not been withdrawn or rescinded. Assuming (A) the Equity Financing is funded in accordance with the Equity Commitment Letter and (B) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 7.1 and Section 7.2 or the waiver of such conditions, the net proceeds of the Equity Financing contemplated by the Equity Commitment Letter will be sufficient (i) for Parent and the Surviving Corporation to pay the aggregate Per Share Merger Consideration pursuant to Section 3.1(a) at the Effective Time and (ii) for Parent to (x) make the capital contribution contemplated under Section 6.16(a) hereof on or prior to the maturity of the Company 2018 Notes and (y) make the capital contribution contemplated in Section 6.16(b) hereof in connection with the consummation of the U.S. Life Restructuring. The Equity Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Equity Financing available to Parent on the terms and conditions contained therein. As of the date hereof, there are no side letters or other agreements, Contracts or arrangements (whether written or oral) to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Equity Financing other than as expressly set forth in the Equity Commitment Letter. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach under the Equity Commitment Letter on the part of any of the parties thereto.

5.8 Capitalization and Operations of Merger Sub. The authorized capital stock of Merger Sub consists solely of 5,000 shares of common stock, par value $0.00001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and other transactions contemplated by this Agreement, has not conducted any business activities other than those incidental to its formation and pursuant to the transactions contemplated by this Agreement and has no, and immediately prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

5.9 Compliance with Laws; Licenses. Since the Applicable Date, the businesses of Parent and its Affiliates have not been, and are not being, conducted in violation of any Laws, except for violations that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. Except with respect to regulatory matters covered by Section 6.5, no investigation or review by any Governmental Entity with respect to Parent or any of its Affiliates is pending or, to the Knowledge of Parent, threatened in writing, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

5.10 Solvency. Each of Parent and Merger Sub is, and, after giving effect to the Closing, will be, Solvent, and neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any Person.

5.11 Brokers and Finders. Parent is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Affiliates prior to the Closing.

5.12 Proxy Statement. None of the information supplied or to be supplied by Parent, Merger Sub or any Representative or Affiliate of Parent or Merger Sub in writing for inclusion in the Proxy Statement will, on the date of filing with the SEC, at the time first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied or to be supplied by any other Person that is included in the Proxy Statement.

5.13 Section 203 of the DGCL. None of Parent General Holding Company, Public Parent, Parent, Merger Sub or any of their respective “affiliates” or “associates” is, or at any time during the past three years has been, an “interested stockholder” of the Company (all such terms being used as defined in Section 203 of the DGCL).

5.14 OFAC. Neither Parent nor any of its Affiliates (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries which, in each case, would result in a violation of the OFAC sanctions programs by such company. To the Knowledge of the Parent, no funds of Parent or any of its Subsidiaries have been used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country in violation of the OFAC sanctions programs, or for any payments to any governmental official or employee, official of a political party, candidate for political office, or anyone else acting in an official capacity for or on behalf of the government or political party, in order to obtain, retain or direct business or obtain any improper advantage, in violation in any material respect of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.15 No Other Representations. Notwithstanding anything to the contrary contained herein, the Parent Disclosure Letter, or any of the Schedules or Exhibits hereto or thereto, the Company acknowledges and agrees that neither Parent nor Merger Sub nor any of their Affiliates, nor any Representative of any of them, makes or has made any representation or warranty, oral or written, express or implied, other than as expressly made by them in this Article V, and that the Company has not relied on any such other representation or warranty.

ARTICLE VI

COVENANTS

6.1 Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time or earlier termination of this Agreement (unless Parent shall otherwise approve in writing (which approval shall not be unreasonably withheld, delayed or conditioned), and except as otherwise expressly contemplated or permitted by this Agreement or as set forth in Section 6.1(a) of the Company Disclosure Letter) and except as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the Ordinary Course of Business and, to the extent consistent therewith, it shall and shall cause its Subsidiaries to use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, Insurance Regulators, rating agencies, customers, reinsurers, Agents, insureds, suppliers, service providers, distributors, creditors, lessors, employees, Contract counterparties and business associates and keep available the services of its and its Subsidiaries’ present employees and agents. Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Effective Time or earlier termination of this Agreement, except (A) as required by applicable Laws, (B) as otherwise contemplated by this Agreement or by the U.S. Life Restructuring in accordance with Annex A in all material respects, (C) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) or (D) as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries (subject to the terms of the provisos in the definition of “Subsidiary” in Article X) to:

(i) adopt any change in the Fundamental Documents of it or any of its Subsidiaries;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements contemplating any of the foregoing;

(iii) acquire assets outside of the Ordinary Course of Business from any other Person with a value or purchase price in the aggregate in excess of $2,000,000 in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement;

(iv) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber (other than pursuant to the existence of any Permitted Lien), or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of (other than pursuant to the existence of any Permitted Lien), any shares of capital stock of the Company or any of its Subsidiaries (other than Genworth Australia and other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than the issuance of Shares in settlement of Company Equity Awards in accordance with their terms, the issuance of capital stock by any Specified Entity in settlement of any equity awards issued by such Specified Entity in accordance with their terms and the issuance of Company Equity Awards or equity awards issued by a Specified Entity that would not otherwise constitute a breach of this Agreement;

(v) except for Permitted Liens, create or incur any Lien material to the Company and its Subsidiaries, taken as a whole, that is not incurred in the Ordinary Course of Business;

(vi) make any loans, advances, guarantees (other than guarantees that are features of the products offered to customers by the Company’s mortgage insurance business in the Ordinary Course of Business), or capital contributions to or investments in any Person in excess of $5,000,000 in the aggregate, other than acquisitions of Investment Assets pursuant to investment activities in the Ordinary Course of Business and, in the case of acquisitions of Investment Assets by the Insurance Subsidiaries, consistent with the Investment Guidelines of such Insurance Subsidiary;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock (except dividends paid by any Specified Entity or by any Subsidiary of the Company other than an Insurance Subsidiary);

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than (A) the withholding of shares to satisfy withholding Tax obligations (1) in respect of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Stock Plans, in each case in effect on the date of this Agreement or (2) in respect of equity awards issued by, or stock-based employee benefit plans of, the Specified Entities in their respective Ordinary Course of Business and (B) the repurchase of shares of capital stock of Genworth Australia or Genworth Canada by Genworth Australia or Genworth Canada, as applicable, pursuant to share repurchase programs in effect as of the date hereof (or renewals thereof on substantially similar terms) with respect to such entities in accordance with their terms);

(ix) incur any Indebtedness or guarantee such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for Indebtedness incurred in the Ordinary Course of Business (A) not to exceed $10,000,000 in the aggregate, or (B) in replacement of existing Indebtedness on terms substantially consistent with or more beneficial to the Company or its Subsidiaries than the Indebtedness being replaced, and other than guarantees that are features of the products offered to customers by the Company’s mortgage insurance business in the Ordinary Course of Business;

(x) except as set forth in the capital budgets set forth in Section 6.1(a)(x) of the Company Disclosure Letter and consistent therewith, make or authorize any capital expenditure in excess of $5,000,000 in the aggregate during any 12-month period;

(xi) other than in the Ordinary Course of Business, enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(xii) other than (A) in the Ordinary Course of Business or (B) between or among the Company and its Subsidiaries, enter into any new Reinsurance Contract or other reinsurance transaction (including, for the avoidance of doubt, any Reserve Financing Contracts), or amend, modify or terminate any existing Reinsurance Contract or other reinsurance transaction (including, for the avoidance of doubt, any Reserve Financing Contracts);

(xiii) surrender any material License held by the Company or any of its Subsidiaries;

(xiv) enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from the products or services of the Company and its Subsidiaries as of the date of this Agreement or enter into or engage in new lines of business (as such term is defined in the National Association of Insurance Commissioners’ instructions for the preparation of the annual statement form or in comparable instructions of the relevant Insurance Regulator);

(xv) make any material changes with respect to accounting policies or procedures, except as required by changes in GAAP, SAP or, with respect to any

Subsidiaries of the Company that are not based in the United States, the accounting principles that are applicable to the preparation of the financial statements of such Subsidiary;

(xvi) except in the Ordinary Course of Business, alter or amend in any material respect any existing underwriting, reserving, hedging, marketing, pricing, risk management, reinsurance, claim handling, loss control, actuarial practice, guideline or policy of the Company or any Insurance Subsidiary, except as may be required by (or, in the reasonable good faith judgment of the Company, advisable under), GAAP, SAP, any Governmental Entity or, with respect to any Subsidiaries of the Company that are not based in the United States, the accounting principles that are applicable to the preparation of the financial statements of such Subsidiary;

(xvii) make any material change to the Investment Guidelines or acquire or dispose of any Investment Assets in any manner inconsistent with the Investment Guidelines, except as may be required by GAAP, SAP or, with respect to any Subsidiaries of the Company that are not based in the United States, the accounting principles that are applicable to the preparation of the financial statements of such Subsidiary;

(xviii) except as required by Section 6.1(b), enter into any Regulatory Agreement other than in the Ordinary Course of Business;

(xix) enter into (A) any material funding obligations of any kind, or material obligation to make any additional advances or investments in respect of, any of the Investment Assets (other than any Specified Investment Securities) or (B) any material outstanding commitments, options, put agreements or other similar arrangements relating to the Investment Assets (other than Specified Investment Securities) to which the Company or any of its Subsidiaries may be subject upon or after the Closing, in each case, other than (i) in accordance with the Investment Guidelines or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(xx) settle any litigation or other Proceedings for an amount in excess of $5,000,000 individually or $25,000,000 in the aggregate, other than ordinary course settlements or compromises of claims and related Proceedings under Insurance Contracts within applicable policy limits;

(xxi) other than in the Ordinary Course of Business, amend, modify or terminate any Material Contract, or cancel, modify or waive any material debts or claims held by it or waive any material rights having in each case a value in excess of $1,000,000;

(xxii) file or amend any material Tax Return except in the Ordinary Course of Business, settle or compromise any material Tax liability, make, change or revoke any material Tax election, change any material method of Tax accounting, or take any action which would materially adversely affect the Tax position of the Company or of any of its Subsidiaries;

(xxiii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber (other than pursuant to the existence of any Permitted Lien), divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets (except for Intellectual Property, Investment Assets in the Ordinary Course of Business and the encumbrance of assets pursuant to any Reinsurance Contract), licenses, operations, rights, product lines, businesses or interests therein that are material to the Company and its Subsidiaries, taken as a whole, including capital stock of any of its Subsidiaries (other than Genworth Australia and its Subsidiaries), except in connection with services provided in the Ordinary Course of Business and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $2,000,000 in the aggregate, other than pursuant to Contracts in effect prior to the date of this Agreement;

(xxiv) (A) abandon or allow any registrations for material domain names or any other Intellectual Property registrations (including any pending applications for registration but excluding domain name registrations) to lapse or expire for failure to pay any registration, maintenance, renewal or other fee or (B) sell, assign, lease, license, pledge, surrender, encumber (other than pursuant to the existence of any Permitted Lien), divest, cancel, transfer or otherwise dispose of any Company Intellectual Property, other than licenses granted in the Ordinary Course of Business;

(xxv) except as required pursuant to the terms of any Company Plan in effect as of the date of this Agreement, (A) increase in any manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any employee, officer or director of the Company or any of its Subsidiaries (other than annual, promotion-related or merit based increases in base salaries and any corresponding increase in annual bonus opportunities (to the extent based on base salary) made to non-executive officer employees in the Ordinary Course of Business), (B) become a party to, establish, adopt, materially amend, commence participation in or terminate any Company Plan or any arrangement that would have been a Company Plan had it been entered into prior to this Agreement (other than routine annual plan renewals and routine annual changes to welfare plans, that in either case do not materially increase the Company’s cost for such plans), (C) grant any new equity or equity-based awards, or amend or modify the terms of any such outstanding awards, under any Company Plan, (D) take any action to accelerate the vesting or lapsing of restrictions on payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or with respect to Non-U.S. Company Plans, IFRS or other accounting requirements of the local jurisdiction, as applicable, (F) forgive any loans or issue any loans (other than routine advances for business expenses issued in the Ordinary Course of Business) to any employee, officer or director of the Company or any of its Subsidiaries, (G) hire any employee in an L-series role (Grade J or above) (other than to fill vacancies in the Ordinary Course of Business) or (H) terminate the employment of any executive officer, other than for cause. For the avoidance of doubt, the right of the Board or any board of directors of any of the Company’s Subsidiaries (including any committee thereof) to take any of the foregoing actions under the terms of any Company Plan shall not be deemed “required” for purposes of this Section 6.1(a)(xxv);

(xxvi) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization; or

(xxvii) agree, authorize or commit to do any of the foregoing.

(b) After the date of this Agreement and prior to the Effective Time or earlier termination of this Agreement, the Company will take the actions set forth in Section 6.1(b) of the Company Disclosure Letter.

(c) Prior to making any material written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit obligations of Parent arising on or after the Effective Time that are affected by the transactions contemplated by this Agreement, including any communications that would be required to be filed under the Securities Act, the Exchange Act or any rules and regulations promulgated thereunder, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider in good faith Parent’s comments on any such communication; provided that the Company is not obligated to seek Parent’s prior review and comment in the case of (i) responses to individual inquiries by a Continuing Employee or any other oral communication that is not directed to Continuing Employees in general so long as such communication is generally consistent with communications in written form previously reviewed by Parent and (ii) ordinary course communications related to annual open enrollment and the transition to a private health insurance exchange.

(d) Except as otherwise expressly provided herein, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(e) During the period from the date hereof to the Effective Time or earlier termination of this Agreement, except as set forth on Section 6.1(e) of the Company Disclosure Letter, or as required by applicable Law or the rules of any stock exchange, the Company shall not, and shall cause any of its Subsidiaries that are record or beneficial owners of any capital stock of or equity interest in Genworth Canada or any of its Subsidiaries not to, without Parent’s prior written consent (which consent, in the case of clauses (ii)(B) and (iii) below (and, to the extent applicable to either clause (ii)(B) or clause (iii) below, clause (iv) below) shall not be unreasonably withheld, conditioned or delayed):

(i) sell, pledge, dispose of, transfer, abandon, lease or otherwise encumber or subject to any Lien, any capital stock of or equity interest in Genworth Canada;

(ii) take any actions as record or beneficial owners of any capital stock of or equity interest in Genworth Canada (except with respect to routine matters that are presented to the shareholders of Genworth Canada at any annual general meeting or any similar proceeding relating to, (x) subject to Section 6.1(e)(ii)(B), the election of directors of Genworth Canada, (y) the ratification of the appointment of auditors of Genworth Canada or (z) any share repurchases that would not decrease the percentage of the outstanding voting stock of Genworth Canada owned by the Company and its Subsidiaries as of the date hereof), including:

(A) voting as a shareholder of Genworth Canada to approve or provide any consent to (x) any amendment of the Fundamental Documents of Genworth Canada or any of its Subsidiaries, (y) any sale, transfer, lease or other disposition of any of the assets of Genworth Canada or any of its Subsidiaries or (z) any other non-routine action submitted to a vote of the shareholders of Genworth Canada that is material to Genworth Canada and its Subsidiaries, taken as a whole; and

(B) taking any action as a shareholder to remove, nominate or appoint (other than to fill vacancies and other than with respect to the reelection of continuing directors) any directors of Genworth Canada;

(iii) enter into or cancel or amend, supplement or otherwise modify any agreement between Genworth Canada or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries (other than the Specified Entities), on the other hand, except those amendments, supplements or modifications that are solely administrative in nature; or

(iv) authorize any of, or commit, resolve or agree to take any of, or issue any press releases or otherwise make public announcements with respect to any of the foregoing actions.

6.2 No Solicitation; Acquisition Proposals; Change of Recommendation.

(a) The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it and its Subsidiaries shall, and the Company shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly, nor shall it authorize any of the officers and directors of it or its Subsidiaries to (subject to the terms of the provisos in the definition of “Subsidiary” in Article X):

(i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage in or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal, or provide any non-public information or data to any Person that has made, or to the Knowledge of the Company is reasonably likely to make or is considering (in each case whether alone or as part of a group), an Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 6.2;

(iii) take any action to exempt any Third Party from the restrictions on “business combinations” contained in Section 203 of the DGCL or any other applicable Takeover Statute or otherwise cause such restrictions not to apply; or

(iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal;

provided, that notwithstanding the foregoing or anything else in this Agreement to the contrary, the Company may waive, and may choose not to enforce, any provision of any standstill or confidentiality agreement with any Person that would prohibit such Person from communicating confidentially an Acquisition Proposal to the Company Board.

Notwithstanding anything in this Agreement to the contrary, prior to but not after the time the Requisite Company Vote is obtained, the Company may, after complying with the notice obligation set forth in the first sentence of Section 6.2(g), (1) provide information and data in response to a request therefor by a Person who has made an unsolicited written Acquisition Proposal that the Company Board reasonably believes to be credible if the Company receives from the Person so requesting such information or data an executed confidentiality agreement on terms relating to confidentiality not less restrictive to the other party than those contained in the Confidentiality Agreements (provided that, such executed confidentiality agreement need not prohibit the making, or amendment, of any Acquisition Proposal to the Company), and promptly discloses (and, if applicable, provides copies of) any such information and data to Parent to the extent not previously provided to Parent; or (2) engage in or otherwise participate in any discussions or negotiations with any Person who has made such an unsolicited written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clause (1) or (2) above, the Company Board determined in good faith after consultation with its financial advisor and outside counsel, that such action is reasonably necessary in order for the Company’s directors to comply with their fiduciary duties under applicable Law.

(b) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries with any Person other than the Company or any of its Subsidiaries, Parent, Merger Sub or any controlled Affiliate thereof (a “Third Party”), or

(ii) any proposal or offer by any Third Party for an acquisition, in each case of the foregoing (i) and (ii), which, if consummated, would result in such Person becoming the beneficial owner, directly or indirectly, in one or a series of related transactions (including by way of reinsurance or otherwise), of (x) 10% or more of the total voting power of any class of equity securities of the Company (or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity), (y) 10% or more of the consolidated total assets (including equity securities of any Subsidiary of the Company) of the Company and its Subsidiaries, taken as a whole, or (z) any assets to which 10% or more of the consolidated net revenues or consolidated net income of the Company and its Subsidiaries, taken as a whole, for the year ended December 31, 2015, are attributable; in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited Acquisition Proposal that would result in any Third Party (or its equity owners) becoming the beneficial owner (or owners), directly or indirectly, of (i) assets (x) that are more than 80% of the consolidated total assets (including equity securities of any Subsidiary of the Company) of the Company and its Subsidiaries, taken as a whole, and (y) to which 80% or more of the consolidated net revenues or consolidated net income of the Company and its Subsidiaries, taken as a whole, are attributable or (ii) more than 80% of the total voting power or number of outstanding Shares (or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity) that the Company Board has determined in its good faith judgment, after consultation with its outside financial advisors and outside counsel and taking into account legal, financial, regulatory and other aspects of the proposal and of this Agreement (including any proposal by Parent to amend the terms of this Agreement) as the Company Board considers to be appropriate, (x) would result in a transaction that, if consummated, would be more favorable to the stockholders of the Company from a financial point of view than the Merger, and (y) is reasonably capable of being consummated on the terms so proposed.

(c) No Change of Recommendation or Alternative Acquisition Agreement.

(i) Subject to Section 6.2(d), the Company Board and each committee of the Company Board shall not (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger, (B) authorize, approve or recommend, or publicly propose to authorize, approve or recommend, any Acquisition Proposal, (C) fail to include the Company Recommendation in the Proxy Statement, (D) fail to recommend that the Company’s stockholders reject any tender offer or exchange offer that has been publicly announced with respect to the outstanding Shares prior to the earlier of (x) the date of the Stockholders Meeting (if it is reasonably practicable to make such recommendation prior to the Stockholders Meeting, taking into account the amount of time between the disclosure of such offer and the Stockholders Meeting and the Company’s ability to adjourn the Stockholders Meeting to facilitate such recommendation) and (y) 11 Business Days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act, or (E) fail to reaffirm the Company Recommendation within two Business Days after receiving a written request to do so from Parent or approve, recommend or otherwise declare advisable (or publicly propose to approve or recommend) any Acquisition Proposal (any of the foregoing, a “Change of Recommendation”). For the avoidance of doubt, no action or omission of the board of directors (or other governing bodies) of the Specified Entities shall constitute a Change of Recommendation hereunder.

(ii) Subject to the termination right contemplated by Section 8.3(b), the Company shall not, and shall cause its Subsidiaries not to, and the Company Board and each committee of the Company Board shall not approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (except for confidentiality agreements permitted under Section 6.2(a)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).

(d) Change of Recommendation. Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may, prior to but not after the time the Requisite Company Vote is obtained, make a Change of Recommendation if (i) an Intervening Event has occurred or (ii) the Company receives an Acquisition Proposal that the Company Board has determined in good faith constitutes a Superior Proposal, and the Company Board has determined in good faith after consulting with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided that, the Company Board may not take any such action unless (1) in the case of clause (ii) above, the receipt of such Acquisition Proposal was not the result of a material breach of this Section 6.2, (2) prior to making such Change of Recommendation, the Company provides prior written notice to Parent at least five Business Days in advance (the “Change of Recommendation Notice Period”) of its intention to take such action, which notice shall, in the case of a Superior Proposal, specify the material terms and conditions of such Superior Proposal (including the identity of the Person making such Superior Proposal) and attach the most current unredacted version of any documents evidencing such Superior Proposal, and any material modifications to any of the foregoing, and, in the case of an Intervening Event, include a reasonably detailed description of such Intervening Event, (3) during the Change of Recommendation Notice Period the Company shall, and shall cause its financial advisor and outside counsel to, negotiate with Parent in good faith should Parent propose to make such amendments of the terms and conditions of this Agreement such that, in the case of a Superior Proposal, such Acquisition Proposal no longer constitutes a Superior Proposal and, in the case of an Intervening Event, the failure to make such Change of Recommendation in light of such Intervening Event would no longer be inconsistent with the fiduciary duties of the Company Board under applicable Laws (in each case as determined in the good faith judgment of the Company Board after taking into account any such amendments that Parent shall have agreed to make prior to the end of the Change of Recommendation Notice Period) and (4) the Company Board takes into account any amendments of the terms and conditions of this Agreement agreed to by Parent in writing prior to the end of the Change of Recommendation Notice Period; it being understood that any material amendment of any Acquisition Proposal will be deemed to be a new Acquisition Proposal, including for purposes of the Change of Recommendation Notice Period; provided, however, subsequent to the initial Change of Recommendation Notice Period, the Change of Recommendation Notice Period shall be reduced to three Business Days and, following such reduction any additional Change of Recommendation Notice Periods shall be further reduced to one Business Day.

(e) Certain Permitted Disclosure. Nothing contained in this Agreement shall be deemed to prohibit the Company or the Specified Entities or the Company Board or the board of directors (or other governing bodies) of any Specified Entity from: (i) complying with its disclosure obligations under U.S. federal or state law or, in the case of a Specified Entity, its disclosure obligations under the Laws of Australia or Canada (as applicable), with regard to an Acquisition Proposal; (ii) making any disclosure to the stockholders of the Company or any Specified Entity, as applicable, if, after consultation with its outside legal counsel, the Company or such Specified Entity, as applicable, determines that such disclosure would be required under applicable Laws; or (iii) informing any Person of the existence of the provisions contained in this Section 6.2; provided, however, in the case of (i) and (ii), if such disclosure has the substantive effect of withdrawing or modifying in a manner adverse to Parent the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Parent shall have the right to terminate this Agreement pursuant to Section 8.4(a). The parties agree that any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act will not constitute a Change of Recommendation hereunder.

(f) Existing Discussions. The Company agrees that it will immediately cease and cause to be terminated any existing activities, solicitations, discussions or negotiations with any parties conducted heretofore by the Company, its Subsidiaries or any Representatives of the Company or its Subsidiaries with respect to any Acquisition Proposal. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its Subsidiaries’ respective securities or assets, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries including promptly terminating all physical and electronic data room access previously granted to any such Persons.

(g) Notice. The Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal (and any changes thereto) are received by, any information or data in connection with an Acquisition Proposal is requested from, or any discussions or negotiation in connection with an Acquisition Proposal are sought to be initiated or continued with, it or any of its Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). Thereafter the Company will keep Parent reasonably informed, on a prompt basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

6.3 Proxy Filing; Information Supplied.

(a) The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, and in any event within 30 Business Days after the date of this Agreement, the Proxy Statement in preliminary form. The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

(b) The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall (i) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments, (iii) consider in good faith any comments proposed by Parent and its counsel and (iv) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such meetings that relate to the Proxy Statement). The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. If, at any time prior to the Stockholders Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(c) Except to the extent expressly permitted by Section 6.2(d), the Proxy Statement shall include the Company Recommendation.

6.4 Stockholders Meeting.

Regardless of whether the Company Board determines at any time that this Agreement is no longer advisable or recommends that the Company’s stockholders reject it or whether any other Change of Recommendation has occurred at any time, in accordance with Section 6.2, but subject to the Company’s rights under Sections 8.1, 8.2 and 8.3, the Company shall (a) establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold, a meeting of its stockholders (the “Stockholders Meeting”), for the purpose of obtaining the Requisite Company Vote and (b) use its reasonable best efforts to cause the Stockholders Meeting to occur within 30 days immediately following the date on which the Proxy Statement is mailed to the Company’s stockholders (unless otherwise consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned) and if such calendar day is not a Business Day, on the first Business Day subsequent to such calendar day); provided that, (i) the Company may postpone or adjourn such meeting to the extent that it has reasonably determined, after consultation with outside legal counsel, that such postponement or adjournment is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Stockholders Meeting; (ii) if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting or insufficient votes in favor of adoption of this Agreement to obtain the Requisite Company Vote, the Company may postpone or adjourn the Stockholders Meeting to a date that is a Business Day and no more than 30 days after the previous meeting date, as reasonably determined by the Company; and the Company shall use its commercially reasonable efforts during such period to obtain such a quorum as promptly as practicable; and (iii) the Company may adjourn or postpone the Stockholders Meeting until the fourth Business Day after the expiration of any Change of Recommendation Notice Period; provided, further, that, in the event that during the five Business Days prior to the date that the Stockholders Meeting is then scheduled to be held, the Company delivers a notice of an intent to make a Change of Recommendation in accordance with Section 6.2(d), Parent may direct the Company to adjourn or postpone the Stockholders Meeting for up to 10 Business Days and the Company will promptly, and in any event no later than the next Business Day, adjourn or postpone the Stockholders Meeting in accordance with Parent’s direction. Once the Company has established a record date for the Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Stockholders Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Unless the Company Board shall have effected a Change of Recommendation in accordance with Section 6.2, the Company Board shall make the Company Recommendation and the Company shall use its reasonable best efforts to obtain the Requisite Company Vote. Without the prior written consent of Parent, the adoption of this Agreement and approval of the transactions contemplated by this Agreement will be the only matters (other than related procedural matters) that the Company will propose to be acted on by the Company’s stockholders at the Stockholders Meeting.

6.5 Filings; Other Actions; Notification.

(a) Cooperation.

(i) Subject to the terms and conditions set forth in this Agreement (including, for the avoidance of doubt, the third proviso in the definition of “Subsidiaries”), the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries and other Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their respective parts under this Agreement and applicable Laws to consummate and make effective, the Merger and the other transactions contemplated by this Agreement, as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain, as promptly as practicable, and maintain all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity (including, for the avoidance of doubt, all of the Company Approvals and the Parent Approvals) in order to consummate the Merger or any of the other transactions contemplated by this Agreement. In furtherance of, and without limiting the generality of the foregoing, each of Parent and the Company, as applicable, shall (and shall cause their respective Subsidiaries and other Affiliates to), in consultation and cooperation with the other and as promptly as practicable following the date of this Agreement and within the timeframes specified in the “Regulatory Filings: Timing and Responsibility” checklists included in Section 6.5(a) of the Parent Disclosure Letter and Section 6.5(a) of the Company Disclosure Letter, make all filings with, and deliver all notifications to, all Governmental Entities that may be or may become necessary, proper or advisable to be made or delivered by them under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (A) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice the notification and report form required under the HSR Act with respect to the transactions contemplated by this Agreement (it being understood that the Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act), (B) all appropriate documents, forms, filings or submissions required under any applicable foreign competition, antitrust, merger control, insurance or investment or other Laws, including with applicable Governmental Entities in Australia, Bermuda, Canada, India, Mexico and New Zealand, (C) with applicable Insurance Regulators, all documents, forms, filings or other submissions required under applicable Insurance Laws, in each case with respect to the Merger and the other transactions contemplated by this Agreement, including, all Approval Applications and Biographical Affidavits, in each case, substantially in the form delivered to the Company prior to the date hereof, (D) a draft and final notification of the transactions contemplated hereby to CFIUS (“Joint Notice”) pursuant to Section 721 of the Defense Production Act of 1950, as amended, including amendments made by the Foreign Investment and National Security Act of 2007 (codified at 50 U.S.C. § 4565), and the regulations promulgated by CFIUS thereunder, codified at 31 C.F.R. Part 800, et seq. (collectively, “Section 721”), (E) with FINRA, all appropriate documents, forms, filings or submissions required under NASD Rule 1017 and (F) all required approval applications to and notification filings with the National Development and Reform Commission of the PRC, Ministry of Commerce of the PRC, the State Administration of Foreign Exchange of the PRC, or their respective local counterparts, as applicable (each, a “PRC Governmental Entity”). The parties acknowledge and agree that the filings and notifications identified on the “Regulatory Filings: Timing and Responsibility” checklists included in Section 6.5(a) of the Parent Disclosure Letter and Section 6.5(a) of the Company Disclosure Letter shall be made by the parties, and within the periods, specified therein. Parent and the Company shall each use its respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the U.S. Life Restructuring, as soon as practicable after the Effective Time, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain, as promptly as practicable, and maintain all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the U.S. Life Restructuring. Without limiting the foregoing, Parent may include references to the U.S. Life Restructuring in the Approval Applications and similar filings required in connection with the acquisition of control of the Insurance Subsidiaries.

(ii) Each of Parent and the Company, as applicable, shall promptly notify the other of the receipt by it, any of its Subsidiaries or other Affiliates of all comments of applicable Governmental Entities with respect to the filings, notifications and other submissions referred to in Section 6.5(a)(i), including any request by a Governmental Entity for an amendment or supplement to such filings, notifications and other submissions or for additional information. As promptly as practicable after receipt thereof, each of Parent and the Company, as applicable, will provide the other and its counsel with copies of any such comments that are in writing, and advise the other and its counsel of the substance of any such comments that are oral. Each of the Company and Parent (for itself and its Subsidiaries and other Affiliates, as applicable) shall use its reasonable best efforts promptly to (i) provide responses to such Governmental Entities with respect to all such comments received and (ii) resolve such objections, if any, as may be asserted by any Governmental Entity with respect to such filings, notifications and submissions, as well as to the consummation of the Merger and the other transactions contemplated by this Agreement. Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, any filing made with, or written materials submitted to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement; provided that, (i) the parties do not have to provide each other any Personally Identifiable Information contained in any such filing or written materials, and such filing or materials may be redacted to remove Personally Identifiable Information, and (ii) Parent does not have to provide to the Company copies of any Biographical Affidavits if it makes copies of such Biographical Affidavits available for review by the Company’s counsel prior to their submission; and provided, further that, with respect to the FINRA application referenced in Section 6.5(a)(i)(E) or any supplemental requests made by FINRA or any other Governmental Entity with respect thereto, the parties acknowledge that Parent may initially attempt to submit unilaterally to FINRA any Personally Identifiable Information or other biographical information relating to the officers, directors, employees or Potential Controllers of, or other relevant individuals affiliated with, Parent, Merger Sub or any of their Affiliates, that may be required to complete such FINRA application but that, if Parent is unable successfully to deliver such information to FINRA in a manner that satisfies FINRA and such information is instead required to be submitted by the Company, then Parent shall provide the Company with such information, and, in that case, the Company shall restrict access to such information to the employees who need to receive it in order to make the applicable filing. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. In addition, subject to the foregoing rights, each of Parent and the Company will provide the other copies of all filings and other written materials provided to any Governmental

Entity in connection with the Merger and the other transactions contemplated by this Agreement promptly after their filing or submission. Each of Parent (for itself, its Subsidiaries and other Affiliates) and the Company will not independently participate in any substantive meeting, or engage in any substantive conversation, with any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement without using reasonable best efforts to give the other party reasonable prior written notice of such meeting or conversation and, unless prohibited by any such Governmental Entity, the opportunity to attend or participate in such meeting or conversation either in person or by telephone. If any Governmental Entity requires that a hearing or meeting be held in connection with any requisite approval, Parent shall use its reasonable best efforts to arrange for such hearing or meeting to be held as promptly as practicable after the notice that such hearing or meeting is required has been received by Parent, its Subsidiaries or any other Affiliates. The Company and Parent will not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity to delay or not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party.

(iii) In furtherance of, and without limiting the generality of, the obligations in Section 6.5(a)(i) and Section 6.5(a)(ii), each of the Company and Parent agrees to take or cause to be taken the following actions in connection with the efforts to obtain the Completion of CFIUS Process: (A) cooperate in all respects and consult with each other in connection with the Joint Notice, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (B) promptly inform the other party of any communication received by such party from, or given by such party to, CFIUS, by promptly providing copies to the other party of any such written communications, except for any exhibits to such communications providing the Personally Identifiable Information required by 31 C.F.R. § 800.402(c)(6)(vi); and (C) permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give the other party the opportunity to attend and participate in any in-person meetings with CFIUS, in each of clauses (A), (B) and (C), subject to confidentiality considerations contemplated by Section 721 or as may be required by CFIUS. In addition, with regard to any meeting or substantive conversation, a party may not be represented or notified by the other party if any relevant Governmental Entity objects to the party’s being represented at any such meeting or in any such conversation and if a communication or meeting relates to a national security risk mitigation agreement between Parent and CFIUS or any of its constituent agencies, then Parent will be excused from any of its obligations to Company in this clause (iii) with respect thereto.

(b) Reasonable Best Efforts. Notwithstanding anything to the contrary contained in this Agreement:

(i) In no event shall (A) any party or any of its Subsidiaries or other Affiliates be required to agree to any material term, condition, obligation, restriction, requirement, limitation, qualification, remedy or other action imposed, required or requested by a

Governmental Entity in connection with its grant of any Company Approval or Parent Approval that is not conditioned upon the consummation of the Merger or (B) the Company or any of its Subsidiaries or other Affiliates agree to any term, condition, obligation, restriction, requirement, limitation, qualification, remedy or other action in connection with the obtaining of any Company Approval or Parent Approval without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).

(ii) The parties hereby agree and acknowledge that neither this Section 6.5 nor the “reasonable best efforts” standard shall require, or be construed to require, Parent or any of its Affiliates, in order to obtain any Company Approvals or Parent Approvals, to agree to any term or condition or take any action:

(A) that would (1) impose any requirement to sell, license, assign, transfer, divest, hold separate or otherwise dispose of, before or after the Closing, any assets or businesses of Parent, the Company or any of their respective Affiliates, (2) prohibit, limit, restrain or impair Parent’s, the Company’s or any of their respective Affiliates’ ability to control, direct, manage or operate, or exercise full rights of ownership with respect to, their respective assets, licenses, product lines, businesses or interests therein (including, with respect to Parent, its ownership of interests in the Surviving Corporation after the Closing), (3) impair the ability of Parent, the Company or any of their respective Affiliates to continue to conduct their respective businesses following the Closing substantially in the manner conducted in the 12-month period prior to the date hereof or (4) impose any other obligation, restriction, requirement, limitation, qualification, condition, remedy or other action, that in the case of all such terms and conditions described in clauses (1) through (4), individually or in the aggregate with all other such terms or conditions would, (x) reasonably be expected to result in a material adverse effect on the financial condition; properties, assets and liabilities (considered together), business; or results of operation of Parent and its Affiliates, taken as a whole, or a Company Material Adverse Effect (in each case, either before or after giving effect to the Merger and the other transactions contemplated by this Agreement), or (y) reasonably be expected to materially impair the aggregate economic benefits that, as of the date of this Agreement, Parent and its Affiliates reasonably expect to derive from the consummation of the Merger and other transactions contemplated by this Agreement, in each case, other than any action or condition relating to Capital Support, which shall be governed by clause (B) below; or

(B) set forth in Section 6.5(b)(ii) of the Parent Disclosure Letter;

(any such terms and conditions described in clause (A) or (B) above, in each case, being referred to herein as a “Burdensome Condition”); provided that, Parent can compel the Company to take any of the actions referred to above in this Section 6.5(b)(ii) (or agree to take such actions) if such actions are conditioned upon the consummation of the Merger. Notwithstanding the foregoing or anything to the contrary in this Agreement, none of the matters set forth on Section 6.5(b)(ii) of the Company Disclosure Letter shall constitute a Burdensome Condition or be taken into account in determining whether a Burdensome Condition exists or has been imposed.

(iii) The parties further acknowledge that neither this Section 6.5 nor the “reasonable best efforts” standard shall require, or be construed to require, Parent or any of its Affiliates to prepare or submit any Specified Information to any Governmental Entity in order to obtain any Company Approvals or Parent Approvals.

(iv) In the event that CFIUS notifies Parent, Merger Sub and the Company that CFIUS (x) has completed its review or investigation and (y) intends to send a report to the President of the United States recommending that the President act to suspend or prohibit the Merger or any of the other transactions contemplated by this Agreement, Parent may request a withdrawal of the Joint Notice and neither Parent, nor Merger Sub nor the Company shall have any further obligation to seek Completion of CFIUS Process.

(c) Information. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement; provided that, notwithstanding any provision herein to the contrary, (i) the parties do not have to provide each other any Personally Identifiable Information required under any such statement, filing, notice or application, and such statement, filing, notice or application may be redacted to remove Personally Identifiable Information, and (ii) Parent does not have to provide the Company copies of any Biographical Affidavits if it makes copies of such Biographical Affidavits available for review by the Company’s counsel prior to their submission; and provided, further that, with respect to the FINRA application referenced in Section 6.5(a)(i)(E) or any supplemental requests made by FINRA or any other Governmental Entity with respect thereto, the parties acknowledge that Parent may initially attempt to submit unilaterally to FINRA any Personally Identifiable Information or other biographical information relating to the officers, directors, employees or Potential Controllers of, or other relevant individuals affiliated with, Parent, Merger Sub or any of their Affiliates, that may be required to complete such FINRA application but that, if Parent is unable successfully to deliver such information to FINRA in a manner that satisfies FINRA and such information is instead required to be submitted by the Company, then Parent shall provide the Company with such information, and, in that case, the Company shall restrict access to such information to the employees who need to receive it in order to make the applicable filing.

(d) Status. Subject to applicable Laws, the Company and Parent each shall keep the other apprised on a prompt basis of the status of matters relating to completion of the transactions contemplated by this Agreement. In furtherance of the foregoing, each party shall give to the other party prompt written notice if it receives, and Parent shall give the Company prompt written notice if any of its Affiliates or other Potential Controller receives, any notice or other communication from any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and, in the case of any such notice or communication that is in writing, shall promptly furnish such other party with a copy thereof; provided that, the parties do not have to provide each other any Personally Identifiable Information contained in such communications, and such communications may be redacted to remove Personally Identifiable Information and Parent does not have to furnish copies of written communications with respect to the Biographical Affidavits if it informs the Company that it has received any such communications and makes such communications available for review by the Company or its Representatives at the New York offices of Parent’s counsel. The Company and Parent each shall give prompt notice to the other party of any change, fact or condition that is, individually or in the aggregate, reasonably expected to (i) with respect to the Company, result in a Company Material Adverse Effect, (ii) with respect to Parent, result in a Parent Material Adverse Effect, or (iii) result in a failure of any condition to the other party’s obligations to effect the Merger.

6.6 Access and Reports. Subject to applicable Laws, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, Contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided that, no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreements.

6.7 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.8 Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

6.9 Employee Benefits.

(a) Except as set forth on Section 6.9 of the Company Disclosure Letter, Parent agrees that the employees of the Company and its Subsidiaries at the Effective Time

who continue to remain employed with the Company or its Subsidiaries (the “Continuing Employees”) shall, during the period commencing at the Effective Time and ending on the later of (x) the first anniversary of the Effective Time and (y) December 31, 2018, be provided with (1) base salary or base wage no less than the base salary or base wage rate as in effect for each such employee immediately prior to the Effective Time, (2) short-term incentive compensation opportunities of equivalent value to target incentive compensation opportunities that were provided pursuant to the Company’s Variable Incentive Compensation program immediately prior to the Effective Time, (3) to the extent applicable, commissions that are substantially comparable to those in effect, to the extent applicable, for each such employee immediately prior to the Effective Time, and (4) retirement and welfare benefits (excluding any benefits under a tax-qualified defined benefit pension plan or retiree medical or welfare plan) that are substantially comparable in the aggregate to the retirement and welfare benefits provided by the Company and its Subsidiaries to such employees immediately prior to the Effective Time. In addition, Parent shall provide, or shall cause the Surviving Corporation or one of its Affiliates to provide, (A) long-term cash, equity or equity-based incentive compensation to Continuing Employees for the 2018 fiscal year with an aggregate target value equal to the aggregate target value of the long-term incentive opportunities provided to employees who were eligible for such opportunities in respect of the fiscal year in which the Effective Time occurs, subject to terms and conditions to be determined by Parent and (B) severance pay and termination benefits to any Continuing Employee whose employment is terminated during the period commencing at the Effective Time and ending on the later of (x) the first anniversary of the Effective Time and (y) December 31, 2018, on terms and in amounts no less favorable than the greater of (i) the applicable formula(s) set forth on Section 6.9(a) of the Company Disclosure Letter and (ii) as required by applicable Law.

(b) Parent shall use commercially reasonable efforts to (1) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates in which such Continuing Employees may become entitled to participate to be waived with respect to the Continuing Employees and their eligible dependents, (2) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (3) give each Continuing Employee service credit for such Continuing Employee’s combined and continuous employment with the Company and its Subsidiaries (including any predecessors thereof), as well as for any service otherwise recognized by the Company and its Subsidiaries prior to the Effective Time, for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent benefit plan, as if such service had been performed with Parent (except for benefit accrual under defined benefit pension plans or retiree medical or welfare plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits).

(c) Prior to the Effective Time, if requested by Parent in writing no later than 10 Business Days prior to the Closing Date, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation.

(d) If the Closing Date occurs prior to the date on which the Company or any of its Subsidiaries pays annual bonuses for the year ended December 31, 2016, then Parent shall pay, or shall cause the Surviving Corporation or one of its Affiliates to pay, a bonus to each Continuing Employee who satisfies the criteria to receive such a bonus for the pre-Closing portion of the year ended December 31, 2016, as promptly as practicable following the Closing Date, or, if later, as promptly as practicable following December 31, 2016. The amount of any such bonus shall be calculated in good faith based on the same performance metrics as are in effect on the date of this Agreement.

(e) From and after the Effective Time, Parent shall honor, or shall cause the Surviving Corporation or one of its Affiliates to honor, the Company Plans set forth on Section 4.8(a) of the Company Disclosure Letter as in effect immediately prior to the Effective Time. Except as set forth on Section 6.9(e) of the Company Disclosure Letter, nothing contained in this Agreement is intended to prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any Company Plan in accordance with its terms after the Effective Time.

(f) Nothing contained in this Agreement is intended to (1) be treated as an amendment of any particular Company Plan, (2) subject to Section 6.9(e), prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Plan in accordance with their terms, (3) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee in accordance with applicable Law, or (4) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

6.10 Expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for Company Approvals (excluding those related to the U.S. Life Restructuring incurred prior to the date hereof) and Parent Approvals, the Proxy Statement and printing and mailing the Proxy Statement shall be shared equally by Parent and the Company.

6.11 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, (i) the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (other than the Specified Entities) (in each case, when acting in such capacity), determined as of the

Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and in connection therewith to provide advancement of expenses to such Indemnified Parties, to the fullest extent such Indemnified Parties are indemnified or exculpated or have the right to advancement of expenses under Delaware Law and the Company’s Fundamental Documents in effect on the date of this Agreement and (ii) each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, honor and maintain the provisions regarding the elimination of liability of directors, indemnification of directors and officers and advancement of expenses contained in the Company’s Fundamental Documents that are in effect as of the date hereof.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay for “tail” insurance policies to the policies of directors’ and officers’ liability insurance maintained immediately prior to the Effective Time by the Company (which policies will be renewals, or replacements on terms that are substantially similar in all material respects, of the applicable policies in effect as of the date hereof and which “tail” policies will provide only the side A coverage for Indemnified Parties where the policies in-force also include Side B coverage) with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability at least as favorable to such directors and officers as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated by this Agreement); provided, that in no event shall the Company expend for such policies a premium amount in excess of the amount set forth in Section 6.11(b) of the Company Disclosure Letter; and, provided, further, that if the premium of such insurance coverage exceeds such amount, the Company shall, or Parent shall cause the Surviving Corporation to, as applicable, obtain a policy with the greatest coverage available for a premium not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 will survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and his or her heirs. The obligations of Parent and the Surviving Corporation under this Section 6.11 may not be terminated or modified in such a manner as to affect adversely any Indemnified Party without the consent of such Indemnified Party, it being expressly agreed that the Indemnified Parties will be third party beneficiaries of this Section 6.11.

(e) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the Fundamental Documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such claims under any such policies. Parent will or will cause the Surviving Corporation to pay all reasonable and documented expenses that may be incurred by an Indemnified Party in enforcing this Section 6.11.

6.12 Defense of Litigation. The Company shall as promptly as practicable notify Parent of any Proceeding brought by stockholders of the Company against the Company or its directors or officers arising out of or relating to the Merger and the other transactions contemplated by this Agreement to which it is a party, and to the extent practicable, shall consult with Parent (including by giving Parent the right to review in advance, and comment with respect to (which such comments the Company shall duly consider in good faith), any pleading or filing made with, or other written materials to be submitted to, any Governmental Entity in connection with any such Proceeding), keep Parent reasonably informed with respect to any material developments regarding the defense of any such Proceeding (including by providing Parent with copies of all pleadings, filings and other written correspondence or memoranda given to, or received from, any Governmental Entity in connection with any such Proceeding) and shall give due consideration in good faith to Parent’s advice with respect to any such Proceeding; provided, however, that the Company shall be entitled to control any such Proceeding and shall be entitled to settle any such Proceeding in its sole and absolute discretion to the extent such settlement does not involve payments reasonably expected to exceed any insurance proceeds that the Company reasonably expects to receive with respect to such Proceeding (plus all related deductibles related to such insurance proceeds, if any), but may not otherwise settle any such Proceedings without Parent’s consent, which consent may not be unreasonably withheld, conditioned or delayed.

6.13 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and use reasonable best efforts to take such actions as are necessary, and shall cause and direct the Subsidiaries of the Company to grant such approvals and use reasonable best efforts to take such actions as are necessary, so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise use reasonable best efforts to attempt to eliminate or minimize the effects of such Takeover Statute on such transactions.

6.14 Parent Vote. Immediately after the execution and delivery of this Agreement, Parent shall execute and deliver, in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

6.15 Escrow of Parent Termination Fee.

(a) As of the date hereof, Parent and the Company have entered into an agreement (the “Escrow Deposit Agreement”) pursuant to which Parent has paid to the Company a cash amount in immediately available funds in U.S. Dollars equal to the Parent Termination Fee, and the Company has agreed to hold and invest such amount in accordance with the terms thereof.

(b) The parties shall cooperate and work together in good faith to cause the Escrow Agent to establish the Escrow Account as soon as practicable after the date hereof. After the Escrow Account has been established and the Escrow Agent has confirmed to the parties that it is prepared to receive the Escrow Deposit (as defined in the Parent Escrow Agreement) thereunder, then Parent shall deliver a notice pursuant to Section 3 of the Escrow Deposit Agreement (an “Escrow Deposit Notice”) to the Company instructing the Company to deposit into the Escrow Account all amounts held pursuant to the Escrow Deposit Agreement and any earnings or interest on such amount from the date hereof to the date that such deposit is made (such amount, the “Parent Escrow Amount”). The Escrow Deposit Notice shall include complete and accurate wire transfer instructions for the Escrow Account. As soon as reasonably practicable after the Company has received a valid and complete Escrow Deposit Notice, the Company shall deposit, or caused to be deposited, with the Escrow Agent a cash amount of immediately available funds in U.S. Dollars equal to the Parent Escrow Amount. The Parent Escrow Amount shall be used as collateral and security for the payment of the Parent Termination Fee and any interest or expense relating to the Parent Termination Fee, and of any damages, judgment, decision or award (including any arbitration award) that may become due by Parent or its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement (which, for this purpose only, shall exclude the U.S. Life Restructuring), and which amount shall be held and released by the Escrow Agent subject to the terms of this Agreement and the Parent Escrow Agreement; provided, however, that the Escrow Agent shall release the Parent Escrow Amount (together with any interest accrued thereon) (i) on the Closing Date, (ii) on the 90th day after the Company or Parent has given notice to terminate this Agreement to the other party pursuant to Section 8.5 and Section 9.6, provided, that the Company has not properly submitted any dispute for arbitration in accordance with Section 9.5, or (iii) on such other date as is provided in the Parent Escrow Agreement.

6.16 Capital Support. Parent shall, contribute to the Company the following cash amounts of immediately available funds in U.S. Dollars: (a) on or prior to the maturity of the Company 2018 Notes, $600,000,000, to be used to retire such outstanding debt obligations; and (b) on or prior to the consummation of the Unstacking, $525,000,000 that, together with the $175,000,000 that the Company has previously committed to make available for this purpose, will be used to facilitate the Unstacking.

6.17 Equity Financing. Subject to the terms and conditions of this Agreement, Parent shall use its reasonable best efforts to (i) obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, (ii) maintain in effect the Equity Commitment Letter until all obligations thereunder are fully performed, (iii) consummate the transactions contemplated by the Equity Financing at or prior to the Closing and (iv) enforce the

Investors’ funding obligations and the rights of Parent and Merger Sub under the Equity Commitment Letter to the extent necessary to fund (i) the payments under Section 3.1(a) when due under this Agreement and (ii) Parent’s commitment contemplated in Section 6.16(a) hereof on or prior to the maturity of the Company 2018 Notes and (iii) Parent’s commitment contemplated in Section 6.16(b) hereof in connection with the Unstacking.

ARTICLE VII

CONDITIONS

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote.

(b) Non-PRC Regulatory Approvals. The parties shall have obtained the Parent Approvals referred to in Section 7.1(b) of the Parent Disclosure Letter, the Company Approvals referred to in Section 7.1(b) of the Company Disclosure Letter and any other approvals from any Governmental Entity with competent jurisdiction for which the failure to obtain such approval would subject the Company, Parent, or their respective Affiliates, or any of their respective directors, officers, other employees or Representatives to any criminal liability.

(c) PRC Regulatory Approvals. Parent shall have obtained the PRC Regulatory Approvals.

(d) Termination of HSR Waiting Period. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(e) No Injunction. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 4.2(a) [Capital Structure] shall be true and correct as of the Closing Date as though made on such date (in each case except (A) to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date and (B) so as long as the sum of all inaccuracies with respect to the issued and outstanding Shares does not increase the aggregate amount of the Per Share Merger Consideration by more than $250,000), (ii) each of the representations and warranties of the Company set forth in Section 4.1 [Organization, Good Standing and Qualification], Section 4.3(a) [Corporate Authority; Approval], Section 4.3(b) [Corporate Authority; Approval], Section 4.12 [Takeover Statutes] and Section 4.18 [Brokers and Finders] shall be true and correct in all material respects (disregarding all qualifications or limitations as to “material,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date as though made on such date (in each case except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “material,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date as though made on such date (except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except, solely in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Burdensome Condition. (i) The Parent Approvals referred to in Section 7.1(b) of the Parent Disclosure Letter and the Company Approvals referred to in Section 7.1(b) of the Company Disclosure Letter shall have been obtained, (ii) PRC Regulatory Approvals shall have been obtained by Parent and (iii) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, in each case of the foregoing clauses (i), (ii) and (iii), without the imposition of any Burdensome Condition.

(d) Unstacking Approvals. The Company Approvals referred to in Section 7.2(d) of the Company Disclosure Letter shall have been obtained.

(e) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that, individually or in the aggregate, has had, or would reasonably likely to have, a Company Material Adverse Effect.

(f) Officers’ Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions in Section 7.2(a), Section 7.2(b) and Section 7.2(d).

(g) Specified Entities. The conditions set forth in Section 7.2(g) of the Company Disclosure Letter shall have been satisfied.

(h) No Company Ratings Event. No Company Ratings Event shall have occurred and be continuing.

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub set forth in Section 5.1 [Organization, Good Standing and Qualification], Section 5.2 [Corporate Authority] and Section 5.13 [Section 203 of the DGCL] shall be true and correct as of the Closing Date as though made on such date (in each case except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and (ii) each of the other representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects (disregarding all qualifications or limitations as to “material,” “Parent Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct as so made would not, individually or in the aggregate, reasonably be expected to have, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officers’ Certificate. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub as to the satisfaction of the conditions in Section 7.3(a) and Section 7.3(b).

ARTICLE VIII

TERMINATION

8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if:

(a) the Merger shall not have been consummated by August 31, 2017 (as such date may be extended pursuant to Section 9.5(c), the “End Date”), whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a); provided, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to any party if such failure of the Closing to occur on or prior to the End Date is principally caused by or is the result of a material breach of this Agreement by such party;

(b) the Requisite Company Vote shall not have been obtained after a vote with respect to adoption of this Agreement shall have been taken at the Stockholders Meeting or at any adjournment or postponement of the Stockholders Meeting; or

(c) any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect, or shall have taken any other action, in each case that is final and non-appealable and has the effect of permanently restraining, enjoining or otherwise prohibiting consummation by it of the Merger (whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a)).

8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company if:

(a) the Company is not then in material breach of its covenants under this Agreement and there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become inaccurate after the date of this Agreement, which failure to perform, breach or inaccuracy would give rise to the failure of any condition set forth in Section 7.1 and Section 7.3 and such failure to perform, breach or inaccuracy is not curable or, if curable, is not cured prior to the earlier of (x) 30 days after written notice thereof is given by the Company to Parent and (y) the End Date; or

(b) the Requisite Company Vote has not yet been obtained, the Company effects a Change of Recommendation as a result of its receipt of a Superior Proposal when permitted to do so in accordance with Section 6.2(d) and the Company enters into a definitive written agreement providing for such Superior Proposal concurrently with or immediately following the termination of this Agreement; provided that the termination of this Agreement pursuant to this Section 8.3(b) will not be effective unless and until the Company has paid the Company Termination Fee to Parent in accordance with Section 8.5(b).

8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (or, in the case of clause (a) below, prior to the time that the Requisite Company Vote has been obtained) by action of the board of directors of Parent if:

(a) the Company Board or any committee of the Company Board shall have effected a Change of Recommendation;

(b) Parent and Merger Sub are not then in material breach of their respective covenants under this Agreement and there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become inaccurate after the date of this Agreement, which failure to perform, breach or inaccuracy would give rise to the failure of any condition set forth in Section 7.1 and Section 7.2 and such failure to perform, breach or inaccuracy is not curable or, if curable, is not cured prior to the earlier of (x) 30 days after written notice thereof is given by Parent to the Company and (y) the End Date; or

(c) the Company materially breaches its obligation under Section 6.15(b) to deposit the Parent Escrow Amount into the Escrow Account within two Business Days after it has received a valid and complete Escrow Deposit Notice and remains in material breach of such obligation on the date of termination.

8.5 Effect of Termination and Abandonment.

(a) Any party terminating this Agreement pursuant to this Article VIII shall give written notice of such termination to each other party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of termination of this Agreement as provided in this Article VIII, this Agreement shall forthwith become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, that (i) subject to Section 8.5(e), no such termination shall relieve any party hereto of any liability or damages to the other party resulting from any willful or intentional breach of this Agreement, (ii) notwithstanding anything in the foregoing to the contrary, the provisions set forth in this Section 8.5 and the provisions identified in the second sentence of Section 9.1 shall survive the termination of this Agreement and (iii) the obligations of the parties under the Escrow Deposit Agreement shall survive the termination of this Agreement in accordance with its terms.

(b) The Company shall, at the applicable time specified in this Section 8.5(b), pay to Parent a fee equal to $105,000,000 (the “Company Termination Fee”) if this Agreement is terminated pursuant to:

(i) Section 8.3(b);

(ii) Section 8.4(a);

(iii) Section 8.4(b) as a result of a willful or intentional breach of Sections 6.2, 6.4 or 6.5 (and not as a result of any other breach); or

(iv) Section 8.2(a) or Section 8.2(b) by either the Company or Parent, but only if: (A) in the case of a termination pursuant to Section 8.2(a), (1) the Stockholders Meeting to obtain the Requisite Company Vote has not been held prior to the time of such termination and (2) a bona fide Acquisition Proposal was made known to the Company, the Company Board, any committee of the Company Board or senior management of the Company after the date of this Agreement and was not withdrawn or rejected in writing by the Company Board, or was publicly proposed or publicly disclosed to the Company’s stockholders, and was not publicly withdrawn, prior to the time of such termination), (B) in the case of a termination pursuant to Section 8.2(b), a bona fide Acquisition Proposal was publicly proposed or publicly disclosed to the Company’s stockholders, and was not publicly withdrawn, prior to the taking of a vote to adopt this Agreement at the Stockholders Meeting or any postponement or adjournment thereof and (C) in each of the foregoing cases in clauses (A) and (B), the conditions specified in clause (v) below for the payment of the Company Termination Fee in the event of a termination pursuant to this Section 8.5(b)(iv) have been satisfied.

(v) If the Company is required to pay Parent the Company Termination Fee pursuant to clause (i), (ii) or (iii) of Section 8.5(b), the Company Termination Fee shall be payable not later than two Business Days after termination of this Agreement, in each case by wire transfer of immediately available funds to an account designated by Parent. The Company Termination Fee shall not be payable to Parent pursuant to Section 8.5(b)(iv) unless and until, within 12 months after such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement pursuant to which the Company or any of its Subsidiaries has agreed to undertake, solicit stockholder approval for or consummate, or shall have consummated, a transaction of the type referred to in the definition of “Acquisition Proposal” (which need not be the same Acquisition Proposal described in clause (iv) above) or, in the case of an Acquisition Proposal made by way of a tender offer or exchange offer, shall have not recommended that the Company’s stockholders reject such tender offer or exchange offer within the period specified in Rule 14e-2(a) under the Exchange Act (for purposes of this Section 8.5(b), substituting “50%” for “10%” in all instances in which it appears in the definition of “Acquisition Proposal”); provided that, for purposes of this Section 8.5(b), an Acquisition Proposal shall be deemed not to have been “publicly withdrawn” by any Person if, within 12 months after such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement providing for the consummation of, or shall have consummated, an Acquisition Proposal made by or on behalf of the Person who made such initial Acquisition Proposal or any of its Affiliates or, in the case of a new Acquisition Proposal made by way of a tender offer or exchange offer by or on behalf of such Person or any of its Affiliates, shall have not recommended that the Company’s stockholders reject such tender offer or exchange offer within the period specified in Rule 14e-2(a) under the Exchange Act. In the case where a Company Termination Fee is payable by the Company to Parent pursuant to the immediately preceding sentence, the Company will pay to Parent the Company Termination Fee upon the earlier of the date that the Company enters into the relevant Alternative Acquisition Agreement or the consummation of the relevant transaction. For the avoidance of doubt, for purposes of this Section 8.5(b), a sale of capital stock of any of the Company’s Subsidiaries to the public in an initial public offering (including through an underwritten offering) after the termination of this Agreement shall not, in and of itself and absent another transaction qualifying as an “Acquisition Proposal” hereunder, cause the Company Termination Fee to become payable.

(c) Parent shall, at the applicable time specified in this Section 8.5(c), pay to the Company a fee equal to $210,000,000 (the “Parent Termination Fee”) if this Agreement is terminated pursuant to:

(i) Section 8.2(a) by either the Company or Parent if, at the time of such termination, all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, provided that each of such conditions is capable of being satisfied at the Closing), except for any one or more of the conditions set forth in Section 7.1(c), Section 7.1(e) (solely with respect to an applicable Law or Order from a PRC Governmental Entity or any other Governmental Entity in the PRC, Hong Kong, Macau or Taiwan) or Section 7.2(c) (solely with respect to any PRC Regulatory Approvals);

(ii) Section 8.2(c) (solely with respect to an applicable Law or Order from a PRC Governmental Entity or any other Governmental Entity in the PRC, Hong Kong, Macau or Taiwan) by either the Company or Parent; or

(iii) Section 8.3(a).

If Parent is required to pay the Company a Parent Termination Fee, Parent and the Company shall deliver a joint written instruction to the Escrow Agent within two Business Days after termination of this Agreement, instructing the Escrow Agent to pay to the Company, directly or out of the Parent Escrow Amount, the Parent Termination Fee, by wire transfer of immediately available funds in U.S. Dollars to an account designated by the Company; provided that, if Parent has paid or caused to be paid to the Company or any of its designated Affiliates either (i) the Parent Termination Fee, together with any other amounts payable by Parent to the Company with respect thereto pursuant to Section 8.5(d)(ii), or (ii) the full amount of damages under an arbitration award sought in accordance with the terms of Section 9.5(b); in each case, whether directly or out of the Parent Escrow Amount, the funds remaining in the Parent Escrow Amount, if any, shall be simultaneously released and returned to Parent or any of its designated Affiliates.

(d) The parties each agree that (i) the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not have entered into this Agreement and (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.5(b) or Section 8.5(c) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement. Accordingly, (i) if the Company fails promptly to pay any amounts due under this Section 8.5 and, in order to obtain such payment, Parent commences a Proceeding that results in a judgment against the Company for such amounts, the Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest published from time to time in The Wall Street Journal, Table of Money Rates (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, together with the reasonable out-of-pocket costs and expenses of Parent (including reasonable legal fees and expenses) in connection with such Proceeding and (ii) if Parent fails promptly to pay any amounts due under this Section 8.5 and, in order to obtain such payment, the Company commences a Proceeding that results in a judgment against Parent for such amounts, Parent shall pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the rate of interest published from time to time in The Wall Street

Journal, Table of Money Rates (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, together with the reasonable out-of-pocket costs and expenses of the Company (including reasonable legal fees and expenses) in connection with such Proceeding.

(e) (i) Subject to Section 9.5(c), notwithstanding anything to the contrary set forth in this Agreement, if Parent or Merger Sub fails to effect the Closing for any or no reason or otherwise breaches this Agreement or fails to perform hereunder, then, the sole and exclusive remedy of the Company or any of its Subsidiaries and all members of the Company Group against (A) Parent or Merger Sub, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of Parent or Merger Sub, or (C) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing (clauses (A)-(C), collectively, the “Parent Group”) for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder (including fraud or willful or intentional breach) by Parent or Merger Sub or other failure of the Merger or the other transactions contemplated in this Agreement shall be to terminate this Agreement as provided under this Agreement, and either (1) receive payment of the Parent Termination Fee, pursuant to Section 8.5(c) and other amounts pursuant to Section 8.5(d), if any, and upon receipt of the Parent Termination Fee, and such other amounts, if any, neither Parent nor any other member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the transactions contemplated under this Agreement or (2) solely in the event of fraud or willful or intentional breach by Parent or Merger Sub, seek any arbitration award for damages in accordance with the terms of Section 9.5(b). Subject to Section 9.5(c), in no event (including fraud or willful or intentional breach by Parent or Merger Sub) shall (A) the Company or any of its Subsidiaries, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of the Company, or (C) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing (clauses (A)-(C), collectively, the “Company Group”) seek, or permit to be sought, on behalf of any member of the Company Group or be entitled to, any monetary damages from or arbitration award against any member of the Parent Group in connection with this Agreement or any of the transactions contemplated hereunder, if the Parent Termination Fee is paid pursuant to Section 8.5(c) and the other related amounts, if any, are paid pursuant to
Section 8.5(d); provided, however, nothing herein shall affect any rights of, or remedies available to, the Specified Entities under any Contract between a Specified Entity, on the one hand, and Parent or any of its Affiliates, on the other hand. If any member of the Company Group were to seek any arbitration award in accordance with the terms of the foregoing clause (2) and Section 9.5(b), upon the final rendering of any arbitration award in accordance with the terms of Section 9.5(b), the Company shall be deemed to have waived its right under Section 8.5(c) to receive the Parent Termination Fee.

(ii) Subject to Section 9.5(c), notwithstanding anything to the contrary set forth in this Agreement, if the Company fails to effect the Closing for any or no reason or otherwise breaches this Agreement or fails to perform hereunder, then, the sole and exclusive remedy of Parent, Merger Sub and all members of the Parent Group against the Company Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder (including fraud or willful or intentional breach) by the Company or other failure of the Merger or the other transactions contemplated in this Agreement shall be to terminate this Agreement as provided under this Agreement, and either (1) receive payment of the Company Termination Fee pursuant to Section 8.5(b) and other amounts pursuant to Section 8.5(d), if any, and upon receipt of the Company Termination Fee and such other amounts, if any, neither the Company nor any other member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the transactions contemplated under this Agreement or (2) solely in the event of fraud or willful or intentional breach by the Company, seek any arbitration award in accordance with the terms of Section 9.5(b). Subject to Section 9.5(c), in no event (including fraud or willful or intentional breach by the Company) shall Parent, Merger Sub or any member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group or be entitled to, any monetary damages from or arbitration award against any member of the Company Group in connection with this Agreement or any of the transactions contemplated hereunder, if the Company Termination Fee is paid pursuant to Section 8.5(c) and the other related amounts, if any, are paid pursuant to Section 8.5(d). If any member of the Parent Group were to seek any arbitration award in accordance with the terms of Section 9.5(b), upon the final rendering of any arbitration award in accordance with the terms of Section 9.5(b), the Parent shall be deemed to have waived its right under Section 8.5(b) to receive the Company Termination Fee.

(iii) In no event shall the Company, on the one hand, or Parent, on the other hand, be required to pay to the other party more than one Company Termination Fee or Parent Termination Fee, if and as applicable, pursuant to this Section 8.5.

(f) For purposes of this Section 8.5, the following terms have the respective meanings specified:

“willful or intentional breach” means that the breaching party (i) made a representation or warranty in this Agreement with the actual knowledge (as opposed to imputed or constructive knowledge) as of the date of this Agreement that such representation or warranty was not true or correct in any material respect or (ii) breached a covenant or obligation contained in this Agreement in any material respect with the actual knowledge (as opposed to imputed or constructive knowledge), at the time of such breach, that such covenant or obligation was being breached.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1 Survival. This Article IX, Article X and the agreements of the Company, Parent and Merger Sub contained in Article III and Section 6.9, Section 6.10 and Section 6.11 shall survive the consummation of the Merger. This Article IX, Article X and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 and Section 8.5 and the Confidentiality Agreements shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2 Modification or Amendment. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

9.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or PDF file (portable document format file) shall be as effective as delivery of a manually executed counterpart of this Agreement.

9.5 GOVERNING LAW; ARBITRATION; SPECIFIC PERFORMANCE; SOVEREIGN IMMUNITY.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b) The parties hereto hereby agree that, in order to obtain prompt and expeditious resolution of all disputes arising out of or relating to this Agreement, the Parent Escrow Agreement, Escrow Deposit Agreement or the Equity Commitment Letter, including the existence, validity, interpretation or performance of this Agreement, the Parent Escrow Agreement, Escrow Deposit Agreement, the Equity Commitment Letter or the transactions contemplated by this Agreement, the Parent Escrow Agreement, Escrow Deposit Agreement or the Equity Commitment Letter (including, for the avoidance of doubt, any claim arising out of or related to the parties’ relationship, rights, duties and obligations hereunder, whether based on contract, tort or statute, and the substantive or procedural arbitrability of any claim hereunder), all such disputes shall be exclusively resolved by final and binding arbitration under the Delaware Rapid Arbitration Act (the “DRAA”, 10 Del. C. § 5801 et seq.) and the Delaware Rapid Arbitration Rules promulgated thereunder by the Supreme Court of the State of Delaware (“Rules”) in effect at the time of the date of delivery of the notice of arbitration, except as modified herein. The parties agree to take all steps necessary or advisable in order properly to submit any such dispute for arbitration in accordance with this Section 9.5, and each party covenants and agrees that it is not a “consumer” as such term is defined in Section 2731 of Title 6 of the Delaware Code. Each party hereto also acknowledges and agrees that, by executing this Agreement, it shall be deemed by operation of Law to have waived objection and consented to the procedures set forth in the DRAA and that it has chosen freely to waive the matters set forth in Section 5803(b) and (c) of the DRAA. IN CONNECTION THEREWITH, EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH CONTROVERSY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(i) The arbitral panel shall consist of three arbitrators (the “Tribunal”). The situs of the arbitration will be the State of Delaware, although the evidentiary and other proceedings will be conducted in New York (Manhattan), New York. The Tribunal may conduct proceedings in other locations if necessary for the taking of evidence. The language of the arbitration proceedings, and of the arbitral award, shall be the English language. The parties hereto agree that (A) the claimant(s), on the one hand, and respondent(s), on the other hand, shall each appoint one arbitrator within 20 days after the date of delivery of the notice of arbitration; and (B) the two party-appointed arbitrators shall appoint the third arbitrator, who shall serve as the chair of the Tribunal, within 20 days after the date of the appointment of the second arbitrator. Each member of the Tribunal must be impartial and shall be knowledgeable about and experienced with the practice of law and with the Laws of the State of Delaware (provided that it is not required for the members of the Tribunal to be admitted to practice law in the State of Delaware) and have had at least 15 years of legal experience in the area of mergers and acquisitions or complex commercial transactions. Any arbitrator not timely appointed as provided in clause (A) or (B) of this Section 9.5(b)(i) shall be appointed by the Delaware Court of Chancery in accordance with Section 5805 of the DRAA. If the Tribunal retains counsel in consultation with the parties hereto under Section 5806 of the DRAA, such counsel shall also be impartial and shall be knowledgeable about and experienced with the practice of law and have had at least 15 years of legal experience in the area of mergers and acquisitions or complex commercial transactions. Only the Court of Chancery of the State of Delaware will have the power and authority to appoint a new arbitrator in the event any arbitrator becomes unable to continue as arbitrator for any reason.

(ii) The arbitration shall be deemed commenced on the date when the third member of the Tribunal has accepted his or her appointment. The parties hereto agree that any service or written communication (including, the answer, any reply or exchange of information) under the DRAA or the Rules shall be made in a manner provided in Section 9.6, or as otherwise agreed by the parties. Without limiting the foregoing, each of Parent and Merger Sub irrevocably appoints Corporation Service Company as its agent for service of process or of any such notice or written communication for purposes of any Proceeding in connection with this Agreement and the transactions contemplated hereby. The parties hereto agree that the preliminary conference shall be held no later than 10 days after the constitution of the Tribunal. In connection with any arbitration proceeding hereunder, the Tribunal shall allow reasonable requests for the production of documents relevant to the dispute and permit the taking of depositions limited to not more than five individuals on each side and for not more than six hours in total for the deposition of each such person. Where reasonably necessary, depositions may be taken by videoconference or other telephonic means, or in the jurisdiction where a witness resides or regularly transacts business. The Tribunal shall have the power to issue subpoenas and commissions for the taking of documents and testimony from non-parties to the fullest extent permitted by applicable Law. The arbitration hearing shall be limited to one day, if the Tribunal deems such limitation appropriate (provided that the Tribunal may, if it considers it appropriate in order to provide any party with a full and fair opportunity to be heard, require a hearing be held over the course of more than one day) and shall be conducted as soon as reasonably practicable after the constitution of the Tribunal, as determined by the Tribunal.

(iii) The parties to this Agreement agree that, subject to any non-waivable disclosure obligations under applicable Laws, the arbitration, and all matters relating thereto or arising thereunder, including, without limitation, the existence of the arbitration proceedings (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, any third-party discovery proceedings, including any discovery obtained pursuant thereto, and any decision by the Tribunal or final award) shall be kept strictly confidential, and each party hereby agrees that such information shall not be disclosed beyond: (i) the Tribunal and necessary support personnel; (ii) the participants in the arbitration; (iii) those assisting the parties in the preparation or presentation of the Tribunal; (iv) Representatives of the parties with a need to know such information; and (v) any non-parties that are subpoenaed or otherwise provide discovery in the arbitration proceedings, only to the extent necessary to obtain such discovery. The parties participating in the arbitration proceedings shall use their reasonable best efforts, and shall cause third parties participating in such proceedings to use reasonable best efforts, to treat information pertaining to the arbitration with the same care that they treat their confidential and non-public business information. In the event that applicable Law imposes upon a party an obligation to disclose the fact of the arbitration or the nature of the claims or counter-claims asserted, such party or parties shall disclose no more than the minimum information required by such applicable Law after first consulting with and attempting in good faith to reach agreement with the opposing party or parties regarding the scope and content or any such required disclosure.

(iv) For the purposes of Section 5808(b) of the DRAA, and for all other purposes, the Tribunal shall issue its final award as promptly as practicable, taking into account the nature of the claims and any other facts or circumstances the Tribunal deems relevant, but in no event later than 150 calendar days after the third member of the Tribunal has accepted his or her appointment. The parties agree that the Tribunal may, to the extent permissible under the DRAA, extend any deadline set forth in Section 9.5(b)(ii) and (b)(iv) if, in its discretion, more time is needed in light of the nature of the claims and the relevant facts and circumstances. The Tribunal is authorized to award monetary damages and to grant specific performance of this Agreement and other injunctive relief, including interim relief pending the final award. The parties hereto shall bear their own costs incurred in connection with the arbitration and share equally the fees and expenses of the Tribunal and the costs of administration.

(v) Nothing in this Section 9.5(b) shall prevent a party from seeking provisional, interim or conservatory measures from the Delaware Court of Chancery at any time if any such party believes in good faith that it will suffer irreparable injury before the Tribunal has been appointed. Any such request by a party to a court for provisional, interim or conservatory measures shall not be deemed incompatible with the agreement to arbitrate in this Section 9.5(b), the DRAA or a waiver of the right to arbitrate.

(vi) The arbitral award shall be final and non-appealable. Judgment upon the arbitral award may be entered and enforced in any court of competent jurisdiction. The parties hereto hereby agree to waive any claim that this agreement to arbitrate is not valid under the Laws of the United States, any foreign country or any international agreement.

(vii) For the avoidance of doubt, the parties hereto hereby acknowledge and agree that any legal proceeding conducted under this Section 9.5(b) shall be governed by and construed under the Laws of the State of Delaware, without regard to principles of conflict of Laws and regardless of whether the Laws of the State of Delaware govern the parties’ other rights, remedies, liabilities, powers and duties.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement (including that the Company shall be entitled to cause Parent to enforce its rights under the Equity Commitment Letter pursuant to the terms thereof), without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity; provided that, after any termination of this Agreement, the provisions of this Section 9.5(c) shall survive only with respect to those provisions of this Agreement which survive the termination of this Agreement pursuant to the provisions of the second sentence of Section 9.1. If, prior to the End Date, any party hereto brings any Proceeding in accordance with this Section 9.5 to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall be automatically extended (x) for the period during which such Proceeding is pending, plus 10 Business Days or (y) by such other time period established by the Tribunal or court presiding over such action, as the case may be.

(d) With respect to the liability and obligations of Parent, Merger Sub and their Affiliates, each of Parent and Merger Sub, with respect to themselves, their Affiliates and their property:

(i) agrees that, for the purposes of the doctrine of sovereign immunity, the execution, delivery and performance by it of this Agreement constitutes private and commercial acts done for private and commercial purposes;

(ii) agrees that, should any Proceeding be brought against it, any of its Affiliates or any of its or its Affiliates’ assets in any jurisdiction in relation to this Agreement or any of the transactions contemplated hereby in accordance with Section 8.5(e)(i) and this Section 9.5, neither Parent or Merger Sub, nor any of their Affiliates, shall be entitled to any immunity on the basis of sovereignty in respect of any obligations under this Agreement, and no immunity on the basis of sovereignty from such Proceeding (including immunity from service of process from suit, from the jurisdiction of any court, from pre-judgment attachment or an order or injunction of such court or the enforcement of same against its assets) shall be claimed by or on behalf of such Person or with respect to its assets;

(iii) waives, in any such Proceeding, to the fullest extent permitted by Law, any right of immunity on the basis of sovereignty which it, any of its Affiliates or any of its assets now has or may acquire in the future in any jurisdiction; and

(iv) specifies that, for the purposes of this Section 9.5(d), “assets” shall be taken as excluding “premises of the mission” as defined in the Vienna Convention on Diplomatic Relations signed at Vienna, April 18, 1961, “consular premises” as defined in the Vienna Convention on Consular Relations signed in 1963, and military property or military assets or property of Parent, Merger Sub or any of their Affiliates, or of any country.

9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing in the English language and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, email or overnight courier:

If to Parent or Merger Sub:

Asia Pacific Global Capital Co., Ltd.,

22nd Floor, Tower C, Minsheng Financial Center

28 Jianguomennei Avenue, Dongcheng District

Beijing, China, 100005

Attention: Xiaoxia Zhao

Fax: +8 86 (010) 85259797

Email: xiaoxia.zhao@chinaoceanwide.com

with a copy to

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:    Stephen M. Kotran, Esq.

                    Marion Leydier, Esq.

Fax: +1 (212) 558-3588

Email:  kotrans@sullcrom.com

             leydierm@sullcrom.com

If to the Company:

Genworth Financial, Inc.,

6620 West Broad Street

Richmond, Virginia 23230

Attention: Ward E. Bobitz, Esq., General Counsel

Fax: (804) 662-2414

Email: ward.bobitz@genworth.com

with a copy to

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:    Alexander M. Dye, Esq.

                    Rajab S. Abbassi, Esq.

Fax: +1 (212) 728-8111

Email:  adye@willkie.com

             rabbassi@willkie.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail (return receipt requested, with appropriate postage prepaid); upon confirmation of successful transmission if sent by facsimile or email (provided that, if given by facsimile or email, receipt of such notice, request, instruction or other document is confirmed by telephone by, or by return email from, the receiving party); or on the next Business Day in the place of receipt after deposit with a reliable overnight courier (with proof of service), if sent by an overnight courier.

9.7 Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Parent Escrow Agreement, the Escrow Deposit Agreement, the Equity Commitment Letter, the Confidentiality Agreement, dated March 4, 2016, between China Oceanwide USA Holdings Co. Ltd. and the Company (the “March 4 Confidentiality Agreement”), and the Confidentiality Agreement, dated September 9, 2016, between China Oceanwide USA Holdings Co. Ltd. and the Company (the “September 9 Confidentiality Agreement” and together with the March 4 Confidentiality Agreement, the “Confidentiality Agreements”) constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

9.8 No Third-Party Beneficiaries. Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein, in each case other than (a) from and after the Effective Time, the directors and officers referred to in Section 6.11 (and their heirs) with respect to the provisions of Section 6.11, (b) from and after the Effective Time, the rights of the holders of Shares to receive the Per Share Merger Consideration in accordance with the terms and conditions of this Agreement and (c) from and after the Effective Time, the rights of the holders of Company Equity Awards to receive the payments contemplated by the applicable provisions of Section 3.3 in accordance with the terms and conditions of this Agreement.

9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary or an Affiliate of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary or Affiliate to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action except, in each case, with respect to any such Subsidiary that is not wholly owned by the Company, in which case the terms set forth in the provisos in the definition of “Subsidiary” shall apply.

9.10 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub will indemnify the Company against liability for any such Taxes.

9.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.12 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references to dollar amounts, cash or currency throughout this Agreement are to the lawful currency of the United States of America (i.e., United States dollars), unless otherwise specifically noted. Whenever the phrase “transactions contemplated by this Agreement” or any other similar phrase is used in this Agreement, it shall be deemed to include the completion of the U.S. Life Restructuring. The words “made available to Parent” and similar words refer to information posted to the electronic data room maintained by the Company in connection with the transactions contemplated by this Agreement, delivered to Parent or a Representative of Parent (including by e-mail) or otherwise made available for review by Parent or any of its Representatives; in each case, prior to the date hereof.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party to this Agreement has or may have set forth information in the Company Disclosure Letter or Parent Disclosure Letter (each, a “Disclosure Letter”), as applicable, in a section of such Disclosure Letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.13 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. This Agreement shall not be assignable, by operation of law or otherwise, without the prior written consent of the other parties.

ARTICLE X

DEFINITIONS

The following defined terms when used in this Agreement shall have the meanings respectively assigned to them as set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.2(b).

“Actuarial Reports” means: (a) the actuarial report prepared by Milliman, Inc. entitled “Actuarial Appraisal of the Inforce Business of Genworth Life and Annuity Insurance Company and Subsidiaries as of December 31, 2014” and dated March 23, 2015, together with all updates and errata with respect thereto prepared by Milliman prior to the date of this Agreement; (b) the actuarial report prepared by Milliman, Inc. entitled “Summary of Genworth 2015 ALR Reserve Testing Assumption Review” and dated May 25, 2016, together with all updates, projections and errata with respect thereto prepared by Milliman prior to the date of this Agreement; (c) the actuarial report prepared by PWC entitled “Peer Analysis of 2015 Long Term Care GAAP Margin and Cash Flow Testing Assumptions” and dated February 10, 2016, together with all updates and errata with respect thereto prepared by PWC prior to the date of this Agreement; and (d) the actuarial reports set forth in Section 10.1 of the Company Disclosure Letter.

“Affiliate” means, with respect to any Person, any other Person who is an “affiliate” of such first Person within the meaning of Rule 405 promulgated under the Securities Act. For the avoidance of doubt, the Affiliates of Parent include all Potential Controllers.

“Agent” means each insurance agent, general agent, agency, producer, broker, reinsurance intermediary, program manager, managing general agent, mortgage originator, financial institution, third-party administrator, marketer, wholesaler and managing general underwriter that wrote, sold, produced or managed or writes, sells, produces or manages insurance business for one or more of the Insurance Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.2(c)(ii).

“Applicable Date” has the meaning set forth in Section 4.5(a).

“Approval Applications” has the meaning set forth in Section 5.3(c).

“ASX Listing Rules” means the Listing Rules of the Australian Securities Exchange, except as waived or modified in respect of Genworth Australia.

“Australia Reports” means all forms, statements, certifications, reports and documents filed or furnished by Genworth Australia or any of its Subsidiaries with the Australian Securities and Investments Commission or the Australian Securities Exchange pursuant to the Australian Securities Laws, and those forms, statements, certifications, reports and documents filed or furnished subsequent to the date of this Agreement, including any amendments thereto.

“Australian Agreements” means: (i) the master agreement, dated April 23, 2014, between the Company and Genworth Australia; (ii) the shareholder agreement, dated May 21, 2014, among the Company, Genworth Australia and other parties thereto; (iii) the shared services agreement, dated May 21, 2014, among the Company, Genworth Australia and other parties thereto; (iv) the IT services agreement, dated May 21, 2014, among the Company, Genworth Australia and other parties thereto; (v) the intellectual property cross license agreement, dated May 21, 2014, between the Company and Genworth Australia; and (vi) the trade-mark license agreement, dated May 21, 2014, between Genworth Holdings, Inc. and Genworth Australia; and each of their respective ancillary agreements, in each case, as amended and supplemented form time to time in accordance with their terms.

“Australian Securities Laws” means the Australian Corporations Act 2001 (Cth) and the ASX Listing Rules, each as amended.

“Australian Subsidiary” means a Subsidiary of the Company that is a tax resident of Australia.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.3(a).

“Biographical Affidavits” has the meaning set forth in Section 5.3(c).

“Book-Entry Shares” has the meaning set forth in Section 3.1(a).

“Broker-Dealer Activities” means activities by a Person that would require such Person to register with the SEC as a broker or dealer under the Exchange Act, except activities conducted pursuant to an exemption from such registration.

“Burdensome Condition” has the meaning set forth in Section 6.5(b).

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, New York or Beijing, China.

“By-Laws” has the meaning set forth in Section 2.1.

“Canada Reports” has the meaning set forth in Section 4.5(d).

“Canadian Agreements” means: (i) the master agreement dated July 7, 2009 among the Company, Genworth Canada, Genworth Financial Mortgage Insurance Company Canada and Genworth Financial International Holdings, LLC, and (ii) the shareholder agreement, dated July 7, 2009, among the Company, Genworth Canada, Genworth Holdings, Inc., Genworth Financial International Holdings, LLC, Genworth Mortgage Insurance Corporation and Genworth Mortgage Insurance Corporation of North Carolina, and each of their respective ancillary agreements, in each case, as amended and supplemented from time to time in accordance with their terms.

“Canadian Securities Authority” means the applicable securities commission or securities regulatory authority of a province or territory of Canada.

“Canadian Securities Laws” means the Ontario Securities Act, together with all other applicable securities Laws, rules and regulations and published policies thereunder or under the securities laws of any other province or territory of Canada.

“Capital Support” means any capital contribution or entering into or providing any indemnity agreement, support agreement, statement of support, bond, guarantee, letter of credit, keep well, or capital maintenance agreement or arrangement to maintain, among other things, a minimum risk-based capital level, net assets or equity level or rating with respect to, or in connection with, the Company or any of its Subsidiaries.

“Capitalization Date” has the meaning set forth in Section 4.2(a).

“Ceded Reinsurance Contracts” has the meaning set forth in Section 4.21(a).

“Certificate” has the meaning set forth in Section 3.1(a).

“CFIUS” means the Committee on Foreign Investment in the United States.

“Change of Recommendation” has the meaning set forth in Section 6.2(c)(i).

“Change of Recommendation Notice Period” has the meaning set forth in Section 6.2(d).

“Charter” has the meaning set forth in Section 2.1.

“Class B Common Stock” has the meaning set forth in Section 4.2(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 3.2(g).

“Company” has the meaning set forth in the Preamble.

“Company 2018 Notes” means the outstanding 6.515% Senior Notes of the Company due 2018.

“Company Approvals” has the meaning set forth in Section 4.4(a).

“Company Awards” has the meaning set forth in Section 3.3(d).

“Company Board” has the meaning set forth in the Recitals.

“Company Broker-Dealer” means Capital Brokerage Corporation.

“Company Compensation Committee” has the meaning set forth in Section 3.3(c).

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Equity Awards” has the meaning set forth in Section 3.3(e).

“Company Group” has the meaning set forth in Section 8.5(e).

“Company Hedging Policies” means the hedging policies of the Company and its Subsidiaries set forth in Section 4.22(c) of the Company Disclosure Letter.

“Company Intellectual Property” has the meaning set forth in Section 4.16(b).

“Company Material Adverse Effect” means (x) any material adverse effect on the financial condition; properties, assets and liabilities (considered together); business; or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) any Effect that prevents or materially delays or impairs the ability of the Company to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement; provided, however, that, in the case of clause (x) above, none of the following, and no facts, events, changes, developments, circumstances or effects (each, an “Effect”) arising out of the following, shall constitute or be taken into account in determining whether there has been a “Company Material Adverse Effect”:

(A) changes in conditions in the economy generally or credit, securities, financial or other capital markets generally in the United States or elsewhere;

(B) geopolitical conditions, the outbreak of any acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), armed hostilities, sabotage or terrorism;

(C) any volcano, tsunami, pandemic, epidemic, hurricane, tornado, windstorm, flood, earthquake or other natural disaster;

(D) changes that are the result of factors generally affecting the industries in which the Company and its Subsidiaries operate;

(E) changes in any applicable accounting principles (including changes in GAAP, SAP, accounting principles applicable to any of the Specified Entities and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board) or any statute, rule, regulation or other Law, or the rules and requirements of the National Association of Insurance Commissioners, or the enforcement or interpretation of any of the foregoing, after the date of this Agreement;

(F) any change or announcement of a potential change in the credit, financial strength or claims paying ratings of the Company or any of its Subsidiaries or any of their respective businesses; provided that the exception in this clause shall not prevent or otherwise affect a determination that any Effect (not otherwise excepted under this definition) underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect;

(G) any failure by the Company to meet any forecasts, estimates or representations of revenues, premiums, expenses, earnings or other financial performance or results of operations for any period prior to the Closing; provided that the exception in this clause shall not prevent or otherwise affect a determination that any Effect (not otherwise excepted under this definition) underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect;

(H) the announcement of the transactions contemplated by this Agreement or the identity of or facts relating to Parent or any of its Affiliates, including any loss of, or adverse change in, the relationship, contractual or otherwise, of the Company or any of the Company’s Subsidiaries with its customers, policyholders, reinsurers, producers, lenders, employees, agents or suppliers (provided that this clause (H) shall not apply if any representation or warranty set forth in Section 4.4 is not true and correct, and such representation and warranty relates to the consequences arising out of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby);

(I) any action expressly required to be taken pursuant to this Agreement (other than the obligation of the Company to conduct its operations in the Ordinary Course of Business pursuant to Section 6.1(a)), or taken or omitted to be taken at Parent’s written request or with Parent’s written consent; and

(J) the suspension of trading in securities of the Company on NYSE or any publicly traded securities of the Specified Entities on the Toronto Stock Exchange or the Australian Securities Exchange, as applicable, or a decline in the price, or change in the trading volume, of any such securities; provided that the exception in this clause shall not prevent or otherwise affect a determination that any Effect (not otherwise excepted under this definition) underlying such suspension or decline has resulted in, or contributed to, a Company Material Adverse Effect;

(K) any item set forth on Section 10.2 of the Company Disclosure Letter;

provided, further, in the cases of clauses (A)-(E), that such Effect does not disproportionately adversely affect the Company and its Subsidiaries compared to other companies engaged in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate adverse impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Option” has the meaning set forth in Section 3.3(a).

“Company Plan” has the meaning set forth in Section 4.8(a).

“Company PSU” has the meaning set forth in Section 3.3(c).

“Company Ratings Event” means the change or the public announcement of a change in the financial strength rating assigned to Genworth Mortgage Insurance Corporation to below “BB (negative outlook)” by Standard & Poor’s Corporation that is primarily and directly attributable to (x) the actions or inactions of the Company, its Affiliates or their respective Representatives that does not relate to an Excluded Effect, or (y) an adverse change in the condition (financial or otherwise) of Genworth Mortgage Insurance Corporation and its businesses not resulting from or arising out of an Excluded Effect; provided, however, no downgrade arising out of or resulting primarily from the following clauses (A) through (H) below (each, an “Excluded Effect”) shall constitute or be taken into account in determining whether there has been a “Company Ratings Event”:

(A) changes in conditions in the economy generally or credit, securities, financial or other capital markets generally in the United States or elsewhere;

(B) geopolitical conditions, the outbreak of any acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), armed hostilities, sabotage or terrorism;

(C) any volcano, tsunami, pandemic, epidemic, hurricane, tornado, windstorm, flood, earthquake or other natural disaster;

(D) changes that are the result of factors generally affecting the industries in which Genworth Mortgage Insurance Corporation operates;

(E) changes in any applicable accounting principles (including changes in GAAP, SAP, accounting principles applicable to any of the Specified Entities and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board) or any statute, rule, regulation or other Law, or the rules and requirements of the National Association of Insurance Commissioners, or the enforcement or interpretation of any of the foregoing, after the date of this Agreement;

(F) the identity of or facts relating to Parent or any of its Affiliates, including any loss of, or adverse change in, the relationship, contractual or otherwise, of the Company or any of the Company’s Subsidiaries with its customers, policyholders, reinsurers, producers, lenders, employees, agents or suppliers (provided that this clause (F) shall not apply if any representation or warranty set forth in Section 4.4 is not true and correct, and such representation and warranty relates to the consequences arising out of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby);

(G) the suspension of trading in securities of the Company on NYSE or any publicly traded securities of the Specified Entities on the Toronto Stock Exchange or the Australian Securities Exchange, as applicable, or a decline in the price, or change in the trading volume, of any such securities; provided that the exception in this clause shall not prevent or otherwise affect a determination that any effect (not otherwise excepted under this definition) underlying such suspension or decline has resulted in, or contributed to, a Company Ratings Event; and

(H) any item disclosed in any publicly available Company Reports filed since December 31, 2014 (and publicly filed at least two days prior to the date hereof), excluding any disclosures set forth in the section titled “risk factors” or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature;

provided, further, in the case of clauses (A)-(E), that such event does not disproportionately adversely affect Genworth Mortgage Insurance Corporation compared to other companies engaged in the industries in which Genworth Mortgage Insurance Corporation operates (in the case where such event does disproportionally adversely affect Genworth Mortgage Insurance Corporation, only the downgrade arising out of or resulting from the incremental disproportionate adverse impact or impacts may be taken into account in determining whether there has been a Company Ratings Event).

“Company Recommendation” has the meaning set forth in Section 4.3(b).

“Company Reports” has the meaning set forth in Section 4.5(a).

“Company RSU” has the meaning set forth in Section 3.3(b).

“Company SAP Statements” has the meaning set forth in Section 4.19(b).

“Company Software” has the meaning set forth in Section 4.16(i).

“Company Statements” has the meaning set forth in Section 4.19(a).

“Company Termination Fee” has the meaning set forth in Section 8.5(b).

“Completion of CFIUS Process” means that any of the following shall have occurred:

(A) the Company and Parent shall have received written notice from CFIUS that review under Section 721 has been concluded, and CFIUS shall have determined that there are no unresolved national security concerns with respect to the Merger and the other transactions contemplated by this Agreement, and has informed the parties that action under Section 721 has been concluded with respect to the Merger and the other transactions contemplated by this Agreement;

(B) the Company and Parent shall have received written notice from CFIUS that the Merger and the other transactions contemplated by this Agreement are not a “covered transaction” pursuant to Section 721 and are not subject to review under Section 721; or

(C) CFIUS shall have sent a report to the President of the United States requesting the President’s decision on the Joint Notice and either (i) the period under Section 721 during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Merger or the other transactions contemplated by this Agreement shall have expired without any such action being threatened, announced or taken, or (ii) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the Merger or the other transactions contemplated by this Agreement.

“Confidentiality Agreements” has the meaning set forth in Section 9.7.

“Continuing Employees” has the meaning set forth in Section 6.9(a).

“Contract” has the meaning set forth in Section 4.4(b).

“Controlled Group Liability” has the meaning set forth in Section 4.8(f).

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Costs” has the meaning set forth in Section 6.11(a).

“D&O Insurance” has the meaning set forth in Section 6.11(b).

“Delaware Certificate of Merger” has the meaning set forth in Section 1.3.

“DGCL” has the meaning set forth in Section 1.1.

“Disclosure Letter” has the meaning set forth in Section 9.12(c).

“Dissenting Shares” has the meaning set forth in Section 3.2(f).

“Dissenting Stockholders” has the meaning set forth in Section 3.1(a).

“DRAA” has the meaning set forth in Section 9.5(b).

“Effect” has the meaning set forth in the definition of Company Material Adverse Effect.

“Effective Time” has the meaning set forth in Section 1.3.

“End Date” has the meaning set forth in Section 8.2(a).

“Environmental Law” means any Law relating to: (A) the protection of health, safety or the environment; (B) the handling, use, presence, disposal, release or threatened release of, or exposure to any Hazardous Substance; or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“Equity Commitment Letter” has the meaning set forth in the Recitals.

“Equity Financing” has the meaning set forth in Section 5.7(a).

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“ERISA Plans” has the meaning set forth in Section 4.8(a).

“Escrow Account” has the meaning ascribed to such term in the Parent Escrow Agreement.

“Escrow Agent” means Citibank, N.A.

“Escrow Deposit Agreement” has the meaning set forth in Section 6.15(a).

“Escrow Deposit Notice” has the meaning set forth in Section 6.15(b).

“Exchange Act” has the meaning set forth in Section 4.4(a).

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Excluded Effect” has the meaning set forth in the definition of “Company Ratings Event.”

“Excluded Share” has the meaning set forth in Section 3.1(a).

“Fairness Opinions” has the meaning set forth in Section 4.30.

“FINRA” has the meaning set forth in Section 4.4(a).

“FINRA Rules” has the meaning set forth in Section 4.25(b).

“Foreign Government” means a “foreign government,” as defined in 31 C.F.R. § 800.213.

“Fundamental Documents” means: (i) in the case of a corporation incorporated in the United States, its certificate of incorporation (or analogous document) and by-laws; (ii) in the case of a limited liability company formed in the United States, its certificate of formation (or analogous document) and operating agreement or limited liability company agreement; or (iii) in the case of a Person other than a corporation incorporated in the United States or a limited liability company formed in the United States, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“GAAP” has the meaning set forth in Section 4.5(b).

“Genworth Australia” means Genworth Mortgage Insurance Australia Limited

“Genworth Canada” means Genworth MI Canada Inc.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court, other legislative, executive or judicial governmental entity or semi-governmental or self-regulatory organization. For the avoidance of doubt, any Insurance Regulator will be deemed a Governmental Entity.

“GS Fairness Opinion” has the meaning set forth in Section 4.30.

“Hazardous Substance” means any substance that is listed, classified or regulated pursuant to any Environmental Law including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon.

“HSR Act” has the meaning set forth in Section 4.4(a).

“IFRS” means the International Financial Reporting Standards, and the interpretations thereto, as adopted by the International Accounting Standards Board.

“Indebtedness” means all (i) indebtedness of the Company or any of its Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (ii) obligations of the Company or any of its Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments, (iii) obligations of the Company or any of its Subsidiaries under capitalized leases, (iv) amounts owing as deferred purchase price for the purchase of any property (excluding accounts payable incurred in the Ordinary Course of Business), and (v) obligations of the Company or any of its Subsidiaries to guarantee (other than clearing house guarantees) any of the foregoing types of payment obligations on behalf of any Person other than the Company or any of its Subsidiaries.

“Indemnified Parties” has the meaning set forth in Section 6.11(a).

“Insurance Contract” means any insurance policy or Contract, or any annuity Contract or certificate, whether or not registered under the Securities Act, in each case, together with all policies, binders, slips, certificates, participation agreements, applications, supplements, endorsements, riders and ancillary agreements in connection therewith that are issued by the Insurance Subsidiaries prior to the Effective Time.

“Insurance Laws” has the meaning set forth in Section 4.19(b).

“Insurance Policies” has the meaning set forth in Section 4.17.

“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Entity charged with the supervision of an Insurance Subsidiary in such jurisdiction. For the avoidance of doubt, “Insurance Regulator” shall also include any applicable semi-governmental or self-regulatory organization, including without limitation, Fannie Mae and Freddie Mac, supervisory colleges, the Council of Lloyd’s and any related body.

“Insurance Subsidiaries” has the meaning set forth in Section 4.19(a).

“Intellectual Property” means all (i) registered trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”), (ii) all patents (including utility models), registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part, provisional applications and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”), (iii) confidential information, trade secrets, know-how, processes, schematics, business methods, formulae, drawings, prototypes, models, designs, inventions (whether patentable or not), invention disclosures, improvements, customer lists and supplier lists, and other proprietary information (collectively, “Trade Secrets”), and (iv) all registered copyrights, moral rights, and all applications, registrations, and renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”).

“Intervening Event” means a material Effect with respect to the Company and its Subsidiaries or the business of the Company and its Subsidiaries, in each case taken as a whole, that (a) is neither known by, nor reasonably foreseeable (with respect to substance or timing) by the Company Board as of or prior to the date of this Agreement and (b) first occurs, arises or becomes known to the Company Board after the date of this Agreement and on or prior to the date of the Requisite Company Vote; provided that (i) any Effect that involves or relates to an Acquisition Proposal or a Superior Proposal, (ii) any Effect that results from the announcement and consummation of the Merger, (iii) the fact that the Company meets or exceeds any internal or analysts’ expectations or projections, (iv) any changes after the date hereof in the market price or trading volume of the Shares, or (v) any Effect set forth in Section 10.1 of the Parent Disclosure Letter, individually or in the aggregate, will not be deemed to constitute an Intervening Event.

“Investor” has the meaning set forth in the Preamble.

“Investment Assets” has the meaning set forth in Section 4.22(a).

“Investment Guidelines” has the meaning set forth in Section 4.22(a).

“IT Assets” means computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation.

“Joint Notice” has the meaning set forth in Section 6.5(a)(i).

“Knowledge” means (a) when used with respect to the Company, the actual knowledge of the individuals listed in Section 10.3 of the Company Disclosure Letter and (b) when used with respect to Parent, the actual knowledge of the individuals listed in Section 10.2 of the Parent Disclosure Letter, in each case in the foregoing (a) and (b), after making due inquiry of direct reports with respect to the particular matter in question.

“Latest Company Report” means the Company’s annual report filed with the SEC pursuant to the Exchange Act on Form 10-K for the fiscal year ending on December 31, 2015, together with exhibits (including those incorporated by reference).

“Laws” has the meaning set forth in Section 4.9(a).

“Lazard Fairness Opinion” has the meaning set forth in Section 4.30.

“Licenses” has the meaning set forth in Section 4.9(b).

“Lien” means any mortgage, lien, pledge, charge, security interest, easement, covenant, claim or other restriction or title matter or encumbrance of any kind in respect of any asset, properties or rights.

“March 4 Confidentiality Agreement” has the meaning set forth in Section 9.7.

“Material Contract” has the meaning set forth in Section 4.10(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Milliman” means Milliman, Inc.

“Mortgage Insurance Subsidiary” means each of Genworth Mortgage Insurance Corporation, Genworth Mortgage Insurance Corporation of North Carolina, Genworth Mortgage Reinsurance Corporation, Genworth Financial Mortgage Insurance Company Canada, Genworth Financial Mortgage Indemnity Limited and Genworth Financial Mortgage Insurance Pty Ltd and all other Subsidiaries of the Company that write mortgage insurance policies (other than reinsurance) in the United States, Canada or Australia.

“Non-U.S. Company Plan” has the meaning set forth in Section 4.8(a).

“NYSE” has the meaning set forth in Section 4.4(a).

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Ontario Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder.

“Open Source Code” means any Software that was or is distributed pursuant to any license identified as an open source license by, or any Software code that conforms with the Open Source Definition of, the Open Source Initiative (www.opensource.org).

“Order” means any order, final award, judgment, injunction, writ, decree (including any consent decree or similar agreed order or judgment), directive, settlement, stipulation, ruling, determination or verdict, whether civil, criminal or administrative, entered, issued, made or rendered by any Governmental Entity.

“Ordinary Course of Business” means, with respect to the Company and its Subsidiaries, the ordinary course of business of such Person, consistent with past practice in light of the Company’s previously announced initiatives to: (i) restructure the U.S. life insurance business; (ii) suspend sales of traditional life insurance and fixed annuity products after the first quarter of 2016; (iii) reduce operational expense levels but incur increased expenses in connection with such initiatives; (iv) repatriate existing business from Brookfield Life and Annuity Insurance Company Limited to U.S. life insurance Subsidiaries; and (v) separate and potentially isolate the long-term care insurance business from the Company’s other businesses.

For the avoidance of doubt, the matters set forth in Section 10.3 of the Parent Disclosure Letter will not be considered to be in the Ordinary Course of Business of the Company or its Subsidiaries.

“Owned Real Property” has the meaning set forth in Section 4.11(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 5.3(a).

“Parent Arrangements” has the meaning set forth in Section 4.8(h).

“Parent Disclosure Letter” has the meaning set forth in Article V.

“Parent Escrow Agreement” means the escrow agreement dated October 21, 2016, among Parent, the Company and the Escrow Agent, pursuant to which Parent will cause to be deposited an amount of cash equal to the Parent Termination Fee with the Escrow Agent as collateral and security for payment of the Parent Termination Fee and any interest or expenses relating to the Parent Termination Fee, and any damages, judgment, decision or award (including any arbitration award) that may become due by Parent or its Affiliates in connection with this Agreement and the transactions contemplated hereby (which, for this purpose only, shall exclude the U.S. Life Restructuring).

“Parent Escrow Amount” has the meaning set forth in Section 6.15(b).

“Parent General Holding Company” has the meaning set forth in the Recitals.

“Parent Group” has the meaning set forth in Section 8.5(e).

“Parent Holding Company” means Tohigh Holdings Co., Ltd., a limited liability company incorporated in the PRC.

“Parent Intermediate Holding Company” means Oceanwide Group Co., Ltd., a limited liability company incorporated in the PRC.

“Parent Material Adverse Effect” means any change, event or effect that prevents or materially delays or impairs the ability of Parent or Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

“Parent Termination Fee” has the meaning set forth in Section 8.5(c).

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Per Share Merger Consideration” has the meaning set forth in Section 3.1(a).

“Permitted Accounting Practice” has the meaning set forth in Section 4.19(c).

“Permitted Lien” means, with respect to any asset, properties or rights, any (a) specified Liens described in Section 10.4 of the Company Disclosure Letter, (b) Liens for current Taxes or other governmental charges not yet due and payable, (c) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of the Company, or the validity or amount of which is being contested in good faith by appropriate Proceedings and are reflected on or specifically reserved against or otherwise disclosed in the consolidated balance sheets included in the Company Reports, (d) other encumbrances that do not, individually or in the aggregate, materially impair or interfere with the continued use, operation, value or marketability of the assets, properties or rights affected thereby or the conduct of the business of the Company and its Subsidiaries as presently conducted, (e) if related to real property, restrictions or exclusions which would be shown by a current title report or other similar report, (f) if related to real property, any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection, (g) Liens with respect to any collateral pledged in connection with any reinsurance transaction in the Ordinary Course of Business, (h) Liens created in connection with any repurchase or reverse repurchase agreement or any hedging or securities lending transaction, in each case in the Ordinary Course of Business and (i) Liens related to deposits required by any Insurance Regulator in the Ordinary Course of Business.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personally Identifiable Information” means (i) any personal information (including any private, health or financial information) that alone or in combination with other information held by the Company or its Subsidiaries can be used to specifically identify an individual Person; (ii) any personal information that is prohibited from public disclosure under any applicable privacy Laws; or (iii) any personal financial information of any individual that is a Potential Controller or Affiliate of Parent, or any immediate family member of such Person. Notwithstanding the foregoing, “Personally Identifiable Information” does not include the names and business addresses of any Potential Controllers.

“PMIERs” means Private Mortgage Insurer Eligibility Requirements issued by Fannie Mae and Freddie Mac, as such requirements may be amended from time to time.

“Potential Controllers” means (i) all Persons (including any group of Persons acting in concert) that, upon and immediately following the Closing, directly or indirectly could be deemed to “control”, or exercise significant influence over the management of the Company and each of its Subsidiaries, within the meaning of any applicable Laws, (ii) all Persons (including any group of Persons acting in concert) directly or indirectly holding or having beneficial ownership of 10% or more of the shares, membership interests, partnership interests or voting power (including shares, membership interests, partnership interests or voting power deemed to be held) of Parent Holding Company, Parent Intermediate Holding Company, Parent General Holding Company, Public Parent, Parent or Wuhan as of the date hereof and (iii) all Persons (including any group of Persons acting in concert) that will directly or indirectly hold or have beneficial ownership of 10% or more of the shares, membership interests, partnership interests or voting power (including shares, membership interests, partnership interests or voting power deemed to be held) in Parent Holding Company, Parent Intermediate Holding Company, Parent General Holding Company, Public Parent, Parent or Wuhan immediately prior to, upon and immediately after the Closing.

“PRC” means the People’s Republic of China, excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Governmental Entity” has the meaning set forth in Section 6.5(a).

“PRC Regulatory Approvals” means the filings and approvals with or by PRC Governmental Entities with respect to the transactions contemplated by this Agreement, including (i) the filings with, confirmation from and/or approvals of National Development and Reform Commission of the PRC or its competent local counterparts with respect to and/or in connection with the transactions contemplated by this Agreement and relevant application report relating to such transactions, (ii) the filings with and overseas investment certificate/filing forms issued by Ministry of Commerce of the PRC or its competent local counterparts with respect to and/or in connection with the transactions contemplated by this Agreement, and (iii) State Administration of Foreign Exchange of the PRC’s or its competent local counterparts’ registration and/or approvals in connection with the transactions contemplated by this Agreement, including registration and/or approvals for conversion of RMB funds into U.S. dollar funds and transfer out of the PRC of U.S. dollar funds to Merger Sub, to the Paying Agent’s account or to the holders of Shares or other interests, or to the Company pursuant to Section 6.16, in each case pursuant to or in connection with this Agreement.

“Preferred Stock” has the meaning set forth in Section 4.2(a).

“Proceeding” has the meaning set forth in Section 4.7(b).

“Proxy Statement” has the meaning set forth in Section 4.31.

“Public Parent” means Oceanwide Holdings Co., Ltd., a SZSE listed company limited by shares incorporated in the PRC.

“PWC” means PricewaterhouseCoopers.

“Registered Intellectual Property” means any and all of the following, as they exist throughout the world: (a) Patents, including applications therefor; (b) registered Trademarks, applications to register Trademarks, including intent-to-use applications and internet domain names; (c) Copyright registrations and applications to register Copyrights; and (d) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity at any time.

“Regulatory Agreement” means any written agreement, consent agreement, memorandum of understanding, commitment letter or similar undertaking between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand.

“Reinsurance Contract” has the meaning set forth in Section 4.21(a).

“Representatives” has the meaning set forth in Section 6.2(a).

“Requisite Company Vote” has the meaning set forth in Section 4.3(a).

“Reserve Financing Contracts” has the meaning set forth in Section 4.23(a).

“Rules” has the meaning set forth in Section 9.5(b).

“Sanctioned Country” shall mean a country or region that is the subject or target of a comprehensive sanctions program administered by OFAC and available at https://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time, including, as of the date of this agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria.

“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC and available at https://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, in which case, the agency, organization or person referenced in (ii)(A)-(C) is the subject or target of a sanctions program administered by OFAC.

“SAP” means, as to any Insurance Subsidiary, the statutory accounting practices and procedures prescribed or permitted by the applicable Insurance Regulator in the jurisdiction in which the Insurance Subsidiary is domiciled (including, for the avoidance of doubt, any jurisdiction outside of the United States in which any such Insurance Subsidiary has been organized, formed or incorporated), consistently applied by such Insurance Subsidiary.

“SEC” has the meaning set forth in Article IV.

“Section 721” has the meaning set forth in Section 6.5(a).

“Securities Act” has the meaning set forth in Section 4.5(a).

“Separate Accounts” means the separate accounts maintained by the Insurance Subsidiaries that are utilized in connection with their respective Insurance Contracts.

“September 9 Confidentiality Agreement” has the meaning set forth in Section 9.7.

“Shares” has the meaning set forth in Section 3.1(a).

“Significant Subsidiary” means each of the Subsidiaries identified on Section 10.5 of the Company Disclosure Letter.

“Software” means any and all (a) computer programs and other software, including software implementations of algorithms, models and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof, together with input and output formats, (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections (whether machine readable or otherwise), (c) command structures, report formats, templates, menus, buttons and icons, (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing, and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Solvent” means with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s liabilities on a consolidated basis (including contingent liabilities) is less than the sum of such Person’s assets on a consolidated basis, (b) such Person is not engaged or about to engage in a business or transaction contemplated as of the date hereof for which such Person has, on a consolidated basis, unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believes that it will incur, debts beyond its ability to pay such debts as they become absolute and mature in the ordinary course of business. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents a reasonable estimate of the amount that would reasonably be expected to become an actual and matured liability.

“Specified Entities” means, collectively, Genworth Australia and its Subsidiaries and Genworth Canada and its Subsidiaries.

“Specified Information” means any of the information identified on Section 10.4 of the Parent Disclosure Letter.

“Specified Investment Securities” has the meaning set forth in Section 4.2(c).

“Stock Plans” has the meaning set forth in Section 4.2(a).

“Stockholders Meeting” has the meaning set forth in Section 6.4.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries; provided that the following rules of interpretation shall be applied with respect to the use of the term “Subsidiary” or “Subsidiaries”: (i) when used in the representations and warranties of the parties hereto contained in this Agreement, with respect to any Subsidiary of the Company that is not wholly owned, the representation or warranty shall be made solely to the Company’s Knowledge; and (ii) whenever this Agreement obligates any Subsidiary to take or not to take, or requires that the Company cause any Subsidiary to take, or not to take, any action, such covenant shall be satisfied with respect to any Subsidiary of the Company that is not wholly owned, upon the Company’s request of such Subsidiary to take, or not to take, as the case may be, such action;

provided, that in the event the Company or any of its Subsidiaries has, in its capacity as a shareholder of any Specified Entity, an applicable contractual veto or approval right under the Canadian Agreements or Australian Agreements, the Company and its Subsidiaries, as applicable, will exercise such contractual veto or approval right in a manner consistent with the covenants contained in this Agreement with respect to the Specified Entities; provided, further, that nothing contained in this Agreement shall be construed or is intended to: (x) require any director of a Specified Entity to take any action that would be inconsistent with his or her fiduciary duties under applicable Law; (y) require the Company to exercise any voting rights attaching to any of the voting shares of Genworth Australia; or (z) give Parent or Merger Sub the power to exercise (or control the exercise of) a right to vote attached to any of the shares in Genworth Australia or the power to dispose of (or control the exercise of) a power to dispose of, any of the shares in Genworth Australia.

“Summarized Material Contract” has the meaning set forth in Section 4.10(a).

“Superior Proposal” has the meaning set forth in Section 6.2(b).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“SZSE” means Shenzhen Stock Exchange.

“Takeover Statute” has the meaning set forth in Section 4.12.

“Tax” (including, with correlative meaning, “Taxes”) means all federal, state, provincial, local and foreign income, windfall or other profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp or stamp duty, transfer, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, goods and services, escheat, unclaimed property, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Act” has the meaning set forth in Section 4.14.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Third Party” has the meaning set forth in Section 6.2(b).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Tribunal” has the meaning set forth in Section 9.5(b)(i).

“Unstacking” has the meaning set forth in Annex A.

“U.S. Life Restructuring” means a series of related inter-company reorganization transactions that the Company and certain of its Subsidiaries have either completed or plan to pursue as of the date of this Agreement, as set forth in detail in Annex A

“willful or intentional breach” has the meaning set forth in Section 8.5(f).

“Wuhan” has the meaning set forth in the Recitals.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

GENWORTH FINANCIAL, INC.

By:	/s/ Thomas J. McInerney
Name: Thomas J. McInerney
Title: President and Chief Executive Officer

ASIA PACIFIC GLOBAL CAPITAL CO., LTD.

By:	/s/ Zhiqiang Lu
Name: Zhiqiang Lu
Title: Chairman

ASIA PACIFIC GLOBAL CAPITAL USA CORPORATION

By:	/s/ Xiaoxia Zhao
Name: Xiaoxia Zhao
Title: President

[Signature Page to Merger Agreement]

EXHIBIT A

CERTIFICATE OF INCORPORATION

CERTIFICATE OF INCORPORATION

OF

GENWORTH FINANCIAL, INC.

ARTICLE I

The name of the corporation is Genworth Financial, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, County of Kent, Delaware, 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

The aggregate number of shares which the Corporation shall have authority to issue is 5,000 shares of capital stock all of which shall be designated “Common Stock” and have a par value of $0.00001 per share.

ARTICLE V

In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, amend or repeal Bylaws of the Corporation.

ARTICLE VI

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

(A) A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the (the “DGCL”), as the same exists or may hereafter be amended. Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

(B) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, or has or had agreed to become a director of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Clause (D) of this Article VII, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors.

(C) The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VII or otherwise.

(D) If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article VII is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(E) The rights conferred on any Covered Person by this Article VII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

(F) Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

(G) This Article VII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

EXHIBIT B

BY-LAWS

BYLAWS

OF

GENWORTH FINANCIAL, INC.

ARTICLE I

CORPORATE OFFICES

1.1 Registered Office.

The registered office of the Corporation shall be in the City of Dover, County of Kent, State of Delaware. The name of the registered agent of the Corporation at such location is National Registered Agents, Inc.

1.2 Other Offices.

The Board of Directors may at any time establish other offices at any place or places where the Corporation is qualified to do business.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1 Annual Meetings.

The annual meeting of stockholders shall be held on such date, time and place as may be designated by resolution of the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting may be held solely by means of remote communication, as permitted by Section 211 of the Delaware General Corporation Law (“DGCL”). At such meetings, directors shall be elected and any other proper business may be transacted.

2.2 Special Meetings.

Special meetings of the stockholders, other than those required by statute, may be called at any time by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board of Directors (as defined below), the Chairman of the Board of Directors, or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting. For purposes of these Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The Board of Directors may postpone or reschedule any previously-scheduled special meeting.

2.3 Notice of Stockholders’ Meetings.

(a) Notice of the place, if any, date and time of all meetings of stockholders, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law or the Certificate of Incorporation. Written notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic mail or other electronic transmission, in the manner provided in Section 232 of the DGCL. An affidavit of the secretary or an assistant secretary or of the transfer agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(b) When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

2.4 Quorum.

(a) At any meeting of the stockholders, the holders of a majority of the shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, except as otherwise provided by the DGCL or by the Certificate of Incorporation. Where a separate vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

(b) If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date or time.

2.5 Organization; Conduct of Business.

(a) The Chairman of the Board of Directors, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

(b) The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including the manner of voting and the conduct of business. The chairman shall have the power to adjourn the meeting to another place, if any, date and time. The date and time of opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

2.6 Proxies and Voting.

(a) At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile communication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(b) The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairman of the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

(c) All elections of directors shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively. No stockholder shall be entitled to cumulate votes for any candidate unless such candidate’s name has been placed in nomination before the voting and at least one stockholder has given notice at the meeting before the voting of such stockholder’s intention to cumulate votes.

(d) Unless otherwise provided in the Certificate of Incorporation, all voting on the election of directors shall be by written ballot. Voting on other matters may be by voice vote, except if otherwise required by law or by the Certificate of Incorporation; provided, however, that a vote by written ballot shall be taken if the chairman of the meeting so elects or if so demanded by a stockholder.

(e) The requirement, if any, of a written ballot may be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxyholder.

2.7 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL or of the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or waiver by electronic mail or other electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice, or any waiver of notice by electronic transmission, unless so required by the Certificate of Incorporation or these Bylaws.

2.8 Stockholder Action By Written Consent Without A Meeting.

(a) Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, is (i) signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and (ii) delivered to the Corporation in accordance with Section 228(a) of the DGCL.

(b) Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days after the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in this Section 2.8. An electronic mail or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for purposes of this Section to the extent permitted by law. Any such consent shall be delivered in accordance with Section 228(d)(1) of the DGCL.

(c) Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

(d) Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing (including by electronic mail or other electronic transmission as permitted by law). If the action which is consented to is such as would have required the filing of a certificate under any section of the DGCL if such action had been voted on by stockholders at a meeting thereof, then the certificate filed under such section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written notice and written consent have been given as provided in Section 228 of the DGCL.

2.9 Record Date For Stockholder Notice; Voting; Giving Consents.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date may not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which (i) with respect to a stockholder meeting, shall not be less than 10 nor more than 60 days before the date of such meeting, (ii) with respect to a consent to corporate action without a meeting, shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors or (iii) with respect to any other action, shall not be more than 60 days before such other action.

(b) If the Board of Directors does not so fix a record date:

1. The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

2. The record date for determining stockholders entitled to consent to corporate action in writing without a meeting (i) when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent (including consent by electronic mail or other electronic transmission as permitted by law) is delivered to the Corporation by a stockholder of record as of the close of business on the prior business day and (ii) when prior action by the Board of Directors is required, shall be the close of business on the day the Board of Directors adopts the resolution taking such prior action.

3. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c) A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, if such adjournment is for 30 days or less; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE III

DIRECTORS

3.1 Number Of Directors.

(a) Upon the adoption of these Bylaws, the number of directors constituting the Whole Board shall be not less than one or more than [●]. The exact number of directors shall be [●] until changed, within the limits specified herein.

(b) Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, this number may be changed from time to time by a resolution adopted by a majority of the Whole Board. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

3.2 Election And Term Of Office Of Directors.

Except as provided in Section 3.3 of these Bylaws, and unless otherwise provided in the Certificate of Incorporation, directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Directors need not be stockholders. Each director, including a director elected to fill a vacancy, shall hold office until his or her successor is elected or until his or her earlier resignation or removal.

3.3 Director Resignations; Newly Created Directors And Vacancies.

(a) Any director may resign at any time upon written notice to the attention of the secretary of the Corporation or, if there is no secretary in office, then to the attention of any other corporate officer or to the Board of Directors as a whole. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

(b) Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall serve for a term expiring at the next annual meeting of stockholders or until such director’s successor shall have been duly elected.

(c) Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

(d) If any vacancy or newly created directorship has not been filled by director action as provided above, it may be filled by vote of the stockholders entitled to vote on such director, at an annual or special meeting of stockholders or by written consent of a majority of the stockholders so entitled to vote, subject to the other requirements set forth for stockholder voting at a meeting or by written consent set forth elsewhere in these Bylaws.

(e) If at any time, by reason of death or resignation or other cause, the Corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the Certificate of Incorporation or these Bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL.

(f) If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the Whole Board (as constituted immediately before any such increase), then the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.

3.4 Participation In Meetings By Conference Telephone.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.5 Regular Meetings.

Regular meetings of the Board of Directors may be held at such date, time and place as shall from time to time be determined by the Board.

3.6 Special Meetings.

(a) Special meetings of the Board of Directors may be called by the Chairman of the Board or by a majority of the Whole Board, and shall be held at such place, date and time as he, she or they shall fix.

(b) Notice of the place, date and time of special meetings shall be delivered personally or by telephone to each director or sent by first-class mail, charges prepaid, facsimile or electronic mail, addressed to each director at that director’s address as it is shown on the records of the Corporation. If the notice is mailed, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. If the notice is delivered personally, or by facsimile, electronic mail or telephone, it shall be delivered at least 24 hours before the time of the holding of the meeting. The notice need not specify the place of the meeting, if the meeting is to be held at the principal executive office of the Corporation. Any and all business may be transacted at a special meeting, unless otherwise indicated in the notice thereof.

3.7 Quorum.

(a) At any meeting of the Board of Directors, a majority of the Whole Board shall constitute a quorum for all purposes, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. If a quorum shall fail to attend any meeting, then a majority of the directors present may adjourn the meeting to another place, date or time, without further notice or waiver thereof.

(b) A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.8 Waiver Of Notice.

Whenever notice of a Board of Directors meeting is required to be given under any provision of the DGCL or of the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or waiver by electronic mail or other electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice or any waiver by electronic transmission, unless so required by the Certificate of Incorporation or these Bylaws.

3.9 Conduct of Business; Board Action By Written Consent Without A Meeting.

(a) At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided in these Bylaws or by law.

(b) Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filings shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10 Compensation Of Directors.

The Board of Directors shall have the authority to fix the compensation of the directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors, and may be paid a fixed sum for attendance at each meeting of the Board of Directors, or paid a stated salary or paid other compensation as director. No such compensation shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed compensation for attending committee meetings.

3.11 Approval Of Loans To Officers.

Subject to applicable law, including Section 13(k) of the Securities Exchange Act of 1934, the Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiary, including any officer or employee who is a director of the Corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in this section shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

3.12 Removal Of Directors.

Unless otherwise restricted by statute, by the Certificate of Incorporation or by these Bylaws, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

3.13 Chairman Of The Board Of Directors.

The Board of Directors, in its discretion, may appoint a chairman (who must be a director). The Chairman of the Board of Directors shall preside over meetings of the Board of Directors and shall consult and advise with the Board of Directors and committees thereof on the business and the affairs of the Company. The Chairman of the Board of Directors shall have the power to make and execute contracts and other instruments, including powers of attorney, on behalf of the Company and to delegate such power to others, and shall have such other duties as may be assigned by the Board of Directors.

ARTICLE IV

COMMITTEES

4.1 Committees Of Directors.

The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent members at any meeting of the committee. In the absence of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent member. Any Board committee may create one or more subcommittees, each subcommittee to consist of one or more members of such committee, and delegate to the subcommittee any or all of the powers and authority of the committee.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and maintain them in the Corporation’s official minute book.

4.3 Conduct of Business.

(a) Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-half of the members shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

(b) The Board of Directors may adopt rules for the governance of any committee not inconsistent with these Bylaws.

ARTICLE V

OFFICERS

5.1 Officers.

The officers of the Corporation shall be a president, a secretary, and a chief financial officer. The Corporation may also have, at the discretion of the Board of Directors, a chief executive officer, one or more vice presidents, one or more assistant secretaries, a treasurer and one or more assistant treasurers, and any such other officers as may be appointed in accordance with these Bylaws. Any number of offices may be held by the same person.

5.2 Appointment Of Officers.

The officers of the Corporation, except such officers as may be appointed in accordance with Sections 5.3 or 5.5 of these Bylaws, shall be appointed by the Board of Directors.

5.3 Subordinate Officers.

The Board of Directors may appoint or empower the chief executive officer or the president to appoint, such other officers and agents as the business of the Corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board of Directors or such other officer may from time to time determine. The Board of Directors may empower the chief executive officer or the president to define the authority and duties of such subordinate officers.

5.4 Removal And Resignation Of Officers.

(a) Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board of Directors at any regular or special meeting of the board or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors.

(b) Any officer may resign at any time by giving written notice to the secretary of the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice (unless the officer is removed before such later time); and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies In Offices.

Any vacancy occurring in any office of the Corporation shall be filled in the manner prescribed in these Bylaws for regular appointments to that office.

5.6 Chief Executive Officer.

Subject to such supervisory powers, if any, as may be given by the Board of Directors to the chairman of the board, if any, the chief executive officer of the Corporation (if such an officer is appointed) shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and the officers of the Corporation. He or she shall have the general powers and duties of management usually vested in the office of chief executive officer of a Corporation and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

5.7 President.

Subject to such supervisory powers, if any, as may be given by the Board of Directors to the chairman of the board, if there is one, or to the chief executive officer, if such an officer is appointed, the president shall be the principal executive officer of the Corporation and shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and other officers of the Corporation. He or she shall have the general powers and duties of management usually vested in the office of president of a Corporation and such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

5.8 Vice Presidents.

In the absence or disability of the chief executive officer and president, the vice presidents, if any, in order of their rank as fixed by the Board of Directors or, if not ranked, a vice president designated by the Board of Directors, shall perform all the duties of the president and when so acting shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively (in order of priority) by the Board of Directors, the chief executive officer or the president.

5.9 Secretary.

(a) The secretary shall keep or cause to be kept, at the principal executive office of the Corporation or such other place as the Board of Directors may direct, a book of minutes of all meetings and actions of directors, committees of directors, and stockholders. The minutes shall show the time and place of each meeting, the names of those present at directors’ meetings or committee meetings, the number of shares present or represented at stockholders’ meetings and the proceedings thereof.

(b) The secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at such other place as may be designated by the Board of Directors, a share register, or a duplicate share register, showing the names of all stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates evidencing such shares, and the number and date of cancellation of every certificate surrendered for cancellation.

(c) The secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors required to be given by law or by these Bylaws. He or she shall keep the seal of the Corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors, by custom or by these Bylaws.

5.10 Chief Financial Officer.

(a) The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital retained earnings, and shares.

(b) The chief financial officer shall deposit all moneys and other valuables in the name and to the credit of the Corporation with such depositories as may be designated by the Board of Directors. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, shall render to the president, the chief executive officer, or the directors, upon request, an account of all his or her transactions as chief financial officer and of the financial condition of the Corporation, and shall have other powers and perform such other duties as may be prescribed by the Board of Directors, by custom or by these Bylaws.

5.11 Action With Respect to Securities Of Other Corporations.

Unless otherwise directed by the Board of Directors, the chief executive officer, the president or any officer of the Corporation authorized by the chief executive officer or the president is authorized to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other corporation.

5.12 Delegation of Authority.

Notwithstanding any other provision in these Bylaws, the Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES, AND OTHER AGENTS

6.1 Indemnification Of Directors And Officers.

(a) A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

(b) Each person who was or is made a party to or is threatened to be made a party to, witness or other participant in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, or has or had agreed to become a director of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (an “Indemnitee”), whether the basis of the Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified by the Corporation to the fullest extent permitted by the DGCL or other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide before such amendment), against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by Indemnitee in connection therewith. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3 of this Article VI, the Corporation shall be required to indemnify an Indemnitee in connection with a Proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such Proceeding (or part thereof) by the Indemnitee was authorized in the specific case by the Board of Directors.

6.2 Indemnification Of Others.

The Corporation shall have the power, to the maximum extent and in the manner permitted by the DGCL or other applicable state law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide before such amendment), to indemnify each of its employees and agents against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines,

ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such employee or agent in connection therewith. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3 of this Article VI, the Corporation shall be required to indemnify such employee or agent in connection with a Proceeding (or part thereof) commenced by such employee or agent only if the commencement of such Proceeding (or part thereof) by such employee or agent was authorized in the specific case by the Board of Directors. For purposes of this Section 6.2, an “employee” or “agent” of the Corporation includes any person other than a director or officer who (i) is or was an employee or agent of the Corporation, (ii) is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) was an employee or agent of a corporation that was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

6.3 Payment Of Expenses In Advance.

Expenses (including attorneys’ fees) incurred in defending any Proceeding for which indemnification is required pursuant to Section 6.1 shall be, or for which indemnification is permitted pursuant to Section 6.2 following authorization thereof by the Board of Directors may be, paid by the Corporation in advance of the final disposition of such Proceeding; provided, however, that to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the or on behalf of the indemnified party to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article VI. If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Article VI is not paid in full within thirty days after a written claim therefor by the indemnified person has been received by the Corporation, such indemnified person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the indemnified person is not entitled to the requested indemnification or advancement of expenses under applicable law.

6.4 Indemnity Not Exclusive.

The indemnification provided by this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification may have or hereafter acquire under any statute, provision of these Bylaws, the Certificate of Incorporation, agreement, vote of stockholders or disinterested directors or otherwise.

6.5 Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

6.6 Amendments.

Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any indemnified person in respect of any act or omission occurring prior to the time of such repeal or modification.

6.7 Other Indemnification and Prepayment of Expenses.

This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

ARTICLE VII

RECORDS AND REPORTS

7.1 Maintenance And Inspection Of Records.

(a) The Corporation shall, either at its principal executive offices or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws as amended to date, accounting books and other records.

(b) Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in Delaware or at its principal place of business.

(c) A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in each such stockholder’s name, shall be open to the examination of any such stockholder for a period of at least 10 days before the meeting to the extent and in the manner provided by law. The stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

7.2 Inspection By Directors.

Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director.

ARTICLE VIII

GENERAL MATTERS

8.1 Checks.

From time to time, the Board of Directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.

8.2 Execution Of Corporate Contracts And Instruments.

The Board of Directors may, except as otherwise provided in these Bylaws, authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

8.3 Stock Certificates.

The shares of the Corporation shall be represented by certificates. Every stockholder shall be entitled to have a certificate signed by, or in the name of the Corporation by the chairman or vice-chairman of the Board of Directors, or the president or vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

No stock certificates will be issued in bearer form.

8.4 Special Designation On Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

8.5 Lost Certificates.

Except as provided in this Section 8.5, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock in the place of any certificate previously issued by it, alleged to have been lost, stolen, mutilated or destroyed, and the Corporation may require the owner of the lost, stolen, mutilated or destroyed certificate, or the owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft, mutilation or destruction of any such certificate or the issuance of such new certificate.

8.6 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation (or other entity) and a natural person.

8.7 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

8.8 Seal.

The Corporation may adopt a corporate seal, which may be altered at pleasure, and may use the same by causing it or a facsimile thereof, to be impressed or affixed or in any other manner reproduced.

8.9 Transfers of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation.

8.10 Registered Stockholders.

The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

8.11 Facsimile Signature.

In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

ARTICLE IX

AMENDMENTS

The Bylaws of the Corporation may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that no bylaw may be adopted, amended or repealed by the stockholders except by the vote or written consent of at least a majority of the voting power of the Corporation. The Corporation may, in its Certificate of Incorporation, confer the power to adopt, amend or repeal Bylaws upon the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power, nor limit their power, to adopt, amend or repeal Bylaws as set forth in this Article IX.

ANNEX A

U.S. LIFE RESTRUCTURING

In February 2016, The Company stated its intention to effect the U.S. Life Restructuring pursuant to which it would:

(i) suspend sales of traditional life insurance and fixed annuity products;

(ii) reduce expense levels;

(iii) repatriate existing business from Brookfield Life and Annuity Insurance Company Limited (“BLAIC”) to the Company’s U.S. life insurance Subsidiaries (the “BLAIC Repatriation Plan”); and

(iv) separate and isolate the Company’s long-term care insurance business from its life/annuity business (the “Separation Plan”).

•	The BLAIC Repatriation Plan was completed on October 1, 2016 and included the following steps:

•	Genworth Life and Annuity Insurance Company (“GLAIC”) recaptured a block of universal life insurance from BLAIC effective April 1, 2016.

•	GLAIC recaptured a block of term life insurance from BLAIC effective July 1, 2016.

•	River Lake Insurance Company IX terminated a term life insurance excess of loss treaty with BLAIC effective July 1, 2016.

•	Genworth Financial International Holdings, LLC distributed 100% of the ownership interest in BLAIC to Genworth Holdings, Inc. and, in turn, Genworth Holdings, Inc. contributed 100% of the ownership interest in BLAIC to Genworth North America Corporation.

•	BLAIC merged with and into Genworth Life Insurance Company (“GLIC”) with GLIC as the surviving corporation.

•	The Separation Plan includes the following steps:

•	GLAIC to transfer to GLIC through reinsurance transactions GLAIC’s policy liabilities with long term care insurance exposure.

•	GLIC to transfer to GLAIC through reinsurance transactions certain of GLIC’s company owned life insurance business, universal life and term insurance business, single-premium deferred annuity business, single-premium immediate annuity business, structured settlement annuity business and fixed annuity business.

•	GLIC to recapture certain single-premium deferred annuity business currently ceded by GLIC to GLAIC.

•	GLIC to transfer ownership of GLAIC, in whole, to an intermediate holding company (the “Unstacking”). The Company to contribute or transfer up to $175,000,000 to GLIC to facilitate the Unstacking.

•	The Company will discuss the transfer of GLAIC’s 34.5% ownership interest in GLICNY to GLIC (the “GLICNY Transfer”) with the applicable Governmental Entities and, in consultation with Parent, take other reasonable actions to explore the feasibility of the GLICNY Transfer and, if approval from such Governmental Entities is received, to pursue the GLICNY Transfer; provided, however, that the Company shall be under no obligation to effectuate the GLICNY Transfer and any such transfer would be subject to receipt of any required regulatory approvals. For the avoidance of doubt, the GLICNY Transfer is not part of the Unstacking, and neither the GLICNY Transfer nor the receipt of any consent or approval from any Governmental Entity with respect to the GLICNY Transfer is a condition to any party’s obligations under the Agreement.

Company Disclosure Letter*

Section 4.1	Organization, Good Standing and Qualification
Section 4.2(a)	Company Equity Awards
Section 4.2(b)	Company Equity Awards
Section 4.2(c)	Subsidiaries
Section 4.4(a)	Governmental Filings
Section 4.4(b)	No Violations; Certain Contracts
Section 4.5	Company Reports
Section 4.6	Absence of Certain Changes
Section 4.7(a)	Liabilities
Section 4.7(b)	Proceedings
Section 4.8	Company Plans
Section 4.9	Compliance with Laws; Licenses
Section 4.10	Material Contracts
Section 4.11	Owned Real Property
Section 4.12	Takeover Statutes
Section 4.13	Environmental Matters
Section 4.14	Tax
Section 4.15	Labor Matter
Section 4.16	Intellectual Property
Section 4.17	Insurance
Section 4.19	Insurance Subsidiaries
Section 4.20	Insurance Matters
Section 4.21	Reinsurance Contracts
Section 4.22	Compliance of Investment Assets
Section 4.23	Financial Reinsurance Contracts
Section 4.24	Mortgage Insurance
Section 4.26	Investment Advisor
Section 4.27	Ratings Agencies
Section 4.28	Separate Accounts
Section 6.1(a)	Interim Operations
Section 6.1(b)	Future Rate Action Plan
Section 6.1(e)	Genworth Canada
Section 6.5(a)	Regulatory Filings
Section 6.5(b)(ii)	Burdensome Condition
Section 6.9(a)	Employee Benefits
Section 6.9(e)	Employee Benefits
Section 6.11(b)	D&O Insurance
Section 7.1(b)	Company Approvals
Section 7.2(e)	Company Approvals—U.S. Life Restructuring
Section 7.2(g)	Specified Entities
Section 10.1	Actuarial Reports
Section 10.2	Company Material Adverse Effect
Section 10.3	Knowledge of the Company
Section 10.4	Permitted Liens
Section 10.5	Significant Subsidiaries

Parent Disclosure Letter*

Section 5.1	Organization, Good Standing and Qualification
Section 5.3(a)	Governmental Filings, No Violations; Etc.
Section 5.6	Ownership Structure
Section 6.5(a)	Filings; Other Actions; Notification
Section 6.5(b)	Filings; Other Actions; Notification
Section 6.5(c)	Filings; Other Actions; Notification
Section 7.1(b)	Conditions to Each Party’s Obligation to Effect the Merger
Section 10.1	Intervening Event
Section 10.2	Knowledge
Section 10.3	Specified Information

*	Exhibits and schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any of the Exhibits, Annexes or the Schedules to the Securities and Exchange Commission upon request.

Annex B

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

October 21, 2016

Board of Directors

Genworth Financial, Inc.

6620 West Broad Street

Richmond, VA 23230

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Asia Pacific Global Capital Co., Ltd. (“China Oceanwide”) and its affiliates) of the outstanding shares of Class A common stock, par value $0.001 per share (the “Shares”), of Genworth Financial, Inc. (the “Company”) of the $5.43 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of October 21, 2016 (the “Agreement”), by and among the Company, China Oceanwide, and Asia Pacific Global Capital USA Corporation, a wholly owned subsidiary of China Oceanwide.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, China Oceanwide, any of their respective affiliates and third parties, including affiliates of Lu Zhiqiang, an affiliate of a significant shareholder of China Oceanwide (Lu Zhiqiang and such affiliates, the “Zhiqiang Related Entities”), or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as book manager with respect to a block trade of 92,300,000 shares of common stock of Genworth Mortgage Insurance Australia Ltd., an indirect majority-owned subsidiary of the Company, in May 2015; as solicitation agent for the Company in connection with the solicitation by the Company of consents from the holders of the Company’s (i) 6.515%

Securities and Investment Services Provided by Goldman, Sachs & Co.

Board of Directors

Genworth Financial, Inc.

October 21, 2016

Senior Notes due May 2018, (ii) 7.7% Senior Notes due June 2020, (iii) 7.2% Senior Notes due February 2021, (iv) 7.625% Senior Notes due September 2021, (v) 4.9% Senior Notes due August 2023, (vi) 4.8% Senior Notes due February 2024, (vii) 6.5% Senior Notes due June 2034 and (viii) 6.15% Fixed-to-Floating Rate Junior Subordinated Notes due November 2066, in March 2016; and as financial advisor to the Company with respect to the sale of certain blocks of its term life insurance policies in September 2016. We also have provided certain financial advisory and/or underwriting services to China Oceanwide and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as book runner with respect to a private placement of 638,888,888 shares of stock of Oceanwide Holdings Limited, a subsidiary of China Oceanwide, in January 2016. We may also in the future provide financial advisory and/or underwriting services to the Company, China Oceanwide, the Zhiqiang Related Entities and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2015; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the insurance industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and, other than the Actuarial Appraisal of the Inforce Business of Genworth Life and Annuity Insurance Company and Subsidiaries, dated March 23, 2015, prepared by Milliman, we have not been furnished with any such evaluation or appraisal. We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions and we have relied on your actuaries with respect to reserve adequacy and the Company’s insurance liabilities. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the reserves, the long-term business provision and claims outstanding or the embedded value of the Company. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Board of Directors

Genworth Financial, Inc.

October 21, 2016

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than China Oceanwide and its affiliates) of Shares, as of the date hereof, of the $5.43 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $5.43 in cash per Share to be paid to the holders (other than China Oceanwide and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or China Oceanwide or the ability of the Company or China Oceanwide to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $5.43 in cash per Share to be paid to the holders (other than China Oceanwide and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

Annex C

CONFIDENTIAL	October 21, 2016

The Board of Directors

Genworth Financial, Inc.

6620 West Broad Street

Richmond, VA 23230

Dear Members of the Board:

We understand that Genworth Financial, Inc., a Delaware corporation (“Company”), Asia Pacific Global Capital Co., Ltd., a limited liability company incorporated in the People’s Republic of China (“Buyer”), and Asia Pacific Global Capital USA Corporation, a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of October 21, 2016 (the “Agreement”), pursuant to which Buyer will acquire Company (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into Company and each outstanding share of the Class A common stock, par value $0.001 per share, of Company (“Company Common Stock”), other than (i) shares of Company Common Stock owned by Buyer, Merger Sub or any direct or indirect wholly owned subsidiary of Buyer and shares of Company Common Stock owned by Company or any direct or indirect wholly owned subsidiary of Company, and in each case not held on behalf of third parties, and (ii) shares of Company Common Stock held by holders who are entitled to and properly demand an appraisal of their shares of Company Common Stock (such holders, collectively, “Excluded Holders”), will be converted into the right to receive $5.43 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to Company;

(iii)	Reviewed the “Base Case” financial forecasts (the “Projections”) and other data provided to us by Company relating to the businesses of Company, including various sensitivities related to Company’s Long-Term Care business within Company’s U.S. Life Segment (“LTC Sensitivities”);

(iv)	Held discussions with members of the senior management of Company with respect to the businesses and prospects of Company;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of Company;

The Board of Directors

Genworth Financial, Inc.

October 21, 2016

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the businesses of Company;

(vii)	Reviewed historical stock prices and trading volumes of Company Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Company or concerning the solvency or fair value of Company, and we have not been furnished with any such valuation or appraisal. With the consent of the Board of Directors of Company, we have assumed that the Projections have been reasonably prepared and reflect the best currently available estimates and judgments as to the future financial performance of Company, and, based on the assessments of management regarding the uncertainty and risks associated with Company’s Long-Term Care business within Company’s U.S. Life Segment, we have also utilized the LTC Sensitivities for purposes of our analysis and this opinion. We assume no responsibility for and express no view as to the Projections or the LTC Sensitivities or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Company might engage or the merits of the underlying decision by Company to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Company, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with the consent of Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Company or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

The Board of Directors

Genworth Financial, Inc.

October 21, 2016

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Company in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided certain investment banking services to Company, for which we have received compensation, including, during the past two years, having advised Company on the sale of its European mortgage insurance business, in October 2015. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Company and certain of its affiliates and Buyer and certain of its affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Company, Buyer, and certain of their respective affiliates. As previously disclosed to the Board of Directors of Company, Ji Peng Liu, a senior advisor to Lazard’s Chinese affiliate, is a director of Buyer. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Company (in its capacity as such) and our opinion is rendered to the Board of Directors of Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders of Company Common Stock (other than Excluded Holders).

Very truly yours,
LAZARD FRERES & CO. LLC
By	/s/ Joseph R. Cassanelli
Joseph R. Cassanelli
Managing Director

Annex D

Section 262 of the Delaware General Corporation Law

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

GENWORTH FINANCIAL, INC. C/O

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

[●]                                                      KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENWORTH FINANCIAL, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

			For	Against	Abstain
1.

Merger Agreement. Proposal to adopt the Agreement and Plan of Merger, dated as of October 21, 2016, by and among Genworth Financial, Inc., Asia Pacific Global Capital Co., Ltd. and Asia Pacific Global Capital USA Corporation.

			☐	☐	☐

2.

Merger-Related Executive Compensation. Proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Genworth Financial Inc.’s named executive officers that is based on or otherwise relates to the merger; and

			☐	☐	☐
3.

Adjournment of the Special Meeting. Proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

			☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐
Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

NOTE: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, or trustee, please give your full title. For joint accounts each owner must sign. Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials

for the Special Meeting of Stockholders to Be Held on [●]:

The Notice of the Special Meeting and the Proxy Statement are available at www.proxyvote.com.

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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[●]

GENWORTH FINANCIAL, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS ON [●]

Stockholder:

The undersigned stockholder of Genworth Financial, Inc. hereby appoints [●], [●], and [●], [and each of them jointly and severally,] as proxies, with full power of substitution, to represent and to vote all shares of Class A Common Stock of Genworth Financial, Inc. that the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on [●], at [●] local time and at any adjournment thereof, upon such business as may properly come before the meeting, including the proposals described in the Proxy Statement dated [●], a copy of which has been received by the undersigned, and on matters incident to the conduct of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Participant in the Genworth Financial, Inc. Retirement and Savings Plan (the “Plan”):

The undersigned participant in the Plan hereby directs The Bank of New York Mellon (“BNYM”) as Trustee for the Plan, to vote all shares of Class A Common Stock of Genworth Financial, Inc. allocated to the undersigned’s account under the Plan at the Special Meeting of Stockholders to be held on [●] at [●] local time, and at any adjournment thereof, upon such business as may properly come before the meeting, including the proposals described in the Proxy Statement dated [●], a copy of which has been received by the undersigned, and on matters incident to the conduct of the meeting.

THIS PROXY VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED PLAN PARTICIPANT. IF THIS PROXY VOTING INSTRUCTION CARD IS NOT PROPERLY COMPLETED AND SIGNED, OR IF IT IS NOT TIMELY RECEIVED BY THE DESIGNATED TABULATOR, SHARES OF GENWORTH’S CLASS A COMMON STOCK HELD IN THE UNDERSIGNED’S ACCOUNT UNDER THE PLAN WILL BE VOTED IN THE SAME PROPORTION AS SHARES OF GENWORTH’S CLASS A COMMON STOCK FOR WHICH DIRECTIONS HAVE BEEN RECEIVED FROM OTHER PLAN PARTICIPANTS, UNLESS BNYM DETERMINES TO VOTE OTHERWISE, CONSISTENT WITH ITS OBLIGATIONS UNDER ERISA. ALL INSTRUCTIONS RECEIVED BY BNYM FROM INDIVIDUAL PARTICIPANTS WILL BE HELD IN CONFIDENCE.

Member in the Genworth Financial Canada Stock Savings Plan (the “Canadian Plan”):

The undersigned member in the Canadian Plan hereby directs Sun Life Financial, as Trustee for the Canadian Plan, to vote all shares of Class A Common Stock of Genworth Financial, Inc. allocated to the undersigned’s account under the Canadian Plan at the Special Meeting of Stockholders to be held on [●], at [●] local time and at any adjournment thereof, upon such business as may properly come before the meeting, including proposals 1, 2 and 3, which are described in the Proxy Statement dated [●], a copy of which has been received by the undersigned, and on matters incident to the conduct of the meeting.

THIS PROXY VOTING INSTRUCTION FORM WHEN PROPERLY COMPLETED AND SIGNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED MEMBER. IF THIS PROXY VOTING INSTRUCTION FORM IS NOT PROPERLY COMPLETED AND SIGNED, OR IF IT IS NOT TIMELY RECEIVED BY THE DESIGNATED TABULATOR, SHARES OF GENWORTH’S CLASS A COMMON STOCK HELD IN THE UNDERSIGNED’S ACCOUNT UNDER THE PLAN WILL NOT BE VOTED.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(PLEASE MARK, SIGN AND DATE ON REVERSE SIDE)